As filed with the Securities and Exchange Commission on February 11, 2019

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EVO Transportation & Energy Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5500	37-1615850
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8285 West Lake Pleasant Parkway

Peoria, AZ 85382

877-973-9191

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John P. Yeros

Chief Executive Officer

8285 West Lake Pleasant Parkway

Peoria, AZ 85382

877-973-9191

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frank Bennett
Patrick Seul
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
 Minneapolis, Minnesota 55402
(612) 492-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.0001 par value	23,583,517	$1.00	$23,583,517	$2,858.32

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the registrant’s common stock as reported on the OTC Pink on February 1, 2019.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until our registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary prospectus	Subject to completion, dated February 11, 2019

EVO TRANSPORTATION & ENERGY SERVICES, INC.

OFFERING PROSPECTUS

23,583,517 Shares of Common Stock

This prospectus covers the offering by the selling stockholders of 23,583,517 shares of our common stock, of which 4,293,895 are issuable upon the exercise of outstanding warrants, 4,700,000 are issuable upon the exercise of outstanding options, 100,000 are issuable upon the conversion of outstanding convertible preferred stock, and 8,602,000 are issuable upon the conversion of outstanding convertible promissory notes. Our registration of the shares covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the selling stockholders, refer to the discussion under the heading “Plan of Distribution” beginning on page 20 of this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders, except for the exercise price upon exercise of the warrants and options.

No underwriter or other person has been engaged to facilitate the sale of the shares in this offering. We will bear all costs, expenses, and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares.

Our common stock is currently quoted on the OTC Pink Marketplace under the symbol “EVOA.” On February 1, 2019, the last reported bid price of our common stock on the OTC Pink Marketplace was $1.00 per share. We cannot assure you that our common stock will continue to be quoted on the OTC Pink Marketplace.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

You should carefully read this prospectus, together with the documents incorporated by reference, before you invest in our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 11, 2019.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any related free writing prospectus we may authorize to be delivered to you. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither this prospectus nor any related free writing prospectus is an offer to sell, nor are they seeking an offer to buy, these securities in any state where the offer or solicitation is not permitted. The information contained in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but information may have changed since that date.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of the information.

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PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary does not contain all of the information you should consider. Before investing in our securities, you should read the entire prospectus carefully, including the information under the heading “Risk Factors” and the financial statements and related notes included with this prospectus. Unless the context indicates otherwise, as used in this prospectus, the terms “EVO,” “our company,” “we,” “us” and “our” refer to EVO Transportation & Energy Services, Inc.

Overview

Background

EVO Transportation & Energy Services, Inc. was incorporated in the State of Delaware on October 22, 2010 under the name “Minn Shares Inc.” to effect the reincorporation (the “Reincorporation”) of Minn Shares Inc., a Minnesota corporation (“Minn Shares Minnesota”), in the State of Delaware. On December 1, 2010 the Company entered into an agreement and plan of merger with Minn Shares Minnesota, pursuant to which Minn Shares Minnesota was merged with and into the Company. Following the merger, Minn Shares Minnesota ceased to exist and the Company assumed all of the rights, liabilities, and obligations of Minn Shares Minnesota. Effective August 31, 2017, the Company changed its name from “Minn Shares Inc.” to “EVO Transportation & Energy Services, Inc.”

On November 22, 2016, the Company acquired 100% of the outstanding equity interests Titan CNG LLC, a Delaware limited liability company (“Titan”), under an agreement and plan of securities exchange among the Company, Titan, and Titan’s equityholders. The Company issued 248,481 shares its common stock to the former equityholders of Titan in connection with the acquisition. Although the Company was the legal acquirer in the transaction, Titan equityholders received as consideration approximately 91.25% of the Company’s total outstanding shares of common stock on a post-transaction basis. As a result, Titan was the accounting acquirer in the transaction and the acquisition resulted in a change in control of the Company. Following the closing, the business plan of Titan became the business plan of the Company and all former officers of the Company resigned and were replaced by officers designated by Titan.

On November 23, 2016, the Company acquired Shock Inc., a Delaware corporation owned by John P. Yeros, Kirk S. Honour and Randy Gilbert (“Shock”), under an agreement and plan of merger whereby Shock merged with and into the Company (the “Shock Merger”), the separate corporate existence of Shock ceased, and all issued and outstanding shares of common stock of Shock were converted into 44,899 shares of the Company’s common stock.

On February 1, 2017, the Company acquired Environmental Alternative Fuels, LLC, a Delaware limited liability company (“EAF”), and its wholly owned subsidiary EVO CNG, LLC, a Delaware limited liability company (“EVO”), under a securities exchange agreement among the Company, EAF, EVO, Danny R. Cuzick, Damon R. Cuzick, Theril H. Lund and Thomas J. Kiley (together, the “EAF Members”). In accordance with the terms of the securities exchange agreement, the Company acquired all of the membership interests of EAF from the EAF Members and, in exchange, issued a promissory note in the principal amount of $3.8 million to Danny R. Cuzick and convertible promissory notes in the aggregate principal amount of $9.5 million to the EAF Members (the “EAF Share Exchange”).

On April 6, 2017, the Company effected a 50-for-1 reverse stock split of its common stock pursuant to which each 50 shares of issued and outstanding common stock became one share of common stock (the “Reverse Split”). No fractional shares were issued as a result of the Reverse Split. All references to numbers of shares of common stock and per share amounts give retroactive effect to the Reverse Split for all periods presented.

Effective August 31, 2017, Minn Shares changed its name to EVO Transportation & Energy Services, Inc.

On June 1, 2018, the Company entered into an equity purchase agreement (the “TR Purchase Agreement”) with Billy (Trey) Peck Jr. (“Peck”) pursuant to which the Company acquired all of the issued and outstanding shares (the “TRT Shares”) in Thunder Ridge Transport, Inc., a Missouri corporation (“Thunder Ridge”), from Peck and Thunder Ridge became a wholly-owned subsidiary of the Company. Thunder Ridge is based in Springfield, Missouri and is engaged in the business of fulfilling government contracts for freight trucking services.

On September 5, 2018, Company entered into an acquisition option agreement (the “Option Agreement”) with Sheehy Enterprises, Inc., a Wisconsin corporation (“Sheehy Enterprises”), John Sheehy, and Robert Sheehy, pursuant to which the Company has the option to acquire from Sheehy Enterprises, and Sheehy Enterprises has the option to sell to the Company, all of the membership interests (the “Sheehy Mail Interests”) in Sheehy Mail, Inc., a Wisconsin corporation and wholly-owned subsidiary of Sheehy Enterprises (“Sheehy Mail”). Sheehy Mail is based in Waterloo, Wisconsin and is engaged in the business of fulfilling government contracts for freight trucking services.

On January 4, 2019 but effective January 2, 2019, the Company, Sheehy Enterprises, John Sheehy, and Robert Sheehy consummated the transactions contemplated by the certain Option Agreement and the Company acquired all of the Sheehy Mail Interests from Sheehy Enterprises for 2,240,000 shares of Company common stock.

In connection with closing the Option Agreement, on January 4, 2019, Sheehy Enterprises and Sheehy Mail entered into an equipment lease agreement with an effective date of January 2, 2019 (the “Equipment Lease”), whereby Sheehy Enterprises agreed to lease to Sheehy Mail certain truck and trailer equipment owned by Sheehy Enterprises. The Equipment Lease provides for monthly payments of approximately $90,000 and a term of 48 months.

On November 16, 2018, the Company completed the acquisition of W.E. Graham, a trucking company based in Memphis, Tennessee that provides freight and shipping services on behalf of the USPS, for $186,000 in cash and a promissory note in the principal amount of $300,000 with an annual interest rate of 3.0% and a maturity date of October 1, 2022 W.E. Graham services three USPS mail contracts across Tennessee, Georgia, Alabama and Mississippi.

On December 15, 2018, the Company and EVO Merger Sub, Inc., a Wisconsin corporation and a wholly-owned subsidiary of the Company (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ursa Major Corporation, a Wisconsin corporation (“Ursa Major”), John Lampsa, and Ursula Lampsa (together, the “Lampsas”). The Merger Agreement provides for the merger of Merger Sub with and into Ursa Major, with Ursa Major surviving as a wholly-owned subsidiary of the Company (the “Merger”). Ursa Major is based in Oak Creek, Wisconsin and is engaged in the business of providing freight trucking and truck repair services and of selling spare truck parts.

Also on December 15, 2018, EVO Equipment Leasing, LLC, a Delaware limited liability and a wholly-owned subsidiary of the Company (“EVO Equipment”), entered into a stock purchase agreement (the “Purchase Agreement”) with the Lampsas pursuant to which EVO Equipment agreed to acquire all of the issued and outstanding shares (the “JBL Shares”) in JB Lease Corporation, a Wisconsin corporation (“JB Lease”), from the Lampsas. JB Lease is based in Oak Creek, Wisconsin, and is engaged in the business of leasing trucks and trailers for freight trucking.

On February 1, 2019, the parties to the Merger Agreement and Purchase Agreement consummated the transactions contemplated by the Merger Agreement and Purchase Agreement. Pursuant to the Merger Agreement, at closing each share of common stock of Ursa Major converted into the right to receive a pro rata share of 800,000 shares of common stock, par value $0.0001, of the Company’s common stock. Pursuant to the Purchase Agreement, at closing EVO Equipment paid the Lampsas $2,500,000, assumed approximately $12,000,000 in existing JB Lease indebtedness, and issued a promissory note in the principal amount of approximately $6,430,000 to the Lampsas (the “JB Lease Note”). The JB Lease Note is interest-free until June 1, 2019 and is secured by the JBL Shares and 100% of the equity in Ursa Major. Beginning June 1, 2019, the JB Lease Note provides for monthly principal and interest payments of $50,000 and bears interest at a rate of 9% per annum, which interest is payable monthly in advance beginning June 1, 2019.

Before the Titan Share Exchange, the Company had no or nominal operations or assets and could be considered a “shell company” as defined under Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act. Consequently, the discussion of historical and planned operations in this prospectus focuses on the operations of the operating subsidiaries acquired by the Company.

Our Business

EVO is an emerging transportation operator and next generation supplier for the United States Postal Service (“USPS”). It offers flexible and efficient solutions through a combination of diesel and compressed natural gas (“CNG”) trucks and tractors across 13 states. EVO also operates five strategically located CNG refueling stations located in Jurupa Valley, CA; Fort Worth, TX; Oak Creek, WI; Tolleson, AZ; and San Antonio, TX that accommodate class 8 trucks and trailers. EVO has identified a compelling opportunity in an evolving ecosystem of USPS transportation contractors, and we have refocused our corporate strategy to leverage our footprint of CNG stations and relationships with owner-operators to build a national fleet of haulers.

In 2014, the USPS announced that it intends to drastically reduce their supplier base from over 4,000 contractors to less than 1,000 by 2022. As part of this consolidation effort, the USPS began implementing the Dynamic Route Optimization (“DRO”) program, which is designed to manage fewer relationships and work with larger prime contractors who also prioritize alternative energy transportation options. As a result, it is estimated that over $1 billion in DRO contracts will come available over the next five years. Our goal is to create a significant and strategically well-positioned national organization which meets the evolving needs of the USPS, enabling us to capture substantial market share in this industry.

The Company competitively bids on transportation contracts that detail the movement of mail between processing facilities and to destination post offices. Customer contracts are long term in nature with four-year terms and often are renewed to the incumbent if appropriate service has been performed. Contracts are bid and performed in accordance with all contract requirements including but not limited to Service Contract Act requirements, Department of Transportation (“DOT”) regulations (federal and state), and all other applicable local and state regulations.

The Company has a robust pipeline of potential acquisition candidates, and negotiations and discussions with potential target companies are an integral part of the Company’s day-to-day operations.

Risk Factors

Our business is subject to a number of risks discussed under the heading “Risk Factors” and elsewhere in this prospectus. The principal risks facing our business include, among others, risks relating to: implementation of our business strategy; our financial status and ability to raise additional capital; market opportunities; competition in the trucking industry; and our reliance on a limited number of customers. There are also several risks relating to this offering and the ownership of our common stock. You should carefully consider these factors, as well as all of the other information set forth in this prospectus. For a more detailed discussion of some of the risks you should consider before purchasing shares of our common stock, we urge you to review and consider carefully the section entitled “Risk Factors” beginning on page 4 of this prospectus.

The Offering

The following summary describes the principal terms of the offering, but is not intended to be complete.

Securities Offered	23,583,517 shares of common stock.

Use of Proceeds	We will receive none of the proceeds from the sale of the shares by the selling stockholders.

Risk Factors	The acquisition of our common stock involves substantial risks. See “Risk Factors” beginning on page 4 of this prospectus.

OTC Pink Symbol	EVOA

RISK FACTORS

Investing in the Company’s common stock involves a high degree of risk. In addition to the other information set forth in this prospectus, you should consider carefully the factors discussed below when considering an investment in our capital stock. If any of the events contemplated by the following discussion of risks should occur, our business, results of operations, and financial condition could suffer significantly. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business. This prospectus and the other materials incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. When used in these materials, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” “may,” “will,” or the negative variations of these terms and similar expressions, identify forward-looking statements. If one or more of these risks or uncertainties materializes, or if the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated or planned. Refer to the discussion under the heading “Special Note Regarding Forward-Looking Statements.”

Risks Related to the Company

If we do not obtain sufficient additional capital or generate substantial revenue, we may be unable to pursue our objectives. This raises doubt related to our ability to continue as a going concern.

As disclosed in the notes to our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended September 30, 2018, our accumulated deficit raises doubt about our ability to continue as a going concern. If we are unable to improve our liquidity position we might be unable to continue as a going concern. This could significantly reduce the value of our investors’ investment in the Company.

We have a limited operating history on which to base an investment decision.

Titan was organized in 2012 and opened its first CNG station in February 2015. EAF was organized on March 28, 2012 and opened its first CNG station in December 2013. Thus, we are subject to all the risks associated with any business enterprise with a limited operating history. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of operation, especially in a relatively nascent and capital-intensive industry such as ours. We have a limited operating history for you to consider in evaluating our business and prospects. When evaluating our business and prospects, you must consider the risks, expenses and difficulties that we may encounter as a young company in a rapidly evolving consumer market.

We will need substantial additional capital to fund our growth plans and operate our business.

We require substantial additional capital to fund our planned marketing and sales activities, to achieve profitability and to otherwise execute on our business plan. The most likely sources of such additional capital include private placements and public offerings of shares of our capital stock, including shares of our common stock or securities convertible into or exchangeable for our common stock, debt financing or funds from potential strategic transactions. We may seek additional capital from available sources, which may include hedge funds, private equity funds, venture capitalists, lenders/banks and other financial institutions, as well as additional private placements. Any financings in which we sell shares of our capital stock will likely be dilutive to our current stockholders. If we raise additional capital by incurring debt a portion of our cash flow would have to be dedicated to the payment of principal and interest on such indebtedness. In addition, typical loan agreements also might contain restrictive covenants that may impair our operating flexibility. Such loan agreements, loans, or debentures would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of our stockholders. A judgment creditor would have the right to foreclose on any of our assets resulting in a material adverse effect on our business, operating results or financial condition.

Our ability to raise additional capital may depend in part on our success in meeting station development, sales and marketing goals. We currently have no committed sources of additional capital and there is no assurance that additional financing will be available in the amounts or at the times required, or if it is, on terms acceptable or favorable to us. If we are unable to obtain additional financing when and if needed, our business will be materially impacted and you may lose the value of your entire investment.

We have a history of losses and may incur additional losses in the future.

In 2016 and 2017, we incurred net losses of ($9,160,893) and ($2,933,543), respectively. We may continue to incur losses, the amount of our losses may increase, and we may never achieve or sustain profitability, any of which would adversely affect our business, prospects and financial condition and may cause the price of our common stock to fall. In addition, to try to achieve or sustain profitability, we may take actions that result in material costs or material asset or goodwill impairments. For instance, in 2017, we determined an impairment of the El Toro assets as a result of the station’s closure. Any similar actions in the future could have material adverse consequences, including material negative effects on our financial condition, our results of operations and the trading price of our common stock.

We may experience impairment of our long-lived assets.

Long-lived assets, including property, plant and equipment, are tested for impairment whenever circumstances indicate that the carrying value of these assets may not be recoverable. An asset is considered impaired if the carrying value of the asset exceeds the sum of the future expected undiscounted cash flows to be derived from the asset. Once an asset is considered impaired, an impairment loss is recorded within operating expense for the difference between the asset’s carrying value and its fair value. For assets held and used in the business, management determines fair value using estimated future cash flows to be derived from the asset, discounted to a net present value using an appropriate discount rate. For assets held for sale or for investment purposes, management determines fair value by estimating the proceeds to be received upon sale of the asset, less disposition costs. During the year ended December 31, 2017, we recorded an impairment of $806,217 associated with our El Toro station. In addition, we impaired goodwill and customer lists for $4,1000,000.

We may incur significant costs to comply with public company reporting requirements and other costs associated with being a public company.

We may incur significant costs associated with our public company reporting requirements and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costlier. As a public company, we are required to comply with rules and regulations of the SEC, including expanded disclosure and more complex accounting rules. We will need to implement additional finance and accounting systems, procedures and controls as we grow to satisfy these reporting requirements. In addition, we may need to hire additional legal and accounting staff to enable us to comply with these reporting requirements. These costs could have an adverse effect on our financial condition and limit our ability to realize our objectives.

We may not be able to meet the internal control reporting requirements imposed by the SEC.

As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports. While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule. If we are unable to timely comply with all of these requirements, potential investors might deem our financial statements to be unreliable and our ability to obtain additional capital could suffer.

In planning and performing its audit of the consolidated financial statements of the Company as of December 31, 2017, EKS&H LLLP, the former independent registered public accounting firm of the Company, identified a number of deficiencies in internal control that it considered to be material weaknesses and other deficiencies that it considered to be significant deficiencies. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect and correct misstatements on a timely basis. A material weakness is a deficiency, or combination of deficiencies in internal controls, such that there is a reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented, or detected and corrected on a timely basis. A significant deficiency is a deficiency, or combination of deficiencies in internal control that is less severe than a material weakness, yet important enough to merit attention by those charged with governance. In addition, the Company’s management has concluded that our disclosure controls and procedures were not effective as of September 30, 2018 due to the material weaknesses in our internal control over financial reporting described in Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on April 17, 2018. As a result, we will be required to expend significant resources to develop the necessary documentation and testing procedures required by Section 404, and there is a risk that we will not comply with all of the necessary requirements. If we cannot remediate the material weaknesses in internal controls identified by our current and former independent registered public accounting firms or if we identify additional material weaknesses in internal controls that cannot be remediated in a timely manner, investors and others with whom we do business may lose confidence in the reliability of our financial statements, and in our ability to obtain equity or debt financing could suffer.

We partially funded the construction of certain of our fueling stations using grant funds that we are required to repay if we do not satisfy certain operational metrics.

Titan received grants in the amount of $450,000 in 2013 from the California Energy Commission (“CEC”) to provide funds to assist in the construction and equipping of our Titan El Toro station. We used the grant funds to complete the construction of our Titan El Toro station as contemplated in the grant agreement. The project was completed by an affiliate of the Company, as defined in the grant agreement. The grant proceeds are subject to repayment if we do not satisfy certain operational metrics contained in the grant agreement through September 2018. The Titan El Toro station ceased operations in June 2017, and management is uncertain and cannot provide assurance that we will succeed in satisfying the operational metrics. Our financial condition could be materially adversely affected if we are required to repay the grant proceeds that we used to construct our Titan El Toro station. In addition, the project was completed by an affiliate of the Company, which could be construed as requiring an amendment to the grant agreement or consent from the CEC, neither of which has been obtained by the Company. In addition, EVO received grants in the amounts of $400,000 and $100,000 to assist in the construction and equipping of our EAF San Antonio and EAF Fort Worth stations, respectively. The grants must be repaid if EVO sells, transfers, destroys or otherwise loses title, possession, ownership or control of the equipment funded with the grants during the terms of the respective grant agreements.

Many of the key personnel on which we depend to operate our company provide their services to us on a part-time basis and have other business or employment obligations.

Our ability to execute our business plans and objectives depends, in large part, on our ability to attract and retain qualified personnel. Competition for personnel is intense and there can be no assurance that we will be able to attract and retain personnel. In particular, we are presently dependent upon the services of our management team. John Yeros, chief executive officer, Damon Cuzick, president, Michael Zientek, chief financial officer, and John Sheehy, chief operating officer, are the only full-time members of our management team. Our inability to utilize their services could have an adverse effect on us and there would likely be a difficult transition period in finding replacements for any of them. The execution of our strategic plan will place increasing demands on our management and operations. There can be no assurance that we will be able to effectually manage any expansion of our business. Management’s inability to manage our growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We are controlled by our current executive officers, directors and principal stockholders.

Our executive officers, directors and principal stockholders beneficially own a substantial majority of our outstanding common stock. Accordingly, our executive officers, directors and principal stockholders will have the ability to exert substantial influence over our business affairs, including electing directors, appointing officers, determining officers’ compensation, issuing additional equity securities or incurring additional debt, effecting or preventing a merger, sale of assets or other corporate transaction and amending our articles of incorporation.

We may not successfully manage our planned growth.

We plan on expanding our business through acquiring additional companies that provide contract trucking services to the USPS and leveraging our expanded operations to bid on additional USPS trucking contracts. Any expansion of operations we may undertake will entail risks and such actions may involve specific operational activities that may negatively impact our profitability. Consequently, investors must assume the risk that (i) such expansion may ultimately involve expenditures of funds beyond the resources available to us at that time, and (ii) management of such expanded operations may divert management’s attention and resources away from its existing operations. These factors may have a material adverse effect on our present and prospective business activities.

Risks Related to the Company’s Trucking Operations

The Company’s trucking business is affected by general economic and business risks that are largely beyond its control.

The Company’s trucking business is highly cyclical and is dependent on a number of factors, many of which are beyond our control. The Company believes that some of the most significant of these factors are economic changes that affect supply and demand in transportation markets in general, including excess tractor capacity in comparison with shipping demand and recessionary economic cycles.

The Company also is subject to cost increases outside of its control that could materially reduce its profitability if it is unable to increase its rates sufficiently. Such cost increases include, but are not limited to, increases in fuel prices, driver wages, owner-operator contracted rates, interest rates, taxes, tolls, license and registration fees, insurance, revenue equipment and healthcare for its employees.

The Company’s suppliers’ business levels also may be negatively affected by adverse economic conditions or financial constraints, which could lead to disruptions in the supply and availability of equipment, parts and services critical to its operations. A significant interruption in the Company’s normal supply chain could disrupt its operations, increase its costs and negatively impact its ability to serve its customers.

In addition, events outside the Company’s control, such as strikes or other work stoppages at its facilities or at customer, port, border or other shipping locations, or actual or threatened armed conflicts or terrorist attacks, efforts to combat terrorism, military action against a foreign state or group located in a foreign state, or heightened security requirements could lead to reduced economic demand, reduced availability of credit or temporary closing of the shipping locations or United States borders. Such events or enhanced security measures in connection with such events could impair the Company’s operating efficiency and productivity and result in higher operating costs.

The trucking industry is highly competitive and fragmented, and the Company’s business and results of operations may suffer if it is unable to adequately address downward pricing and other competitive pressures.

The Company competes with many truckload carriers of varying sizes, including some that may have greater access to equipment, a wider range of services, greater capital resources, less indebtedness or other competitive advantages. The Company also competes with smaller, regional service providers that cover specific shipping lanes or that offer niche services. Numerous competitive factors could impair the Company’s ability to maintain or improve its profitability. These factors include the following:

●	many of the Company’s competitors periodically reduce their freight rates to gain business, especially during times of reduced growth in the economy, which may limit the Company’s ability to maintain or increase freight rates, may require the Company to reduce its freight rates or may limit its ability to maintain or expand its business;

●	some shippers, including the USPS, have reduced or may reduce the number of carriers they use by selecting core carriers as approved service providers and in some instances the Company may not be selected;

●	many customers, including the USPS, periodically solicit bids from multiple carriers for their shipping needs, which may depress freight rates or result in a loss of business to competitors;

●	the continuing trend toward consolidation in the trucking industry may result in more large carriers with greater financial resources and other competitive advantages, and the Company may have difficulty competing with them;

●	advances in technology may require the Company to increase investments in order to remain competitive, and its customers may not be willing to accept higher freight rates to cover the cost of these investments;

●	the Company may have higher exposure to litigation risks as compared to smaller carriers; and

●	smaller carriers may build economies of scale with procurement aggregation providers, which may improve the smaller carriers’ abilities to compete with the Company.

Driver shortages and increases in driver compensation or owner-operator contracted rates could adversely affect the Company’s profitability and ability to maintain or grow its trucking business.

Driver shortages could require the Company to spend more to attract and retain company and owner-operator drivers. The market for qualified drivers is intensely competitive, which may subject the Company to increased payments for driver compensation and owner-operator contracted rates. Also, because of the competition for drivers, the Company may face difficulty maintaining or increasing its number of company and owner-operator drivers. Compliance and enforcement initiatives included in the CSA program implemented by the FMCSA and regulations of the DOT relating to driver time and safety and fitness could also reduce the availability of qualified drivers. In addition, the Company suffers from a high turnover rate of drivers. The high turnover rate requires the Company to continually recruit a substantial number of drivers in order to operate existing revenue equipment. Further, with respect to owner-operator drivers, shortages can result from contractual terms or company policies that make contracting with the Company less desirable to certain owner-operator drivers. Due to the absence of long-term contracts, owner-operators can quickly terminate their relationships with the Company. If the Company is unable to continue to attract and retain a sufficient number of company and owner-operator drivers, it could be required to operate with fewer trucks and face difficulty meeting customer demands or be forced to forego business that would otherwise be available to it, which could adversely affect its profitability and ability to maintain or grow its business.

Seasonality and the impact of weather and other catastrophic events adversely affect the Company’s trucking operations and profitability.

The Company’s tractor productivity decreases during the winter season because inclement weather impedes operations. At the same time, operating expenses increase due to, among other things, a decline in fuel efficiency because of engine idling and harsh weather that creates higher accident frequency, increased claims and higher equipment repair expenditures. The Company also may suffer from weather-related or other events, such as tornadoes, hurricanes, blizzards, ice storms, floods, fires, earthquakes and explosions, which may disrupt fuel supplies, increase fuel costs, disrupt freight shipments or routes, affect regional economies, destroy its assets or the assets of its customers or otherwise adversely affect the business or financial condition of its customers, any of which could adversely affect its results or make its results more volatile.

The Company may be adversely affected by fluctuations in the price or availability of diesel fuel.

Fuel is one of the Company’s largest operating expenses. Diesel fuel prices fluctuate greatly due to factors beyond the Company’s control, such as political events, price and supply decisions by oil producing countries and cartels, terrorist activities, environmental laws and regulations, armed conflicts, depreciation of the dollar against other currencies, world supply and demand imbalances, and hurricanes and other natural or man-made disasters, each of which may lead to an increase in the cost of fuel. Such events may lead not only to increases in fuel prices, but also to fuel shortages and disruptions in the fuel supply chain. Because the Company’s operations are dependent upon diesel fuel, significant diesel fuel cost increases, shortages or supply disruptions could materially and adversely affect its results of operations and financial condition.

Increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment could adversely affect the Company’s results of operations and cash flows.

Investment in new equipment is a significant part of the Company’s annual capital expenditures, and the Company’s trucking business requires an available supply of tractors and trailers from equipment manufacturers to operate and grow its business. In recent years, manufacturers have raised the prices of new revenue equipment significantly due to increased costs of materials and, in part, to offset their costs of compliance with new tractor engine and emission system design requirements mandated by the EPA and various state agencies, which are intended to reduce emissions. Federal and state regulators may continue to individually mandate, additional emission-control requirements for equipment that could increase equipment or other costs for entire fleets. Further equipment price increases may result from these federal and state requirements. If new equipment prices increase more than anticipated, the Company could incur higher depreciation and rental expenses than anticipated. If the Company is unable to fully offset any such increases in expenses with freight rate increases and/or improved fuel economy, its results of operations and cash flows could be adversely affected.

The Company may also face difficulty in purchasing new equipment due to decreased supply. From time to time, some original equipment manufacturers (OEM) of tractors and trailers may reduce their manufacturing output due to lower demand for their products in economic downturns or a shortage of component parts. Component suppliers may either reduce production or be unable to increase production to meet OEM demand, creating periodic difficulty for OEMs to react in a timely manner to increased demand for new equipment and/or increased demand for replacement components as economic conditions change. In those situations, the Company may face reduced supply levels and increased acquisition costs. An inability to continue to obtain an adequate supply of new tractors or trailers for its operations could have a material adverse effect on its business, results of operations and financial condition.

During prolonged periods of decreased tonnage levels, the Company and other trucking companies may make strategic fleet reductions, which could result in an increase in the supply of used equipment. When the supply exceeds the demand for used revenue equipment, the general market value of used revenue equipment decreases. Used equipment prices are also subject to substantial fluctuations based on availability of financing and commodity prices for scrap metal. A depressed market for used equipment could require the Company to trade its revenue equipment at depressed values or to record losses on disposal or an impairment of the carrying values of its revenue equipment that is not protected by residual value arrangements. Trades at depressed values and decreases in proceeds under equipment disposals and impairment of the carrying values of its revenue equipment could adversely affect its results of operations and financial condition.

The Company has significant ongoing capital expenditure requirements. If the Company is unable to obtain additional capital on favorable terms or at all, it may not be able to execute on its business plans and its business, financial condition, results of operations, cash flows and prospects may be adversely affected.

The Company’s trucking business is capital intensive. Its capital expenditures focus primarily on revenue equipment replacement and, to a lesser extent, facilities, revenue equipment growth, and investments in information technology. The Company also expects to devote substantial financial resources to grow its operations and fund its acquisition activities. As a result of the Company’s funding requirements, it likely will need to sell additional equity or debt securities or seek additional financing through other arrangements to increase its cash resources. Any sale of additional equity or debt securities may result in dilution to its stockholders. Public or private financing may not be available in amounts or on terms acceptable to the Company, if at all.

If the Company is unable to obtain additional financing, it may be required to delay, reduce the scope of, or eliminate future acquisition activities or growth initiatives, which could adversely affect its business, financial condition and operating results. In such case, the Company may also operate its revenue equipment (including tractors and trailers) for longer periods, which would result in increased maintenance costs, which would in turn reduce its operating income.

The trucking industry is highly regulated and changes in existing laws or regulations, or liability under existing or future laws or regulations, could have a material adverse effect on its results of operations and profitability.

The Company operates in the United States pursuant to operating authority granted by the DOT. The company, as well as its company and owner-operator drivers, must also comply with governmental regulations regarding safety, equipment, environmental protection and operating methods. Examples include regulation of equipment weight, equipment dimensions, fuel emissions, driver hours-of-service, driver eligibility requirements, on-board reporting of operations and ergonomics. The Company may become subject to new or more restrictive regulations relating to such matters that may require changes in its operating practices, influence the demand for transportation services or require it to incur significant additional costs. Possible changes to laws and regulations include:

●	increasingly stringent environmental laws and regulations, including changes intended to address fuel efficiency and greenhouse gas emissions that are attributed to climate change;

●	restrictions, taxes or other controls on emissions;

●	regulation specific to the energy market and logistics providers to the industry;

●	changes in the hours-of-service regulations, which govern the amount of time a driver may drive in any specific period;

●	driver and vehicle ELD requirements;

●	requirements leading to accelerated purchases of new trailers;

●	mandatory limits on vehicle weight and size;

●	driver hiring restrictions;

●	increased bonding or insurance requirements; and

●	security requirements imposed by the DHS.

From time to time, various legislative proposals are introduced, including proposals to increase federal, state or local taxes, including taxes on motor fuels and emissions, which may increase the Company’s or its independent affiliates’ operating costs, require capital expenditures or adversely impact the recruitment of drivers.

Restrictions on greenhouse gas emissions or climate change laws or regulations could also affect the Company’s customers that use significant amounts of energy or burn fossil fuels in producing or delivering the products the Company carries, which, in turn, could adversely impact the demand for the Company’s services as well as its operations. The Company also could lose revenue if its customers divert business from it because it has not complied with their sustainability requirements.

Safety-related evaluations and rankings under the CSA program could adversely impact the Company’s relationships with its trucking customers and its ability to maintain or grow its fleet, each of which could have a material adverse effect on its results of operations and profitability.

The CSA includes compliance and enforcement initiatives designed to monitor and improve commercial motor vehicle safety by measuring the safety record of both the motor carrier and the driver. These measurements are scored and used by the FMCSA to identify potential safety risks and to direct enforcement action. Certain measurements and scores collected by the CSA from transportation companies are available to the general public on the FMCSA’s website.

The Company’s CSA scores are dependent upon its safety and compliance experience, which could change at any time. In addition, the safety standards prescribed in the CSA program or the underlying methodology used by the FMCSA to determine a carrier’s safety rating could change and, as a result, the Company’s ability to maintain an acceptable score could be adversely impacted. If the FMCSA adopts rulemakings in the future that revise the methodology used to determine a carrier’s safety rating in a manner that incorporates more stringent standards, then the Company’s CSA scores could be adversely affected. If the Company receives an unacceptable CSA score, its relationships with customers could be damaged, which could result in a loss of business.

The requirements of CSA could also shrink the trucking industry’s pool of drivers if drivers with unfavorable scores leave the industry. As a result, the costs to attract, train and retain qualified drivers could increase. A shortage of qualified drivers could also increase driver turnover, decrease asset utilization, limit growth and adversely impact the Company’s results of operations and profitability.

The Company is subject to environmental and worker health and safety laws and regulations that may expose it to significant costs and liabilities and have a material adverse effect on its results of operations, competitive position and financial condition.

The Company is subject to stringent and comprehensive federal, state, and local environmental and worker health and safety laws and regulations governing, among other matters, the operation of fuel storage tanks, release of emissions from its vehicles (including engine idling) and facilities, the health and safety of its workers in conducting operations, and adverse impacts to the environment. Under certain environmental laws, the Company could be subject to strict liability, without regard to fault or legality of conduct, for costs relating to contamination at facilities the Company owns or operates or previously owned or operated and at third-party sites where the Company disposed of waste, as well as costs associated with the clean-up of releases arising from accidents involving the Company’s vehicles. The Company often operates in industrial areas, where truck terminals and other industrial activities are located, and where soil, groundwater or other forms of environmental contamination have occurred from historical or recent releases and for which the Company may incur remedial or other environmental liabilities. The Company also maintains aboveground and underground bulk fuel storage tanks and fueling islands at some of its facilities and vehicle maintenance operations at certain of its facilities. The Company’s operations involve the risks of fuel spillage or seepage into the environment, environmental damage and unauthorized hazardous material spills, releases or disposal actions, among others.

Increasing efforts to control air emissions, including greenhouse gases, may have an adverse effect on the Company. Federal and state lawmakers have implemented various climate-change initiatives and greenhouse gas regulations and may implement additional initiatives in the future, all of which could increase the cost of new tractors, impair productivity and increase the Company’s operating expenses.

Compliance with environmental laws and regulations may also increase the price of the Company’s equipment and otherwise affect the economics of the Company’s trucking business by requiring changes in operating practices or by influencing the demand for, or the costs of providing, transportation services. For example, regulations issued by the EPA and various state agencies that require progressive reductions in exhaust emissions from diesel engines have resulted in higher prices for tractors and diesel engines and increased operating and maintenance costs. Also, in order to reduce exhaust emissions, some states and municipalities have begun to restrict the locations and amount of time where diesel-powered tractors, such as the Company’s, may idle. These restrictions could force the Company to alter its drivers’ behavior, purchase on-board power units that do not require the engine to idle or face a decrease in productivity. The Company is also subject to potentially stringent rulemaking related to sustainability practices, including conservation of resources by decreasing fuel consumption. This increased focus on sustainability practices may result in new regulations and/or customer requirements that could adversely impact the Company’s business.

If the Company has operational spills or accidents or if it is found to be in violation of, or otherwise liable under, environmental or worker health or safety laws or regulations, the Company could incur significant costs and liabilities. Those costs and liabilities may include the assessment of sanctions, including administrative, civil and criminal penalties, the imposition of investigatory, remedial or corrective action obligations, the occurrence of delays in permitting or performance of projects, and the issuance of orders enjoining performance of some or all of the Company’s operations in a particular area. The occurrence of any one or more of these developments could have a material adverse effect on our results of operations, competitive position and financial condition. Environmental and worker health and safety laws are becoming increasingly more stringent and there can be no assurances that compliance with, or liabilities under, existing or future environmental and worker health or safety laws or regulations will not have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows or prospects.

Insurance and claims expenses could significantly reduce the Company’s profitability.

The Company is exposed to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, group health and group dental. The Company has insurance coverage with third-party insurance carriers, but it assumes a significant portion of the risk associated with these claims due to its self-insured retention and deductibles, which can make its insurance and claims expense higher or more volatile. Additionally, the Company faces the risks of increasing premiums and collateral requirements and the risk of carriers or underwriters leaving the transportation sector, which may materially affect its insurance costs or make insurance more difficult to find, as well as increase its collateral requirements. The Company could experience increases in its insurance premiums in the future if it decides to increase its coverage or if its claims experience deteriorates. In addition, the Company is subject to changing conditions and pricing in the insurance marketplace and the cost or availability of various types of insurance may change dramatically in the future. If the Company’s insurance or claims expense increases, and the Company is unable to offset the increase with higher freight rates, its results of operations could be materially and adversely affected. The Company’s results of operations may also be materially and adversely affected if it experiences a claim in excess of its coverage limits, a claim for which coverage is not provided or a covered claim for which its insurance company fails to perform.

The Company derives substantially all of its trucking revenue from one customer, the loss of which would have a material adverse effect on the Company’s business.

Substantially all of the Company’s trucking revenue is generated from the USPS, the loss of which would have a material adverse effect on the Company’s business.

Economic conditions may adversely affect the USPS and its ability to remain solvent. The USPS’s financial difficulties can negatively impact the Company’s results of operations and financial condition and the Company’s ability to comply with the covenants in its debt agreements, especially if the USPS were to delay or default on payments to us. There can be no assurance that the Company’s relationship with the USPS will continue as presently in effect. A reduction in, or termination of, the Company’s services by the USPS would have a material adverse effect on the Company’s business and operating results.

Difficulty in obtaining goods and services from the Company’s vendors and suppliers could adversely affect the Company’s business.

The Company is dependent upon its vendors and suppliers, including equipment manufacturers, for tractors, trailers and other products and materials. The Company believes that it has positive vendor and supplier relationships and is generally able to obtain favorable pricing and other terms from such parties. If the Company fails to maintain amenable relationships with its vendors and suppliers, or if its vendors and suppliers are unable to provide the products and materials the Company needs or undergo financial hardship, the Company could experience difficulty in obtaining needed goods and services, and subsequently, its business and operations could be adversely affected.

The Company’s contractual agreements with its owner-operators expose it to risks that it does not face with its company drivers.

The Company relies, in part, upon independent contractor owner-operators to perform the services for which it contracts with customers. The Company’s reliance on independent contractor owner-operators creates numerous risks for the Company’s business.

If the Company’s independent contractor owner-operators fail to meet the Company’s contractual obligations or otherwise fail to perform in a manner consistent with the Company’s requirements, the Company may be required to utilize alternative service providers at potentially higher prices or with some degree of disruption of the services that the Company provides to customers. If the Company fails to deliver on time, if its contractual obligations are not otherwise met, or if the costs of its services increase, then the Company’s profitability and customer relationships could be harmed.

The financial condition and operating costs of the Company’s independent contractor owner-operators are affected by conditions and events that are beyond the Company’s control and may also be beyond their control. Adverse changes in the financial condition of the Company’s independent contractor owner-operators or increases in their equipment or operating costs could cause them to seek higher revenues or to cease their business relationships with the Company. The prices the Company charges its customers could be impacted by such issues, which may in turn limit pricing flexibility with customers, resulting in fewer customer contracts and decreasing the Company’s revenues.

Independent contractor owner-operators typically use tractors, trailers and other equipment bearing the Company’s trade names and trademarks. If one of the Company’s independent contractor owner-operators is subject to negative publicity, it could reflect on the Company and have a material adverse effect on the Company’s business, brand and financial performance. Under certain laws, the Company could also be subject to allegations of liability for the activities of its independent contractor owner-operators.

Owner-operators are third-party service providers, as compared to company drivers who are employed by the Company. As independent business owners, the Company’s owner-operators may make business or personal decisions that conflict with the Company’s best interests. For example, if a load is unprofitable, route distance is too far from home or personal scheduling conflicts arise, an owner-operator may deny loads of freight from time to time. In these circumstances, the Company must be able to timely deliver the freight in order to maintain relationships with customers.

If the Company’s owner-operators are deemed by regulators or judicial process to be employees, the Company’s business and results of operations could be adversely affected.

Tax and other regulatory authorities have in the past sought to assert that owner-operators in the trucking industry are employees rather than independent contractors. Taxing and other regulatory authorities and courts apply a variety of standards in their determination of independent contractor status. If the Company’s owner-operators are determined to be its employees, it would incur additional exposure under federal and state tax, workers’ compensation, unemployment benefits, labor, employment, and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings.

The Company is dependent on computer and communications systems, and a systems failure or data breach could cause a significant disruption to its business.

The Company’s business depends on the efficient and uninterrupted operation of its computer and communications hardware systems and infrastructure. The Company currently maintains its computer systems at multiple locations, including several of its offices and terminals and third-party data centers, along with computer equipment at each of its terminals. The Company’s operations and those of its technology and communications service providers are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist attacks, Internet failures, computer viruses, data breaches (including cyber-attacks or cyber intrusions over the Internet, malware and the like) and other events generally beyond its control. Although the Company believes that it has robust information security procedures and other safeguards in place, as cyber threats continue to evolve, it may be required to expend additional resources to continue to enhance its information security measures and investigate and remediate any information security vulnerabilities. A significant cyber incident, including system failure, security breach, disruption by malware or other damage, could interrupt or delay the Company’s operations, damage its reputation, cause a loss of customers, agents or third party capacity providers, expose the Company to a risk of loss or litigation, or cause the Company to incur significant time and expense to remedy such an event, any of which could have a material adverse impact on its results of operations and financial position.

If the Company’s employees were to unionize, the Company’s operating costs could increase and its ability to compete could be impaired.

None of the Company’s employees are currently represented under a collective bargaining agreement; however, the Company always faces the risk that its employees will try to unionize, and if its owner-operators were ever re-classified as employees, the magnitude of this risk would increase. Further, Congress or one or more states could approve legislation and/or the National Labor Relations Board (the NLRB) could render decisions or implement rule changes that could significantly affect the Company’s business and its relationship with employees, including actions that could substantially liberalize the procedures for union organization. For example, in December 2014, the NLRB implemented a final rule amending the agency’s representation-case proceedings that govern the procedures for union representation. Pursuant to this amendment, union elections can now be held within 10 to 21 days after the union requests a vote, which makes it easier for unions to successfully organize all employees, in all industries. In addition, the Company can offer no assurance that the Department of Labor will not adopt new regulations or interpret existing regulations in a manner that would favor the agenda of unions.

Any attempt to organize by the Company’s employees could result in increased legal and other associated costs and divert management attention, and if the Company entered into a collective bargaining agreement, the terms could negatively affect its costs, efficiency and ability to generate acceptable returns on the affected operations. In particular, the unionization of the Company’s employees could have a material adverse effect on its business, financial condition, results of operations, cash flows and prospects because:

●	restrictive work rules could hamper the Company’s efforts to improve and sustain operating efficiency and could impair the Company’s service reputation and limit the Company’s ability to provide next-day services;

●	a strike or work stoppage could negatively impact the Company’s profitability and could damage customer and employee relationships; and

●	an election and bargaining process could divert management’s time and attention from the Company’s overall objectives and impose significant expenses.

Higher health care costs and labor costs could adversely affect the Company’s financial condition and results of operations.

With the passage in 2010 of the United States Patient Protection and Affordable Care Act (the PPACA), the Company is required to provide health care benefits to all full-time employees that meet certain minimum requirements of coverage and affordability, or otherwise be subject to a payment per employee based on the affordability criteria set forth in the PPACA. Many of these requirements have been phased in over a period of time, with the majority of the most impactful provisions affecting the Company having begun in the second quarter of 2015. Additionally, some states and localities have passed state and local laws mandating the provision of certain levels of health benefits by some employers. The PPACA also requires individuals to obtain coverage or face individual penalties, so employees who are currently eligible but have elected not to participate in the Company’s health care plans may ultimately find it more advantageous to do so. It is also possible that by making changes or failing to make changes in the health care plans the Company offers it will have difficulty attracting and retaining employees, including drivers. Finally, implementing the requirements of health care reform is likely to impose additional administrative costs. The costs and other effects of these new healthcare requirements may significantly increase the Company’s health care coverage costs and could materially adversely affect its financial condition and results of operations.

RISKS RELATED TO THE CNG INDUSTRY

Our CNG station success depends on the continued adoption of natural gas as a vehicle fuel.

Our CNG stations solely serve operators of natural gas vehicles (“NGVs”). Our CNG station business model is predicated on the continued purchase of natural gas by existing customers and on the expectation that fleets and other customers will operate more vehicles on natural gas in the future and that new customers will come to our public stations in the future. In the event that demand for CNG does not increase, or even decreases, we will be unlikely to achieve our forecasted results. Reasons for a decrease in demand for CNG could include significant decreases in oil prices or increases in natural gas prices, changes in regulations, alternative technologies being deemed as superior, lack of availability of NGVs and engines for conversion, lack of availability of vehicle servicing and a reduction in the number of CNG stations in the U.S.

There are a limited number of original manufacturers producing NGVs and NGV fuel tanks, which limits our customer base and sales.

There are a limited number of original equipment manufacturers of NGVs and the engines, fuel tanks and other equipment required to upfit a gasoline or diesel engine to run on natural gas. In the past, manufactures of NGVs have entered the market and then stopped production of NGVs. If existing customers are unable to replace their natural gas vehicles or new customers are unable to obtain NGVs, our business will be adversely affected.

Government incentives promoting CNG may be reduced or eliminated.

We received state government grants to assist us in building our Titan El Toro, EAF San Antonio and EAF Fort Worth stations and many of our customers received tax incentives to offset part or all of the additional up-front cost to acquire NGVs or convert vehicles to run on natural gas. In addition, many states offer waivers on vehicle weight to allow for NGVs to operate. These and other incentives may not continue. The federal government’s AFTC tax credit program was reinstated for 2017, but if in the future the AFTC tax credit program is not renewed or if other government incentives are discontinued, our business may be adversely affected.

Improvements in technologies relating to gasoline and diesel emission reduction or in electric vehicle power could reduce NGV demand.

We believe that our customers operate NGVs in part due to the lower emissions relative to gasoline and diesel, yet higher power relative to electric or other alternative fuel vehicles. In the event that technologies are developed that either reduce the emissions in gasoline and diesel-powered vehicles or improve the operating capabilities of electric, solar, or other alternative fuel technology vehicles, the demand for NGVs could be significantly reduced. Any such reduction in the demand for NGVs will adversely affect our financial performance.

Our station development could be delayed or have cost overruns due to permitting processes or lack of availability of suitable properties.

We rely on acquiring or leasing suitable properties on which to build our CNG stations. In addition, we are required to obtain a number of permits from various government agencies in order to build and operate our stations. Any inability to find suitable properties in a timely manner and with the right value proposition, or a delay in permitting or a requirement to change our architectural and engineering plans to obtain permits could adversely affect our business.

Breaches in information technology security could harm our business.

In the event that our networks and data are compromised by hackers or other external threats, our ability to operate our business could be harmed. In addition, if our customer data is stolen, we may lose customers. In any such event or related event, our business could be materially harmed or damaged.

Government customers could be subject to reduced funding or a change in mission.

We serve the State of California South Coast Air Quality Management District (“SCAQMD”) as a customer at our Titan Diamond Bar station, and will continue to seek long-term CNG contracts with various federal, state and local government entities. If these government agencies no longer receive funding or there is a change in their mission, we may lose them as customers which may adversely affect our business.

CNG stations could experience safety issues.

Our stations operate under high pressure and could potentially explode or catch on fire and cause death or injury. If this were to occur, we could face liabilities that could negatively impact our business.

Risks Related to Our Securities

There is no established trading market for our common stock, and our stockholders may be unable to sell their shares.

There is no established market, private or public, for any of our securities and there can be no assurance that a trading market will ever develop or, if developed, that it will be maintained. There can be no assurance that the Company’s stockholders will ever be able to resell their shares.

Our common stock is subject to the “penny stock” rules of the SEC, which restrict transactions in our stock and may reduce the value of an investment in our stock.

Our common stock is currently regarded as a “penny stock” because our shares are not listed on a national stock exchange or quoted on the NASDAQ Market within the United States and our common stock has a market price less than $5.00 per share. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide a customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer’s account, to make a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction. To the extent these requirements may be applicable; they will reduce the level of trading activity in the secondary market for our common stock and may severely and adversely affect the ability of broker-dealers to sell our common stock.

We have never paid and do not expect to pay cash dividends on our shares.

We have never paid cash dividends, and we anticipate that any future profits received from operations will be retained for operations. We do not anticipate the payment of cash dividends on our capital stock in the foreseeable future and any decision to pay dividends will depend upon our profitability, available cash and other factors. Therefore, no assurance can be given that there will ever be any cash dividend or distribution in the future.

We may in the future issue additional shares of our common stock which would reduce investors’ ownership interests in us and which may dilute our share value.

Our certificate of incorporation authorizes the issuance of 110,000,000 shares consisting of: (i) 100,000,000 shares of common stock, par value $0.0001 per share; and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share. The future issuance of all or part of our remaining authorized common stock or preferred stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

The Company’s certificate of incorporation permits the board of directors to issue stock with terms that may subordinate the rights of common stockholders or discourage a third party from acquiring the Company in a manner that might result in a premium price to the Company’s stockholders.

The Company’s board of directors, without any action by the Company’s stockholders, may amend the Company’s certificate of incorporation from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series of stock that the Company has authority to issue. The board of directors may also classify or reclassify any unissued common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of any class or series of stock. Thus, the board of directors could authorize the issuance of preferred stock with terms and conditions that could have a priority as to distributions and amounts payable upon liquidation over the rights of the holders of the Company’s common stock. Preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all our assets) that might provide a premium price for holders of the Company’s common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and other reports filed by the Company from time to time with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements and information that are based upon beliefs of and information currently available to management as well as estimates and assumptions made by management. When used in the filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” “may,” “will,” or the negative variation of these terms and similar expressions as they relate to the Company or management identify forward-looking statements. These statements include those relating to our business strategy, marketing activities, competitive market position, and product development. They reflect the current view of management with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to our industry and operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated or planned.

Although management believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the financial statements of Thunder Ridge Transport, Inc. and its subsidiary, Thunder Ridge Logistics, LLC, and pro forma financial statements and the related notes included with the Company’s Current Report on Form 8-K/A filed with the SEC on August 17, 2018, the financial statements of Sheehy Mail Contractors, Inc. and pro forma financial statements and the related notes filed herewith, and the financial statements of Ursa Major Corporation and JB Lease Corporation and pro forma financial statements and the related notes filed herewith, and the financial statements of the Company included in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018 previously filed with the SEC.

References to “we,” “our,” “us,” the “Company,” “EVO,” or the “Registrant” refer to EVO Transportation & Energy Services, Inc., a Delaware corporation.

USE OF PROCEEDS

We will receive none of the proceeds from the resale of the 23,583,517 shares by the selling stockholders, except for the exercise price upon exercise of the warrants and options.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders identified below of 23,583,517 shares of our common stock, of which 5,887,622 are currently outstanding, 4,293,895 are issuable upon the exercise of outstanding warrants, 4,700,000 are issuable upon the exercise of outstanding options, 100,000 are issuable upon the conversion of outstanding convertible preferred stock, and 8,602,000 are issuable upon the conversion of outstanding convertible promissory notes

	Shares beneficially owned	Number of outstanding shares of Common Stock offered by	Number of shares offered by selling stockholder upon	Number of shares offered by selling stockholder upon	Number of shares offered by selling stockholder upon exercise of convertible	Number of shares offered by selling stockholder upon conversion of Series A Convertible	Beneficial ownership after offering(1)
Selling Stockholder	before offering(1)	selling stockholder	exercise of warrants	exercise of options	promissory notes	Preferred Stock	Number of shares	Percent

Trey Peck	500,000	500,000	999,999	–	–	–	–	*
Richard E. Horn	37	37	–	–	–	–	–	*
Philip T. Attall	37	37	–	–	–	–	–	*
Sarah Viralam	120	120	–	–	–	–	–	*
John Jay Liljeberg	154	154	–	–	–	–	–	*
Brian & Renae Clark	2,893	2,893	–	–	–	–	–	*
Keith & Janice Clark	5,787	5,787	–	–	–	–	–	*
Stephen J. and Jayne M. Clark, Joint Tenants	5,787	5,787	–	–	–	–	–	*
Richard R. Kennedy and Candace Sue Kennedy, JTWROS	13,334	6,667	6,667	–	–	–	–	*
Richard H. Enrico Revocable Trust	8,791	8,791	–	–	–	–	–	*
Richard E. Gilbert & Phyllis Jo Gilbert	19,438	9,719	9,719	–	–	–	–	*
Barbara A. Coy	10,000	10,000	–	–	–	–	–	*
Red Ocean Consulting, LLC	11,649	11,649	–	–	–	–	–	*
Vicki T. Foelsch	26,666	13,333	13,333	–	–	–	–	*
Ann E. Eldridge	13,400	13,400	–	–	–	–	–	*
New Frontier Strategy	16,505	16,505	–	–	–	–	–	*
Timothy J. Gorry	74,801	24,801	–	200,000	–	–	–	*
Randy W. Gilbert	30,124	30,124	–	–	–	–	–	*
John Honour	46,496	32,254	14,242	–	–	–	–	*
Teresa L. Rees	66,668	33,334	33,334	–	–	–	–	*
Globe Resources	96,448	48,224	48,224	–	–	–	–	*
David M. Leavenworth & Elizabeth R. Leavenworth	49,900	49,900	–	–	–	–	–	*
NPI Fund I, LLC	100,000	50,000	50,000	–	–	–	–	*
John P. Yeros & Laura R. Yeros, JTWROS	374,650	74,650	–	1,200,000	–	–	–	*

	Shares beneficially owned	Number of outstanding shares of Common Stock offered by		Number of shares offered by selling stockholder upon	Number of shares offered by selling stockholder upon	Number of shares offered by selling stockholder upon exercise of convertible	Number of shares offered by selling stockholder upon conversion of Series A Convertible	Beneficial ownership after offering(1)
Selling Stockholder	before offering(1)	selling stockholder		exercise of warrants	exercise of options	promissory notes	Preferred Stock	Number of shares	Percent
Kirk Stephen Honour	239,297	165,989	[1]	73,308	–	–	–	–	*
James & Deva Jackson, JTWROS	121,459	84,611		36,848	–	–	–	–	*
Alpeter Family Limited Partnership	145,945	101,417		44,528	–	–	–	–	*
Bonita Beach Blues	103,150	103,150		–	–	–	–	–	*
Joseph H. Whitney	263,758	129,519		129,519	–	–	–	2,360	*
Jerry C. Moyes	2,000,000	1,000,000		1,000,000	–	–	–	–	*
Danny Cuzick	1,875,000[2]	–		–	1,500,000	4,900,000	100,000	–	*
Damon Cuzick	250,000	–		–	1,000,000	840,000	–	–	*
Scott Honour	260,173[3]	164,099		71,074	100,000	–	–	–	*
Tom Abood	151,856	126,856[4]		–	100,000	–	–	–	*
Theryl Lund	–	–		–	–	840,000	–	–	*
Tom Kiley	–	–		–	–	420,000	–	–	*
Robert j. Mendola	40,000	–		40,000	–	40,000	–	–	*
Michael Phillips	80,000	–		80,000	–	80,000	–	–	*
Daniel Shribman	12,000	–		12,000	–	12,000	–	–	*
David Stadlin Trust Dated 5/25/01	40,000	–		40,000	–	40,000	–	–	*
Michael Zientek	50,000	–		–	200,000	–	–	–	*
R. Scott Wheeler	65,000	–		40,000	100,000	40,000	–	–	*
Eric Bunting	10,000	–		10,000	–	10,000	–	–	*
Dane Capital Fund LP	80,000	–		80,000	–	80,000	–	–	*
J. Scott Liolios	40,000	–		40,000	–	40,000	–	–	*
Monsin Y. Meghji	60,000	–		60,000	–	60,000	–	–	*
Dan Thompson	1,200,000	–		1,200,000	–	1,200,000	–	–	*
Scott Smith	25,000	–		–	100,000	–	–	–	*
Arthur Laffer	25,000	–		–	100,000	–	–	–	*
NorthLand Capital Markets	80,100	–		80,100	–	–	–	–	*
Shawn D. Messner	40,500	–		40,500	–	–	–	–	*
Adam B. Connors	40,500	–		40,500	–	–	–	–	*
Mark Anderson	25,000	–		–	100,000	–	–	–	*
Sheehy Enterprises, Inc.	2,240,000	2,240,000		–	–	–	–	–	*
Ursula Lampsa	408,000	408,000		–	–	–	–	–	*
John Lampsa	392,000	392,000		–	–	–	–	–	*
TOTAL	11,837,723	5,863,807		4,293,895	4,700,000	8,602,000	100,000	2,360	*

*	denotes less than 1%
(1)	Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options, warrants, and convertible promissory notes exercisable or convertible currently or within 60 days. Shares of the Company’s capital stock issuable pursuant to options or warrants or other securities exercisable or convertible into the Company’s capital stock are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options, warrants, or convertible promissory notes but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.
(2)	Includes 100,000 shares of Series A Preferred Stock, representing voting rights of 1,500,000 shares of common stock.
(3)	207,903 shares are owned by Falcon Capital LLC, of which Scott M. Honour is the beneficial owner and 27,270 shares are owned by Honour Capital LP, of which Scott M. Honour is the beneficial owner. Includes 71,074 shares of common stock issuable upon the exercise of warrants held by Falcon Capital LLC and 25,000 shares of common stock issuable upon the exercise of options held by Scott M. Honour.
(4)	Shares are held by the Thomas J. Abood Revocable Trust.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Pink Marketplace or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices.

A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus covers the offering by the selling stockholders of 23,583,517 shares of our common stock, of which 4,293,895 are issuable upon the exercise of outstanding warrants, 4,700,000 are issuable upon the exercise of outstanding options, 100,000 are issuable upon the conversion of outstanding convertible Series A preferred stock, and 8,602,000 are issuable upon the conversion of outstanding convertible promissory notes.

The aggregate number of shares of capital stock the Company is authorized to issue is 110,000,000 shares, of which (i) 100,000,000 shares have been designated as common stock, par value $0.0001 per share, and (ii) 10,000,000 shares have been designated as preferred stock. As of February 1, 2019, there were 5,887,622 shares of common stock and 100,000 shares of Series A Preferred Stock issued and outstanding.

As of February 1, 2019, we also had outstanding:

●	4,700,000 shares of common stock issuable upon the exercise of stock options granted under the Company’s equity incentive plans (discussed under the heading “Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters”) at a weighted average exercise price of $2.50 per share;

●	1,650,000 shares of common stock available for future issuance under equity incentive plans;

●	4,293,895 shares of common stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $[●] per share;

●	100,000 shares of common stock issuable upon conversion of convertible preferred stock; and

●	8,602,000 shares of common stock issuable upon conversion of convertible promissory notes.

The following summary description of our capital stock is based on the provisions of our certificate of incorporation, including the certificate of designation of rights and preferences of Series A Preferred Stock, bylaws, and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our certificate of incorporation, as amended to date, our bylaws, as amended to date, and the Delaware General Corporation Law. Copies of our certificate of incorporation and bylaws are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Series A Preferred Stock

The Series A Preferred Stock ranks senior in preference and priority to the Company’s common stock with respect to dividend and liquidation rights and, except as provided in the Certificate of Designation or otherwise required by law, votes with the common stock on an as converted basis on all matters presented for a vote of the holders of common stock, including directors, and are entitled to fifteen votes for each share of Series A Preferred Stock held on the record date for the determination of the stockholders entitled to vote or, if no record date is established, on the date the vote is taken.

The Series A Preferred Stock is convertible at any time at the option of the holder or the Company at an initial conversion ratio of one share of common stock for each share of Series A Preferred Stock. The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations. In addition, each share of Series A Preferred Stock will automatically convert to one share of common stock if the closing price on all domestic securities exchanges on which the common stock may at the time be listed exceeds six dollars ($6.00) per share for thirty (30) consecutive trading days and the daily trading volume of the common stock is at least twenty thousand (20,000) shares for that same period.

The holders of the Series A Preferred Stock are entitled to a liquidation preference of $3.00 per share of Series A Preferred Stock plus any accrued but unpaid dividends upon the liquidation of the Company. The Series A Preferred Stock may be redeemed by the Company at any time at a redemption price equal to $3.00 plus all accrued but unpaid dividends, and each holder of Series A Preferred Stock may cause the Company to redeem the holder’s Series A Preferred Stock at any time after August 1, 2018 at a redemption price equal to $3.00 plus all accrued but unpaid dividends.

The approval of the holders of at least a majority of the Series A Preferred Stock, voting together as a separate class, is required for the Company to amend the Certificate of Designation, including by merger or otherwise, to as to alter or repeal the preferences, rights, privileges or powers of the Series A Preferred Stock in a manner that would adversely affect the rights of the holders of the Series A Preferred Stock.

BUSINESS

EVO Transportation & Energy Services, Inc. was incorporated in the State of Delaware on October 22, 2010 under the name “Minn Shares Inc.” to effect the reincorporation (the “Reincorporation”) of Minn Shares Inc., a Minnesota corporation (“Minn Shares Minnesota”), in the State of Delaware. On December 1, 2010 the Company entered into an agreement and plan of merger with Minn Shares Minnesota, pursuant to which Minn Shares Minnesota was merged with and into the Company. Following the merger, Minn Shares Minnesota ceased to exist and the Company assumed all of the rights, liabilities, and obligations of Minn Shares Minnesota. Effective August 31, 2017, the Company changed its name from “Minn Shares Inc.” to “EVO Transportation & Energy Services, Inc.”

On November 22, 2016, the Company acquired 100% of the outstanding equity interests Titan CNG LLC, a Delaware limited liability company (“Titan”), under an agreement and plan of securities exchange among the Company, Titan, and Titan’s equityholders. The Company issued 248,481 shares its common stock to the former equityholders of Titan in connection with the acquisition. Although the Company was the legal acquirer in the transaction, Titan equityholders received as consideration approximately 91.25% of the Company’s total outstanding shares of common stock on a post-transaction basis. As a result, Titan was the accounting acquirer in the transaction and the acquisition resulted in a change in control of the Company. Following the closing, the business plan of Titan became the business plan of the Company and all former officers of the Company resigned and were replaced by officers designated by Titan.

On November 23, 2016, the Company acquired Shock Inc., a Delaware corporation owned by John P. Yeros, Kirk S. Honour and Randy Gilbert (“Shock”), under an agreement and plan of merger whereby Shock merged with and into the Company (the “Shock Merger”), the separate corporate existence of Shock ceased, and all issued and outstanding shares of common stock of Shock were converted into 44,899 shares of the Company’s common stock.

On February 1, 2017, the Company acquired Environmental Alternative Fuels, LLC, a Delaware limited liability company (“EAF”), and its wholly owned subsidiary EVO CNG, LLC, a Delaware limited liability company (“EVO”), under a securities exchange agreement among the Company, EAF, EVO, Danny R. Cuzick, Damon R. Cuzick, Theril H. Lund and Thomas J. Kiley (together, the “EAF Members”). In accordance with the terms of the securities exchange agreement, the Company acquired all of the membership interests of EAF from the EAF Members and, in exchange, issued a promissory note in the principal amount of $3.8 million to Danny R. Cuzick and convertible promissory notes in the aggregate principal amount of $9.5 million to the EAF Members (the “EAF Share Exchange”).

On April 6, 2017, the Company effected a 50-for-1 reverse stock split of its common stock pursuant to which each 50 shares of issued and outstanding common stock became one share of common stock (the “Reverse Split”). No fractional shares were issued as a result of the Reverse Split. All references to numbers of shares of common stock and per share amounts give retroactive effect to the Reverse Split for all periods presented.

Effective August 31, 2017, Minn Shares changed its name to EVO Transportation & Energy Services, Inc.

On June 1, 2018, the Company entered into an equity purchase agreement (the “TR Purchase Agreement”) with Billy (Trey) Peck Jr. (“Peck”) pursuant to which the Company acquired all of the issued and outstanding shares (the “TRT Shares”) in Thunder Ridge Transport, Inc., a Missouri corporation (“Thunder Ridge”), from Peck and Thunder Ridge became a wholly-owned subsidiary of the Company. Thunder Ridge is based in Springfield, Missouri and is engaged in the business of fulfilling government contracts for freight trucking services.

On September 5, 2018, Company entered into an acquisition option agreement (the “Option Agreement”) with Sheehy Enterprises, Inc., a Wisconsin corporation (“Sheehy Enterprises”), John Sheehy, and Robert Sheehy, pursuant to which the Company has the option to acquire from Sheehy Enterprises, and Sheehy Enterprises has the option to sell to the Company, all of the membership interests (the “Sheehy Mail Interests”) in Sheehy Mail, Inc., a Wisconsin corporation and wholly-owned subsidiary of Sheehy Enterprises (“Sheehy Mail”). Sheehy Mail is based in Waterloo, Wisconsin and is engaged in the business of fulfilling government contracts for freight trucking services.

On January 4, 2019 but effective January 2, 2019, the Company, Sheehy Enterprises, John Sheehy, and Robert Sheehy consummated the transactions contemplated by the certain Option Agreement and the Company acquired all of the Sheehy Mail Interests from Sheehy Enterprises for 2,240,000 shares of Company common stock.

In connection with closing the Option Agreement, on January 4, 2019, Sheehy Enterprises and Sheehy Mail entered into an equipment lease agreement with an effective date of January 2, 2019 (the “Equipment Lease”), whereby Sheehy Enterprises agreed to lease to Sheehy Mail certain truck and trailer equipment owned by Sheehy Enterprises. The Equipment Lease provides for monthly payments of approximately $90,000 and a term of 48 months.

On November 16, 2018, the Company completed the acquisition of W.E. Graham, a trucking company based in Memphis, Tennessee that provides freight and shipping services on behalf of the USPS, for $186,000 in cash and a promissory note in the principal amount of $300,000 with an annual interest rate of 3.0% and a maturity date of October 1, 2022 W.E. Graham services three USPS mail contracts across Tennessee, Georgia, Alabama and Mississippi.

On December 15, 2018, the Company and EVO Merger Sub, Inc., a Wisconsin corporation and a wholly-owned subsidiary of the Company (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ursa Major Corporation, a Wisconsin corporation (“Ursa Major”), John Lampsa, and Ursula Lampsa (together, the “Lampsas”). The Merger Agreement provides for the merger of Merger Sub with and into Ursa Major, with Ursa Major surviving as a wholly-owned subsidiary of the Company (the “Merger”). Ursa Major is based in Oak Creek, Wisconsin and is engaged in the business of providing freight trucking and truck repair services and of selling spare truck parts.

Also on December 15, 2018, EVO Equipment Leasing, LLC, a Delaware limited liability and a wholly-owned subsidiary of the Company (“EVO Equipment”), entered into a stock purchase agreement (the “Purchase Agreement”) with the Lampsas pursuant to which EVO Equipment agreed to acquire all of the issued and outstanding shares (the “JBL Shares”) in JB Lease Corporation, a Wisconsin corporation (“JB Lease”), from the Lampsas. JB Lease is based in Oak Creek, Wisconsin, and is engaged in the business of leasing trucks and trailers for freight trucking.

On February 1, 2019, the parties to the Merger Agreement and Purchase Agreement consummated the transactions contemplated by the Merger Agreement and Purchase Agreement. Pursuant to the Merger Agreement, at closing each share of common stock of Ursa Major converted into the right to receive a pro rata share of 800,000 shares of common stock, par value $0.0001, of the Company’s common stock. Pursuant to the Purchase Agreement, at closing EVO Equipment paid the Lampsas $2,500,000, assumed approximately $12,000,000 in existing JB Lease indebtedness, and issued a promissory note in the principal amount of approximately $6,430,000 to the Lampsas (the “JB Lease Note”). The JB Lease Note is interest-free until June 1, 2019 and is secured by the JBL Shares and 100% of the equity in Ursa Major. Beginning June 1, 2019, the JB Lease Note provides for monthly principal and interest payments of $50,000 and bears interest at a rate of 9% per annum, which interest is payable monthly in advance beginning June 1, 2019.

Before the Titan Share Exchange, the Company had no or nominal operations or assets and could be considered a “shell company” as defined under Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act. Consequently, the discussion of historical and planned operations in this prospectus focuses on the operations of the operating subsidiaries acquired by the Company.

Business Overview

EVO Transportation & Energy Services, Inc. is a holding company comprised of five operating subsidiaries competing in the surface transportation and CNG fueling station industries.

Transportation Services

Thunder Ridge

Thunder Ridge Transport, Inc. (“Thunder Ridge”) is based in Springfield, Missouri and provides domestic freight trucking and surface transportation services to the USPS. During July and August 2018, Thunder Ridge was awarded seven Dynamic Route Optimization (DRO) contracts with the USPS. These awards expand Thunder Ridge’s operations into five states—California, Louisiana, Florida, Texas, and Michigan. This is in addition to the seven other states it services through 12 contracts with the USPS. Under the seven contracts, operations will include locations in Santa Clarita, California, Flint, Michigan, Austin, Texas, Pensacola, Florida, the Northern Bay of California, Baltimore, Maryland, and Baton Rouge, Louisiana. It is estimated that the seven contracts will produce revenue of $18 million annually. Additionally, the new contracts will provide a larger network for the development of new transportation opportunities.

CNG Fueling Stations

The Company and its wholly owned subsidiaries, Titan CNG LLC (“Titan”) and Environmental Alternative Fuels, LLC (“EAF”), Titan’s wholly-owned subsidiaries, Titan El Toro LLC (“El Toro”), Titan Diamond Bar LLC (“Diamond Bar”), and Titan Blaine, LLC (“Blaine”), and EAF’s wholly-owned subsidiary, EVO CNG, LLC (“EVO CNG”) are engaged in the business of acquiring, building and operating public and private CNG fueling stations. Our strategy is to acquire existing stations and ancillary businesses serving the CNG industry and to grow organically by constructing public and private CNG stations financed, in large part, by long-term customer contracts. Our management team and board of directors has significant experience in acquiring companies, including businesses in distress, and expects to use its acquisition and capital structure experience as well as its operating expertise to create value in the CNG industry.

Titan

Titan currently owns one CNG fueling station and leases property for a second station. The properties are located at the following addresses:

●	24201 El Toro Road, Lake Forest, California 92630 (“Titan El Toro”); and

●	21865 Copley Drive, Diamond Bar, California 91765 (“Titan Diamond Bar”).

Titan opened its Titan El Toro station in in February 2015 and began operations of its Titan Diamond Bar station under a lease agreement with the State of California South Coast Air Quality Management District (“SCAQMD”) in March 2016. Titan closed its El Toro station in June 2017. Titan was constructing a private station for Walters Recycling & Refuse in Blaine, Minnesota, but the Company did not meet the operational deadline, and the project was cancelled per the Agreement.

EAF

EAF was originally organized on March 28, 2012 under the name “Clean-n-Green Alternative Fuels, LLC” in the State of Delaware. Effective May 1, 2012, EAF changed its name to “Environmental Alternative Fuels, LLC.” EVO, EAF’s wholly owned subsidiary, was originally organized in the State of Delaware on April 1, 2013 under the name “EVO Trillium, LLC” and subsequently changed its name to “EVO CNG, LLC” effective March 1, 2016. Together, EAF and EVO operate six compressed natural gas fueling stations located in California, Texas, Arizona and Wisconsin. The fueling stations are located at the following addresses:

●	8301 West Sherman Street, Tolleson, Arizona 85353 (“EAF Tolleson”);

●	7155 South 1st Street, Oak Creek, Wisconsin 53154 (“EAF Oak Creek”);

●	9695 Weichold Road, Converse, Texas 78109 (“EAF San Antonio”);

●	6900 East Rosedale Street, Ft. Worth, Texas 76109 (“EAF Lake Arlington”);

●	3575 Wineville Avenue, Jurupa Valley, California 91752 (“EAF Jurupa Valley”); and

●	5200 East Loop 820 South, Fort Worth, Texas 76112 (“EAF Fort Worth”).

Market Overview

U.S. Mail Trucking

In 2014, the USPS announced that it intends to drastically reduce their supplier base from over 4,000 contractors to less than 1,000 by 2022. As part of this consolidation effort, the USPS began implementing the Dynamic Route Optimization (“DRO”) program, which is designed to manage fewer relationships and work with larger prime contractors who also prioritize alternative energy transportation options. As a result, it is estimated that over $1 billion in DRO contracts will come available over the next five years.

CNG Fueling Stations

Management believes that there is an immediate opportunity to capture market share in the growing U.S. natural gas vehicle fueling market. According to the United States Department of Energy, in December 2017, natural gas was selling at retail in the United States at approximately $2.17 per gas gallon equivalent (“GGE”) while gasoline and diesel were selling for approximately $2.49 and $2.90 per gallon, respectively. Management expects this disparity to remain intact for the foreseeable future, which would create a strong economic incentive for vehicle operators to switch to CNG. In addition, CNG is a significantly cleaner fuel than is gasoline or diesel and creates less engine wear, thereby making its use even more desirable. Natural Gas Vehicles of America (“NGV America”) estimates that as of December 2017, there were approximately 1,750 natural gas fueling stations, with 153,000 natural gas vehicles, including commercial vehicles in the United States.

Competition

The U.S. mail trucking industry is estimated to represent an approximately $5 billion subset of the broader transportation market. The USPS trucking industry is highly competitive and fragmented. In 2014, the USPS had active contracts with over 4,000 transportation contractors, and it has publicly announced that its goal is to reduce that number to below 1,000 by 2022. As a result, it is estimated that over $1 billion in DRO contracts will come available over the next five years.

The Company competes primarily with other transportation companies for DRO contracts with the USPS. We also compete with other motor carriers for the services of drivers, independent contractors and management employees. A number of the Company’s competitors have greater financial resources than it does. Additionally, the USPS typically renews contracts with incumbent service providers if appropriate services have been performed, which could limit the Company’s ability to win new USPS contracts. The Company believes that the principal differentiating factors in its business, relative to competition, are service, efficiency, pricing, and its focus on CNG equipment, which aligns with the USPS’s stated preference for contractors who prioritize alternative energy options.

The vehicle fuels market is highly competitive and in a state of rapid development. As a smaller provider of alternative vehicle fuels, we face numerous barriers to market entry. We compete directly with other operators of CNG fueling stations and indirectly with gasoline, diesel and other alternative vehicle fuels markets, including but not limited to ethanol, biodiesel, LNG, hydrogen, hybrid and electric vehicle markets. Gasoline and diesel producers and providers own a vast majority of the market share of the vehicle fuels industry. New developments and improvements to existing technologies continue to create volatility in the alternative fuels markets. Many of our competitors in the gasoline, diesel, and alternative fuels industries have access to greater financial and other resources than the Company. Demand for natural gas in the vehicle fuels industry is subject to price considerations, reliability, availability, convenience and accessibility, environmental considerations, government incentive programs, and safety considerations, among other factors.

We compete directly with both private and public operators of CNG fueling stations. The private market for CNG fueling solutions is currently served by a few larger operators and a number of smaller operators with a few stations. The following are the primary competitors of EVO Inc. serving the CNG market:

●	Large competitors, including Clean Energy, TruStar, Love’s Travel Stops (formerly Trillium), and U.S. Gain;

●	Smaller competitors, including CNG 4 America, Questar Fueling, Clean N’ Green, IGS CNG Services, Freedom CNG, Sparq, and Piedmont Natural Gas; and

●	Public operators of CNG fueling stations, including state and local governments.

Strategy

Our goal is to create a significant and strategically well-positioned national organization which meets the evolving needs of the USPS, enabling us to capture substantial market share in this industry. The Company competitively bids on transportation contracts that detail the movement of mail between processing facilities and to destination post offices. Customer contracts are long term in nature with four-year terms and often are renewed to the incumbent if appropriate service has been performed. Contracts are bid and performed in accordance with all contract requirements including but not limited to Service Contract Act requirements, Department of Transportation regulations (federal and state), and all other applicable local and state regulations.

In addition, we plan to capitalize on the current and anticipated growth in the use of natural gas vehicle fuels and to advance our leadership position in the vehicle fuels market.

Our Target Customers

The USPS is our primary target customer in the trucking industry.

In the CNG industry, we target corporate and government fleet customers. Our initial focus is on fleet customers with vehicles that run the same or similar routes each day. We believe that these customers will benefit most immediately from the economic advantages available through CNG usage.

Tax Rebate Opportunity

Historically, the federal government offered AFTC, formerly VETC enabling the Company to receive a tax credit of $.50 per GGE of CNG sold for vehicle fuel use. The AFTC was first offered on October 1, 2006 and expired December 31, 2016, and reinstated for 2017. Although we previously availed ourselves of the AFTC, our business is not dependent on tax credits, grants, or other incentives from federal, state or local governments. However, when available, we plan to pursue actively federal and state tax credits and other incentives to lower development and operating costs.

Principal Customers & Suppliers

The USPS is the Company’s primary trucking customer, and for the nine months ended September 30, 2018 and the year ended December 31, 2017, the USPS accounted for approximately 90% and 89%, respectively, of the Company’s revenue. As a result, the Company’s trucking operations are highly dependent on the USPS. The loss of the USPS as a customer or a significant reduction in the Company’s relationship with the USPS would have a material adverse effect on the Company’s business.

When assessing prospective locations for new CNG fueling stations, we often target high-volume fleet operators to serve as anchor customers at the stations. Once an anchor-customer relationship has been established, we typically seek to minimize construction and sourcing costs by tapping into existing natural gas pipeline infrastructure to supply the customer’s CNG needs. Consequently, we often have a principal customer at our CNG fueling stations.

Titan Diamond Bar. The Titan Diamond Bar station was constructed primarily to meet the fueling needs of the SCAQMD (State of California South Coast Air Quality Management District).

EAF Tolleson. Our primary customer at the EAF Tolleson station is Frito Lay. EAF entered into an incremental natural gas facilities agreement dated February 24, 2014 with Southwest Gas Corporation (“Southwest Gas”). Under the terms of the agreement, Southwest Gas agreed to install a pipeline connecting the station to its existing infrastructure at no upfront cost to EAF, and EAF agreed to use Southwest Gas to transport natural gas to the station through its infrastructure. The term was originally five years but has since been modified to be ten years. Each year of the ten-year term, EAF is required to make a payment to Southwest Gas equal to $70,565 minus the amount of delivery and demand charges paid by EAF during the applicable contract year. EAF is required to provide financial security in the form of a letter of credit originally in the amount of $510,763, which amount decreases each year during the term of the agreement and was equal to $306,458 as of December 31, 2016 and 2017.

EAF Oak Creek. EAF entered into a fuel purchase agreement dated January 11, 2013 with Sheehy Mail Contractors, Inc. (“Sheehy”) to sell CNG to Sheehy at its EAF Oak Creek fueling station, which opened in December of 2013, at agreed upon prices set forth in the agreement. The initial four-year term expires in December 2018, but management expects to extend the term of the agreement. Integrys Energy Services – Natural Gas, LLC agreed to supply natural gas to the station pursuant to a master retail gas sales agreement with EVO dated November 1, 2013 and a related confirmation agreement dated January 27, 2015. The initial term of the agreement with Integrys Energy Services – Natural Gas, LLC expires February 2019.

EAF Jurupa Valley. Our principal customer at the EAF Jurupa Valley station was Swift Transportation Co. EVO entered into a line extension contract dated April 3, 2014 with Southern California Gas Company to serve as the supplier of CNG to the station. Southern California Gas Company agreed to install a pipeline connecting its existing infrastructure to the northwest border of the EAF Jurupa Valley property at no cost to EVO or Swift, provided that at least 2.4 million DGE is pumped in any 12-month period during the first three years of operation. EVO agreed to pay $290,000 for installation of a pipeline across the property to connect the fueling station to the new line laid by Southern California Gas Company. During December 2017, Swift ended their use of CNG trucks. Management believes it can replace Swift and is actively marketing the location.

EAF San Antonio. EAF entered into an agreement with Central Freight Lines, Inc. (“Central Freight”) to sell CNG to Central Freight at the EAF San Antonio station at agreed upon prices set forth in the agreement. The agreement has an initial term of five years expiring September 2018. This agreement was not extended at expiration and is currently month-to-month. To meet Central Freight’s CNG needs, EAF entered into a natural gas service and pipeline agreement dated November 12, 2014 with LDC, llc (“LDC”), pursuant to which LDC agreed to construct a pipeline and deliver natural gas to EAF at the station. EAF agreed that LDC will be its exclusive supplier of natural gas at the facility.

EAF Fort Worth. Central Freight is also our principal customer at the EAF Fort Worth Facility. The fuel purchase agreement for the EAF Fort Worth station has an initial four-year term expiring April 2019, and EAF agreed to supply CNG to Central Freight at agreed upon prices set forth in the fuel purchase agreement.

EAF Lake Arlington. EAF Lake Arlington is a station that management believes is positioned to provide excellent virtual pipeline opportunities. It is in a highly industrialized area and management believes that there is great potential to be able to use the station to transport natural gas to customers that may not be able to get natural gas at their facilities due to pipeline constraints.

Safety and Risk Management

The DOT requires that the Company perform drug and alcohol testing that meets DOT regulations, and its safety program includes pre-employment, random and post-accident drug testing and all other testing required by the DOT. The Company also equips its company tractors with critical-event recorders to help continually train drivers, so that the Company can prevent or reduce the severity of accidents.

The primary safety-related risks associated with the Company’s business include damage to cargo hauled, physical damage to company equipment, damage to buildings and personal property, third party personal injury and property damage and workers’ compensation. The Company regularly reviews insurance limits and retentions. The Company believes that the insurance it currently maintains provides adequate coverage for its operations.

To the extent under dispatch and in furtherance of the Company’s business, its owner-operators are covered by the Company’s liability coverage. However, each owner-operator is responsible for physical damage to his or her own equipment, occupational accident coverage, liability exposure while the truck is used for non-company purposes, and, in the case of fleet operators, any applicable workers’ compensation requirements for their employees.

Fuel

The Company actively manages its fuel purchasing network in an effort to maintain adequate fuel supplies and reduce its fuel costs. The Company purchases its fuel through a network of retail truck stops with which it has negotiated volume purchasing discounts. The Company seeks to reduce its fuel costs by routing its drivers to truck stops with which the Company has negotiated volume purchase discounts when fuel prices at such stops are lower than the bulk rate paid for fuel at the Company’s terminals. The Company stores fuel in aboveground and underground storage tanks at some of its facilities.

The Company believes the most effective protection against fuel cost increases is to maintain a fuel-efficient fleet by incorporating fuel efficiency measures and focusing on alternative fuel vehicles, particularly CNG vehicles that can leverage the Company’s current and future CNG fueling stations. The Company also periodically enters into various commodity hedging instruments to mitigate a portion of the effect of fuel price fluctuations. For example, Thunder Ridge signed an agreement with a supplier on August 31, 2017 in which $1,000,000 was advanced and received by Thunder Ridge in 2017. The advance bears interest at 8.5% and is collateralized by substantially all of Thunder Ridge’s assets. As Thunder Ridge purchases fuel from the supplier’s station, Thunder Ridge reduces its fuel advance liability by $0.25 per gallon. Shortages of fuel, increases in fuel prices or rationing of petroleum products could have a material adverse effect on the Company’s operations and profitability.

Seasonality

Due to increased USPS volume, the Company’s tractor productivity typically increases during the last quarter of each calendar year. At the same time, operating expenses increase and fuel efficiency declines because of engine idling and harsh weather creating higher accident frequency, increased claims and higher equipment repair expenditures. The Company also may suffer from weather-related or other events such as tornadoes, hurricanes, blizzards, ice storms, floods, fires, earthquakes and explosions. These events may disrupt fuel supplies, increase fuel costs, disrupt freight shipments or routes, affect regional economies, destroy the Company’s assets or adversely affect the business or financial condition of customers, any of which could adversely affect the Company’s results or make the Company’s results more volatile.

Government Regulation and Environmental Matters

The Company’s operations are regulated and licensed by various federal, state, and local government agencies. The Company and its drivers must comply with the safety and fitness regulations of the DOT and the agencies within the states that regulate transportation, including those regulations relating to drug- and alcohol-testing and hours-of-service. Weight and equipment dimensions also are subject to government regulations. The Company also may become subject to new or more restrictive regulations relating to fuel emissions, environmental protection, drivers’ hours-of-service, driver eligibility requirements, on-board reporting of operations, collective bargaining, ergonomics and other matters affecting safety, insurance and operating methods. Other agencies, such as the United States Environmental Protection Agency (“EPA”) and the United States Department of Homeland Security (“DHS”), also regulate the Company’s equipment, operations, drivers and the environment.

The DOT, through the Federal Motor Carrier Safety Administration (“FMCSA”), imposes safety and fitness regulations on the Company and its drivers, including rules that restrict driver hours-of-service.

The FMCSA has adopted a data-driven Compliance, Safety and Accountability (the “CSA”) program as its safety enforcement and compliance model. The CSA program holds motor carries and drivers accountable for their role in safety by evaluating and ranking fleets and individual drivers on certain safety-related standards. The CSA program affects drivers because their safety performance and compliance impact their safety records and, while working for a carrier, will impact their carrier’s safety record. The methodology for determining a carrier’s DOT safety rating relies upon implementation of Behavioral Analysis and Safety Improvement Categories (“BASIC”) applicable to the on-road safety performance of the carrier’s drivers and certain of those rating results are provided on the FMCSA’s Carrier Safety Measurement System website. As a result, certain current and potential drivers may no longer be eligible to drive for the Company, the Company’s fleet could be ranked poorly as compared to its peer firms, and the Company’s safety rating could be adversely impacted. The occurrence of future deficiencies could affect driver recruiting and retention by causing high-quality drivers to seek employment (in the case of company drivers) or contracts (in the case of owner-operator drivers) with other carriers, or could cause the Company’s customers to direct their business away from the Company and to carriers with better fleet safety rankings, either of which would adversely affect the Company’s results of operations and productivity. Additionally, the Company may incur greater than expected expenses in its attempts to improve its scores as a result of poor rankings. Those carriers and drivers identified under the CSA program as exhibiting poor BASIC scores are prioritized for interventions, such as warning letters and roadside investigations, either of which may adversely affect the Company’s results of operations. To promote improvement in all CSA categories, including those both over and under the established scoring threshold, the Company has procedures in place to address areas where it has exceeded the thresholds and the Company continually reviews all safety-related policies, programs and procedures for their effectiveness and revises them, as necessary, to establish positive improvement. However, the Company cannot assure you these measures will be effective.

The methodology used to determine a carrier’s safety rating is subject to possible change by the FMCSA and, as a result, the Company’s acceptable safety rating could be impaired. The Company currently has a “satisfactory” FMCSA rating on 100% of its fleet and a “conditional” rating on the remaining 100%. If the FMCSA adopts rulemakings in the future that revise the methodology used to determine a carrier’s safety rating in a manner that incorporates more stringent standards, then the Company could be adversely affected.  If the Company were to receive an unsatisfactory DOT safety rating as a result of any changes to the methodology, it could adversely affect the Company’s business.

The FMCSA has also mandated the use of Electronic Logging Devices (“ELDs”) for commercial motor vehicle drivers to measure their compliance with hours-of-service requirements.  Motor carriers and drivers may use automatic onboard recording device (“AOBRDs”) compliant with existing regulations in lieu of ELDs if the AOBRDs were put into use prior to December 18, 2017; however, all carriers and drivers subject to FMCSA rules must use ELDs starting December 16, 2019.

The Company is also subject to various environmental laws and regulations governing, among other matters, the operation of fuel storage tanks, release of emissions from its vehicles (including engine idling) and facilities, and adverse impacts to the environment, including to the soil, groundwater and surface water. The Company has implemented programs designed to monitor and address identified environmental risks.  Historically, the Company’s environmental compliance costs have not had a material adverse effect on its results of operations; however, there can be no assurance that such costs will not be material in the future or that such future compliance will not have a material adverse effect on the Company’s business and operating results.   If the Company fails to comply with applicable environmental laws or regulations, the Company could be subject to costs and liabilities. Those costs and liabilities may include the assessment of sanctions, including administrative, civil and criminal penalties, the imposition of investigatory, remedial or corrective action obligations, the occurrence of delays in permitting or performance of projects and the issuance of orders enjoining performance of some or all of its operations in a particular area. The occurrence of any one or more of such developments could have a material adverse effect on the Company’s business and operating results.

The Company’s operations involve the risks of fuel spillage or seepage into the environment, discharge of contaminants, environmental damage, and unauthorized hazardous material spills, releases or disposal actions, among others. If the Company is found to be responsible for such contamination or spills, the Company could be subject to costs and liabilities, including costs for remediation, environmental natural resource damages and penalties.

The EPA regulations limiting exhaust emissions have increasingly become more restrictive in recent years, and the EPA and National Highway Traffic Safety Administration (“NHTSA”) have also developed stricter fuel efficiency standards for heavy-duty trucks. New trailers are also now subject to greenhouse gas emission limits and fuel efficiency standards. The Company expects that these regulations will result in increased costs for acquiring new tractors and for additional parts and maintenance activities to retrofit its tractors with technology to achieve compliance with such standards. Such increased costs could adversely affect the Company’s operating results and profitability, particularly if such costs are not offset by potential fuel savings. The Company cannot predict, however, the extent to which its operations and productivity will be adversely impacted.

In addition to federal emissions standards, a number of states have mandated, and may continue to individually mandate, additional emission-control requirements for equipment that could increase equipment or other costs for entire fleets. In order to reduce exhaust emissions, some states and municipalities have also begun to restrict the locations and amount of time where diesel-powered tractors may idle. These restrictions could force the Company to alter its drivers’ behavior, purchase on-board power units that do not require the engine to idle or face a decrease in productivity.

Federal and state lawmakers also have implemented or proposed potential limits on greenhouse gas emissions under a variety of other climate-change initiatives. Compliance with such regulations may increase the cost of new tractors and trailers or require the Company to retrofit its equipment, and could impair equipment productivity and increase its operating expenses. These adverse effects, combined with the uncertainty as to the reliability of the newly designed diesel engines and the residual value of these vehicles, could materially increase the Company’s operating expenses or otherwise adversely affect its operations.

Employees

As of September 30, 2018, the Company had approximately 196 employees, consisting of 148 full-time employees and 48 part-time employees. The Company employed 176 drivers as of September 30, 2018. The Company is not a party to any collective bargaining agreements.

The Company also contracts with owner-operator drivers to provide and operate tractors, which provide additional revenue equipment capacity. Independent contractors own their own tractors and are responsible for all associated expenses, including financing costs, fuel, maintenance, insurance and highway use taxes. As of September 30, 2018, the Company had 15 independent contractors, who accounted for approximately 38% of the Company’s total miles for the nine months ended September 30, 2018.

The Company’s strategy for both company and owner-operator drivers is to (i) hire safe and experienced drivers; (ii) promote retention with a competitive compensation package in the case of company drivers and contracted rates in the case of owner-operator drivers and positive working conditions; and (iii) minimize safety problems through careful screening, mandatory drug testing, continuous training, electronic logging system and rewards for accident-free driving.

PROPERTY

EVO Inc. utilizes the office space and equipment of its management at no cost to the Company. Management estimates such amounts to be immaterial. Through its subsidiaries, Titan and EAF, EVO Inc. owns and operates seven natural gas fueling stations located in California, Texas, Arizona and Wisconsin.

Titan

Titan operates one fueling station—Titan Diamond Bar—located in California.

Titan El Toro. Titan opened the Titan El Toro fueling station in February 2015. Management closed El Toro during 2017.

Titan leases the property for the Titan El Toro station pursuant to a lease agreement dated February 24, 2014 between Titan and Grace Whisler Trust and Whisler Holdings LLC. The lease covers approximately 17,550 rentable square feet and has an initial 5-year term that commenced in July 2014 and expires in February 2019. The lease contains one renewal option for sixty months and a base rent ranging from $10,000 to $11,604 per month through the term of the lease. In addition, the lease requires us to pay certain maintenance and operating expenses, including all costs to maintain and repair the roof and structure of the building.

Titan Diamond Bar. Titan began operating the Titan Diamond Bar station in March 2016. The station is currently fueling 10,000 GGEs per month. The SCAQMD is an ongoing customer, and we serve existing and new retail customers as well. The location of this station is about 30 minutes away from Titan El Toro.

Titan leases the property for the Titan Diamond Bar station pursuant to a lease agreement effective December 13, 2015 between the SCAQMD and Titan Diamond Bar LLC, a wholly-owned subsidiary of Titan. The lease covers approximately 10,000 rentable square feet and has an initial 5-year term that commenced in December 2015 and expires in December 2020. The lease provides for a base rent of $1.00 for the entire term of the lease, and the SCAQMD has the right to extend the lease for a period not to exceed five years commencing January 1, 2021. Pursuant to the lease, Titan Diamond Bar LLC supplies the SCAQMD with CNG based on actual costs of CNG fuel, including costs for natural gas and electricity, federal and state of California excise taxes plus a fixed fee not to exceed $0.50 per gas gallon equivalent (“GGE”).

EAF

EAF, through its wholly owned subsidiary, EVO, operates six natural gas fueling stations located in California, Texas, Arizona and Wisconsin. EAF owns the real property at the EAF Tolleson, EAF Oak Creek, EAF San Antonio and EAF Lake Arlington stations and leases the properties to EVO under the terms of oral leases for one-time payments of $1.00. The EAF Tolleson, EAF Oak Creek, EAF San Antonio and EAF Lake Arlington properties are each subject to two mortgages related to the Promissory Note and the Senior Promissory Note for $4,000,000 and $3,800,000, respectively, as described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. The property underlying the EAF Jurupa Valley and EAF Fort Worth stations is leased by EVO from third parties.

EAF Jurupa Valley. EVO leases the property for the Jurupa Valley station from Swift Transportation Co. under the terms of a month-to-month oral lease for a one-time payment of $1.00.

EAF Fort Worth. EVO leases the property for the EAF Fort Worth station from Central Freight under a lease agreement with an initial 10-year term expiring December 2023. Base rent payable by EVO for the initial term consists of a one-time payment equal to $1.00. Under the terms of the lease, EVO agreed to install and maintain at its own cost a natural gas fuel line, compressors, operating equipment, storage tanks, dispensers and any other equipment necessary to supply the CNG fueling needs of fleet vehicles owned by Central Freight.

Thunder Ridge

Thunder Ridge leases approximately 2,400 square feet of office space from 319 N. Main, LLC, a Missouri limited liability company. The lease is month-to-month with a base rent of $1,200 per month.

We believe all of our properties are suitable and adequate for current operating needs.

LEGAL PROCEEDINGS

On March 19, 2018, Whisler Holdings, LLC, Mitesh Kalthia, and Jean M. Noutary, the owners of the property leased by El Toro for the Company’s El Toro station, initiated a lawsuit in the Superior Court of Orange County, California, related to the lease agreement for the El Toro station. The complaint alleges breach of contract and seeks money damages, costs, attorneys’ fees and other appropriate relief.

Except for the lawsuit described above, there are no currently pending legal proceedings and, as far as we are aware, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock

The Company’s common stock trades under the symbol “EVOA” on the OTC Pink Marketplace maintained by the OTC Markets Group Inc. On February 1, 2019, the high and low bid quotations per share of the Company’s common stock as reported on the OTC Pink Marketplace were $1.00 and $1.00, respectively.

The following table sets forth, for the calendar quarters indicated, the reported high and low bid quotations per share of the Company’s common stock as reported on the OTC Pink Marketplace, all adjusted to account for the Reverse Split. Such quotations reflect inter-dealer quotations without retail mark-up, markdowns or commissions, and may not necessarily represent actual transactions. Trading in stocks quoted on the OTC Pink Marketplace is often limited and characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects. Bid quotations for shares of the Company’s common stock have been limited historically, and we cannot assure you that an active trading market for our common stock will develop in the future.

	High	Low

Fiscal Year Ended December 31, 2016

First Quarter	$2.50	$2.50
Second Quarter	$6.00	$1.00
Third Quarter	$3.00	$1.00
Fourth Quarter	$48.00	$2.00

Fiscal Year Ended December 31, 2017

First Quarter	$20.00	$1.00
Second Quarter	$1.00	$1.00
Third Quarter	$1.00	$1.00
Fourth Quarter	$0.02	$0.02

As of the date of this prospectus, (i) there were 17,598,255 shares subject to outstanding options or warrants to purchase, or securities convertible into, shares of common stock, (ii) there were [●] shares of common stock that could be sold under Rule 144 of the Securities Act, or that the Company has agreed to register under the Securities Act for sale by security holders, and (iii) 23,583,517 shares of common stock are being, or have been publicly proposed to be, publicly offered by the selling stockholders, the offering of which could have a material effect on the market price of our common stock.

Holders

The number of record holders of the Company’s common stock as of February 1, 2019 was approximately 165 based on information received from our transfer agent. This amount excludes an indeterminate number of stockholders whose shares are held in “street” or “nominee” name with a brokerage firm or other fiduciary.

Dividends

Holders of common stock are entitled to receive dividends if and when declared by the Company’s board of directors out of funds legally available for the payment of dividends. The Company has not paid any cash dividends since inception and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company’s business.

Holders of Series A Preferred Stock are entitled to receive if, when and as declared by the board of directors, an annual non-compounding dividend, payable at the rate of 8% and payable quarterly in arrears in cash, or, at the Company’s option, an annual non-compounding dividend of 12%, payable quarterly in arrears in the form of shares of Series A Preferred Stock at a rate of $3.00 per share. Dividends on the Series A Preferred Stock accrue whether or not declared and whether or not sufficient funds legally are available for the payment of dividends.

Due to the Company’s current cash flow position, it is unable to declare or pay any dividends on its common stock or Series A Preferred Stock. Any future determination as to declaration and payment of dividends will be made at the discretion of the board of directors and will depend on earnings, financing requirements, and other factors.

Securities Authorized for Issuance under Equity Compensation Plans

As of the end of the most recently completed fiscal year, the Company did not have any equity compensation plans or any individual compensation arrangements with respect to its common stock or preferred stock. The issuance of any of our common or preferred stock is within the discretion of our board of directors, which has the power to issue any or all of our authorized but unissued shares without stockholder approval.

Following the end of fiscal year 2017, the Company’s board of directors adopted an equity compensation plan (the “2018 Stock Incentive Plan”) to retain and incentivize key personnel to drive the success of the Company. On August 13, 2018, the Board approved the Company’s Amended and Restated 2018 Stock Incentive Plan (the “Amended 2018 Plan”), amending and restating the Company’s 2018 Stock Incentive Plan. The principal provisions of the Amended 2018 Plan are summarized below. This summary is not a complete description of all the Amended 2018 Plan’s provisions, and is qualified in its entirety by reference to the Amended 2018 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part. Capitalized terms used but not defined herein will be as defined in the Amended 2018 Plan.

Administration

The Board will initially be the administrator of the Amended 2018 Plan, but the Board may delegate the administration of the Amended 2018 Plan to a committee of the Board. The Board and any Committee to which it may delegate the administration of the Amended 2018 Plan are collectively referred to in the Amended 2018 Plan as the “Administrator.”

The Administrator may delegate to one or more Committees and/or sub-Committees, or to one or more officers of the Company such administrative duties or powers as it may deem advisable. The Administrator may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Administrator: (i) designate employees to be recipients of awards under the Amended 2018 Plan and (ii) determine the size of any such awards; provided, however, that the Committee may not delegate such responsibilities to any such officer for awards granted to an employee who is an officer or director of the Company or the beneficial owner of more than 10% of the Company’s common stock; the resolution providing such authorization sets forth the total number of awards such officer(s) may grant; and the officer(s) must report periodically to the Administrator regarding the nature and scope of the awards granted pursuant to the authority delegated.

Except as otherwise provided in the Amended 2018 Plan, the Administrator will have all of the powers vested in it under the provisions of the Amended 2018 Plan, including but not limited to exclusive authority to determine, in its sole discretion, whether an award will be granted; the individuals to whom, and the time or times at which, awards will be granted; the number of shares subject to each award; the exercise price of Options granted hereunder; and the performance criteria, if any, and any other terms and conditions of each award. The Administrator will have full power and authority to administer and interpret the Amended 2018 Plan, to make and amend rules, regulations and guidelines for administering the Amended 2018 Plan, to prescribe the form and conditions of the respective Agreements evidencing each award (which may vary from Participant to Participant), to amend or revise Agreements evidencing any award (to the extent the amended terms would be permitted by the Amended 2018 Plan and provided that no such revision or amendment, except as is authorized in Section 14 of the Amended 2018 Plan, may impair the terms and conditions of any award that is outstanding on the date of such revision or amendment to the material detriment of the Participant in the absence of the consent of the Participant), and to make all other determinations necessary or advisable for the administration of the Amended 2018 Plan (including to correct any defect, omission or inconsistency in the Amended 2018 Plan or any Agreement, to the extent permitted by law and the Amended 2018 Plan). The Administrator’s interpretation of the Amended 2018 Plan, and all actions taken and determinations made by the Administrator pursuant to the power vested in it under the Amended 2018 Plan will be conclusive and binding on all parties concerned.

Eligibility

Any employee, director, or consultant may participate in the Amended 2018 Plan; provided, however, that only employees are eligible to receive incentive stock options. Additionally, the Company may grant certain performance-based awards to “covered employees” in compliance with Section 162(m) of the Internal Revenue Code. These covered employees include our executive officers. Section 162(m) generally limits the corporate tax deduction for compensation paid to executive officers that is not “performance-based” to $1,000,000 per executive officer. “Performance-based” compensation meeting certain requirements is not counted against the $1,000,000 limit and generally remains fully deductible for tax purposes.

Shares Available for Awards

The stock to be awarded or optioned under the Plan (the “share authorization”) will consist of authorized but unissued or reacquired shares of common stock. The maximum aggregate number of shares of common stock reserved and available for awards under the Amended 2018 Plan is 6,250,000 shares, subject to adjustment for any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar change in the corporate structure or shares of the Company. Any adjustment determination made by the Administrator will be final, binding and conclusive.

Type of Awards and Terms and Conditions

The Amended 2018 Plan provides that the Administrator may grant awards to eligible participants in any of the following forms, subject to such terms, conditions and provisions as the Administrator may determine to be necessary or desirable:

●	stock options, including both incentive stock options (“ISOs”) and non-qualified stock options;

●	stock appreciation rights;

●	restricted stock;

●	performance awards; and

●	stock bonuses.

Options. Options may either be incentive stock options, which are specifically designated as such for purposes of compliance with Section 422 of the Internal Revenue Code, or non-qualified stock options. Options vest as determined by the Administrator, subject to applicable performance objectives and statutory limitations regarding the maximum term of ISOs and the maximum value of ISOs that may vest in one year. The exercise price of each share subject to an ISO will be equal to or greater than the fair market value of a share on the date of the grant of the ISO, except in the case of an ISO grant to a stockholder who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any subsidiary, the exercise price will be equal to or greater than 110% of the fair market value of a share on the grant date. Non-qualified stock options vest as determined by the Administrator, subject to applicable performance objectives and statutory limitations regarding the maximum term of non-qualified stock options. The exercise price of each share subject to a non-qualified stock option will be determined by the Administrator at the time of grant but must be equal to or greater than the fair market value of a share on the date of grant. Recipients of options have no rights as stockholders with respect to any shares covered by the award until the award is exercised and a stock certificate or book entry evidencing such shares is issued or made, respectively.

Restricted Stock Awards. Restricted stock awards consist of shares granted to a participant that are subject to one or more risks of forfeiture. Restricted stock awards may be subject to risk of forfeiture based on the passage of time or the satisfaction of other criteria, such as continued employment or Company performance. Recipients of restricted stock awards are entitled to vote and receive dividends attributable to the shares underlying the awards beginning on the grant date, but have no other rights as stockholders with respect to such shares.

Performance Awards. Performance awards, which may be denominated in cash or shares, are earned upon achievement of performance objectives during a performance period established by the Administrator. Recipients of performance awards have no rights as stockholders with respect to any shares covered by the awards until the date a stock certificate or book entry evidencing such shares is issued or made, respectively.

Stock Appreciation Rights. A stock appreciation right may be granted independent of, or in tandem with, a previously or contemporaneously granted stock option, as determined by the Administrator. Generally, upon exercise of a stock appreciation right, the recipient will receive cash, shares of Company stock, or a combination of cash and stock, with a value equal to the excess of: (i) the fair market value of a specified number of shares of Company stock on the date of the exercise, over (ii) a specified exercise price. Stock appreciation rights vest as determined by the Administrator, subject to applicable performance objectives and statutory limitations regarding the maximum term of stock appreciation rights. Recipients of stock appreciation rights have no rights as a stockholder with respect to any shares covered by the award until the date a stock certificate or book entry evidencing such shares is issued or made, respectively.

Stock Bonuses. Stock bonuses consist of awards of shares granted to a participant subject to such terms and conditions as determined by the Administrator. Recipients of stock bonuses have all rights of stockholders with respect to such shares, provided that the Administrator may impose restrictions on the assignment or transfer of stock bonuses.

Amendments of the Amended 2018 Plan

The Board may from time to time, insofar as permitted by law, suspend or discontinue the Amended 2018 Plan or revise or amend it in any respect. However, to the extent required by applicable law or regulation or as except as provided under the Amended 2018 Plan itself, the Board may not, without stockholder approval, revise or amend the Amended 2018 Plan to (i) materially increase the number of shares subject to the Amended 2018 Plan, (ii) change the designation of participants, including the class of employees, eligible to receive awards, (iii) decrease the price at which options or stock appreciation rights may be granted, (iv) cancel, regrant, repurchase for cash, or replace options or stock appreciation rights that have an exercise price in excess of the fair market value of the common stock with other awards, or amend the terms of outstanding options or stock appreciation rights to reduce their exercise price, (v) materially increase the benefits accruing to participants under the Amended 2018 Plan, or (vi) make any modification that will cause incentive stock options to fail to meet the requirements of Internal Revenue Code Section 422.

Term

The Administrator may grant awards pursuant to the Amended 2018 Plan until it is discontinued or terminated; provided, however, that ISOs may not be granted after August 13, 2028.

Change of Control

Unless otherwise provided in the terms of an award, upon a change of control of the Company, as defined in the Amended 2018 Plan, the Administrator may provide for one or more of the following: (i) the acceleration of the exercisability, vesting, or lapse of the risks of forfeiture of any or all awards (or portions thereof); (ii) the complete termination of the Amended 2018 Plan and the cancellation of any or all awards (or portions thereof) that have not been exercised, have not vested, or remain subject to risks of forfeiture, as applicable in each case as of the effective date of the change of control; (iii) that the entity succeeding the Company by reason of such change of control, or the parent of such entity, must assume or continue any or all awards (or portions thereof) outstanding immediately prior to the change of control or substitute for any or all such awards (or portions thereof) a substantially equivalent award with respect to the securities of such successor entity, as determined in accordance with applicable laws and regulations; or (iv) that participants holding outstanding awards will become entitled to receive, with respect to each share of common stock subject to such award (whether vested or unvested, as determined by the Administrator pursuant to the Amended 2018 Plan) as of the effective date of any such change of control, cash in an amount equal to (1) for participants holding options or stock appreciation rights, the excess of the fair market value of such common stock on the date immediately preceding the effective date of such change of control over the exercise price per share of options or stock appreciation rights, or (2) for participants holding awards other than options or stock appreciation rights, the fair market value of such common stock on the date immediately preceding the effective date of such change of control. The Administrator need not take the same action with respect to all awards (or portions thereof) or with respect to all participants.

Payment

Upon exercise of an option granted under the Amended 2018 Plan, and as permitted in the Administrator’s discretion, the option holder may pay the exercise price in cash (or cash equivalent), by surrendering previously-acquired unencumbered shares of Company common stock, by withholding shares of Company common stock from the number of shares that would otherwise be issuable upon exercise of the option (e.g., a net share settlement), through broker-assisted cashless exercise (if compliant with applicable securities laws and any insider trading policies of the Company), another form of payment authorized by the Administrator, or a combination of any of the foregoing. If the exercise price is paid, in whole or in part, with Company common stock, the then-current fair market value of the stock delivered or withheld will be used to calculate the number of shares required to be delivered or withheld.

Transfer Restrictions

Unless permitted by law and expressly permitted by the Amended 2018 Plan or underlying award agreement, no award will be transferable, other than by will or by the laws of descent and distribution. The Administrator may permit a recipient of a non-qualified stock option to transfer the award by gift to his or her “immediate family” or to certain trusts or partnerships (as defined and permitted by applicable federal securities law).

Forms of Agreement

The Administrator has approved forms of agreement to govern incentive stock options, non-qualified stock options, restricted stock awards and restricted stock units. The foregoing summaries of the Amended 2018 Plan and the forms of the agreements do not purport to be complete and are qualified in their entirety by reference to the text of the Amended 2018 Plan and to the text of the forms of agreement.

The foregoing summary of the material terms of the Amended 2018 Plan does not purport to be complete and is qualified in its entirety by reference to the text of the Amended 2018 Plan.

SELECTED FINANCIAL DATA

As a smaller reporting company, we are not required to provide disclosure under this item.

SUPPLEMENTARY FINANCIAL INFORMATION

As a smaller reporting company, we are not required to provide disclosure under this item.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the historical financial statements and the related notes thereto filed with this prospectus. The following discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus. Refer to the discussion under the heading “Special Note Regarding Forward-Looking Statements.”

Background and Recent Developments

EVO Transportation & Energy Services, Inc., a Delaware corporation formerly named Minn Shares Inc. (“EVO Inc.,” “we,” “us,” “our” or the “Company”), was incorporated on October 22, 2010.  EVO Inc. was incorporated to effect the re-domestication of Minn Shares Inc., a Minnesota corporation (“Minn Shares Minnesota”), to the State of Delaware. From December 2001 until November 22, 2016, the Company and its predecessor entity, Minn Shares Minnesota, did not engage in any business activities other than for the purpose of collecting and distributing its assets, paying, satisfying and discharging any existing debts and obligations and doing other acts required to liquidate and wind up its business and affairs. The business purpose of EVO Inc. was to seek the acquisition of or merger with an existing company.

Securities Exchanges with Titan CNG and Environmental Alternative Fuels, LLC

On November 22, 2016, Titan and its members entered into an Agreement and Plan of Securities Exchange with the Company whereby the Company acquired all of the equity interests of Titan and Titan became a wholly-owned subsidiary of the Company (the “Securities Exchange”). El Toro, Diamond Bar and Blaine are wholly-owned subsidiaries of Titan. The Company issued 248,481 shares of its Common Stock to acquire Titan, which resulted in the former Titan equity holders owning approximately 91.25% of the outstanding Common Stock after the consummation of the Securities Exchange.

At the closing of the Securities Exchange, all of the units issued and outstanding for Titan immediately prior to the closing of the Securities Exchange were converted into 248,481 shares of Common Stock of the Company. Titan did not have any stock options or warrants to purchase its membership interests outstanding at the time of the Securities Exchange.

On June 1, 2018, the Company entered into an equity purchase agreement (the “Purchase Agreement”) with Billy (Trey) Peck Jr. (“Peck”) pursuant to which the Company acquired all of the issued and outstanding shares (the “TRT Shares”) in Thunder Ridge Transport, Inc., a Missouri corporation (“Thunder Ridge”), from Peck and Thunder Ridge became a wholly-owned subsidiary of the Company. Thunder Ridge is based in Springfield, Missouri and is engaged in the business of fulfilling government contracts for freight trucking services.

The following discussion highlights our plan of operations and the principal factors that have affected our financial condition as well as our liquidity and capital resources for the periods described. This discussion contains forward-looking statements. The following discussion and analysis are based on our financial statements, which we have prepared in accordance with U.S. generally accepted accounting principles. You should read the discussion and analysis together with such financial statements and the related notes thereto.

The following discussion and analysis provide information which management believes is relevant for an assessment and understanding of the statements of financial condition and results of operations presented herein. The discussion should be read in conjunction with our audited financial statements and related notes and the other financial information included elsewhere in this Annual Report.

General Overview

The Company was incorporated in the State of Delaware on October 22, 2010, and is a holding company based in Peoria, Arizona that owns three operating subsidiaries, Titan, Thunder Ridge and EAF that are in the businesses of compressed natural gas (“CNG”) service stations and fulfilling USPS contracts for freight trucking services. Titan is the management company that oversees operations of the El Toro, Diamond Bar, and Blaine CNG service stations. As of June 30, 2017, El Toro ceased operations. Blaine and Diamond Bar were formed in 2015. In March 2016, Diamond Bar began operations of its CNG station under a lease agreement with the State of California South Coast Air Quality Management District (“SCAQMD”) in Diamond Bar, California. In February 2018, the Company entered into a management agreement with a third party to operate Diamond Bar, and the Company is currently negotiating with the third party for the sale of the station. The Company discontinued construction of Blaine during the fourth quarter of 2017. EAF was originally organized on March 28, 2012 under the name Clean-n-Green Alternative Fuels, LLC” in the State of Delaware. Effective May 1, 2012, EAF changed its name to “Environmental Alternative Fuels, LLC.” EVO CNG, EAF’s wholly owned subsidiary, was originally organized in the State of Delaware on April 1, 2013 under the name “EVO Trillium, LLC” and subsequently changed its name to “EVO CNG, LLC” effective March 1, 2016. Together, EAF and EVO CNG operate six compressed natural gas fueling stations located in California, Texas, Arizona and Wisconsin.

Thunder Ridge was founded in Missouri during 2000 and its primary business is interstate highway contract routes operated for the USPS.

Although we currently plan to continue to operate our existing CNG fueling stations, we are also expanding our operations into interstate contract trucking routes operated for the USPS. We plan to accomplish our expansion into the trucking industry by acquiring existing trucking companies.

Going Concern

The Company is an early stage company in the process of acquiring several businesses with highway contract routes operated for the USPS and CNG fuel stations. As of September 30, 2018, the Company has a working capital deficit of approximately $6.9 million and negative equity of approximately $8.0 million. In addition, the Company is in violation of its bank covenants. Management anticipates rectifying these covenants with additional public and private offerings. Also, the Company is evaluating certain cash flow improvement measures. However, there can be no assurance that the Company will be successful in these efforts.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, the above conditions raise doubt about the Company’s ability to do so. The condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

To meet its current and future obligations, the Company has taken the following steps to capitalize the business and successfully achieve its business plan during 2018:

On March 2, 2018, the Company issued 1,000,000 Units (the “Units”) at a price of $2.50 per Unit for an aggregate purchase price of $2,500,000 pursuant to the terms of a subscription agreement between the Company and an investor. Each Unit consists of (i) one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (ii) a warrant to purchase one share of Common Stock at an exercise price of $2.50 per share exercisable for five years from the date of issuance.

During April 2018, the Company paid the working capital notes - related party of $250,000 in full.

On April 2, 2018, the Company and a related party note holder agreed to extend the maturity date of the $3,800,000 promissory note through July 2019.

On April 13, 2018, the Company consummated the following transactions:

The Company issued 275,583 common shares in exchange for certain subordinated convertible senior notes payable to stockholders in the aggregate principal amount of approximately $689,000, with the per share price for shares of common stock equal to $2.50.

The Company issued 272,777 common shares in exchange for the subordinated convertible junior notes payable to stockholders in the aggregate principal amount of approximately $1,363,858, with the per share price for shares of common stock equal to $5.00.

On May 14, 2018, the Company issued 93,400 common shares in exchange for accounts payable and related party accounts payable of $280,200, with the per share price of shares of common stock equal to $3.00.

In July 2018, the Company entered into a Secured Convertible Promissory Note Purchase Agreement pursuant to which the Company sold secured convertible promissory notes in the principal amount of $4,005,000 during July and August 2018.

In July and August 2018, Thunder Ridge won seven new four-year transportation services contracts with the USPS, under which Thunder Ridge will provide domestic surface transportation services to the USPS at its offices located in Santa Clarita, California, Baton Rouge, Louisiana, Flint, Michigan, Austin, Texas, the Northern Bay in California, Baltimore, Maryland and Pensacola, Florida.

On July 31, 2018, the Company paid approximately $1,072,000 of principle and interest to the subordinated convertible senior notes payable to stockholders.

During August 2018, the Company entered into subscription agreements effective as of July 31, 2018 to issue 187,462 units (the “Units”) at a price of $2.50 per Unit in payment of an aggregate principal amount of $468,655 in promissory notes previously issued by the Company. Each Unit consists of (i) one share of the Company’s common stock and (ii) a warrant to purchase one share of common stock at an exercise price of $2.50 per share exercisable for ten years from the date of issuance.

Sources of Revenue

Titan was founded in 2012 and for the first four years only had management fee revenues. Beginning in 2016 Titan generated revenues from its CNG stations El Toro and Diamond Bar, and with the acquisition of EAF, the Company generated revenue from six stations beginning February 2017. Starting on June 1, 2018, with the acquisition of Thunder Ridge, the Company has begun to recognize revenue from highway contract routes. The transportation services include operations in Missouri, Maryland, Kansas, Iowa, Tennessee, New York, Pennsylvania, Texas, Louisiana, Michigan and California. As of June 30, 2017, our El Toro station has ceased operations.

Key Trends

CNG

In general, CNG has become the primary alternative fueling choice for truck and bus fleets operating in the $134 billion fleet fueling market. Natural gas is sold on a gas gallon equivalent (“GGE”) basis and as of December 2017 was selling at an average price nationally of approximately $2.17 per GGE versus average prices of gasoline and diesel of $2.49 and $2.90 per gallon, respectively. We expect this price advantage to remain intact for the foreseeable future, which creates a strong economic incentive for vehicle operators to switch to CNG. In addition, CNG is a significantly cleaner fuel than is gasoline or diesel. With increased focus on the environment, the benefits from natural gas-powered vehicles have an immediate positive impact on the issues of air quality, U.S. energy security and public health. Using renewable CNG can result in greater than 95% less greenhouse gases than traditional petroleum products, and because CNG fuel systems are completely sealed, CNG vehicles produce no evaporative emissions, which are a common hazard when using liquid fuel. Also, CNG creates less engine wear, thereby making its use even more desirable. As of December 2017, there are fewer than 1,700 public CNG stations in the United States, compared to over 124,000 gasoline stations across the country.

During 2017, lower oil prices decreased the pricing advantage of CNG compared to diesel and gasoline. As a result, the adoption of natural gas as a fuel choice for fleets has slowed relative to previous periods, especially amongst smaller fleets. However, this impact is partially offset by a general decrease in the cost of natural gas as well as ongoing adoption of new CNG trucks by larger fleets. In addition, public companies and municipalities in particular are continuing to adopt the use of CNG as a vehicle fuel source for environmental reasons.

The natural gas vehicle industry is the beneficiary of federal and state incentives promoting the use of natural gas as a vehicle fuel choice. Titan received $450,000 of state grants to assist in the development of the El Toro station which was completed for approximately $2 million and during 2016, EVO CNG received $400,000 to complete the construction of the San Antonio station. In addition, during December 2017 and 2016, we received a $0.50 per GGE federal tax credit for each GGE sold. In some cases, we share this credit with our customers.

Interstate Highway Contracts

The USPS has for more than 100 years contracted with third parties for the transportation of mail. The contractors competitively bid on transportation contracts that detail the movement of mail between processing facilities and destination post offices. The USPS evaluates the bids based on price, past performance, operational plans, financial resources, and the use of innovation or alternative fuels. The contracts are generally two to four years and are renewable for additional terms, usually indefinitely. As of September 30, 2017, there were 6,059 routes contracted with the USPS, utilizing 2,718 contractors with contracts totaling $3.1 billion.

During July and August 2018, Thunder Ridge was awarded seven Dynamic Route Optimization (DRO) contracts with the USPS. These awards expand Thunder Ridge’s operations into five states—California, Louisiana, Florida, Texas, and Michigan. This is in addition to the seven other states it services through 12 contracts with the USPS. Under the seven contracts, operations will include locations in Santa Clarita, California, Flint, Michigan, Austin, Texas, Pensacola, Florida, the Northern Bay of California, Baltimore, Maryland, and Baton Rouge, Louisiana. It is estimated that the seven contracts will produce revenue of $18 million annually. Additionally, the new contracts will provide a larger network for the development of new transportation opportunities.

Anticipated Future Trends

Although natural gas continues to be less expensive than gasoline and diesel in most markets, the price of natural gas has been significantly closer to the prices of gasoline and diesel in recent years as a result of declining oil prices, thereby reducing the price advantage of natural gas as a vehicle fuel. We anticipate that, over the long term, the prices for gasoline and diesel will continue to be higher than the price of natural gas as a vehicle fuel and will increase overall, which would improve the cost savings of natural gas as a vehicle fuel compared to diesel and gasoline. However, the amount of time needed for oil prices to recover from their recent decline is uncertain and we expect that adoption of natural gas as a vehicle fuel, growth in our customer base and gross revenue will be negatively affected until oil prices increase and this price advantage increases. Our belief that natural gas will continue, over the long term, to be a cheaper vehicle fuel than gasoline or diesel is based in large part on the growth in United States natural gas production in recent years.

We believe natural gas fuels are well-suited for use by vehicle fleets that consume high volumes of fuel, refuel at centralized locations or along well-defined routes and/or are increasingly required to reduce emissions. As a result, we believe there will be growth in the consumption of natural gas as a vehicle fuel among vehicle fleets. However, we expect competition in the market for natural gas vehicle fuel to remain steady in the near-term. To the extent competition increases, we would be subject to greater pricing pressure, reduced operating margins and potentially fewer expansion opportunities.

In addition, the Company expects to further expand into the transportation industry by owning and operating transportation companies. The Company intends to acquire additional transportation companies that have been awarded contracts to provide trucking services for the USPS.

In 2014, the USPS announced plans to significantly reduce their number of contractors from over 4,000 in 2014 to less 1,000 by 2022. The USPS’s goal is to manage fewer relationships and work with larger prime contractors. The USPS is in the process of taking all of the contracts in a defined geographical area and consolidating them into one contract. It is estimated that over $1 billion in USPS contracts will become available in the next five years, which affords the opportunity for the Company to grow organically in addition to growing through acquisitions.

If we are successful in acquiring additional trucking companies, we will competitively bid on transportation contracts that detail the movement of mail between processing facilities and destination post offices. Those contracts typically provide for an initial four-year term and are often renewed to the incumbent service provider if appropriate services have been performed. The contracts are bid and performed in accordance with various requirements, including but not limited to requirements under the Service Contract Act, Department of Transportation regulations (federal and state), and other applicable local and state regulations.

Sources of Liquidity and Anticipated Capital Expenditures and Other Uses of Cash

Historically, our principal sources of liquidity have consisted of cash on hand, cash provided by financing activities, and cash provided by investors.

Of our total indebtedness of approximately $25,000,000 as of September 30, 2018, approximately $3,500,000 is classified as current debt. We are in violation of the covenants related to the SBA loan. We did not receive a waiver with respect to those covenant violations for the nine months ended September 30, 2018. Our total consolidated interest expense relating to our indebtedness for the nine months ended September 30, 2018 was approximately $1,550,000, which included debt discount and financing costs of $591,000 and 44,000, respectively.

We may also elect to invest additional amounts in companies, assets, or joint ventures in the natural gas fueling infrastructure, interstate contract routes, or use capital for other activities or pursuits. We will need to raise additional capital to fund any capital expenditures, investments, or debt repayments that we cannot fund through available cash or cash generated by operations or that we cannot fund through other sources, such as with the sale of our stock. We may not be able to raise capital when needed on terms that are favorable to us, or at all. Any inability to raise capital may impair our ability to build new stations, develop natural gas fueling infrastructure, invest in strategic transactions or acquisitions or repay our outstanding indebtedness and may reduce our ability to grow our business and generate sustained or increased revenues. See “Liquidity and Capital Resources” below.

Business Risks and Uncertainties

Our business and prospects are exposed to numerous risks and uncertainties. For more information, see “Risk Factors” in this prospectus.

Results from Operations

Three months ended September 30, 2018 as compared with the three months ended September 30, 2017

Revenue. EVO Inc. has refocused its corporate strategy to leverage our footprint of CNG stations and relationships with owner-operators to build a national fleet of haulers primarily focused on servicing the U.S. Postal Service (USPS). The Company continues to operate public and private CNG filling stations.

Sales for the CNG stations were $414,609 and $622,073 for the three months ended September 30, 2018 and 2017, respectively. EVO CNG, LLC stations’ sales have decreased from prior year due to a Tolleson station’s customer’s discontinuation of its CNG truck fleet. During the third quarter of 2017, that customer generated approximately $121,000 in CNG revenue. No revenue was generated at the Diamond Bar or El Toro stations during the 2018 quarter. The Diamond Bar and El Toro stations’ third quarter 2017 revenue was $87,000 with $35,460 generated from El Toro related to a one-time charge to a customer. Overall the Company experienced a downward trend in CNG demand during 2018.

Thunder Ridge’s third quarter 2018 revenue of $8,235,295 more than doubled from the third quarter of 2017. The increase was the result of organic growth from new mail hauling contracts signed with USPS earlier in the year.

Cost of goods sold. CNG cost of goods sold is comprised of natural gas, electricity, federal excise tax, vendor use fuel tax, and credit cards fees. The margins were 18% and 59% for the three months ended September 30, 2018 and 2017, respectively. The decrease in margin rate was primarily attributable to the fall-off of activity at Diamond Bar since that station has typically achieved a 50% margin in the past as a result of its lower cost of electricity purchased from SCAQMD. The margin decrease is also a result of EVO CNG’s fixed station costs’ not commensurately decreasing in step with decreased CNG demand.

Thunder Ridge’s cost of goods sold is primarily comprised of labor and subcontractor costs, fuel, leasing and rental of trucks and trailers, repairs and maintenance, and insurance. Thunder Ridge’s third quarter margin was negative. Over the past two and a half years, Thunder Ridge has been growing through awards of new USPS mail hauling contracts. This growth was added to an infrastructure that was not yet fully in place to profitably support the operations at the start of the new contracts. Efforts are currently underway to refine the labor model and right-size the fleet to achieve the expected returns.

Operating expenses. General and administrative increased for the three months ended September 30, 2018 as compared to the three months ended September 30, 2017 by approximately $1,215,000. The acquisition of Thunder Ridge contributed $623,000 of the increase and $396,000 was from stock option expense, offset by a decrease in accounting and legal fees of approximately $200,000 and a general decrease in expenses. The $48,000 increase in depreciation and amortization expense was a result of a decrease in amortization from EVO CNG, LLC due to the impairment of customer relationships during 2017.

Interest Expense. The $538,000 increase in interest expense was a result of an addition of $356,000, from the debt discount in EVO, Inc. and EVO CNG, LLC, plus $44,000 related to amortization of the debt discount. Lastly, Thunder Ridge interest added $120,000 to the third quarter 2018 interest increase from third quarter 2017.

Warrant expense. Warrant expense increased for the three months ended September 30, 2018 as compared to the three months ended September 30, 2017 by approximately $121,000. The warrant expense is connected to the issuance of stock and represents the estimated fair value calculated on the date of issuance of the warrant using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the expected term of warrants, expected stock price volatility, and expected dividends. These estimates involve inherent uncertainties and the application of management’s judgment.

Nine months ended September 30, 2018 as compared with the nine months ended September 30, 2017

Revenue. EVO Inc. has refocused its corporate strategy to leverage our footprint of CNG stations and relationships with owner-operators to build a national fleet of haulers primarily focused on servicing the U.S. Postal Service (USPS). The Company continues to operate public and private CNG filling stations.

Sales for the CNG stations were $1,111,629 and $1,692,787 for the nine months ended September 30, 2018 and 2017, respectively. The decrease resulted from revenue loss of approximately $92,000 from the closure of the El Toro station during 2017, approximately $169,000 from the Diamond Bar station due to the third-party management agreement implemented during 2018, and approximately $340,000 at the Tolleson station due to a customer’s discontinuation of its CNG fleet. In addition, the Company experienced an overall downward trend in CNG sales over the past year.

Thunder Ridge’s revenue for the period of June 1, 2018 through September 30, 2018 was $10,212,227, an increase from prior year of approximately $4,600,000. The increase was the result of organic growth from new mail hauling contracts signed with USPS earlier in the year.

Cost of goods sold. CNG cost of goods sold is comprised of natural gas, electricity, federal excise tax, vendor use fuel tax, and credit cards fees. The margins were 25% and 59% for the nine months ended September 30, 2018 and 2017, respectively. The decrease in margin rate was primarily attributable to the fall-off of activity at Diamond Bar as of the end of January 2018 as that station typically achieved a 50% margin in the past as a result of its lower cost of electricity purchased from SCAQMD. The margin decrease is also a result of EVO CNG’s fixed station costs not commensurately decreasing in step with decreased CNG demand.

Thunder Ridge’s cost of goods sold is primarily comprised of labor and subcontractor costs, fuel, leasing and rental of trucks and trailers, repairs and maintenance, and insurance. Thunder Ridge’s third quarter margin was negative. Over the past two and a half years, Thunder Ridge has been growing through awards of new USPS mail hauling contracts. This growth was added to an infrastructure that was not yet fully in place to profitably support the operations at the start of the new contracts. Efforts are currently underway to refine the labor model and right-size the fleet to achieve the expected returns.

Operating expenses. General and administrative expenses increased for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017 by approximately $2,261,000. Factors contributing to this increase included $553,000 from the acquisition of Thunder Ridge, $792,000 from stock option expense, $94,000 from the lawsuit settlement, $250,000 from regulatory filings, $75,000 from additional payroll, and $300,000 from advisory services rendered.

Interest expense. The $674,000 increase in interest expense was a result of an addition of $155,000 from Thunder Ridge, $239,000 from the accretion of the beneficial conversion feature, and $44,000 from the amortization of the deferred financing costs. The remaining increase is due to the EVO CNG, LLC debt discount offset by a $161,000 reduction in interest expense as a result of conversion of Junior and Senior Bridge Notes in April 2018.

Warrant expense. Warrant expense increased for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017 by approximately $512,000. The warrant expense is connected to the issuance of stock and is the estimated fair value calculated on the date of issuance of the warrant using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the expected term of the warrants, expected stock price volatility, and expected dividends. These estimates involve inherent uncertainties and the application of management’s judgment.

Gain extinguishment related party interest. As a result of the conversion of related party debt during April 2018, the company realized a gain on the extinguishment of related party interest.

Gain on extinguishment of liabilities. We recorded a gain of $657,498 on the extinguishment of accounts payable that no longer represented our obligation or that management negotiated a settlement. The liabilities consisted of professional fees and other expenses.

The Company had cash and cash equivalents of $1,121,565 and $83,867 at September 30, 2018 and December 31, 2017, respectively. During the nine months ended September 30, 2018 and 2017, net cash used in operations was $3,995,028 and $487,403, respectively. We have historically funded our operating losses primarily from the issuance of equity, convertible notes payable, stockholder debt, and SBA debt.

Changes in Liquidity

Cash and Cash Equivalents. Cash and cash equivalents were $1,121,565 at September 30, 2018, compared to $83,867 at December 31, 2017. The increase is primarily attributable to the issuance of common stock for $2,500,000 during 2018, along with the proceeds of $4,005,000 from secured convertible debt.

Operating Activities. Net cash used in operations was $3,995,028 and $487,403 as of September 30, 2018 and 2017, respectively. For the nine months ended September 30, 2018 and 2017, the Company had a net loss of $5,458,785 and $2,584,782, respectively. Significant changes in working capital during these periods included:

●	Accounts receivable decreased by $1,245,242, after factoring in the Thunder Ridge accounts receivable from the acquisition.

●	Accounts payable, accounts payable-related party, advances from related parties, accrued interest and accrued liabilities increased in aggregate by $1,129,261 due to the acquisition of Thunder Ridge offset by payments and conversion of related party interest and payments on accounts payable from the proceeds of debt and equity.

●	Non-cash transactions included a $590,611 add-back from the accretion of the debt discount, $509,610 from depreciation and amortization, warrant expense of $589,158, stock-based compensation for $792,924, and $300,000 of Series A Preferred Stock issued in exchange for advisory services, offset by the gains in extinguishment of related party interest and liabilities for a total of $814,828.

Investing Activities. Net cash used in investing was ($229,736) and ($144,828) for the nine months ended September 30, 2018 and 2017, respectively. With the acquisition of Thunder Ridge in 2018, the cash contribution was negative. In 2017, the cash was used to purchase construction in progress assets during 2017.

Financing Activities. Net cash provided by financing activities was $5,262,462 and $698,054 for the nine months ended September 30, 2018 and 2017, respectively. The cash provided by financing activities in 2018 was from the $2,500,000 sale of common stock, proceeds of $4,005,000, net of $524,987 in debt issuance costs from secured convertible debt, and $480,210 from advances from factoring receivables, offset by $134,957 in payments on the SBA and equipment loans, and the $250,000 payment in full on the working capital notes – related party, in addition to $800,000 in payment of the subordinated convertible senior notes payable to stockholders. During the six months ended June 30, 2017 financing activities consisted of $400,000 from subordinated notes payable, $310,000 from the sale of common stock, and $70,258 in advances from stockholders, offset by payments on the SBA loan and related party promissory note.

Our future liquidity and capital requirements will be influenced by numerous factors, including the extent and duration of future operating losses, the level and timing of future sales and expenditures, working capital required to support our sales growth, the level of our outstanding indebtedness and principal and interest we are obligated to pay on our indebtedness, our capital expenditure requirements, the continuing acceptance of our product in the marketplace, competing technologies, market and regulatory developments, ongoing facility requirements, and potential strategic transactions.

Debt Compliance

Of our total indebtedness of approximately $25,000,000 for the nine months ended September 30, 2018, approximately $3,500,000 is classified as current debt. We are in violation of the covenants related to the SBA loan. We have not received a waiver for current violations of these covenants as of September 30, 2018. Our total consolidated interest payment obligations relating to our indebtedness was approximately $1,550,000 which included the debt discount, debt issuance costs and the beneficial conversion feature of $635,000 for the nine months ended September 30, 2018.

Existing Indebtedness

On December 31, 2014, Titan entered into a co-borrower arrangement for a $1,300,000 U.S. Small Business Administration (SBA) note with El Toro. The proceeds from the note were received by El Toro and the note payable is recorded by El Toro. The note is a ten-year term note with interest fixed at 5.5% for the first five years, then adjusted to the SBA LIBOR Base Rate, plus 2.35% for the remaining five years. The note requires monthly principal and interest payments of $15,288. The note is secured by substantially all of Titan’s business assets and is personally guaranteed by certain former members of Titan. Titan issued 35,491 (equivalent to 31,203 common shares) Class A Membership Units to those members as compensation for the guarantee. The note was obtained pursuant to a loan agreement with a bank dated December 31, 2014 (the facility governed by the loan agreement is hereinafter referred to as the “SBA Facility”). Titan was, as of December 31, 2017, and currently is, in violation of certain covenants under our SBA Facility. We have not received a waiver to remedy the technical non-compliance under our SBA Facility as of September 30, 2018.

In addition to the SBA Facility, on January 1, 2016, Titan issued 64,387 (equivalent to 56,608 common shares) Class A Membership Units and Junior Bridge Notes in the aggregate principal amount of approximately $876,000 to eight accredited investors in exchange for mezzanine debt in El Toro plus approximately 80% of the membership interest in El Toro. Titan issued an additional Junior Bridge Note to a ninth accredited investor on January 1, 2016 for approximately $99,000 to evidence pre-existing indebtedness. The holders of the Junior Bridge Notes are the Alpeter Family Limited Partnership, Brian and Renae Clark, Falcon Capital LLC, Honour Capital LP, James Jackson, John Honour, Kirk Honour, Keith and Janice Clark, and Stephen and Jayne Clark. On April 12, 2018, the Company converted the eight Junior Bridge Notes and related interest totaling $1,363,858 into common stock at a price per share of $5.00 for a total of 272,777 shares.

On February 29, 2016, Titan issued five promissory notes payable to members (the “Senior Bridge Notes”) with an original maturity date of June 28, 2016 for approximately $672,000, as well as 16,791 (equivalent to 14,762 common shares) Class A Membership Units. The Senior Bridge Notes originally bore interest at 12% per year with a default interest rate of 15% per year. Two of the Senior Bridge Notes were originally long-term debt of Titan outstanding at December 31, 2015 and converted into Senior Bridge Notes. In the event of a default under the Senior Bridge Notes, Titan is required to pay the holder a stated number of Class A Membership Units on the date of default and each 90-day interval thereafter until all amounts due have been paid in full. Effective July 2016, the maturity date of the Senior Bridge Notes was extended to September 30, 2016 and effective March 14, 2016 the interest rate was increased from 12% to 16%. The default interest rate was increased from 15% to 18%. As part of that first amendment, the note holders received 3,359 (equivalent to 2,953 common shares) Class A Membership Units in Titan. In September 2016, the Senior Bridge Notes were amended to extend the maturity date to January 31, 2017 and Titan paid a fee for the extension of 1% of the outstanding principal balance to the note holders. The Company subsequently extended the maturity date of the notes to October 31, 2017. The Company paid a fee of 1% of the outstanding principal balance on the notes on or around each of January 31, 2017, April 30, 2017, and July 31, 2017 to extend the maturity date of the notes. The notes are secured by a subordinate security interest on substantially all of the Company’s assets and are personally guaranteed by Scott Honour and Kirk Honour. The notes were not extended at maturity.

On April 12, 2018, the Company converted four of the Senior Bridge Notes in the aforementioned paragraph and the Senior Bridge Note issued on July 26, 2016 along with related interest totaling $688,958 into common stock at a price per share of $2.50 for a total of 275,583 shares. The remaining Senior Bridge Note and related interest was paid in full on July 31, 2018.

On July 26, 2016, we issued an additional Senior Bridge Note for $200,000 with 16% interest and an original maturity date of October 2016. In September 2016, this Senior Bridge Note was amended to extend the maturity date to January 31, 2017 and Titan paid a fee for the extension of 1% of the outstanding principal balance to the note holder. The Company paid a 1% fee on or around each of January 31, 2017, April 30, 2017, and July 31, 2017 to extend the due date of this Senior Bridge Note to October 31, 2017. In the event of default, the holder is entitled to receive 1,000 (equivalent to 879 common shares) Class A Membership Units. Titan issued 5,000 (equivalent to 4,396 common shares) Class A Membership Units to this noteholder in connection with the issuance of this Senior Bridge Note. The note is secured by a subordinate security interest on substantially all of the Company’s assets and are personally guaranteed by Scott Honour and Kirk Honour. The note was not extended at maturity. On April 12, 2018, the Company converted the Senior Bridge Note issued on July 26, 2016 and four of the Senior Bridge Notes issued on February 29, 2016 along with related interest totaling $688,958 into common stock at a price per share of $2.50 for a total of 275,583 shares.

On September 26, 2016, Titan issued an additional Senior Bridge Note for $150,000 with 16% interest and an original maturity date of January 2017. Titan issued 3,750 (equivalent to 3,297 common shares) Class A Membership Units to this noteholder in connection with the issuance of this Senior Bridge Note and received the proceeds from this note in October 2016. Subsequent to March 31, 2017, the Company paid a 1% fee to extend the maturity date of this note to July 31, 2017 and paid an additional 1% fee to extend the maturity date to October 31, 2017. In the event of default, the holder of this Senior Bridge Note is entitled to receive 750 (equivalent to 659 common shares) Class A Membership Units. The note is secured by a subordinate security interest on substantially all of the Company’s assets. The note was not extended at maturity. On July 31, 2018 the Senior Bridge note was paid in full.

On November 22, 2016, EVO, Inc. issued Convertible promissory notes – related party (the “Minn Shares Notes”) in the aggregate principal amount of $463,928 to Joseph H. Whitney, The Globe Resources Group, LLC and Richard E. Gilbert. The Minn Shares notes bear interest at the rate of 12% per annum and mature in November 2019 unless earlier converted. Each Minn Shares Note is convertible at the holder’s option as follows: (i) upon the sale by EVO, Inc. of not less than $7,500,000 of its equity securities at a conversion price equal to the price per security issued in such offering, (ii) upon a corporate transaction such as a merger, consolidation or asset sale involving either the sale of all or substantially all of the EVO, Inc. assets or the transfer of at least 50% of EVO, Inc.’s equity securities at a conversion price equal to the enterprise value of EVO, Inc.’s, as established by the consideration payable in the corporate transaction or (iii) on or after the maturity date at a conversion price equal to the quotient of $20 million divided by the number of shares of EVO, Inc.’s stock outstanding on a fully diluted basis. The Minn Shares Notes are subject to mandatory conversion upon the conversion into equity securities of the Junior Bridge Notes and Senior Bridge Notes upon the same conversion terms as the Junior Bridge Notes and Senior Bridge Notes.

On January 31, 2017, Titan issued an additional Senior Bridge Note in the principal amount of $400,000. This Senior Bridge Note bears interest at 16% per year with a default interest rate of 18% per year and matures on April 30, 2017. In the event of a default under this Senior Bridge Note, EVO, Inc. is required to issue 1,758 shares of Common Stock to the holder on the date of default and each 90-day interval thereafter until all amounts due have been paid in full. This Senior Bridge Note is secured by a subordinate security interest on substantially all of the EVO, Inc.’s assets. In connection with this Senior Bridge Note, on January 31, 2017, EVO, Inc. issued 8,792 shares of Common Stock. Subsequent to March 31, 2017, the Company paid a 1% fee to extend the maturity date of this note to July 31, 2017 and paid an additional 1% fee to extend the maturity date to October 31, 2017. The note is secured by a subordinate security interest on substantially all of the Company’s assets. The note was not extended at maturity. On July 31, 2018 the Senior Bridge note was paid in full.

On February 1, 2017, EVO, Inc. issued the Senior Promissory Note in the principal amount of $3.8 million to Danny Cuzick and Convertible Notes in the aggregate principal amount of $9.5 million to the EAF Members. The Senior Promissory Note bears interest at 7.5% per year with a default interest rate of 12.5% per year and has a maturity date of the earlier of (a) the date that is ten days after the initial closing of a private offering of capital stock of EVO, Inc. in an amount not less than $10 million (a “Private Offering”); (b) December 31, 2017 and (c) declaration by Danny Cuzick of an event of default under the Senior Promissory Note. The Convertible Notes bear interest at 1.5% per year and have a maturity date of February 1, 2026. During April 2018 the Senior Promissory Note’s maturity was extended to June 2019 from December 31, 2017.

The Convertible Notes are convertible into 1,400,000 shares (the “Transaction Shares”) of EVO, Inc.’s Common Stock, subject to adjustment for any stock splits, combinations or similar transactions, representing approximately 81.1% of EVO, Inc.’s total outstanding shares of Common Stock on a post-transaction basis at the time of the transaction. Accordingly, the conversion of the Convertible Notes would result in a change in control of the Company. The number of Transaction Shares will be increased to equal 70% of the issued and outstanding Common Stock if the issuance of Common Stock pursuant to a private offering of Common Stock of up to $2 million and the conversion into Common Stock of the Company’s subordinated notes payable to members, Senior Bridge Notes, convertible promissory notes, and certain accounts payable would otherwise cause the Transaction Shares to represent less than 70% of the issued and outstanding Common Stock. Pursuant to the terms of the EAF Exchange Agreement, the EAF Members are entitled to demand registration rights and piggyback registration rights with respect to the Transaction Shares upon customary terms, limitations, exceptions and conditions. The Convertible Notes are secured by all of the assets of EAF and the EAF interests which the Company pledged to the EAF members as security for the Convertible Notes.

Each Convertible Note is convertible at the applicable holder’s option beginning on the first anniversary of the date of issuance of the Convertible Notes, including at any time within 90 days after the holder’s receipt of notice of consummation of (1) a reorganization, merger or similar transaction where EVO, Inc. is not the surviving or resulting entity or (2) the sale of all or substantially all of EVO, Inc. assets, subject to customary restrictions. Each holder’s conversion option is subject to a monthly limit of the number of shares of Common Stock equal to 10% of the thirty-day average trading volume of shares of Common Stock during the prior calendar month. The Convertible Notes are also subject to mandatory conversion at the Company’s option beginning on the first anniversary of the date of issuance of the Convertible Notes if: (i) the closing price of the Common Stock is greater than (A) 150% of the price at which a share of Common Stock is sold in a Private Offering or (B) $10.00 if a Private Offering has not occurred by December 31, 2017 and (ii) the average daily trading volume of shares of Common Stock has equaled 100,000 or more for the 30 days prior to the applicable date. Upon a conversion of the Convertible Notes, accrued interest may also be converted at the greater of (i) the amount of interest to be converted divided by the exchange ratio of 0.1357, subject to adjustment for stock splits or combinations, or (ii) the amount of interest to be converted divided by the closing price of the Common Stock on the trading day preceding the conversion date. The Company expects to amend the terms of the Convertible Notes to provide for different conversion terms, including with respect to the number of Transaction Shares issuable upon conversion, in the near future.

On June 1, 2018, as part of the acquisition of Thunder Ridge, a $2,500,000 promissory note – stockholder was issued.  The promissory note - stockholder bears interest at 6% and has a maturity date of the earlier of (a) the date the Company raises $40,000,000 in public or private offerings of debt or equity; (b) December 31, 2018 and (c) termination of Peck’s employment with the Company by the Company without cause or by Peck for good reason. The note is collateralized by all of the assets of Thunder Ridge.

The Company has two line-of-credit agreements with a bank that provided for a borrowing capacity of approximately $425,000. Amounts outstanding bear interest at 6.75% and are secured by equipment. Subsequent to September 30, 2018, the Company paid the $100,000 line-of-credit in full and extended the $321,739 line-of-credit’s maturity to April 2019.

Five notes payable to banks with interest ranging from 2.99% to 6.92%, with monthly payments of principal and interest ranging between $477 and $1,678, and maturity dates between June 2020 and January 2023.  The notes are collateralized by equipment.

In connection with the closing of the EAF Exchange Agreement, on February 1, 2017, the Company issued promissory notes to the EAF Members in the aggregate principal amount of $250,000. During April 2018, the promissory notes were paid in full.

In connection with the closing of the EAF Exchange Agreement, on February 1, 2017, the Company guaranteed a note from EAF to an EAF member dated January 30, 2017 in the principal amount of $4 million (the “EAF Note”). The EAF Note is secured by all assets of EAF and is guaranteed by EAF. The EAF Note bears interest at 7.5% per annum with a default rate of 12.5% per annum and has a maturity date of the earlier of (a) February 1, 2020 and (b) declaration by the noteholder of an event of default under the EAF Note.

During July and August 2018, the Company received $4,005,000 in proceeds from Secured Convertible Promissory Notes (“Convertible Notes”). The Company paid commissions of $524,987 in connection with the Convertible Notes. The Convertible Notes bears interest at 9%, compounded quarterly, and have a maturity date two years after issuance. The Convertible Notes are secured by all the assets of the Company. Each holder may agree, at its discretion, to add accrued interest to the principal balance of the Convertible Notes on the first day of each calendar quarter. The Convertible Notes may not be prepaid prior to the first anniversary of the date of issuance, but may be prepaid without penalty after the first anniversary of the date of issuance.

The Convertible Notes are convertible into shares (the “Note Shares”) of the Company’s common stock at a conversion rate of $2.50 per share of common stock at each Holder’s option: 1) at any time after the first anniversary of the date of issuance or 2) at any time within 90 days after a “triggering event,” including a sale, reorganization, merger, or similar transaction where the Company is not the surviving entity. The Convertible Notes are also subject to mandatory conversion at any time after the first anniversary of the date of issuance if the average volume of shares of common stock traded on the Nasdaq Capital Market, NYSE American Market or a higher tier of either exchange is 100,000 or more for the 10 trading days prior to the applicable date.

The Convertible Notes also provide that the Company will prepare and file with the Securities and Exchange Commission (“SEC”), as promptly as reasonably practical following the issuance date of the Convertible Notes but in no event later than 45 days following the issuance date, a registration statement on Form S-1 (the “Registration Statement”) covering the resale of the common stock and the warrant shares and as soon as reasonably practical thereafter effect such registration. The Company will be required to pay liquidated damages of 1% of the outstanding principal amount of the Convertible Notes each 30 days if the Registration Statement is not declared effective by the SEC within 180 days of the filing date of the Registration Statement.

As additional consideration for the Convertible Notes, the Company issued warrants to the Holders to purchase 1,602,000 shares of common stock at an exercise price of $2.50 per share, exercisable for ten years from the date of issuance. The Company recorded a beneficial conversion feature of $2,861,192. The beneficial conversion feature will be amortized to interest expense through the maturity of the Convertible Notes.

During the nine months ended September 30, 2018 and the year ended December 31, 2017, the remaining debt discount was $2,622,106 and $0, respectively. In addition, during the nine months ended September 30, 2018 and the year ended December 31, 2017, remaining debt issuance costs were $481,238 and $0, respectively.

Stockholders’ Deficit

On March 2, 2018, the Company issued 1,000,000 Units (the “Units”) at a price of $2.50 per Unit for an aggregate purchase price of $2,500,000 pursuant to the terms of a subscription agreement between the Company and an investor. Each Unit consists of (i) one share of the Company’s common stock, and (ii) a detachable warrant to purchase one share of common stock at an exercise price of $2.50 per share exercisable for five years from the date of issuance. The Company estimated the value of the warrants to be approximately $1,088,000 through the Black Scholes Pricing Model. The Company did not pay any commissions in connection with the sale of these Units.

During March 2018, the Company entered into a Share Escrow Agreement (the “Escrow Agreement”) with certain of the Company’s stockholder’s, including entities affiliated with a director of the Company, and the Company’s former president. Pursuant to the terms of the Escrow Agreement, the stockholders party to the agreement placed an aggregate of 240,000 shares of Common Stock in escrow, to be held by the Company until such time as one or more third parties offer to purchase the escrowed shares and the Company approves such purchase or purchases. Seventy-five percent of the proceeds of the sale or sales of the escrowed shares will be paid to the Company and will be used by the Company first to repay any amounts outstanding under the SBA loan, and the remaining 25% of the proceeds will be paid pro rata to the stockholders party to the Escrow Agreement. In connection with the Escrow Agreement, the Company issued 240,000 warrants to purchase common stock to the stockholders party to the Escrow Agreement, which warrants have an exercise price of $6.11 per share and are exercisable for a period of five years.

On October 9, 2017, management of the Company terminated the employment of the Company’s president. In connection with his termination, the Company and former president entered into a Mutual Separation Agreement dated October 9, 2017 (the “Separation Agreement”). Pursuant to the Separation Agreement, the Company and former president agreed that (i) his last day of employment with the Company was October 9, 2017, (ii) he will be paid an aggregate of $97,069 within ten business days after the Company raises an aggregate of $2 million in any combination of public or private debt or equity securities offerings, and (iii) in satisfaction of $240,276 of deferred compensation, the Company will issue 89,092 shares of its common stock within ten business days after the Company raises an aggregate of $2 million in any combination of public or private debt or equity securities offerings. The $97,069 payment has not been rendered and the stock has not been issued as of September 30, 2018. The balances are included in accounts payable – related party.

Series A Preferred Stock

On April 13, 2018, the Company issued 100,000 shares of Series A Preferred stock (“Preferred Stock”) to a related party in return for advisory services rendered to the Company. The fair value of the services rendered was assessed at $300,000.

Dividends

Generally, the holders of the Preferred Stock are entitled to receive if, when, and as declared by the board of directors, an annual non-compounding dividend, payable at the rate of 8% and payable quarterly in arrears in cash, or, at the Company’s option, an annual non-compounding dividend 12%, payable quarterly in arrears in the form of shares of Preferred Stock at a rate of $3.00 per share. Such dividends will begin to accrue as of the date on which the Preferred Stock is issued and will accrue whether or not declared and whether or not there will be funds legally available for the payment of dividends. For the nine months ended September 30, 2018, the Company accrued $11,178 in dividends.

Accrued and unpaid dividends upon conversion will automatically be converted into shares of the Company’s common stock, par value $0.0001 per share. An assumed value of $3.00 per share of common stock will be used to determine the number of shares of common stock to be issued for such accrued and unpaid dividends.

Liquidation Preference

In the event of any liquidation the holders of record of shares of Preferred Stock will be entitled to receive, prior and in preference to any distributions of any assets of the Company to the holders of the common stock out of the assets of the Company legally available therefore, $3.00 per share of Preferred Stock, plus accrued and unpaid dividends on each share of Preferred Stock.

Redemption

At the option of the holder and upon written notice to the Company, the Preferred Stock will be redeemable at any time after August 1, 2018 at the liquidation price plus all declared and unpaid dividends. In addition, the Company will have an ongoing right to purchase all or any portion of the outstanding shares of the Preferred Stock.

Voting Rights

Generally, holders of shares of Preferred Stock are entitled to vote with the holders of common stock as a single class on all matters submitted to a vote of the stockholders and are entitled to 15 votes for each share of Preferred Stock held on the record date for the determination of the stockholders entitled to vote or, if no record date is established, on the date the vote is taken.

Conversion Rights

Each share of Preferred Stock will convert to one fully paid and nonassessable share of the Company’s common stock at any time at the option of the holder or the Company, subject to adjustments for stock dividends, splits, combinations and similar events. If the closing price on all domestic securities exchanges on which the Common Stock may at the time be listed exceeds $6.00 per share for 30 consecutive trading days and the daily trading volume of the common stock is at least 20,000 shares for that same period, each share of Preferred Stock will automatically convert to one share of the Company’s common stock. The conversion rights require the Company to present the Preferred Stock in the mezzanine level of the accompanying balance sheet.

Stock Options

On April 12, 2018, the Company’s board of directors approved the EVO Transportation and Energy Services, Inc. 2018 Stock Incentive Plan (the “2018 Plan”) pursuant to which a total of 4,250,000 shares of common stock have been reserved for issuance to eligible employees, consultants, and directors of the Company. Further, on August 13, 2018, the board of directors approved the Company’s Amended and Restated 2018 Stock Incentive Plan (the “Amended 2018 Plan”), which amends and restates the Company’s 2018 Stock Incentive Plan. The Amended 2018 Plan increased options available for grant to 6,250,000.

The Amended 2018 Plan provides for awards of non-statutory stock options, incentive stock options, and restrictive stock awards within the meaning of Section 422 of the IRC and stock purchase rights to purchase shares of the Company’s common stock.

The Amended 2018 Plan is administered by the board of directors, which has the authority to select the individuals to whom awards will be granted and to determine whether and to what extent stock options and stock purchase rights are to be granted, the number of shares of common stock to be covered by each award, the vesting schedule of stock options (generally straight-line over a period of four years), and all other terms and conditions of each award. Stock options have a maximum term of ten years, and it is the Company’s practice to grant options to employees with exercise prices equal to or greater than the estimated fair market value of its common stock.

The board of directors may suspend or terminate the Amended 2018 Plan or any portion thereof at any time, and may amend the Amended 2018 Plan from time to time in such respects as the board of directors may deem advisable in order that incentive awards under the Amended 2018 Plan will conform to any change in applicable laws or regulations or in any other respect the board of directors may deem to be in the best interests of the Company; provided, however, that no amendments to the Amended 2018 Plan will not be effective without approval of the stockholders of the Company if stockholder approval of the amendment is then required pursuant to Section 422 of the Code or the rules of any stock exchange or Nasdaq or similar regulatory body. No termination, suspension or amendment of the Amended 2018 Plan may adversely affect any outstanding incentive award without the consent of the affected participant.

Restricted stock awards are made by the issuance to the participant of the actual shares represented by that grant. Any shares of restricted stock issued are registered in the name of the participant and bear an appropriate legend referring to the terms, conditions, and restrictions applicable to the award. Shares of restricted stock granted under the Amended 2018 Plan may not be sold, transferred, pledged, or assigned until the termination of the applicable period of restriction. After the last day of the period of restriction, shares of restricted stock become freely transferable by the participant. During the period of restriction, a participant holding shares of restricted stock granted under the Amended 2018 Plan may exercise full voting rights with respect to those shares, unless otherwise specified in the applicable award agreement. As of September 30, 2018, there were no shares of restricted stock outstanding.

The fair value of each award is estimated on the date of grant. Stock option values are estimated using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including the expected term of the option award, expected stock price volatility, and expected dividends. These estimates involve inherent uncertainties and the application of management’s judgment. For purposes of estimating the expected term of options granted, the Company aggregates option recipients into groups that have similar option exercise behavioral traits. Expected volatilities used in the valuation model are based on the average volatility of the Company’s stock. The risk-free rate for the expected term of the option is based on the United States Treasury yield curve in effect at the time of grant. The valuation model assumes no dividends. The forfeiture rate has been estimated at 5%. During the nine months ended September 30, 2018, the Company has recorded stock-based compensation expense of $792,924 associated with stock options. As of September 30, 2018, the Company has estimated approximately $7,400,000 of future compensation costs related to the unvested portions of outstanding stock options.

Warrants

The fair value of the warrants is estimated on the date of issuance using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the expected term of the warrants, expected stock price volatility, and expected dividends. These estimates involve inherent uncertainties and the application of management’s judgment. Expected volatilities used in the valuation model are based on the average volatility of the Company’s stock. The risk-free rate for the expected term of the option is based on the United States Treasury yield curve in effect at the time of grant.

Off-Balance Sheet Arrangements

Operating Leases

Thunder Ridge, a wholly-owned subsidiary of the Company, leases equipment and vehicles under monthly and non-cancelable operating leases. Payments on these leases range from $50 and $3,000 and mature between 2018 and August 2024. Total rent expense for the years ended December 31, 2017 and 2016 was $3,405,925 and $2,461,756, respectively.

Future minimum lease payments under these leases are approximately as follows:

Year Ending December 31,
2018	$1,759,142
2019	1,053,210
2020	573,065
2021	129,504
2022	67,680
Thereafter	106,408
$3,689,009

Other than the above operating lease, we have no off-balance sheet arrangements.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based upon our condensed consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”). The preparation of condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements, and revenues and expenses recorded during the reporting periods.

On a periodic basis, we evaluate our estimates based on historical experience and various other assumptions we believe are reasonable under the circumstances. Actual results could differ from those estimates under different assumptions or conditions. For further information on our significant accounting policies, see Note 1 to our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended September 30, 2018.

We believe the following critical accounting policies involve the most significant judgments and estimates used in the preparation of our condensed consolidated financial statements.

Basis of Presentation

These financial statements represent the condensed consolidated financial statements of EVO Transportation & Energy Services, Inc., formerly Minn Shares Inc. (“EVO Inc.” or the “Company”), its wholly owned subsidiaries, Titan CNG LLC (“Titan”), Thunder Ridge Transport, Inc. (“Thunder Ridge”) and Environmental Alternative Fuels, LLC (“EAF”), Titan’s wholly-owned subsidiaries, Titan El Toro LLC (“El Toro”), Titan Diamond Bar LLC (“Diamond Bar”), and Titan Blaine, LLC (“Blaine”), Thunder Ridge’s wholly-owned subsidiary, Thunder Ridge Logistics, LLC, and EAF’s wholly-owned subsidiary, EVO CNG, LLC (“EVO CNG”).

The Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets and the Condensed Consolidated Statements of Cash Flows included in our Quarterly Report on Form 10-Q for the three months ended September 30, 2018 are unaudited and have been prepared by the Company. In our opinion, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position at September 30, 2018 and results of operations and cash flows for all periods have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These Condensed Consolidated Financial Statements (Unaudited) should be read in conjunction with our financial statements and notes thereto included in our Annual Report on form 10-K for the year ended December 31, 2017. The results of operations for the period ended September 30, 2018 are not necessarily indicative of the operating results for the full year.

On June 1, 2018, the Company entered into an equity purchase agreement (the “Purchase Agreement”) with Billy (Trey) Peck Jr. (“Peck”) pursuant to which the Company acquired all of the issued and outstanding shares (the “TRT Shares”) in Thunder Ridge, a Missouri corporation from Peck, and Thunder Ridge became a wholly-owned subsidiary of the Company. Thunder Ridge is based in Springfield, Missouri and is engaged in the business of fulfilling government contracts for freight trucking services.

Going Concern

The Company is an early stage company in the process of acquiring several businesses with highway contract routes operated for the USPS and CNG fuel stations. As of September 30, 2018, the Company has a working capital deficit of approximately $6.9 million and negative equity of approximately $8.0 million. In addition, the Company is in violation of its bank covenants. Management anticipates rectifying these covenant violations with additional public and private offerings. Also, the Company is evaluating certain cash flow improvement measures. However, there can be no assurance that the Company will be successful in these efforts.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern; however, the above conditions raise doubt about the Company’s ability to do so. The condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

To meet its current and future obligations, the Company has taken the following steps to capitalize the business and successfully achieve its business plan during 2018:

On March 2, 2018, the Company issued 1,000,000 Units (the “Units”) at a price of $2.50 per Unit for an aggregate purchase price of $2,500,000 pursuant to the terms of a subscription agreement between the Company and an investor. Each Unit consists of (i) one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (ii) a warrant to purchase one share of Common Stock at an exercise price of $2.50 per share exercisable for five years from the date of issuance.

During April 2018, the Company paid the working capital notes - related party of $250,000 in full.

On April 2, 2018, the Company and a related party note holder agreed to extend the maturity date of the $3,800,000 promissory note through July 2019.

On April 13, 2018, the Company consummated the following transactions:

The Company issued 275,583 common shares in exchange for certain subordinated convertible senior notes payable to stockholders in the aggregate principal and interest amount of approximately $689,000, with the per share price for shares of common stock equal to $2.50.

The Company issued 272,777 common shares in exchange for the subordinated convertible junior notes payable to stockholders in the aggregate principal and interest amount of $1,363,858, with the per share price for shares of common stock equal to $5.00.

On May 14, 2018, the Company issued 93,400 common shares in exchange for accounts payable and related party accounts payable of $280,200, with the per share price of shares of common stock equal to $3.00.

In July 2018, the Company entered into a Secured Convertible Promissory Note Purchase Agreement, pursuant to which the Company sold secured convertible promissory notes in the principal amount of $4,005,000 during July and August 2018.

Thunder Ridge, won seven new four-year transportation services contracts with the USPS, under which Thunder Ridge will provide domestic surface transportation services to the USPS at its offices located in Santa Clarita, California, Baton Rouge, Louisiana, Flint, Michigan, Austin, Texas, the Northern Bay in California Baltimore, Maryland, and Pensacola, Florida.

On July 31, 2018, the Company paid approximately $1,072,000 of principal and interest to the subordinated convertible senior notes payable to stockholders.

During August 2018, the Company entered into subscription agreements effective as of July 31, 2018 to issue 187,462 units (the “Units”) at a price of $2.50 per Unit in exchange for the promissory notes – stockholders in the aggregate principal amount of $468,655. Each Unit consists of (i) one share of the Company’s common stock and (ii) a warrant to purchase one share of common stock at an exercise price of $2.50 per share exercisable for ten years from the date of issuance.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The condensed consolidated financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to revenue recognition, goodwill along with long-lived intangible asset valuations, fixed assets and impairment assessments, debt discount, beneficial conversion feature, contingencies, purchase price allocation related to the Thunder Ridge acquisition and going concern. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of the accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance. For the nine months ended September 30, 2018 and the year ended December 31, 2017, the Company has recorded an allowance of $26,000 and $37,007, respectively.

Goodwill and Intangibles

Goodwill

The Company evaluates goodwill on an annual basis in the fourth quarter or more frequently if management believes indicators of impairment exist. Such indicators could include but are not limited to 1) a significant adverse change in legal factors or in business climate, 2) unanticipated competition, or 3) an adverse action or assessment by a regulator. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If management concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, management conducts a two-step quantitative goodwill impairment test. The first step of the impairment test involves comparing the fair value of the applicable reporting unit with its carrying value. The Company estimates the fair values of its reporting units using a combination of the income or discounted cash flows approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, management performs the second step of the goodwill impairment test. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. The amount by which the carrying value of the goodwill exceeds its implied fair value, if any, is recognized as an impairment loss. For the year ended December 31, 2017 the Company’s evaluation of goodwill resulted in an impairment of $3,993,730. The Company’s evaluation of goodwill for the nine months ended September 30, 2018 resulted in no impairment.

Intangibles

Intangible assets consist of finite lived and indefinite lived intangibles. The Company’s finite lived intangibles include favorable leases, customer relationships, and the trade names. Finite lived intangibles are amortized over their estimated useful lives. For the Company’s lease related intangibles, the estimated useful life is based on the agreement of a one-time payment of $1 and the term of the mortgages, of the properties owned by the Company of approximately five years. For the Company’s trade names and customer list the estimated lives are based on the life cycle of a customer of approximately five years. The Company evaluates the recoverability of the finite lived intangibles whenever an impairment indicator is present. For the year ended December 31, 2017 the test results indicated an impairment of $106,270 to customer lists. The Company’s evaluation of intangibles for the nine months ended September 30, 2018 resulted in no impairment.

Long-Lived Assets

The Company evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include but are not limited to (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. The Company assesses the useful lives and possible impairment of the fixed assets or goodwill and intangibles when an event occurs that may trigger such review. Factors considered important which could trigger a review include:

●	Significant under-performance of the stations or transportation service contracts relative to historical or projected future operating results;

●	Significant negative economic trends in the CNG industry or freight trucking services industry; and

●	Identification of other impaired assets within a reporting unit.

During the year ended December 31, 2017, the Company recorded asset impairment charges of $806,217 related to El Toro and $4,100,000 impairment of goodwill and customer lists related to EVO CNG, LLC. No triggering events occurred during the nine months ended September 30, 2018 that required an impairment analysis for long-lived assets. Accordingly, no impairment loss was recorded.

Revenue Recognition

The Company recognizes revenue for CNG when control of the promised goods is transferred to its customers, in an amount that reflects the consideration to which it expects to be entitled in exchange for the goods. The Company is generally the principal in its customer contracts as it has control over the goods prior to them being transferred to the customer, and as such, revenue is recognized on a gross basis. The Company disaggregates revenue by station, as we believe this best depicts the nature, amount, timing and uncertainty of our revenues and cash flows are affected by economic factors.

A performance obligation is a promise in a contract to transfer a distinct good to the customer and is the unit of account in Topic 606. The performance obligations that comprise a majority of the Company’s total CNG revenue consist of sale of fuel to a customer. The primary method used to estimate the standalone selling price for fuel is observable standalone sales, and is the primary method used to estimate the standalone selling.

The Company’s CNG is sold pursuant to contractual commitments. These contracts typically include a stand-ready obligation to supply natural gas daily. The Company recognizes revenue over time for the fuel sales because the customer receives and consumes the benefits provided by the Company’s performance as the stand-ready obligations are being performed.

Payment terms and conditions vary by contract type. For substantially all the Company’s contracts under which it receives volume-related revenue, the timing of revenue recognition does not differ from the timing of invoicing. As a result, the Company has determined these contracts generally do not include a significant financing component.

There was no impairment loss recognized on any of the CNG receivables arising from customer contracts for the nine months ended September 30, 2018.

Thunder Ridge generates revenue from transportation services under contracts with customers, generally on a rate per mile basis from the point of origin to the destination of the delivery. The Company’s performance obligation arises from the annualized contract to transport a customer’s freight and is satisfied upon delivery. The transaction price is based on the awarded agreement for the multi-year contract that adjusts monthly for fuel pricing indexes. Each delivery represents a distinct service that is a separately identified performance obligation for each contract. The Company often provides additional deliveries for customers outside of the annual contract. That revenue is recognized upon delivery on a rate per mile basis.

Revenues are recognized over time as satisfaction of the promised contractual delivery agreements are completed, in an amount that reflects the rate per mile set in the contract. The revenue recognition methods described align with the recognition of the Company’s associated expenses contained in the statement of operations.

Based on preliminary analysis there are no major revenue adjustments related to Topic 606, but management is continuing to evaluate the guidance.

Recently Adopted Accounting Changes and Recently Issued and Adopted Accounting Standards

See Note 1 to our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended September 30, 2018.

Seasonality and Inflation

To some extent, we experience seasonality in our results of operations. Natural gas vehicle fuel amounts consumed by some of our customers tend to be higher in summer months when fleet vehicles use more fuel to power their air conditioning systems. Natural gas commodity prices tend to be higher in the fall and winter months due to increased overall demand for natural gas for heating during these periods. With the USPS contracts the trucking segment experiences a significant increase in business from the last week of November through the end of December.

Since our inception, inflation has not significantly affected our operating results. However, costs for construction, repairs, maintenance, electricity and insurance are all subject to inflationary pressures, which could affect our ability to maintain our stations adequately, build new stations, expand our existing facilities or pursue additional CNG production projects, or could materially increase our operating costs.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On February 7, 2017, our board of directors approved the engagement of EKS&H LLP (“EKS&H”) as our independent registered public accounting firm for the fiscal year ended December 31, 2016, which also resulted in the dismissal of Lurie, LLP (“Lurie”) as our independent registered public accounting firm. The change in independent registered public accounting firms was motivated solely by a desire to maintain EAF’s working relationship with EKS&H following the Company’s acquisition of EAF and not as a result of any disagreements with Lurie on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Lurie, would have caused Lurie to make reference to the subject matter of the disagreement(s) in connection with its reports on the consolidated financial statements for the years ended December 31, 2015 and 2016 and the subsequent interim period from January 1, 2017 through the date of Lurie’s dismissal.

Lurie’s audit reports on the financial statements of the Company as of and for the years ended December 31, 2014 and 2015 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that Lurie’s reports for the years ended December 31, 2014 and 2015 (i) contained an explanatory paragraph concerning the Company’s ability to continue as a going concern, and (ii) were qualified by a statement that the Company’s consolidated financial statements were prepared assuming the Company would continue as a going concern and did not include any adjustments that might have resulted from the outcome of this uncertainty. In addition, because the Company was not required to have, and Lurie was not engaged to perform, an audit of the Company’s internal control over financial reporting, Lurie did not express an opinion on the effectiveness of the Company’s internal control over financial reporting.

During the Company’s two most recent fiscal years and the subsequent interim period from January 1, 2017 through the date of Lurie’s dismissal, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except that in connection with its audit of the Company’s financial statements for the year ended December 31, 2015, Lurie reported the existence of two material weaknesses in the internal control over financial reporting of Titan CNG LLC (“Titan”), a wholly-owned subsidiary of the Company, to the board of managers of Titan. The ineffectiveness of Titan’s internal control over financial reporting was due to the following material weaknesses: (1) a lack of internal control procedures and of proper review and approval procedures with regards to Titan’s consolidated financial statements and monthly close process and (2) a lack of adequate segregation of duties and necessary corporate accounting resources in the Company’s financial reporting process and accounting function as a result of the Company’s limited financial resources to support hiring of personnel and implementation of accounting systems. Until such time as the Company expands its staff to include additional accounting personnel, it is likely the Company will continue to report material weaknesses in its internal control over financial reporting. These material weaknesses have not been corrected.

EKS&H combined with Plante & Moran PLLC (“Plante Moran”) effective October 1, 2018. As a result of this transaction, on October 1, 2018, EKS&H resigned as the independent registered public accounting firm for the Company. Concurrent with such resignation, the Company’s board of directors approved the engagement of Plante Moran as the new independent registered public accounting firm for the Company.

The audit reports of EKS&H on the Company’s financial statements for the years ended December 31, 2017 and 2016 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles except, the audit report of EKS&H on the Company’s financial statements for the year ended December 31, 2017 contained an explanatory paragraph indicating that there was substantial doubt about the ability of the Company to continue as a going concern.

As previously disclosed in a current report filed with the SEC on January 11, 2019, our board of directors approved the engagement of Marcum LLP (“Marcum”) as our independent registered public accounting firm on January 7, 2019. The engagement of Marcum also resulted in the end of our relationship with Plante Moran as our independent registered public accounting firm effective January 7, 2019.

As previously disclosed in Item 9A of the Company’s Form 10-K filed on April 17, 2018 for the fiscal year ended December 31, 2017, we identified four material weaknesses in internal control over financial reporting as follows:

●	The Company failed to maintain an effective control environment and had insufficient oversight of the design and operating effectiveness of the Company’s disclosure controls and internal controls over financial reporting.

●	The Company failed to maintain effective controls over the period-end financial reporting process, including controls with respect to journal entries, account reconciliations and proper segregation of duties. Journal entries, both recurring and nonrecurring, were not always accompanied by sufficient supporting documentation and were not adequately reviewed and approved for validity, completeness and accuracy.

●	The Company did not maintain proper segregation of duties. In certain instances, persons responsible to review transactions for validity, completeness and accuracy were also responsible for preparation.

●	The Company’s financial reporting team did not possess the requisite skill sets, knowledge, education or experience to prepare the consolidated financial statements and notes to consolidated financial statements in accordance with US GAAP or to review the financial statements and notes to the financial statements prepared by external consultants and professionals to ensure accuracy and completeness.

The same material weaknesses were also identified and disclosed in Item 9A of the Company’s Form 10-K filed on April 18, 2017 for the fiscal year ended December 31, 2016. No other “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K have occurred during the two prior fiscal years. These material weaknesses have not been remediated as of the date of this Prospectus.

During the two most recent fiscal years ended December 31, 2017 and 2016 and through the subsequent interim period preceding EKS&H’s resignation, there were no disagreements between the Company and EKS&H on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of EKS&H would have caused them to make reference thereto in their reports on the Company’s financial statements for such years.

During the two most recent fiscal years ended December 31, 2017 and 2016 and through the subsequent interim period preceding EKS&H’s resignation, there were no other reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During the two most recent fiscal years ended December 31, 2017 and 2016 and through the subsequent interim period preceding Plante Moran’s engagement, the Company did not consult with Plante Moran on either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that may be rendered on the Company’s financial statements, and Plante Moran did not provide either a written report or oral advise to the Company that Plante Moran concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, we are not required to provide disclosure under this item.

MANAGEMENT

Background Information

The Company acquired all of the outstanding equity interests of Titan CNG LLC, a Delaware limited liability company (“Titan”), in exchange for 248,481 shares (taking into account the Company’s subsequent 50-for-1 reverse stock split) of the Company’s common stock (the “Titan Securities Exchange”) on November 22, 2016 pursuant to an Agreement and Plan of Securities Exchange by and among the Company, Titan, and the holders of 100% of the outstanding equity interests of Titan.

On November 23, 2016, the Company and Shock Inc., a Delaware corporation owned by John P. Yeros, Kirk S. Honour and Randy Gilbert (“Shock”), entered into an agreement and plan of merger whereby Shock merged with and into the Company (the “Shock Merger”), the separate corporate existence of Shock ceased, and all issued and outstanding shares of common stock of Shock were converted into 44,899 shares (taking into account the Company’s subsequent 50-for-1 reverse stock split) of the Company’s common stock.

On January 11, 2017, the Company entered into a securities exchange agreement with Environmental Alternative Fuels, LLC, a Delaware limited liability company (“EAF”), EVO CNG, LLC, a Delaware limited liability company and a wholly-owned subsidiary of EAF (“EVO”), Danny R. Cuzick (“Danny Cuzick”), Damon R. Cuzick, Theril H. Lund and Thomas J. Kiley (together with Danny Cuzick, the “EAF Members”). In accordance with the terms of the securities exchange agreement, the Company acquired all of the membership interests of EAF from the EAF Members and, in exchange, issued a promissory note in the principal amount of $3.8 million to Danny Cuzick and convertible promissory notes in the aggregate principal amount of $9.5 million to the EAF Members (the “EAF Securities Exchange”).

Identification of Directors and Executive Officers.

At the effective time of the Titan Securities Exchange, the Company’s board of directors increased the size of the board of directors from three directors to four directors and appointed Scott M. Honour and Thomas J. Abood as directors. At the same time, John P. Yeros was appointed as chief executive officer and Richard Gilbert resigned from his positions as president and secretary of the Company. In connection with the closing of the EAF Securities Exchange, on February 1, 2017, the Company’s board of directors increased the size of the board of directors from four directors to five directors and appointed Danny Cuzick as a director and Damon Cuzick as chief operating officer of the Company. In connection with the Company’s entry into the Option Agreement, the Company appointed John Sheehy as the Company’s chief operating officer.

The following table sets forth certain information regarding the Company’s officers and directors. All ages are stated as of October 15, 2018.

Name	Age	Position
John P. Yeros	67	Chief Executive Officer
Michael Zientek	61	Chief Financial Officer
Damon R. Cuzick	38	President
John Sheehy	55	Chief Operating Officer
Scott M. Honour	52	Director
Danny R. Cuzick	60	Director
Thomas J. Abood	54	Chairman of the Board
Arthur B. Laffer, Ph.D.	78	Director
R. Scott Wheeler	62	Director
Scott C. Smith	60	Director
Mark Anderson	56	Director

John P. Yeros. Mr. Yeros has served as our chief executive officer since November 2016. For the past twenty years Mr. Yeros has devoted his business energies to various segments of the business and high technology arena, including healthcare, Internet-related software development, computer hardware manufacturing, service delivery and the automotive dealership industry. He was Founder, Chairman & CEO of Medix Resources from 1988 until 2000; in this capacity he transformed a start-up healthcare software development firm into a public entity with a 2000 market cap of $450 million. Mr. Yeros then founded HyperSpace Communications in 2001 and completed a public stock offering in 2004; during his tenure the company acquired Idaho-based MPC Computers, Gateway’s Professional Services Division and, as the MPC Corp., it eventually had more than a thousand employees and $500 million in revenue by 2008. Mr. Yeros was named CEO of Intelligent Grid Solutions in 2009 after successfully completing a comprehensive business/market analysis of the Smart Grid market sector on behalf of both FirstEnergy Corporation (NYSE: FE) and First Communications, Inc. (FC). Intelligent Grid Solutions provided a series of interconnected consulting/partnering services related to planning, executing and financing of Smart Grid network projects. Since 2012, Mr. Yeros has served as CEO for Altitude Automotive Group (AAG), a Company Yeros formed to pursue the acquisition of automotive dealerships in the Western and Southwestern United States. Prior to undertaking these varied entrepreneurial ventures Mr. Yeros had a highly successful career in the securities industry starting as an account executive with Merrill Lynch Pierce Fenner & Smith in New York in 1977 and culminating in key management roles with E. F. Hutton, Hanifen Imhoff, Inc. and B. C. Christopher Securities where he last served as Regional VP and was overseeing three offices in the Rocky Mountain Region before launching Medix Resources in 1988. Mr. Yeros has a B. S. degree in education from Wichita State University.

Michael Zientek. Mr. Zientek previously served as a senior consultant to CBIZ, Inc. from 2017 to July 2018. Previously, Mr. Zientek worked at Gap Inc., where he served as vice president – chief internal auditor from 2015 to 2017 and from 2010 to 2012, as vice president – CFO, global supply chain from 2012 to 2015, and as vice president/general manager – corporate shared services from 2001 to 2010. Mr. Zientek holds a Bachelor of Science in accounting and finance from Georgetown University and a Master of Business Administration from New York University. Mr. Zientek is a certified internal auditor.

Damon Cuzick. Mr. Cuzick served as chief operating officer of the Company from February 2017 until September 2018, and has served as president of the Company since September 2018. Mr. Cuzick has been an active businessman and company owner since 2004. In 2004, Damon co-founded both March Development Company, a commercial real estate development company focused on retail shopping centers and office buildings in Phoenix, Arizona, and Cuzick Van Pelt Commercial Group, a related brokerage company. The companies combined for over $40 million in annual sales, and in 2007 merged into Don Bennett Partners, another real estate development company. Damon continued working at Don Bennett Partners until he sold his interest in that company in 2008. From 2008 to 2015, Damon worked with his father, Danny Cuzick, at Freightliner of Arizona, a class 8 truck dealership. Damon’s responsibilities at Freightliner of Arizona included the design, development and construction of a new state-of-the-art corporate headquarters in Tolleson, Arizona and the acquisition of a competing dealership in Tucson, Arizona. In 2012, Damon, his father and two additional partners formed EVO CNG, LLC, a company dedicated to building compressed natural gas fueling stations for the class 8 trucking industry. Damon has acted as the Chief Operating Officer of EVO CNG since its inception, overseeing the development of six CNG stations in Texas, Arizona, California and Wisconsin, as well as customer service, sales and day-to-day operations.

John Sheehy. Mr. Sheehy has served as chief operating officer of the Company since September 2018. Mr. Sheehy has served as president and chief executive officer of Sheehy Mail and Sheehy Enterprises since 2012. Sheehy Mail is a trucking company based in Waterloo, Wisconsin and was founded in 1968 to service multiple contracts with the United States Postal Service (“USPS”) dedicated to the over-the-road transport of mail between cities throughout the Midwest. Under Mr. Sheehy’s management, the firm has expanded into general freight contracting and has grown to become a premier regional carrier with over 200 employees.

As president and chief executive officer of Sheehy Mail and Sheehy Enterprises, Mr. Sheehy has introduced numerous innovations to his business operations, including proprietary LoadTrek™ computer hardware and software that tracks and provides real-time data through on-board computers. Mr. Sheehy has also overseen efforts to upgrade the fleet of tractors owned by Sheehy Enterprises to tractors powered by compressed natural gas (“CNG”), and the Sheehy Enterprises fleet is now over 90% CNG-operated. In recognition of those efforts, Sheehy Enterprises and Mr. Sheehy were honored by the Wisconsin clean cities in 2015-2017 as one of the top “Clean Fleets” in the state, were presented the Forward Fleet award and a 5 star clean fleet rating, and were also honored as one of HDT magazine’s 50 cleanest fleets in 2016.

John Sheehy has also served as president of the National Star Route Mail Contractors Association since 2012. In that capacity, he regularly meets with leaders of the USPS to explore ways postal suppliers and the USPS can collaborate to improve business processes, including alternative energy expansion.

Scott M. Honour. Mr. Honour has served as a director of the Company since November 2016, and is a Co-founder of Titan. Scott also serves as Managing Partner of Northern Pacific Group, a Wayzata, Minnesota based private equity firm. Previously, from 2002 to 2012, he was Senior Managing Director of The Gores Group, a Los Angeles based private equity firm with $4 billion of capital under management. Prior to that, Mr. Honour was a Managing Director at UBS Investment Bank from 2000 to 2002 and an investment banker at DLJ from 1991 to 2000. He began his career at Trammell Crow Company in 1988. Scott also co-founded YapStone, Inc. in 1999. Scott holds a BS in business administration and a BA in economics from Pepperdine University and an MBA in finance and marketing from the Wharton School of the University of Pennsylvania. We believe that Mr. Honour’s significant experience in transaction planning and private equity investments make him well qualified to serve as a member of our board of directors.

Thomas J. Abood. Mr. Abood is a private investor. Mr. Abood has served as a director of the company since November 2016. From 1994 to 2014, Mr. Abood was an owner and Executive Vice President, General Counsel and Secretary of Dougherty Financial Group LLC. His principal responsibilities included leadership and management of DFG’s investment advisory business division (2004-2014) and supervision of its legal, compliance and human resources departments. Prior to 1994, Mr. Abood was an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom. Mr. Abood is a member of the Board of Directors of NELSON Worldwide, LLC, a national architectural, interior design and engineering firm, and a trustee of the Board of Trustees of SBH Funds, a family of investment companies sponsored by the investment advisory firm Segall Bryant and Hamill. Mr. Abood is Chair of the Board of Directors of MacPhail Center for Music, Chair of the Archdiocesan Finance Counsel of the Archdiocese of St. Paul and Minneapolis, Vice Chair of the Board of Directors of Citation Jet Pilots, Inc. He is past Chair of the Board of Governors of the University of St. Thomas School of Law, past Chair of the Board of Directors of the Minnesota Children’s Museum and past President and Governor, The Minikahda Club. Mr. Abood was raised in Lansing, Michigan, received his JD from Georgetown University Law Center, cum laude and his BBA from the University of Notre Dame, magna cum laude. We believe that Mr. Abood’s legal and management experience described above, his significant investing experience and his experience serving on various boards make him well qualified to serve as a member of our board of directors.

Danny R. Cuzick. Danny Cuzick has served as a director of the Company since February 2017 and is a lifelong entrepreneur and business owner. In 1981, Danny opened his first business, a retail jewelry store called Cuzick Jewelers, in Glendale, Arizona; a business which he still owns. Danny has also owned and operated numerous other businesses, including a flower shop and lighting store. In the mid-1990s Danny partnered with a Phoenix-based contracting company to start developing residential real estate. The success of that venture led him into the commercial arena and Danny has been a part of developing and owning numerous shopping centers and office buildings in the metro Phoenix area, as well as many large parcels of land throughout the Salt River Valley. In 2005, Danny purchased Freightliner of Arizona, two class 8 truck dealerships. At the time of purchase, the dealerships had two facilities and revenues of approximately $100 million. Under Danny’s leadership, the dealerships expanded to include four locations and revenues of over $400 million until he sold his interest in Freightliner of Arizona in April 2015. In 2012, Danny, his son Damon and two additional partners formed EVO CNG, LLC, a company dedicated to building compressed natural gas fueling stations for the class 8 trucking industry. Danny acted as the Manager of EVO CNG from its inception until the sale of EAF, EVO CNG’s parent company, in February 2017. Danny has always been a family man and is most proud of his 11 children and 12 grandchildren. We believe that Danny Cuzick’s significant experience as an entrepreneur and business owner and his experience in the trucking and CNG industries make him well qualified to serve as a member of our board of directors.

Arthur B. Laffer, Ph.D. Arthur B. Laffer, Ph.D. has served as a director of the Company since August 2018 and brings more than 40 years of experience in economic research and consulting. He is the founder and chairman of Laffer Associates, an institutional research and consulting firm that utilizes the economic principles and models pioneered by Laffer. He also served as a member of President Ronald Reagans Economic Policy Advisory Board, where his economic acumen influenced the global tax-cutting movement in the 1980s and earned him the distinction as The Father of Supply-Side Economics. Laffer has been widely acknowledged for his economic achievements and has been featured in notable publications, such as The Wall Street Journal, Time Magazine, the Los Angeles Times and many others. We believe that Dr. Laffer’s significant economic expertise and his experience serving as a board member for companies in a variety of industries make him well qualified to serve as a member of our board of directors.

R. Scott Wheeler. R. Scott Wheeler has served as a director of the Company since August 2018 and brings a wealth of experience in the industrials industry as a financial and business management executive. He currently serves as president and director of Daseke (NASDAQ: DSKE), the largest provider of flatbed and specialized transportation in North America, where he also previously served as CFO. Wheeler has extensive expertise in building and managing high growth organizations, as he was instrumental in growing Daseke from $50 million in revenue to a $1.7 billion run rate. He has also served on several boards, including Compass Bank-Dallas, and was named the Dallas Business Journals CFO of the year in 2015. We believe that Scott Wheeler’s significant business management experience and his experience in the trucking industry make him well qualified to serve as a member of our board of directors.

Scott Smith. Scott Smith has served as a director of the Company since August 2018 and has an extensive background as a seasoned HR executive with over 30 years of experience in managing human resources for private and publicly traded companies. He brings a proven track record of aligning HR functions with business strategies to drive growth. Smith currently serves as the managing partner for TowerHunter, a boutique executive search company he co-founded with notable clients in the healthcare, insurance, financial services, and logistics sectors. In addition, he is a managing partner for Fahrenheit Group, a financial services and human resources consulting and professional services firm headquartered in Richmond, Va. He is currently the co-president of the Arizona Human Resources Executive Forum and a board member for the Greater Phoenix Chamber of Commerce. Previously, Smith served in senior HR positions at Washington Inventory Service, VLSI Technology and American Express. We believe that Scott Smith’s significant human resources and general business experience make him well qualified to serve as a member of our board of directors.

Mark Anderson. Mark Anderson has served as a director of the Company since October 2018. Mark brings over 30 years of experience in audit, accounting and finance with professional designations as a Certified Public Accountant and a Chartered Global Management Accountant. He is currently the Chief Financial Officer of Delta Dental of Arizona, a $225 million dental service corporation that is part of the $20 billion Delta Dental Plans Association. He has led the company through the last 15 years of significant growth as the finance leader with additional responsibilities that include information technology, risk management, human resources and facilities management. Mark has also worked closely with the CEO and other executives on strategic planning and business development initiatives. Mark also serves as staff for the Audit/Investment Committee and the Finance Committee.

His previous experience includes over 10 years at UnitedHealth Group starting out as the controller for Lifemark/Evercare and culminating in his role as Vice President of Finance for the Ovations Division. His other roles at UHG included Director of Business Development over projects in Missouri, Michigan and Hawaii, and Executive Director over Arizona Health Concepts, a Medicaid health plan based in Arizona.

Prior to joining UHG, Mark worked for over 6 years as an associate and senior accountant for CBIZ/Mayer Hoffman McCann (formerly Miller Wagner & Co, CPA’s), a regional CPA firm in Phoenix, Arizona where he gained experience in audit, corporate and individual tax, and business consulting.

Mark has served on several boards as audit committee chair and board chair including the Arizona Society of Certified Public Accountants, Southwest Human Development, and the Arizona Coyotes Foundation.

Mark holds a B.S. in Accounting from Brigham Young University and is a Certified Public Accountant in the state of Arizona. He and his wife have lived in Phoenix, Arizona for over 32 years and are the parents of four children and two grandchildren. We believe that Mark’s significant accounting expertise and his experience serving as a board member and audit committee member for companies in a variety of industries make him well qualified to serve as a member of our board of directors.

Family Relationships.

Danny R. Cuzick, one of our directors, is the father of Damon R. Cuzick, our president. There are no other family relationships among our directors or executive officers.

Involvement in Certain Legal Proceedings.

To our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no federal or state judicial or administrative orders, judgments or decrees or findings, no violations of any federal or state securities law, and no violations of any federal commodities law material to the evaluation of the ability and integrity of any director (existing or proposed) or executive officer (existing or proposed) of the Company during the past ten (10) years.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership of the Company’s securities with the SEC on Forms 3, 4 and 5. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no applicable filings were required, the Company believes that all such filings were filed on a timely basis for the fiscal year ended December 31, 2017, except that (i) Randy Gilbert and Kirk Honour did not file Forms 4 or 5 in connection with no longer serving as executive officers of the Company; (ii) James Jackson and the Alpeter Family Limited Partnership, previously greater than ten percent stockholders, have not filed any Forms 3, 4 or 5; and (iii) Damon Cuzick and Danny Cuzick did not file Forms 3 and 4 following the Company’s February 1, 2017 acquisition of Environmental Alternative Fuels, LLC, a Delaware limited liability company, and its wholly owned subsidiary, EVO CNG, LLC, a Delaware limited liability company.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions which is attached as Exhibit 14.1 to the Company’s Form 10-K filed on March 28, 2011.

Board Committees

We do not have a standing nominating, compensation or audit committee, and our full board of directors performs the functions of these committees. The Company intends to form an audit committee in the near future. The Board also determined that Mr. Anderson qualifies as an “audit committee financial expert” as that term is defined by Item 407(d)(5)(ii) of Regulation S-K. Management does not believe it is currently necessary for our board of directors to appoint a nominating or compensation committee because the volume of matters that come before the board of directors for consideration permits the directors to give sufficient time and attention to such matters to be involved in all decision making.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to (i) each individual who served as the Company’s principal executive officer during the fiscal year ended December 31, 2018; and (ii) the two most highly compensated executive officers other than the principal executive officer who were serving as Company executives as of December 31, 2018 and who earned total compensation in excess of $100,000 during such fiscal year (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary		Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
John P. Yeros	2018		$240,000	None	None	[●]	None	None	None	$	[●]
Chief Executive Officer	2017		$240,000	None	None	None	None	None	None		$240,000

Damon R. Cuzick	2018		$180,000	None	None	[●]	None	None	None	$	[●]
President	2017		$165,000	None	None	None	None	None	None		$165,000

Michael Zientek	2018	$		None	None	[●]	None	None	None	$	[●]
Chief Financial Officer	2017		None	None	None	None	None	None	None		None

John Sheehy	2018	$	None	None	None	None	None	None	None	$	None
Chief Operating Officer	2017		None	None	None	None	None	None	None		None

We currently have 431 full-time employees and had 196 full-time employees as of September 30, 2018. We entered into a consulting agreement with John Yeros, our chief executive officer, in March 2016 pursuant to which we agreed to pay Mr. Yeros $10,000 per month as an independent contractor and amended that agreement in October 2016 to increase the monthly amount payable to Mr. Yeros to $15,000.

On November 23, 2016, the Company succeeded as a party to an employment agreement with John P. Yeros, our chief executive officer. That agreement became effective on February 1, 2017. Also on February 1, 2017, we entered into an employment agreement with Damon R. Cuzick, our president and former chief operating officer. On July 25, 2018, we entered into an employment agreement with Michael Zientek, our chief financial officer. On January 4, 2019, we entered into an employment agreement with John Sheehy, our chief operating officer. The employment agreements with our executive officers are described below.

Except for the Amended 2018 Plan, no retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

Employment Agreements

We have used employment agreements as a means to attract and retain executive officers. These are more fully discussed below. We believe that these agreements provide our executive officers with the assurance that their employment is a long-term arrangement and provide us with the assurance that the officers’ services will be available to us for the foreseeable future.

John P. Yeros

On November 23, 2016, the Company succeeded as a party to the employment agreement between John Yeros and Shock, Inc. (the “Yeros Employment Agreement”), which became effective upon our February 1, 2017 acquisition of Environmental Alternative Fuels, LLC, and its subsidiary, EVO CNG, LLC. The Yeros Employment Agreement provides for an initial term of four years, with automatic extensions (absent notice to the contrary) of one year upon the expiration of the initial term or any renewal term. Under the Yeros Employment Agreement, Mr. Yeros is eligible to earn base compensation of $240,000 per year, incentive compensation based on Mr. Yeros’ performance as determined by the Company’s board of directors and awards of stock options pursuant to any plans or arrangements the Company may have in effect from time to time.

If Mr. Yeros’ employment is terminated without cause or he resigns with good reason, he would receive severance, subject to his execution and non-revocation of a release of claims in favor of the Company and its officers, directors and affiliates, in an amount equal to: (A) any unpaid base salary, reimbursement for unpaid expenses and all other accrued payments or benefits through his termination date, plus (B) his monthly base salary at the level in effect immediately prior to his termination date, multiplied by the longer of (1) the period between his last day of employment and the one year anniversary of his employment if his employment is terminated prior to such one year anniversary or (2) six months.

The Yeros Employment Agreement also includes a customary confidentiality covenant and two-year post-termination nonsolicitation and non-interference covenants.

Michael Zientek

On July 25, 2018, the Company entered into an executive employment agreement (the “Zientek Employment Agreement”) with Michael Zientek pursuant to which Mr. Zientek will serve as the chief financial officer of the Company. The Zientek Employment Agreement provides for an initial term of four years, with automatic extensions (absent notice to the contrary) of one year upon the expiration of the initial term or any renewal term. Under the Zientek Employment Agreement, Mr. Zientek will be entitled to base compensation of $230,000 per year, incentive compensation based on Mr. Zientek’s performance as determined by the Company’s board of directors and awards of stock options pursuant to any plans or arrangements the Company may have in effect from time to time.

If Mr. Zientek is terminated without cause or he resigns with good reason, he will be entitled to receive severance, subject to his execution and non-revocation of a release of claims in favor of the Company and its officers, directors and affiliates, equal to any unpaid base salary, reimbursement for unpaid expenses and all other accrued payments or benefits through his termination date, plus the greater of: (1) his monthly base salary at the level in effect immediately prior to his termination date, multiplied by number of full or partial months, if any, in the period beginning on his termination date and ending on the date his initial employment term would have ended, if later than his termination date or (2) one-half of his annual base salary at the level in effect immediately prior to his termination date.

The Zientek Employment Agreement also includes a customary confidentiality covenant and two-year post-termination nonsolicitation and non-interference covenants.

Damon Cuzick

On February 1, 2017, the Company entered into an employment agreement with Damon Cuzick (the “Damon Cuzick Employment Agreement”). The Damon Cuzick Employment Agreement provides for an initial term of four years, with automatic extensions (absent notice to the contrary) of one year upon the expiration of the initial term or any renewal term. Under the Damon Cuzick Employment Agreement, Mr. Cuzick is eligible to earn base compensation of $180,000 per year, incentive compensation based on Mr. Cuzick’s performance as determined by the Company’s board of directors and awards of stock options pursuant to any plans or arrangements the Company may have in effect from time to time.

If Mr. Cuzick’s employment is terminated without cause or he resigns with good reason, he would receive severance, subject to his execution and non-revocation of a release of claims in favor of the Company and its officers, directors and affiliates, equal to any unpaid base salary, reimbursement for unpaid expenses and all other accrued payments or benefits through his termination date, plus the greater of: (1) his monthly base salary at the level in effect immediately prior to his termination date, multiplied by number of full or partial months, if any, in the period beginning on his termination date and ending on the date his initial employment term would have ended, if later than his termination date or (2) one-half of his annual base salary at the level in effect immediately prior to his termination date.

The Damon Cuzick Employment Agreement also includes a customary confidentiality covenant and two-year post-termination nonsolicitation and non-interference covenants.

John Sheehy

On January 4, 2019, the Company entered into an executive employment agreement (the “Sheehy Employment Agreement”) with John Sheehy pursuant to which Mr. Sheehy will continue to serve as the chief operating officer of the Company. The Sheehy Employment Agreement provides for an initial term of four years, with automatic extensions (absent notice to the contrary) of one year upon the expiration of the initial term or any renewal term. Under the Sheehy Employment Agreement, Mr. Sheehy will be entitled to base compensation of $250,000 per year, incentive compensation based on Mr. Sheehy’s performance as determined by the Company’s board of directors and awards of stock options pursuant to any plans or arrangements the Company may have in effect from time to time.

If Mr. Sheehy is terminated without cause or he resigns with good reason, he will be entitled to receive severance, subject to his execution and non-revocation of a release of claims in favor of the Company and its officers, directors and affiliates, equal to any unpaid base salary, reimbursement for unpaid expenses and all other accrued payments or benefits through his termination date, plus the greater of: (1) his monthly base salary at the level in effect immediately prior to his termination date, multiplied by number of full or partial months, if any, in the period beginning on his termination date and ending on the date his initial employment term would have ended, if later than his termination date or (2) one-half of his annual base salary at the level in effect immediately prior to his termination date.

The Sheehy Employment Agreement also includes a customary confidentiality covenant and two-year post-termination nonsolicitation and non-interference covenants.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information concerning unexercised options outstanding as of December 31, 2018 for our named executive officers.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John P. Yeros	April 12, 2018	300,000	900,000	2.50	April 12, 2028

Damon R. Cuzick	April 12, 2018	250,000	750,000	2.50	April 12, 2028

Michael Zientek	[●]	50,000	150,000	2.50	[●]

John Sheehy	None	None	None	None	None

Director Compensation

On April 12, 2018, the Company granted 10-year non-qualified stock options to purchase shares of the Company’s common stock pursuant to the 2018 Plan as follows:

Name	Options Granted
Danny R. Cuzick	1,500,000
Thomas J. Abood	100,000
Scott M. Honour	100,000

On August 13, 2018, in connection with their appointment to serve as members of the Company’s board of directors, the Company granted 10-year non-qualified stock options to purchase shares of the Company’s common stock pursuant to the Amended 2018 Plan as follows:

Name	Options Granted
Arthur B. Laffer, Ph.D.	100,000
R. Scott Wheeler	100,000
Scott Smith	100,000

On October 22, 2018, in connection with his appointment to serve as a member of the Company’s board of directors, the Company granted a 10-year non-qualified stock option to purchase 100,000 shares of the Company’s common stock pursuant to the Amended 2018 Plan to Mark M. Anderson.

All of the options are exercisable at a price of $2.50 per share, which the Board determined was the fair market value of the Company’s common stock on the grant date. 25% of the options vested on the grant date, and the remaining options vest in equal annual installments on the first, second and third anniversary of the grant date. However, all unvested options vest immediately upon the Company’s closing on an aggregate of at least $30,000,000 in any combination of public and private equity and debt financings after the grant date.

Effective October 1, 2018, we pay all of our directors an annual retainer of $20,000 ($25,000 for the chairperson of the board), plus $1,000 for each board or committee meeting the director attends by person ($500 for each meeting attended via telephone). In addition, we will pay annual retainers of $10,000, $5,000, and $5,000 to the chair of our audit, compensation, and nominating committee, respectively, if and when we form those committees. Each non-employee director has the option to elect, prior to the first payment of any of the foregoing compensation and in each January thereafter, to receive the compensation described in this paragraph for the calendar year of the election in cash or in shares of the Company’s stock at a price per share equal to the greater of $2.50 or the closing price per share on the first Monday that is also a trading day of the applicable calendar year.

Except as summarized in the previous paragraphs, no members of our board of directors are currently compensated for their services. Our directors are reimbursed for reasonable expenses incurred in connection with their service and may be compensated by certain stockholders to the extent they were initially appointed as designees on behalf of such holders.

Compensation Committee Interlocks and Insider Participation

As a smaller reporting company, we are not required to provide disclosure pursuant to this item.

Compensation Committee Report

As a smaller reporting company, we are not required to provide disclosure pursuant to this item.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of February 1, 2019, the number of shares of our common stock beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding Common Stock; (ii) each of our named executive officers and directors; and (iii) all of our officers and directors as a group. Applicable percentage ownership is based on 5,887,622 shares of common stock outstanding as of February 1, 2019, together with applicable options and warrants for each stockholder. Unless otherwise indicated, the address of each person listed below is in the care of EVO Transportation & Energy Services, Inc. 8285 West Lake Pleasant Parkway, Peoria, AZ 85382.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants currently exercisable or exercisable within 60 days. Shares of our capital stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.

On April 6, 2017, the Company effected a 50-for-1 reverse stock split of its common stock pursuant to which each 50 shares of issued and outstanding common stock became one share of common stock (the “Reverse Split”). No fractional shares were issued as a result of the Reverse Split. All share amounts reported below have been adjusted to reflect the effects of the Reverse Split.

Name of Beneficial Owner or Identity of Group(1)	Number of Shares Beneficially Owned		Percent
5% Beneficial Owners
Jerry Moyes 2710 E. Old Tower Road Phoenix, AZ 85034	2,000,000	(2)	29.0%
Dan Thompson 16415 54th Avenue North Plymouth, MN 55446	1,200,000	(3)	16.9%
Trey Peck	500,000		8.5%
John Lampsa 245 Legend Heights Wales, WI 53183	392,000		6.7%
Ursula Lampsa 245 Legend Heights Wales, WI 53183	408,000		6.9%
Executive Officers and Directors
John P. Yeros	374,650	(4)	6.1%
Michael Zientek	50,000	(5)	*
Scott M. Honour 315 E. Lake St. Suite 301 Wayzata, MN 55391	260,173	(6)	4.3%
Thomas J. Abood 1200 Old Crystal Bay Road Wayzata, MN 55391	151,856	(7)	2.6%
Danny R. Cuzick	1,875,000	(8)	24.2%
Damon R. Cuzick	250,000	(9)	4.1%
John Sheehy(10)	2,240,000		38.0%
Arthur B. Laffer, Ph.D. 103 Murphy Court Nashville, TN 37203	25,000	(11)	*
R. Scott Wheeler 14925 Havenshire Place Dallas, TX 75254	65,000	(12)	1.1%
Scott Smith 4550 East Bell Road, Building 4, Suite 142 Phoenix, AZ 85032	25,000	(13)	*
Mark Anderson 18010 N. 14th Street Phoenix, AZ 85022	25,000	(14)	*
All executive officers and directors as a group (11 persons) (15)	5,341,679		61.9%

*	Less than 1%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of voting stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date indicated above, have been exercised.
(2)	Includes 1,000,000 shares of common stock issuable upon the exercise of warrants. Mr. Moyes shares voting and dispositive power of his shares with his spouse.
(3)	Includes 1,200,000 shares of common stock issuable upon the exercise of warrants held by Dan Thompson II LLC, of which Mr. Thompson is the beneficial owner.
(4)	Includes 300,000 shares of common stock issuable upon the exercise of options.
(5)	Includes 50,000 shares of common stock issuable upon the exercise of options.
(6)	207,903 shares are owned by Falcon Capital LLC, of which Scott M. Honour is the beneficial owner and 27,270 shares are owned by Honour Capital LP, of which Scott M. Honour is the beneficial owner. Includes 71,074 shares of common stock issuable upon the exercise of warrants held by Falcon Capital LLC and 25,000 shares of common stock issuable upon the exercise of options held by Scott M. Honour. The business address of Falcon Capital LLC and Honour Capital LP is 315 E. Lake St. Suite 301, Wayzata, MN 55391.
(7)	126,856 shares are held by the Thomas J. Abood Revocable Trust. Includes 25,000 shares of common stock issuable upon the exercise of options.
(8)	Includes 375,000 shares of common stock issuable upon the exercise of options and 100,000 shares of Series A Preferred Stock, representing voting rights of 1,500,000 shares of common stock.
(9)	Includes 250,000 shares of common stock issuable upon the exercise of options.
(10)	The shares beneficially owned by Mr. Sheehy are directly owned by Sheehy Enterprises, Inc.. Mr. Sheehy has shared control of Sheehy Enterprises, Inc. and thereby has shared voting and investment power over shares controlled by Sheehy Enterprises, Inc.
(11)	Includes 25,000 shares of common stock issuable upon the exercise of options.
(12)	Includes 25,000 shares of common stock issuable upon the exercise of options and 40,000 shares of common stock issuable upon the exercise of warrants.
(13)	Includes 25,000 shares of common stock issuable upon the exercise of options.
(14)	Includes 25,000 shares of common stock issuable upon the exercise of options.
(15)	Includes options to purchase a total of 1,125,000 shares of common stock, warrants to purchase a total of 111,074 shares of common stock, and 100,000 shares of Series A Preferred Stock, representing voting rights of 1,500,000 shares of common stock. See Footnotes 6 through 16 above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

Titan Securities Exchange

Immediately prior to the Titan Securities Exchange, Titan’s former founders, managing members and directors (including our current director and executive officer, John P. Yeros, and Scott M. Honour, and our former executive officers, Kirk S. Honour and Randy Gilbert) beneficially owned and held a total of 226,125 of Titan’s total 282,626 Class A Membership Units issued and outstanding, or 80% of Titan’s Units in total. Therefore, Titan’s former founders, managing members and directors were in a position to control Titan. After giving effect to the Titan Securities Exchange, the Shock Merger and the EAF Securities Exchange, our executive officers and directors beneficially owned approximately 135,000 of the Company’s 317,207 issued and outstanding shares of common stock, or approximately 42.4% of the Company’s common stock.

Investments in and Loans to Titan El Toro LLC

Prior to our 2016 acquisition of Titan El Toro LLC, a wholly owned subsidiary of Titan that operated our Titan El Toro fueling station, Titan’s former founders, managing members and directors invested $109,599 of equity in Titan El Toro LLC which they exchanged for 10,892 Units of Titan. Titan’s former founders, managing members and directors also previously held $594,000 of mezzanine debt and $367,000 in bridge debt in Titan El Toro LLC. Of those amounts, approximately $942,000 of principal and interest was exchanged for 31,652 Units of Titan. All Units of Titan were exchanged for shares of our common stock in the Titan Securities Exchange. In addition, Titan’s former founders, managing members and directors previously held approximately $450,000 in Junior Bridge Notes and $670,000 in Senior Bridge Notes (as such terms are defined below) until such notes were converted.

Guarantee of Tradition Facility

On December 31, 2014, Titan entered into a co-borrower arrangement for a $1,300,000 U.S. Small Business Administration (SBA) note with Titan El Toro LLC. The proceeds from the note were received by Titan El Toro LLC and the note payable is recorded by Titan El Toro LLC. The note is a ten year term note with interest fixed at 5.50% for the first five years, then adjusted to the SBA LIBOR Base Rate, plus 2.35% for the remaining five years. The note requires monthly principal and interest payments of $15,288. The note is secured by substantially all of Titan’s business assets and is personally guaranteed by certain of Titan’s former founders, managing members and directors. Titan issued 35,491 Class A Membership Units to those former founders, managing members and directors as compensation for the guarantee, which Units were subsequently exchanged for shares of our common stock in connection with the Titan Securities Exchange. The amount outstanding on the note as of December 31, 2017 was $1,093,691. The note was obtained pursuant to a Loan Agreement with Tradition Capital Bank dated December 31, 2014. The Company was, as of December 31, 2017, and currently is, in violation of certain covenants. We received a waiver to remedy the technical non-compliance under our SBA Facility for the year ended December 31, 2016, but have not received a waiver for current non-compliance.

EAF Promissory Notes

On February 1, 2017, EVO, Inc. issued the Senior Promissory Note in the principal amount of $3.8 million to Danny Cuzick and Convertible Notes in the aggregate principal amount of $9.5 million to the EAF Members. The Senior Promissory Note bears interest at 7.5% per year with a default interest rate of 12.5% per year and has a maturity date of the earlier of (a) the date that is ten days after the initial closing of a private offering of capital stock of EVO, Inc. in an amount not less than $10 million (a “Private Offering”); (b) December 31, 2017 and (c) declaration by Danny Cuzick of an event of default under the Senior Promissory Note. The Convertible Notes bear interest at 1.5% per year and have a maturity date of February 1, 2026. On April 2, 2018, the Company and Danny Cuzick entered into an amendment to the Convertible Promissory Note issued to Danny Cuzick to extend the maturity date of the note to the earlier of (a) July 1, 2019 and (c) declaration by Danny Cuzick of an event of default under the note.

The Convertible Notes are convertible into 1,400,000 shares (the “Transaction Shares”) of EVO, Inc.’s Common Stock, subject to adjustment for any stock splits, combinations or similar transactions, representing approximately 81.1% of EVO, Inc.’s total outstanding shares of Common Stock on a post-transaction basis. Accordingly, the conversion of the Convertible Notes would result in a change in control of the Company. The number of Transaction Shares will be increased to equal 70% of the issued and outstanding Common Stock if the issuance of Common Stock pursuant to a private offering of Common Stock of up to $2 million and the conversion into Common Stock of the Company’s subordinated notes payable to members, Senior Bridge Notes, convertible promissory notes, and certain accounts payable would otherwise cause the Transaction Shares to represent less than 70% of the issued and outstanding Common Stock. Pursuant to the terms of the EAF Exchange Agreement, the EAF Members are entitled to demand registration rights and piggyback registration rights with respect to the Transaction Shares upon customary terms, limitations, exceptions and conditions. The Convertible Notes are secured by all of the assets of EAF and the EAF Interests, which the Company pledged to the EAF Members as security for the Convertible Notes.

Each Convertible Note is convertible at the applicable holder’s option beginning on the first anniversary of the date of issuance of the Convertible Notes, including at any time within 90 days after the holder’s receipt of notice of consummation of (1) a reorganization, merger or similar transaction where EVO, Inc. is not the surviving or resulting entity or (2) the sale of all or substantially all of EVO, Inc. assets, subject to customary restrictions. Each holder’s conversion option is subject to a monthly limit of the number of shares of Common Stock equal to 10% of the thirty day average trading volume of shares of Common Stock during the prior calendar month. The Convertible Notes are also subject to mandatory conversion at the Company’s option beginning on the first anniversary of the date of issuance of the Convertible Notes if: (i) the closing price of the Common Stock is greater than (A) 150% of the price at which a share of Common Stock is sold in a Private Offering or (B) $10.00 if a Private Offering has not occurred by December 31, 2017 and (ii) the average daily trading volume of shares of Common Stock has equaled 100,000 or more for the 30 days prior to the applicable date. Upon a conversion of the Convertible Notes, accrued interest may also be converted at the greater of (i) the amount of interest to be converted divided by the exchange ratio of 0.1357, subject to adjustment for stock splits or combinations, or (ii) the amount of interest to be converted divided by the closing price of the Common Stock on the trading day preceding the conversion date.

In connection with the closing of the EAF Exchange Agreement, on February 1, 2017, the Company issued promissory notes to the EAF Members in the aggregate principal amount of $250,000 that bear interest at 6% per annum with a default rate of 11% per annum and a maturity date of the earlier of (a) the closing of a Private Offering; (b) 180 days from the date of the notes and (c) declaration by a holder of an event of default under the holder’s note (the “Working Capital Notes”). Subsequent to December 31, 2017, the Working Capital Notes were paid in full.

In connection with the closing of the EAF Exchange Agreement, on February 1, 2017, the Company guaranteed a note from EAF to an EAF member dated January 30, 2017 in the principal amount of $4 million (the “EAF Note”). The EAF Note is secured by all assets of EAF and is guaranteed by EAF. The EAF Note bears interest at 7.5% per annum with a default rate of 12.5% per annum and has a maturity date of the earlier of (a) February 1, 2020 and (b) declaration by the noteholder of an event of default under the EAF Note.

Junior Bridge Notes

On January 1, 2016, Titan issued eight subordinated notes payable to its former members (the “Junior Bridge Notes”) with a maturity date of December 31, 2020 for approximately $876,000, as well as 64,387 (equivalent to 56,608 common shares) Class A Membership Units in Titan. Titan issued an additional Junior Bridge Note on January 1, 2016 for approximately $99,000 to evidence pre-existing indebtedness. The Junior Bridge Notes bear interest at 12% per year with a default rate of 15% per year. On April 12, 2018, approximately $1,340,261 of the Junior Bridge Notes and related interest were converted into 272,777 shares of Common Stock at $5.00 per share pursuant to subscription agreements between the Company and the Junior Bridge Note holders.

Senior Bridge Notes

On February 29, 2016, Titan issued five promissory notes payable to its former members (the “Senior Bridge Notes”) with an original maturity date of June 28, 2016 for approximately $672,000, as well as 14,762 (equivalent to 18,806 common shares) Class A Membership Units. The Senior Bridge Notes originally bore interest at 12% per year with a default interest rate of 15% per year. Two of the Senior Bridge Notes were originally long-term debt of Titan outstanding at December 31, 2015 and converted into Senior Bridge Notes. In the event of a default under the Senior Bridge Notes, Titan is required to pay the holder a stated number of Class A Membership Units on the date of default and each 90 day interval thereafter until all amounts due have been paid in full. Effective July 2016, the maturity date of the Senior Bridge Notes was extended to September 30, 2016 and effective March 14, 2016 the interest rate was increased from 12% to 16%. The default interest rate was increased from 15% to 18%. As part of that first amendment, the note holders received 3,359 Class A Membership Units in Titan (equivalent to 2,953 common shares). On July 26, 2016, Titan issued an additional Senior Bridge Note for $200,000 with 16% interest and an original maturity date of October 2016. In September 2016, Titan issued an additional Senior Bridge Note for $150,000 and the Senior Bridge Notes were amended to extend the maturity date to January 31, 2017 and Titan paid a fee for the extension of 1% of the outstanding principal balance to the note holders. On January 31, 2017, Titan issued an additional Senior Bridge Note in the principal amount of $400,000. A fee of 1% of the outstanding principal balance was paid at January 31, 2017, April 30, 2017, and July 31, 2017 to extend the term of the notes to October 31, 2017. On April 12, 2018, approximately $689,000 of Senior Bridge Notes and related interest were converted into 275,583 shares of Common Stock at $2.50 per share pursuant to subscription agreements between the Company and certain of the Senior Bridge Note holders.

Share Escrow Agreement

On or about March 20, 2018, the Company entered into a Share Escrow Agreement (the “Escrow Agreement”) with certain of the Company’s shareholders, including entities affiliated with Scott Honour, a director of the Company, and Kirk Honour, the Company’s former president. Pursuant to the terms of the Escrow Agreement, the shareholders party to the agreement placed an aggregate of 240,000 shares of Common Stock in escrow, to be held by the Company until such time as one or more third parties offers to purchase the escrowed shares and the Company approves such purchase or purchases. 75% of the proceeds of the sale or sales of the escrowed shares will be paid to the Company and will be used by the Company first to repay any amounts outstanding under the Tradition Capital Bank loan facility, and the remaining 25% of the proceeds will be paid pro rata to the shareholders party to the Escrow Agreement. In connection with the Escrow Agreement, the Company issued 240,000 warrants to purchase Common Stock to the shareholders party to the Escrow Agreement, which warrants have an exercise price of $6.11 per share and are exercisable for a period of five years.

Stock Option Plan and Option Grants

Refer to the discussion in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of this prospectus for a description of the 2018 Plan and grants made under the 2018 Plan.

Certificate of Designation

On April 13, 2018, the Company filed a Certificate of Designation of Rights and Preferences of Series A Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware, which authorizes the Company to issue up to 100,000 shares of Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”). The Series A Preferred Stock ranks senior in preference and priority to the Company’s common stock with respect to dividend and liquidation rights and, except as provided in the Certificate of Designation or otherwise required by law, will vote with the common stock on an as converted basis on all matters presented for a vote of the holders of common stock, including directors, and are entitled to fifteen votes for each share of Series A Preferred Stock held on the record date for the determination of the stockholders entitled to vote or, if no record date is established, on the date the vote is taken.

The Series A Preferred Stock is convertible at any time at the option of the holder or the Company at an initial conversion ratio of one share of Common Stock for each share of Series A Preferred Stock. The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations. In addition, each share of Series A Preferred Stock will automatically convert to one share of Common Stock if the closing price on all domestic securities exchanges on which the Common Stock may at the time be listed exceeds six dollars ($6.00) per share for thirty (30) consecutive trading days and the daily trading volume of the Common Stock is at least twenty thousand (20,000) shares for that same period.

The holders of the Series A Preferred Stock are entitled to a liquidation preference of $3.00 per share of Series A Preferred Stock plus any accrued but unpaid dividends upon the liquidation of the Company. The Series A Preferred Stock may be redeemed by the Company at any time at a redemption price equal to $3.00 plus all accrued but unpaid dividends, and each holder of Series A Preferred Stock may cause the Company to redeem the holder’s Series A Preferred Stock at any time after August 1, 2018 at a redemption price equal to $3.00 plus all accrued but unpaid dividends.

The approval of the holders of at least a majority of the Series A Preferred Stock, voting together as a separate class, is required for the Company to amend the Certificate of Designation, including by merger or otherwise, to as to alter or repeal the preferences, rights, privileges or powers of the Series A Preferred Stock in a manner that would adversely affect the rights of the holders of the Series A Preferred Stock.

A copy of the Certificate of Designation is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by reference.

Issuance of Preferred Stock

On April 12, 2018, the Company approved the issuance of 100,000 shares of Series A Preferred Stock to Danny R. Cuzick, a member of the Company’s board of directors, as compensation for services rendered to the Company.

Other Related Transactions

In connection with closing the Titan Securities Exchange, the Company issued three convertible promissory notes (the “Minn Shares Notes”) in the aggregate principal amount of $415,173.98 to Joseph H. Whitney, The Globe Resources Group, LLC and Richard E. Gilbert. The Minn Shares Notes amended and restated the terms of previously outstanding loans from Richard Gilbert, Paramount Trading, Ltd. and The Globe Resources Group, LLC. The Minn Shares notes bear interest at the rate of 5% per annum and mature in November 2019 unless earlier converted. Each Minn Shares Note is convertible at the holder’s option upon (i) a sale by the Company of not less than $7,500,000 of its equity securities, (ii) a corporate transaction such as a merger, consolidation or asset sale involving either the sale of all or substantially all of the Company’s assets or the transfer of at least 50% of the Company’s equity securities or (iii) the maturity date. The Minn Share Notes are subject to mandatory conversion upon the conversion into equity securities of the Junior Bridge Notes and Senior Bridge Notes upon the same conversion terms as the Junior Bridge Notes and Senior Bridge Notes. During August 2018, the Company entered into subscription agreements effective as of July 31, 2018 to issue 187,462 units (the “Units”) at a price of $2.50 per Unit in exchange for the Minn Shares Notes. Each Unit consisted of (i) one share of the Company’s common stock and (ii) a warrant to purchase one share of common stock at an exercise price of $2.50 per share exercisable for ten years from the date of issuance.

The Company currently utilizes the office space and equipment of its management at no cost. Management estimates such amounts to be immaterial.

Board Independence and Committees

Director Independence

Our securities are not listed on a national securities exchange or on any inter-dealer quotation system which has a requirement that a majority of directors be independent. We evaluate independence by the standards for director independence set forth in the NASDAQ Listing Rules.

Under NASDAQ Rule 5605(a)(2)(A), a director is not considered to be independent if he or she also is an executive officer or employee of the corporation. In considering a director’s independence, the board of directors considers any related-party transactions that currently exist or have occurred during the timeframes specified by NASDAQ Listing Rule 5605(a)(2) and whether the director has any relationships that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board of directors determined that each of Thomas J. Abood, Arthur B. Laffer, Ph.D., R. Scott Wheeler, and Scott Smith is “independent” within the meaning of NASDAQ Listing Rules. Each of Scott M. Honour and Danny R. Cuzick would not be considered an independent director.

Board Committees

We do not have a standing nominating, compensation or audit committee, and our full board of directors performs the functions of these committees. The Company intends to form an audit committee in the near future. The Board also determined that Mr. Anderson qualifies as an “audit committee financial expert” as that term is defined by Item 407(d)(5)(ii) of Regulation S-K. Management does not believe it is currently necessary for our board of directors to appoint a nominating or compensation committee because the volume of matters that come before the board of directors for consideration permits the directors to give sufficient time and attention to such matters to be involved in all decision making.

During the fiscal year ended December 31, 2017, our board of directors met [●] times. Each of the Company’s directors attended at least 75% of the meetings held by the board of directors.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions which is attached as Exhibit 14.1 to the Company’s Form 10-K filed on March 28, 2011.

LEGAL MATTERS

Certain legal matters with respect to the legality of the resale of the shares of common stock offered by this prospectus will be passed upon for the Company by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

EXPERTS

The financial statements of EVO Transportation & Energy Services, Inc. as of and for the twelve months ended December 31, 2016 and December 31, 2017 included in this prospectus have been audited by EKS&H LLP, our former independent registered public accounting firm, and have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Ursa Major Corporation and affiliates as of and for the twelve months ended December 31, 2016 and December 31, 2017 included in this prospectus have been audited by Plante & Moran PLLC, our former independent registered public accounting firm, and have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Sheehy Mail Contractors, Inc. as of and for the twelve months ended December 31, 2016 and December 31, 2017 included in this prospectus have been audited by Plante & Moran PLLC, our former independent registered public accounting firm, and have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We are required to file annual and quarterly reports, special reports, proxy statements, and other information with the SEC. You can read our SEC filings on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility on official business days during the hours of 10:00 a.m. to 3:00 p.m. at Public Reference Room, 100 F Street N.E., Washington, DC 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INDEX TO FINANCIAL STATEMENTS

The following financial statements are included in this prospectus:

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Report of Independent Public Accounting Firm

To the Shareholders and Board of Directors of

EVO Transportation & Energy Services, Inc.

Peoria, Arizona

OPINIONS ON THE CONSOLIDATED FINANCIAL STATEMENTS

We have audited the accompanying consolidated balance sheets of EVO Transportation & Energy Services, Inc. (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each year in the two year period ended December 31, 2017, and the related notes and schedules (collectively referred to as the “financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each year in the two year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

SUBSTANTIAL DOUBT ABOUT THE COMPANY’S ABILITY TO CONTINUE AS A GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BASIS FOR OPINIONS

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

EKS&H LLLP

April 17, 2018

Denver, Colorado

Consent of Independent Public Accounting Firm

We consent to the use, in the registration statement on Form S-1, of EVO Transportation & Energy Services, Inc. of our report dated April 17, 2018 on our audit of the financial statements of EVO Transportation & Energy Services, Inc. as of December 31, 2017, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and the reference to us under the caption “Experts”.

EKS&H, LLLP

February 8, 2019

Denver, Colorado

EVO TRANSPORTATION & ENERGY SERVICES, INC

Consolidated Balance Sheets

	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$83,867	$24,944
Accounts receivable, net	150,419	-
Alternative fuels tax credit receivable	648,029	15,214
Other assets	1,675	11,576
Total current assets	883,990	51,734

Non-current assets
Property, equipment and land, net	7,740,423	1,102,249
Assets available for sale	240,000	-
Construction in progress	-	79,354
Intangibles	345,284	-
Deposits and other long-term assets	132,940	39,646
Total non-current assets	8,458,647	1,221,249
Total assets	$9,342,637	$1,272,983
Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$1,784,049	$822,829
Accounts payable - related party	409,838	261,060
Advances from stockholder	370,359	37,500
Accrued interest - related party	927,421	164,368
Accrued expenses	1,168,721	127,596
Derivative liability	32,186	-
Subordinated convertible senior notes payable to stockholders	1,421,556	1,021,556
Working capital notes - related party	250,000	-
Current portion of long-term debt	1,093,691	121,299
Total current liabilities	7,457,821	2,556,208

Non-current liabilities
Long term subordinated convertible notes payable to stockholders	1,166,373	1,166,373
Convertible promissory notes - related parties less unamortized discount of $4,257,358 (2017) and $0 (2016)	5,680,147	405,103
Senior promissory note - related party	3,800,000	-
Promissory note - related party	4,000,000
Long term debt, less current portion	-	1,073,690
Deferred rent	2,206	15,439
Deferred tax liability	-	71,294
Derivative liability, less current portion	11,420	-
Total non-current liabilities	14,660,146	2,731,899
Total liabilities	22,117,967	5,288,107

Commitments and contingencies

Stockholders’ deficit
Preferred stock, $.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.0001 par value; 100,000,000 shares authorized; 429,308 (2017) and 317,183 (2016) shares issued and outstanding	43	32
Additional paid-in capital	1,299,980	899,304
Accumulated deficit	(14,075,353)	(4,914,460)
Total stockholders’ deficit	(12,775,330)	(4,015,124)
Total liabilities and stockholders’ deficit	$9,342,637	$1,272,983

See notes to consolidated financial statements.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Consolidated Statements of Operations

	For the Years Ended
	December 31,
	2017	2016
Revenue
CNG sales	$1,968,563	$353,346
Federal alternative fuels tax credit	128,340	129,549
Total revenue	2,096,903	482,895
CNG cost of sales	1,499,876	281,441
Gross profit	597,027	201,454
Operating expenses
General and administrative	2,431,916	1,760,347
Impairment	4,906,217	0
Depreciation and amortization	711,076	210,892
Total operating expenses	8,049,209	1,971,239
Other expense
Interest expense	(1,642,259)	(375,453)
Loss on acquisition of El Toro	-	(717,011)
Realized and unrealized gain on derivative liability, net	(60,246)	-
Warrant expense	(77,500)	-
Total other expense	(1,780,005)	(1,092,464)
Income tax expense
Deferred tax expense	71,294	(71,294)
Total income tax expense	71,294	(71,294)
Net loss	$(9,160,893)	$(2,933,543)
Basic weighted average common shares outstanding	396,717	317,183
Basic loss per common share	$(23.09)	$(9.25)
Diluted weighted average common shares outstanding	396,717	317,183
Diluted loss per common share	$(23.09)	$(9.25)

See notes to consolidated financial statements.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Consolidated Statement of Changes in Members’ and Stockholders’ Deficit

For the Years Ended December 31, 2017 and 2016

	LLC		Common Stock
	Class A Membership Units	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance - December 31, 2015	$38,608	$140,500	-	$-	$-	$(771,913)	$(631,413)
Titan El Toro, LLC contributed membership interests, as well as mezzanine debt and other liabilities	64,387	-	-	-	-	-	-
Members of Titan El Toro, LLC membership interest in exchange for Class A Membership Units	10,892	-	-	-	-	-	-
Issuance of units for subordinated senior notes payable	28,900	-	-	-	-	-	-
Issuance of units for services	139,839	5,594	-	-	-	-	5,594
Reverse acquisition	(282,626)	(146,094)	317,183	32	899,304	(1,209,004)	(455,762)
Net loss	-	-	-	-	-	(2,933,543)	(2,933,543)
Balance - December 31, 2016	-	-	317,183	32	899,304	(4,914,460)	(4,015,124)
Issuance of stock for subordinated senior notes payable	-	-	8,791	1	13,186	-	13,187
Issuance of stock for cash	-	-	103,334	10	309,990	-	310,000
Warrants issued with stock	-	-	-	-	77,500	-	77,500
Net loss	-	-	-	-	-	(9,160,893)	(9,160,893)
Balance - December 31, 2017	$-	$-	429,308	$43	$1,299,980	$(14,075,353)	$(12,775,330)

See notes to consolidated financial statements.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Consolidated Statements of Cash Flows

	For the Years Ended
	December 31,
	2017	2016
Cash flows from operating activities
Net loss	$(9,160,893)	$(2,933,543)
Adjustments to reconcile net loss to net cash used in operating activities
Allowance for doubtful accounts	37,007	-
Depreciation and amortization	711,076	210,892
Impairment	4,906,217	-
Deferred rent	(13,233)	(8,708)
Realized loss on derivative liability	(60,246)	-
Gain on derivative liability	21,220	-
Interest expense converted to promissory notes - related party	32,402	-
Accretion of debt discount	429,642	-
Common stock issued for debt	13,187	-
Warrant expenses	77,500	-
Loss on acquisition of El Toro	-	717,011
Consulting expense converted to subordinated notes payable to stockholders	-	217,008
Amortization of deferred financing costs	-	57,388
Units issued with debt	-	5,594
Deferred tax liability	(71,294)	71,294
Changes in assets and liabilities
Accounts receivable	(187,426)	-
Alternative fuels tax credit receivable	(632,815)	(15,214)
Other assets	42,019	22,711
Other long-term assets	50,066
Due from related parties	-	21,986
Accounts payable	961,220	653,841
Accounts payable - related party	148,778	218,409
Accrued expenses	1,041,125	93,766
Accrued interest related party	763,053	30,597
	8,269,498	2,296,575
Net cash provided by (used in) operating activities	(891,395)	(636,968)
Cash flows from investing activities
Purchase of equipment	-	(41,524)
Construction in progress	-	(79,354)
Cash from acquisition	-	(57)
Deposits	8,757	-
Net cash used in investing activities	8,757	(120,935)
Cash flows from financing activities
Advances from stockholders	332,859	37,500
Proceeds from sale of common stock	310,000	-
Subordinated senior notes payable to stockholders	400,000	1,000,000
Payments of principal on long-term debt	(101,298)	(105,011)
Line-of-credit	-	(150,000)
Net cash provided by financing activities	941,561	782,489
Net increase in cash and cash equivalents	58,923	24,586
Cash and cash equivalents - beginning of year	24,944	358
Cash and cash equivalents - end of year	$83,867	$24,944

See notes to consolidated financial statements.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Supplemental disclosure of cash flow information:

Cash paid for interest for the years ended December 31, 2017 and 2016 was $449,564 and $222,279, respectively.

Supplemental disclosure of non-cash activity:

On February 1, 2017, the Company acquired EVO to further its business model to acquire existing CNG stations. The following is the allocation of the assets and liabilities as of February 1, 2017:

Prepaid	$32,118
Goodwill and other intangibles	4,606,730
Property and equipment	8,154,667
Deposits and other long-term assets	152,117
Derivative liability	(82,632)
Promissory notes – related party	(8,050,000)
Convertible promissory note - related party	(9,500,000)
Debt discount	4,687,000

During the year ended December 31, 2016, Titan converted $217,008 of consulting expense into subordinated notes payable to stockholders.

During the year ended December 31, 2016, Titan converted $127,108 of accounts payable - related party into subordinated notes payable to members.

During the year ended December 31, 2016, the Company had $310,887 construction in progress purchases in accounts payable.

During the year ended December 31, 2016, Titan converted $85,599 of long term notes payable related into $21,556 and $64,043 of subordinated senior notes payable to stockholders and subordinated notes payable to stockholders, respectively.

See notes to consolidated financial statements.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Titan acquired the remaining 80% of El Toro to further its business model to acquire existing CNG stations. The following is the allocation of the 80% interest of the assets and liabilities as of January 1, 2016:

Prepaid rent	$34,287
Property and equipment	1,271,617
Deposits	38,669
1,344,573

Checks written in excess of bank balance	3,434
Accounts payable	68,145
Accounts payable - related party	55,249
Deferred rent	24,147
Accrued expenses	1,566
Accrued interest - related party	122,582
Subordinated notes payable to members	700,826
Long-term debt	1,300,000
Net liabilities acquired	$(931,376)

On November 22, 2016, Titan and the holders of 100% of the outstanding equity interests of Titan entered into an Agreement and Plan of Securities Exchange with EVO Inc. EVO Inc. acquired 100% of the equity interests in Titan and Titan became a wholly owned subsidiary of EVO Inc. The following is the allocation of the assets and liabilities acquired:

Cash and cash equivalents	$3,377
Accounts payable	(54,036)
Convertible promissory note - related party	(405,103)
Reverse acquisition	$(455,762)

See notes to consolidated financial statements.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Basis of Presentation and Securities Exchange

These financial statements represent the consolidated financial statements of EVO Transportation & Energy Services, Inc., formerly Minn Shares Inc. (“EVO Inc.” or the “Company”), its wholly owned subsidiaries, Titan CNG LLC (“Titan”) and Environmental Alternative Fuels, LLC (“EAF”), Titan’s wholly-owned subsidiaries, Titan El Toro LLC (“El Toro”), Titan Diamond Bar LLC (“Diamond Bar”), and Titan Blaine, LLC (“Blaine”), and EAF’s wholly-owned subsidiary, EVO CNG, LLC (“EVO CNG”).

On November 22, 2016, Titan and its members entered into an Agreement and Plan of Securities Exchange with EVO Inc. whereby EVO Inc. acquired all of the equity interests of Titan and Titan became a wholly-owned subsidiary of EVO Inc. (the “Titan Securities Exchange”). The Company issued 248,481 shares of common stock, par value $0.0001 per share (“Common Stock”), to acquire Titan, which resulted in the former Titan equity holders owning approximately 91.25% of the outstanding shares of the Company’s Common Stock after the consummation of the Titan Securities Exchange.

At the closing of the Titan Securities Exchange, all of the issued and outstanding units of Titan immediately prior to the closing of the Titan Securities Exchange were converted into 248,481 shares of the Company’s Common Stock. The Company did not have any stock options or warrants to purchase shares of its capital stock outstanding at the time of the Titan Securities Exchange.

Cash and cash equivalents	$3,377
Accounts payable	(54,036)
Convertible promissory note - related party	(405,103)
Reverse acquisition	$455,762

Because the former members of Titan owned approximately 91.25% of the combined company on completion of the Titan Securities Exchange, the transaction was accounted for as a recapitalization through a reverse acquisition, with no goodwill or other intangibles recorded. As such, the consolidated financial information reflects the historical financial information of Titan, El Toro, Diamond Bar and Blaine and the remaining assets and liabilities of EVO Inc. brought over at historical cost. EVO Inc.’s results of operations, which were de minimis, are included in the Company’s consolidated financial statements from the date of acquisition, November 22, 2016. Costs of the transaction have been charged to operations. The capital structure of the Company has been retroactively adjusted to reflect that of EVO Inc. with all shares being adjusted based on the exchange ratio of equity interest in connection with the Titan Securities Exchange.

As a result of the Titan Securities Exchange, EVO Inc. acquired the business of Titan and its subsidiaries Diamond Bar, Blaine and El Toro as of November 22, 2016, and continued the existing business operations of Titan as a publicly traded company under the name EVO Transportation & Energy Services, Inc.

Effective August 31, 2017, the Company amended its certificate of incorporation to change its name from “Minn Shares Inc.” to “EVO Transportation & Energy Services, Inc.” by filing an amendment to the certificate of incorporation of the Company. In connection with the name change, the Company changed its ticker symbol on the OTC Pink Marketplace from “MSHS” to “EVOA.”

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

On February 1, 2017, EVO Inc., EAF, EVO CNG, and Danny R. Cuzick (“Danny Cuzick”), Damon R. Cuzick (“Damon Cuzick”), Theril H. Lund and Thomas J. Kiley (together with Danny Cuzick and Damon Cuzick, the “EAF Members”) consummated the transactions contemplated by that certain Agreement and Plan of Securities Exchange dated January 11, 2017 (the “EAF Exchange Agreement”). Pursuant to the EAF Exchange Agreement, EVO Inc. acquired all of the membership interests in EAF (the “EAF Interests”) from the EAF Members. EAF, together with EVO CNG, is a compressed natural gas fueling station company with six fueling stations in California, Texas, Arizona and Wisconsin.

In determining the accounting acquirer in the transactions contemplated by the EAF Exchange Agreement, management considered the Financial Accounting Standards Board’s Accounting Standard Codification (“ASC”) 805—Business Combinations. Specifically, management considered the guidance in ASC 810-10, which generally provides that the acquirer in a business combination transaction is determined by identifying the existence of a controlling financial interest, which can typically be determined by the ownership of a majority voting interest. Because the EVO, Inc. stockholders continued to own all of the outstanding shares of Common Stock on completion of the transactions contemplated by the EAF Exchange Agreement, management determined that EVO Inc. was the accounting acquirer in the EAF transaction. However, because the Convertible Notes issued as consideration pursuant to the EAF Exchange Agreement could convert to a majority of the issued and outstanding Common Stock, management will continue to evaluate the accounting treatment for the EAF transaction.

On April 6, 2017, the Company effected a 50-for-1 reverse stock split of its Common Stock pursuant to which each 50 shares of issued and outstanding Common Stock became one share of Common Stock (the “Reverse Split”). No fractional shares were issued as a result of the Reverse Split. All references to numbers of shares of Common Stock and per share amounts give retroactive effect to the Reverse Split for all periods presented.

Going Concern

The Company is an early stage company in the process of acquiring several businesses in the transportation and vehicle fuels industry. As of December 31, 2017, the Company has a working capital deficit of approximately $6.6 million and negative equity of approximately $12.8 million. In addition, the Company is in violation of its bank covenants. Management anticipates rectifying with additional public and private offerings. Also, the Company is evaluating certain cash flow improvement measures. However, there can be no assurance that the Company will be successful in these efforts.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern; however, the above conditions raise doubt about the Company’s ability to do so. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

To meet its current and future obligations the Company has taken the following steps to capitalize the business and successfully achieve its business plan during 2018:

During April 2018, the Company paid the working capital notes of $250,000 in full.

On April 2, 2018, the Company and a related party note holder agreed to extend the maturity date of the $3,800,000 promissory note through July 2019.

On April 13, 2018, the Company consummated the following transactions:

●	The Company issued 275,583 common shares in exchange for certain Senior Bridge Notes in the aggregate principal amount of approximately $689,000, with the per share price for shares of common stock equal to $2.50.

●

The Company issued 268,057 common shares in exchange for the Junior Bridge Notes in the aggregate principal amount of approximately $1,340,261, with the per share price for shares of common stock equal to $5.00.

On March 2, 2018, the Company issued 1,000,000 Units (the “Units”) at a price of $2.50 per Unit for an aggregate purchase price of $2,500,000 pursuant to the terms of a subscription agreement between the Company and Jerry Moyes. Each Unit consists of (i) one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (ii) a warrant to purchase one share of Common Stock at an exercise price of $2.50 per share exercisable for ten years from the date of issuance. The Company did not pay any commissions in connection with the sale of these Units.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies

The Company is a holding company based in Peoria, Arizona that owns two operating subsidiaries, Titan and EAF, that compete in the compressed natural gas (“CNG”) service business. Titan is the management company that oversees operations of the El Toro, Diamond Bar, and Blaine CNG service stations. El Toro was formed during 2013 and began operations during 2015. El Toro, located in Lake Forest, California, operated as a comprehensive natural gas vehicle solutions provider that offered products and services to corporate and municipal fleet operators as well as individual consumers. As of June 30, 2017, El Toro ceased operations. Blaine and Diamond Bar were formed in 2015. In March 2016, Diamond Bar began operations of its CNG station under a lease agreement with the State of California South Coast Air Quality Management District (“SCAQMD”) in Diamond Bar, California. The Company discontinued construction of the private CNG station for Walters Recycling & Refuse, Inc. (“Walters”) in Blaine, Minnesota, during the fourth quarter of 2017.

The Company was incorporated in the State of Delaware on October 22, 2010.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of EVO Transportation & Energy Services, Inc and its subsidiaries, Titan and EAF, Titan’s wholly owned subsidiaries, El Toro, Diamond Bar and Blaine, and EAF’s wholly owned subsidiary, EVO CNG. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to revenue recognition, goodwill and long-lived intangible asset valuations and impairment assessments, business combinations, debt discount, and contingencies. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of the accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance. As of December 31, 2017 and 2016, the Company has recorded an allowance of $37,007 and $0, respectively

Federal Alternative Fuels Tax Credit receivable

Federal Alternative Fuels Tax Credit (“AFTC”) (formerly known as Volumetric Excise Tax Credit or VETC) receivable are the excise tax refunds to be received from the Federal Government on CNG fuel sales.

Concentrations of Credit Risk

The Company grants credit in the normal course of business to customers in the United States. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk. As of December 31, 2017 three customers accounted for 78% of the Company’s total accounts receivable, and four and one customer accounted for and 76% and 13% of the Company’s total revenues for the years ended December 31, 2017 and 2016, respectively.

Property, Equipment and Land

Property, equipment and land are stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from five to 15 years.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Goodwill and Intangible Assets

The Company evaluates goodwill on an annual basis in the fourth quarter or more frequently if management believes indicators of impairment exist. Such indicators could include, but are not limited to 1) a significant adverse change in legal factors or in business climate, 2) unanticipated competition, or 3) an adverse action or assessment by a regulator. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If management concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, management conducts a two-step quantitative goodwill impairment test. The first step of the impairment test involves comparing the fair value of the applicable reporting unit with its carrying value. The Company estimates the fair values of its reporting units using a combination of the income or discounted cash flows approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, management performs the second step of the goodwill impairment test. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. The amount by which the carrying value of the goodwill exceeds its implied fair value, if any, is recognized as an impairment loss. The Company’s evaluation of goodwill completed during the year resulted in an impairment of $3,993,730.

Intangible assets consist of finite lived and indefinite lived intangibles. The Company’s finite lived intangibles include favorable leases, customer relationships and the trade name. Finite lived intangibles are amortized over their estimated useful lives. For the Company’s lease related intangibles, the estimated useful life is based on the agreement of a one-time payment of $1 and the term of the mortgages, with the properties owned by the Company of approximately five years. For the Company’s trade names and customer list the estimated lives are based on life cycle of a customer of approximately 5 years, The Company evaluates the recoverability of the finite lived intangibles whenever an impairment indicator is present. For the year ended December 31, 2017 the test results indicated an impairment of $106,270 to customer lists.

Assets Held for Sale

The Company classifies assets as being held for sale when the following criteria are met: management has committed to a plan to sell the asset; the asset is available for immediate sale in its present condition; an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated; the sale of the asset is highly probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year; the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Deposits

Deposits consist of a security deposit for the El Toro lease and other deposits which are contractually required and of a long-term nature.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Long-Lived Assets

The Company evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.

During the year ended December 31, 2017, the Company recorded asset impairment charges of $806,217 related to El Toro and Blaine. There were no impairments of the Company’s long-lived assets for the year ended December 31, 2016.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Deferred Rent Obligation

The Company has entered into operating lease agreements for a CNG station which contain provisions for future rent increases or periods in which rent payments are reduced. The Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent obligation, which is reflected as a separate line item in the accompanying balance sheets.

Hedging Activities

The Company periodically enters into commodity derivative contracts to manage its exposure to gas price volatility.

GAAP require recognition of all derivative instruments on the balance sheets as either assets or liabilities measured at fair value. Subsequent changes in a derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. Gains and losses on derivative hedging instruments must be recorded in either other comprehensive income or current earnings, depending on the nature and designation of the instrument.

Management of the Company has determined that the administrative effort required to account for derivative instruments as cash flow hedges is greater than the financial statement presentation benefit. As a result, the Company marks its derivative instruments to fair value and records the changes in fair value as a component of other income and expense. Cash settlements from the Company’s price risk management activities are likewise shown as a component of other income and expense and as a component of operating cash flows on the statements of cash flows.

Net Loss per Share of Common Stock

Basic loss per share is computed by dividing net loss available to holders of the Company’s Common Stock by the weighted average number of shares of Common Stock outstanding for the period. Diluted loss per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. For the years presented, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Revenue Recognition

The Company’s revenues primarily consist of CNG fuel sales. These revenues are recognized in accordance with GAAP, which requires that the following four criteria must be met before revenue can be recognized:

(i) persuasive evidence of an arrangement exists;

(ii) delivery has occurred and title and the risks and rewards of ownership have been transferred to the customer or services have been rendered;

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

(iii) the price is fixed or determinable; and

(iv) collectability is reasonably assured.

Applying these factors, the Company typically recognizes revenue from the sale of natural gas fuel at the time the fuel is dispensed. The Company is eligible to receive, at times, a federal alternative fuels tax credit (“AFTC”) when a gasoline gallon equivalent of CNG is sold as vehicle fuel. Based on the service relationship with its customers, either the Company or its customers claims the credit. The Company records its alternative minimum fuel credits if any, as revenue in its statements of operations as the credits are fully refundable.

Alternative Fuels Tax Credit

For 2017 and 2016, the AFTC credit was $0.50 per gasoline gallon equivalent of CNG that is sold as a vehicle fuel. AFTC revenues for the years ended December 31, 2017 and 2016, were $128,340 and $129,549 respectively. This incentive originally expired on December 31, 2016, but was retroactively extended through December 31, 2017, with the Bipartisan Budget Act of 2018.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2017 and 2016 was de minimis.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Income Taxes

The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The Company’s temporary differences result primarily from depreciation.

The Company evaluates its tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions will more likely than not be sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are not recorded as a tax benefit or expense in the current year. Interest and penalties, if applicable, are recorded in the period assessed as general and administrative expenses. However, no interest or penalties have been assessed as of December 31, 2017 and 2016. Tax years that remain subject to examination include 2014 through the current year for federal and state, respectively.

Deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities. Deferred taxes are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the enactment.

In evaluating the ultimate realization of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. Management establishes a valuation allowance if it is more likely than not that all or a portion of the deferred income tax assets will not be utilized.  The ultimate realization of deferred income tax assets is dependent on the generation of future taxable income, which must occur prior to the expiration of the net operating loss carryforwards.

The Tax Cuts and Jobs Act (“Tax Act”) was signed into law on December 22, 2017. The Tax Act includes significant changes to the U.S. corporate income tax system, including limitations on the deductibility of interest expense and executive compensation, eliminating the corporate alternative minimum tax (“AMT”) and changing how existing AMT credits can be realized, changing the rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017, and the transition of U.S. international taxation from a worldwide tax system to a territorial tax system. The Company’s accounting for the following elements of the Tax Act is incomplete, and it is not yet able to make reasonable estimates of the effects. Therefore, no provisional adjustments were recorded.

The Company must assess whether valuation allowances assessments are affected by various aspects of the Tax Act. Since, as discussed above, the Company has recorded no amounts related to certain portions of the Tax Act, any corresponding determination of the need for or change in a valuation allowance has not been completed and no changes to valuation allowances as a result of the Tax Act have been recorded.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements

In July 2017, the Financial Accounting Standards Board (“FASB”) issued ASU 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part 1) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Non public Entities and Certain Mandatorily Redeemable Non-controlling Interests with a Scope Exception” (“ASU 2017-11”). Part I relates to the accounting for certain financial instruments with down round features in Subtopic 815-40, which is considered in determining whether an equity-linked financial instrument qualifies for a scope exception from derivative accounting. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced based on the pricing of future equity offerings. An entity still is required to determine whether instruments would be classified as equity under the guidance in Subtopic 815-40 in determining whether they qualify for that scope exception. If they do qualify, freestanding instruments with down round features are no longer classified as liabilities. ASU 2017-11 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period. Early adoption is permitted, including in an interim period. The Company does not plan early adoption of this update and does not expect the adoption of the update to materially change its current accounting methods and therefore the Company does not expect the adoption to have a material impact on its consolidated financial statements.

In March 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which simplifies several aspects of the accounting for share-based payment award transactions including accounting for income taxes and classification of excess tax benefits on the statement of cash flows, forfeitures and minimum statutory tax withholding requirements. For the Company, ASU 2016-09 is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company does not plan early adoption of this update and does not expect the adoption of the update to materially change its current accounting methods and therefore the Company does not expect the adoption to have a material impact on its consolidated financial statements.

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-04, Intangibles - Goodwill and Other (Topic 350) (“ASU 2017-04”), Simplifying the Test for Goodwill Impairment. To simplify the subsequent measurement of goodwill, the amendments eliminate Step 2 from the goodwill impairment test. The annual, or interim, goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit should be considered when measuring the goodwill impairment loss, if applicable. The guidance is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019 and early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not plan early adoption of this update and does not expect the adoption of the update to materially change its current accounting methods and therefore the Company does not expect the adoption to have a material impact on its consolidated financial statements.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

In June 2016, FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326) (“ASU 2016-13”), Measurement of Credit Losses on Financial Instruments. The standard significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace today’s “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. It also simplifies the accounting model for purchased credit-impaired debt securities and loans. This ASU is effective for annual periods beginning after December 15, 2019, and interim periods therein. Early adoption is permitted for annual periods beginning after December 15, 2018, and interim periods therein. The Company does not plan early adoption of this update and does not expect the adoption of the update to materially change its current accounting methods and therefore the Company does not expect the adoption to have a material impact on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016; however, in July 2015, the FASB agreed to delay the effective date by one year. The proposed deferral may permit early adoption but would not allow adoption any earlier than the original effective date of the standard. Based on our current revenue streams we do not expect the adoption of ASU 2014-09 to have a material impact on the amount and timing of our revenue recognition from the superseded revenue standard. We have identified other changes primarily related to the presentation and disclosure of revenues.

In February 2016, the FASB issued ASU 2016-02, “Leases” (“ASU 2016-02”), which will require lessees to recognize a right-of-use asset and a lease liability for all leases that are not short-term in nature. For a lessor, the accounting applied is also largely unchanged from previous guidance. The new rules will be effective for the Company in the first quarter of 2019. The Company is in the process of evaluating the impact the amendment will have on its consolidated financial position or results of operations.

Subsequent Events

The Company has evaluated all subsequent events through the auditors’ report date, which is the date the financial statements were available for issuance. With the exception of those matters discussed in Note 5 and Note 10, there were no material subsequent events that required recognition or additional disclosure in these financial statements.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 2 - Acquisition

EAF

On February 1, 2017, the Company entered into a securities exchange agreement (the “EAF Exchange Agreement”) with Environmental Alternative Fuels, LLC, a Delaware limited liability company (“EAF”), EVO CNG, LLC, a Delaware limited liability company and a wholly owned subsidiary of EAF (“EVO”), pursuant to which the Company acquired all of the membership interests in EAF (the “EAF Interests”) from the EAF Members. EAF, together with EVO, is a compressed natural gas fueling station company with six fueling stations in California, Texas, Arizona and Wisconsin. The EAF Exchange Agreement further aligns the Company’s business model to acquire existing CNG stations.

The following table summarizes the fair value allocation of the assets acquired and liabilities assumed at the acquisition date.

Prepaid assets	$32,118
Goodwill	3,993,730
Customer list	220,000
Trade mark	86,000
Favorable lease	307,000
Property and equipment	8,154,667
Deposits and other long-term assets	152,117
Derivative liability	(82,632)
Promissory notes – related party	(8,050,000)
Convertible promissory note - related party	(9,500,000)
Debt discount	4,687,000

The Company has evaluated, and expects the goodwill and other intangibles will most likely be deductible for income tax purposes.

The Company engaged a third party valuation specialist to determine the fair value of the land, buildings, and equipment, and the EAF intangible assets. The Company incurred a total of approximately $250,000 in transaction closing costs, which were expensed as incurred as general and administrative expenses in the consolidated statement of operations, for the year ended December 31, 2016.

The following unaudited pro forma summary presents consolidated information of the Company as if the business combination had occurred on January 1, 2016. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition been consummated as of that time or that may result in the future.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 2 - Acquisition (continued)

	Year ended December 31,
	2017	2016
	(unaudited)	(unaudited)
Revenues:
As reported	$2,096,903	$482,895
Proforma (uaudited)	$2,283,906	$3,128,509

Net loss:
As reported	$(9,160,893)	$(2,933,543)
Proforma (unaudited)	$(9,168,596)	$(3,348,579)

Basic and diluted net loss per share:
As reported	$(23.09)	$(9.25)
Proforma (unaudited)	$(23.11)	$(10.56)

As consideration for the EAF Interests, the Company issued a promissory note to an EAF member in the principal amount of $3.8 million (the “Senior Promissory Note”) that bears interest at 7.5%, with a default interest rate of 12.5% per year and has a maturity date of the earlier of (a) the date that is ten days after the initial closing of a private offering of capital stock of the Company in an amount not less than $10 million (a “Private Offering”); (b) December 31, 2017 or a (c) declaration by the noteholder of an event of default under the Senior Promissory Note. Subsequent to year end the promissory note’s maturity was extended until July 2019.

Also, as consideration for the EAF Interests, the Company convertible promissory notes to the EAF Members in the aggregate principal amount of $9.5 million (the “Convertible Notes”). The Convertible Notes bear interest at 1.5% per year and have a maturity date of February 1, 2026. The Convertible Notes are convertible into 1,400,000 shares (the “Transaction Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to adjustment for any stock splits, combinations or similar transactions, representing approximately 81.1% of the Company’s total outstanding shares of Common Stock on a post transaction basis. Accordingly, the conversion of the Convertible Notes will result in a change in control of the Company. The number of Transaction Shares will be increased to equal 70% of the issued and outstanding Common Stock if the issuance of Common Stock pursuant to a private offering of Common Stock of up to $2 million and the conversion of the Company’s subordinated notes payable to members and Senior Bridge Notes, convertible promissory notes, and certain accounts payable into Common Stock would otherwise cause the Transaction Shares to represent less than 70% of the issued and outstanding Common Stock. Pursuant to the terms of the Exchange Agreement, the EAF Members are entitled to demand registration rights and piggyback registration rights with respect to the Transaction Shares upon customary terms, limitations, exceptions and conditions. The Convertible Notes are secured by all of the assets of EAF and the EAF Interests, which the Company pledged to the EAF Members as security for the Convertible Notes.

Each Convertible Note is convertible at the applicable holder’s option upon (1) consummation of a reorganization, merger or similar transaction where the Company is not the surviving or resulting entity or (2) the sale of all or substantially all of the Company’s assets, subject to customary restrictions. The Convertible Notes are also subject to mandatory conversion at the Company’s option beginning on the first anniversary of the date of issuance of the Convertible Notes if: (i) the closing price of the Common Stock is greater than (A) 150% of the price at which a share of Common Stock is sold in a Private Offering or (B) $10.00 if a Private Offering has not occurred by December 31, 2017 and (ii) the average daily trading volume of shares of Common Stock has equaled 100,000 or more for the 30 days prior to the applicable date. Upon a conversion of the Convertible Notes, accrued interest may also be converted at the greater of (i) the amount of interest to be converted divided by the exchange ratio of 0.1357, subject to adjustment for stock splits or combinations, or (ii) the amount of interest to be converted divided by the closing price of the Common Stock on the trading day preceding the conversion date.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 2 - Acquisition (continued)

In connection with the closing of the Exchange Agreement, on February 1, 2017, the Company issued promissory notes to the EAF Members in the aggregate principal amount of $250,000 that bear interest at 6% per annum with a default rate of 11% per annum and a maturity date of the earlier of (a) the closing of a Private Offering; (b) 180 days from the date of the notes and (c) declaration by a holder of an event of default under the holder’s note (the “Working Capital Notes”). Subsequent to year end the notes were paid in full.

In connection with the closing of the EAF Exchange Agreement, on February 1, 2017, the Company guaranteed a note from EAF to an EAF member dated January 30, 2017 in the principal amount of $4,000,000 (the “EAF Note”). The EAF Note is secured by all assets of EAF and is guaranteed by EAF. The EAF Note bears interest at 7.5% per annum with a default rate of 12.5% per annum and has a maturity date of the earlier of (a) February 1, 2020 and (b) declaration by the noteholder of an event of default under the EAF Note.

El Toro

On January 1, 2016, certain accredited investors contributed their current membership interests, as well as mezzanine debt and other liabilities totaling approximately $973,000 owed to Titan El Toro, LLC in exchange for Junior Bridge Notes in the amount of $973,000 and 64,387 Class A Membership Units in Titan CNG, LLC. In addition, members of El Toro agreed to contribute their membership interest in exchange for 10,892 Class A Membership Units in the Company. The Company acquired the remaining 80% of El Toro to further its business relationship in alignment with the Company’s business model to acquire existing CNG stations.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 2 - Acquisition (continued)

As required by ASC 805, Accounting for Business Combinations, when a company has a pre-existing ownership in another company and an acquisition is completed where control is obtained of the acquired company, the buyer must first measure the acquisition-date fair value of its previously held equity interest in the acquired company and recognize either (1) a gain for the excess of the fair value of the previously held interest over its carrying value or (2) a loss for the excess of carrying value over fair value. As a result of this acquisition, the Company recorded a $28,090 gain for the excess fair value over its carrying cost of El Toro. Management determined that the asset approach was the most appropriate methodology to determine the estimated fair value at the date of acquisition. As a result of the recentness of the procurement of El Toro’s assets and debt, management has determined that the estimated fair value is not materially different than the historical carrying values. The fair value of El Toro was as follows:

January 1, 2016
Prepaid rent	$34,287
Property and equipment	1,271,617
Deposits	38,669
Total assets acquired	1,344,573

Checks written in excess of bank balance	3,434
Accounts payable	68,145
Accounts payable - related party	55,249
Deferred rent	24,147
Accrued expenses	1,566
Accrued interest - related party	122,582
Subordinated notes payable to members	700,826
Long-term debt	1,300,000
Net liabilities acquired	$(931,376)

Note 3 - Balance Sheet Disclosures

Accounts receivable are summarized as follows:

December 31,
2017
Accounts receivable	$187,426
Allowance for doubtful accounts	(37,007)
$150,419

Property, equipment and land are summarized as follows:

	December 31,
	2017	2016
Equipment	$3,919,589	$664,276
Buildings	3,259,179	161,467
Land	975,899	-
Computer equipment	37,627	42,109
Site development	-	401,462
Leasehold improvements	-	46,728
	8,192,294	1,316,042
Less accumulated depreciation	(451,871)	(213,793)
	$7,740,423	$1,102,249

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 3 - Balance Sheet Disclosures (continued)

Depreciation expense for the years ended December 31, 2017 and 2016 was $549,630 and $210,892, respectively.

During the year ended December 31, 2017 the Company recorded impairment of $806,217 for El Toro’s fixed assets and construction in progress

Construction in progress contains amounts accrued for construction of the Blaine CNG station that had not been placed into service as of December 31, 2016.

During the year ended December 31, 2017 the construction of the Blaine CNG Station was terminated.

Intangible assets consist of the following:

2017
Goodwill	$3,993,730
Favorable lease	307,000
Customer relationships	113,730
Trade name	86,000
4,606,730
Less Impairment	(4,100,000)
506,730
Less Amortization	(161,446)
$345,284

During the year ended December 31, 2017 the Company impaired total goodwill of $3,993,73 and customer lists for $106,270. Amortization expense for the years ended December 31, 2017 and 2016 was $161,446 and $0, respectively. Future amortization expense will be approximately as follows:

Year Ending December 31,
2018	$118,000
2019	111,100
2020	106,000
2021	10,200
$345,300

Accrued expenses consist of the following:

	December 31,
	2017	2016
Federal alternative fuels tax credit	$562,513	$-
Accounting fees	290,438	56,839
Legal fees	217,590	25,547
Compensation and related payroll taxes	72,420	-
Deferred rent	13,233	13,149
Credit cards	12,527	32,061
	$1,168,720	$127,596

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 4 - Related Party Transactions

Accounts Payable - Related Party

The Company’s accounts payables - related party consist of guaranteed payments and expense reimbursement to members. Accounts payable - related party was $409,838 and $261,060 for the years ended December 31, 2017 and 2016, respectively.

Advances Related Party

During the year ended December 31, 2017, an EVO member advanced $332,859 to the Company

During the year ended December 31, 2016, a Titan member advanced $2,000 to the Company.

During the year ended December 31, 2016 an El Toro member advanced $35,500 to the Company.

Accrued Interest - Related Party

The Company’s accrued interest - related party are the accrued interest payments on stockholders’ and related party debt. Accrued interest - related party was $927,421 and $164,368 for the years ended December 31, 2017 and 2016, respectively.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 5 - Long-Term Debt

Long-term debt consists of:

	December 31,
	2017	2016
$1,300,000 SBA note payable issued December 31, 2014, with interest at 5.50% for the first five years, then adjusted to the SBA LIBOR base rate, plus 2.35% for the remaining five years. The note required interest only payments for the first twelve months and commencing during January 2016 calls for monthly principle and interest payments of $15,288. The note matures March 2024, is secured by substantially all of the Company’s business assets and is personally guaranteed by certain members. The note is a co-borrower arrangement between Titan and El Toro with the proceeds received by El Toro. The Company issued to members 35,491 units (equivalent to 31,203 common shares) in Titan as compensation for the guarantee. The Company was in violation of the note’s covenants as of December 31, 2017 and 2016.	$1,093,691	$1,194,989
Six subordinated senior notes payable to stockholders (“Senior Bridge Notes”) with interest at 12%. In connection with the notes payable, the note holders were issued 25,541 Class A Membership Units (equivalent to 22,455 common shares). In the event of a default the Company is required to pay the holder a stated number of Class A Membership Units on the date of default and each 90 day interval thereafter until all amounts due have been paid in full. Effective July 2016, the maturity date of the Senior Bridge Notes was extended to September 30, 2016 and allowed for an interest rate increase from 12% to 16% effective March 14, 2016. The default interest rate was increased from 15% to 18%. As part of the first amendment, the note holders received 3,359 Class A Membership Units (equivalent to 2,953 common shares) in Titan. In September 2016, the Senior Bridge Notes were amended to extend the due date to April 30, 2017 and the Company paid a fee for the extension of 1% of the outstanding principal balance to the note holders. The Company subsequently extended the maturity date of the notes to October 31, 2017. The Company paid a fee of 1% of the outstanding principal balance on the notes on or around each of January 31, 2017, April 30, 2017, and July 31, 2017 to extend the maturity date of the notes. The notes are secured by a subordinate security interest on substantially all of the Company’s assets and are personally guaranteed by two stockholders. The Senior Bridge Notes were not extended at the maturity. Subsequent to year end approximately $689,000 of the Senior Bridge Notes and related interest were converted into 275,583 shares of common stock.	1,421,556	1,021,556
Nine subordinated notes payable to stockholders with interest at 12%, with maturity at December 2020, secured by a subordinate security interest on substantially all assets of the Company. Subsequent to year approximately $1,166,373 of the junior bridge notes and related interest of $173,888 were converted into 268,507 shares of common stock.	1,166,373	1,166,373
Three convertible promissory notes to stockholders with interest at 12%, with maturity on or after November 2019. At the next equity financing the holder at their discretion may elect to convert the principal and interest at a conversion price equal to the price per security issued in such offering. These notes are also subject to mandatory conversion in the event that the Senior Bridge Notes and subordinated notes discussed above convert to equity, and any mandatory conversion will be on the same terms as those received by the holders of the Senior Bridge Notes and subordinated notes. The promissory notes are unsecured.	437,505	405,103
A promissory note to a former EAF member with interest at 7.5%, with maturity during December 2017, ten days after the initial closing of a private offering of capital stock of the Company in an amount not less than $10 million or at discretion of the member. Subsequent to year end the promissory note’s maturity date was extended to July 2019.	3,800,000	-
A senior promissory note to a former EAF member with interest at 7.5%, with maturity during February 2020, the note is guaranteed by substantially all the assets of the Company.	4,000,000	-
Four working capital notes to former EAF members with interest at 6%, with maturity upon the earlier of July 2017 or the date of closing a private offering of at least $2 million. Subsequent to year end the working capital notes were paid in full.	250,000	-
Four promissory notes to former EAF members with interest at 1.5%, with maturity during February 2026. The promissory notes are convertible into 1,400,000 shares. These convertible promissory notes are secured by substantially all of the assets of EAF. The Company imputed an interest rate of 5.1% on the promissory notes. The discount is accreted over the period from the date of issuance to the date the promissory notes are due using the effective interest rate method. See note 2 above for additional discussion regarding the conversion mechanics of these convertible notes.	9,500,000	-
Debt discount*	(4,257,358)	-
	17,411,767	3,788,021
Less current portion	(2,765,247)	(1,142,855)
	$14,646,520	$2,645,166

*	Of our total indebtedness of approximately $21,669,000 as of December 31, 2017, approximately $2,800,000 is classified as current debt. We are in violation of the covenants related to the SBA loan. We received a waiver with respect to those covenant violations for the year ended December 31, 2016, but have not received a waiver for current violations of these covenants as of December 31, 2017 and through the date of filing of this Form 10-K. On February 1, 2017, pursuant to the EAF Exchange Agreement, EVO Inc. acquired all of the membership interests of EAF. As consideration for the membership interests, EVO Inc. issued convertible promissory notes to the former members of EAF in the aggregate principal amount of $9.5 million (the “Convertible Notes”). The Convertible Notes bear interest at 1.5% per year and have a maturity date of February 1, 2026. The Convertible Notes are convertible into 1,400,000 shares (the “Transaction Shares”) of EVO Inc. common stock, subject to adjustment for stock splits, combinations or similar transactions, which represents approximately 81.1% of EVO Inc.’s total outstanding shares of common stock on a post-transaction basis. Accordingly, the conversion of the Convertible Notes would result in a change in control of the Company. The number of Transaction Shares will be increased to equal 70% of the issued and outstanding shares of EVO Inc. common stock if the issuance of common stock pursuant to a private offering of common stock of up to $2 million and the conversion into common stock of EVO Inc.’s subordinated notes payable to members, Senior Bridge Notes, convertible promissory notes, and certain accounts payable would otherwise cause the Transaction Shares to represent less than 70% of the issued and outstanding common stock

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 5 - Long-Term Debt (continued)

The Company engaged a third-party financial advisory firm to assist in the determination of the purchase price allocation under the guidance of ASC Topic 805. The advisory firm calculated, with assistance and collaboration of management, the value of the $9.5 million-dollar debt to be $4,813,000, generating a debt discount $4,687,000; with accretion at December 31, 2017 the remaining discount is $4,257,358.

Maturities of long-term obligations are as follows:

Year Ending December 31,	Related Party Notes	Other Notes	Total
2018	$1,671,556	$1,093,691	$2,765,517
2019	4,237,505	-	4,237,505
2020	5,166,373	-	5,166,373
2021	-	-	-
2022	-	-	-
Thereafter	9,500,000	-	9,500,000
	$20,575,434	$1,093,691	$21,669,125

Note 6 - Derivative Instruments

The Company periodically enters into various commodity hedging instruments to mitigate a portion of the effect of natural gas price fluctuations, as summarized in the table below. Open derivative positions are accounted for on a fair value basis at the consolidated balance sheet date, and any unrealized gain or loss is included in other expense on the consolidated statement of operations. Gains and losses from settled transactions are also recorded in other expense on the consolidated statement of operations. The Company does not have any derivative contracts designated as cash flow hedges. The realized loss and unrealized loss for the year ended December 31, 2017 was $21,220 and $39,026, respectively.

The following table summarizes the fair value of the derivatives recorded in the consolidated balance sheets, by category.

Fair Value at December 31,
2017
Current commodity derivative liability	$32,186
Long-term commodity derivative liability	11,420
Total derivative liability	$43,606

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 6 - Derivative Instruments (continued)

As of December 31, 2017, the Company was party to one open derivative positions outstanding summarized below:

Type	Term	Volume Hedged (Dth)	Index	Fixed Price ($/Dth)
Swap	March 2015 - February 2019	95,000	NYM-LDS	$3.82

Note 7 - Stockholders’ Equity

On April 6, 2017, the Company effected a 50-for-1 reverse stock split of its common stock pursuant to which each 50 shares of issued and outstanding common stock became one share of common stock (the “Reverse Split”). No fractional shares were issued as a result of the Reverse Split. All references to numbers of shares of common stock and per share amounts give retroactive effect to the Reverse Split for all periods presented.

During the year ended December 31, 2017, the Company issued 103,334 units for $3.00 per unit, with each unit consisting of one share of common stock and one equity-classified warrant to purchase one share of common stock.

During the year ended December 31,2017, the Company issued 8,791 shares of common stock in connection with the issuance of a senior bridge note.

The fair value of the warrants is estimated on the date of issuance using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the expected 5 year term of the warrants, expected stock price volatility, and expected dividends. These estimates involve inherent uncertainties and the application of management’s judgment. Expected volatilities used in the valuation model are based on the average volatility of the Company’s stock. The risk-free rate for the expected term of the option is based on the United States Treasury yield curve in effect at the time of grant. The warrants were valued at $77,500 with all of the outstanding warrants exercisable and have a weighted average remaining contractual life of 4.25 years.

In connection with the completion of the Titan Securities Exchange, 104,179 outstanding Class A units were valued at predecessor cost, which resulted in no value to the units with the resulting liability assumed recorded at a loss in the statement of operations.

As of December 31, 2017, the authorized share capital of the Company consisted of 100,000,000 shares of common stock with a par value of $0.0001 per share. There were 429,308 and 317,183 shares of common stock issued and outstanding as of December 31, 2017 and 2016.

As of December 31, 2017, the authorized share capital of the Company consisted of 10,000,000 shares of preferred stock with a par value of $0.0001 per share. There were no shares of preferred stock issued and outstanding as of December 31, 2017.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 8 - Commitments and Contingencies

Operating Leases

The Company leased office space in Minnesota on a month to month basis with payments of $977 per month through June 2017.

Titan entered into an operating lease agreement which expires in February 2019, with an option to extend to February 2024. In November 2014 the lease was amended to add El Toro, as a co-lessee. The monthly payments range from $10,000 to $11,604. The lease calls for rent increases over the term of the lease. The Company records rent expense on a straight line basis using average rent for the term of the lease. The excess of the expense over cash rent paid is shown as deferred rent.

Rent expense for the years ended December 31, 2017 and 2016 was approximately $132,000 and $138,000, respectively.

EAF leases the properties to EVO under the terms of oral leases for one-time payments of $1.00. The EAF Tolleson, EAF Oak Creek, EAF San Antonio and EAF Lake Arlington properties are each subject to two mortgages related to the Promissory Note and the Senior Promissory Note for $4,000,000 and $3,800,000, respectively. The property underlying the EAF Jurupa Valley and EAF Fort Worth stations is leased by EVO from third parties.

EAF Jurupa Valley. EVO leases the property for the Jurupa Valley station from a third-party under the terms of a month-to-month oral lease for a one-time payment of $1.00.

EAF Fort Worth. EVO leases the property for the EAF Fort Worth station from a third-party under a lease agreement with an initial 10-year term expiring December 2023. Base rent payable by EVO for the initial term consists of a one-time payment equal to $1. Under the terms of the lease, EVO agreed to install and maintain at its own cost a natural gas fuel line, compressors, operating equipment, storage tanks, dispensers and any other equipment necessary to supply the CNG fueling needs of fleet vehicles owned by the third party.

Future minimum lease payments under these leases are approximately as follows:

Year Ending December 31,
2018	$139,000
2019	23,000
$162,000

Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

On January 22, 2018, certain holders of Senior Bridge Notes initiated a lawsuit in the District Court of Hennepin County, Minnesota against the Company, certain of its subsidiaries and Scott Honour, Kirk Honour, and John Yeros. The complaint alleges breach of contract, breach of implied covenant of good faith and fair dealing, fraud/fraudulent misrepresentation, successor liability, unjust enrichment, and breach of fiduciary duty, and seeks money damages, interest, costs, disbursements, attorneys’ fees and other equitable relief.

On March 19, 2018, Whisler Holdings, LLC, Mitesh Kalthia, and Jean M. Noutary, the owners of the property leased by El Toro for the Company’s El Toro station, initiated a lawsuit in the Superior Court of Orange County, California, related to the lease agreement for the El Toro station. The complaint alleges breach of contract and seeks money damages, costs, attorneys’ fees and other appropriate relief.

Grant Agreement

In 2013, Titan was the recipient of two grants in the amount of $300,000 and $150,000 from the California Energy Commission (“CEC”) and SCAQMD. The grant funds were used to complete the construction of a facility on El Toro Road as contemplated in the grant agreements. The grant proceeds are subject to repayment if the Company does not satisfy certain operational metrics contained in the grant agreements, and the Company is not in compliance with those metrics. In addition, the use of Titan on the project could be construed as requiring amendments to the grant agreements or consent from the CEC or SCAQMD, neither of which has been obtained by the Company.

During 2016, EVO was the recipient of a grant in the amount of $400,000 from the Texas Commission on Environmental Quality. The grant funds were used to complete the construction of the Company’s San Antonio facility as contemplated in the grant agreement. The grant proceeds are subject to repayment if the Company does not satisfy certain operational metrics contained in the grant agreements.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 8 - Commitments and Contingencies (continued)

Walters Recycling and Refuse Station

In June 2016 Blaine entered into a compressed natural gas fuel station agreement (the “Agreement”) with Walters, an unrelated third party. Under the Agreement Blaine agreed to construct, at its sole expense, a CNG dispensing system (the “System”) on a portion of the property owned by Walters. Titan was required to have the System fully operational by June 2017. Titan did not meet the operational deadline as defined, and the project was cancelled per the Agreement.

SCAQMD

In December 2015, Diamond Bar entered into a transfer of ownership and lease arrangement with the SCAQMD. This property has an existing CNG station previously owned and operated by the SCAQMD. Thirty days after the date of the agreement, SCAQMD transferred to Diamond Bar, without charge, all of their rights and interests in the existing assets. The agreement also specifies that Diamond Bar lease the property for $1 and identifies certain commitments agreed to by the parties. Some of the more significant ones are as follows:

●	Within 180 days from the contract execution, Diamond Bar, using its best efforts, shall sell any surplus assets and provide SCAQMD with 90% of the net proceeds, as defined. To date Diamond Bar has not had any surplus assets to sell.

●	Diamond Bar is also required to comply with certain provisions in the agreement with regards to the operation and maintenance of the station.

●	Diamond Bar, at their expense and upon written consent from SCAQMD, can remodel, redecorate or otherwise make improvements and replacements of and to all or any part of the leased premises.

●	Diamond Bar was required, within eight months of the execution date, to install specific station upgrades, as defined, and was responsible for the cost of these upgrades. All upgrades must be completed within eight months of the execution date. Any improvements made to the premises remain the property of Diamond Bar and can be removed by Diamond Bar.

●	The fueling rate charged to the SCAQMD is based on actual utility costs, taxes and a fee not to exceed $0.50 per GGE. Currently the rate charged is substantially equal to the market rate charged to all other customers.

●	The contract ends December 31, 2020. SCAQMD can extend the contract for a period not to exceed five years starting January 1, 2021 at no additional cost. Either party may terminate the contract with sixty days’ notice. If the SCAQMD terminates without cause they will be required to either purchase the property necessary for the operation of the CNG station or reimburse Diamond Bar for the cost of removing the property. If Diamond Bar terminates the contract without cause, the SCAQMD shall have the option to either purchase the property necessary for the operation of the station or require Diamond Bar to remove the property at no cost to SCAQMD.

Long-Term Take-or-Pay Natural Gas Supply Contracts

At December 31, 2017, the Company had commitments to purchase CNG on a take-or-pay basis of approximately $545,000, which has not been enforced by the Company. It is anticipated these are normal purchases that will be necessary for sales, and no cash settlements will be made related to the purchase commitments.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 9 - Income Taxes

Deferred income tax assets have been reduced by a valuation allowance as it is more likely than not that they will not be realized because it cannot demonstrate that it is more likely than not that it will realize the benefit of that asset. In addition, future utilization of the available net operating loss carryforward may be limited under Internal Revenue Code Section 382 as a result of changes in ownership. In November 2016, the Company experienced an ownership change as a result of an issuance of its common stock. Utilization of the Company’s net operating loss may be subject to substantial limitation.

There are no significant matters determined to be unrecognized tax benefits taken or expected to be taken in a tax return, in accordance with ASC 740 “Income Taxes” (“ASC 740”), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements, that have been recorded on the Company’s financial statements for the years ended December 31, 2017 and 2016. The Company does not anticipate a material change to unrecognized tax benefits in the next twelve months.

It is the Company’s practice to recognize penalties and/or interest related to income tax matters in the interest and penalties expense. There are no interest and penalties recognized in the statements of operations or accrued on the balance sheets.

The Company files tax returns in the United States, in various states including California, Colorado and Minnesota. The Company’s United States federal income tax filings for tax years 2043 through 2017 remain open to examination. In general, the Company’s various state tax filings remain open for tax years 2013 to 2017.

As of December 31, 2017 and 2016, the Company had federal net operating loss carry forwards of approximately $4.8 million and $197,000, respectively, for income tax purposes that expire starting in 2037.

	December 31,
	2017	2016
Net operating loss	$(9,232,187)	$(2,862,249)

Summary of deferred tax assets and liabilities are as follows:

	December 31,
	2017	2016
Deferred tax asset
Accrued expenses and other	$21,898	$-
Depreciation	1,323,599	-
Stock based compensation	22,320	-
Loss carryforwards	2,675,488	79,953
Total deferred tax assets	4,043,305	79,953
Valuation allowance	(2,817,186)	-
Net deferred tax asset	$1,226,119	$79,953

Deferred tax liability
Debt discount	$(1,226,119)	$-
Depreciation	$-	$(151,247)
Total deferred tax liability	$-	$(71,294)

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 9 - Income Taxes (continued)

Components reflected in the consolidated statements of operations are as follows:

	For the Years Ended
	December 31,
	2017	2016
Current
Federal	$-	$-
State and local	-	-
	-	-
Deferred
Federal	(2,449,137)	59,852
State and local	(439,343)	11,442
Valuation allowance	2,817,186	-
	(71,294)	71,294
Total income tax provision	$(71,294)	$71,294

The following is a reconciliation of the statutory federal income tax rate applied to pre-tax accounting net loss compared to the income taxes in the consolidated statements of operations:

	For the Years Ended
	December 31,
	2017	2016
Income tax benefit at the statutory rate	(3,138,943)	$(974,581)
Change resulting from
State and local income taxes, net of federal income tax	(333,592)	(186,317)
Deferred tax liabilities	-	193,375
Pre-acquisition loss	-	1,025,765
Change in tax rate	576,444	-
Change in valuation	2,817,186	-
Non-deductible and other	7,611	13,052
	$(71,294)	$71,294

Note 10 - Subsequent Events

On March 2, 2018, the Company issued 1,000,000 Units (the “Units”) at a price of $2.50 per Unit for an aggregate purchase price of $2,500,000 pursuant to the terms of a subscription agreement between the Company and Jerry Moyes. Each Unit consists of (i) one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (ii) a warrant to purchase one share of Common Stock at an exercise price of $2.50 per share exercisable for ten years from the date of issuance. The Company did not pay any commissions in connection with the sale of these Units.

In connection with the sale of Units, the Company issued 89,092 shares of Common Stock on March 2, 2018, to Kirk Honour, the Company’s former president, pursuant to the terms of the Separation Agreement between the Company and Kirk Honour dated October 9, 2017.

On or about March 20, 2018, the Company entered into a Share Escrow Agreement (the “Escrow Agreement”) with certain of the Company’s shareholders, including entities affiliated with Scott Honour, a director of the Company, and Kirk Honour, the Company’s former president. Pursuant to the terms of the Escrow Agreement, the shareholders party to the agreement placed an aggregate of 240,000 shares of Common Stock in escrow, to be held by the Company until such time as one or more third parties offers to purchase the escrowed shares and the Company approves such purchase or purchases. 75% of the proceeds of the sale or sales of the escrowed shares will be paid to the Company and will be used by the Company first to repay any amounts outstanding under the Tradition Capital Bank loan facility, and the remaining 25% of the proceeds will be paid pro rata to the shareholders party to the Escrow Agreement. In connection with the Escrow Agreement, the Company issued 240,000 warrants to purchase Common Stock to the shareholders party to the Escrow Agreement, which warrants have an exercise price of $6.11 per share and are exercisable for a period of five years.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Notes to Consolidated Financial Statements

Note 10 - Subsequent Events (continued)

On April 2, 2018, the Company and a related party note holder agreed to extend the maturity date of the $3,800,000 promissory note through July 2019.

On April 12, 2018, the Company consummated the following transactions:

●	The Company issued 275,583 common shares in exchange for certain Senior Bridge Notes in the aggregate principal amount of approximately $689,000, with the per share price for shares of common stock equal to $2.50.

●	The Company issued 268,057 common shares in exchange for the Junior Bridge Notes in the aggregate principal amount of approximately $1,340,261, with the per share price for shares of common stock equal to $5.00.

The Units and Common Stock described above were offered and sold as part of private placements solely to “accredited investors” as that term is defined under Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) and Rule 506 of Regulation D promulgated thereunder.

The foregoing summary of the material terms of the subscription agreements and warrant is not complete and is qualified in its entirety by reference to the subscription agreements included as exhibits to this annual report on Form 10-K.

On April 13, 2018, the Company filed a Certificate of Designation of Rights and Preferences of Series A Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware, which authorizes the Company to issue up to 100,000 shares of Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”). The Series A Preferred Stock ranks senior in preference and priority to the Company’s common stock with respect to dividend and liquidation rights and, except as provided in the Certificate of Designation or otherwise required by law, will vote with the common stock on an as converted basis on all matters presented for a vote of the holders of common stock, including directors, and are entitled to fifteen votes for each share of Series A Preferred Stock held on the record date for the determination of the stockholders entitled to vote or, if no record date is established, on the date the vote is taken.

The Series A Preferred Stock is convertible at any time at the option of the holder or the Company at an initial conversion ratio of one share of Common Stock for each share of Series A Preferred Stock. The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations. In addition, each share of Series A Preferred Stock will automatically convert to one share of Common Stock if the closing price on all domestic securities exchanges on which the Common Stock may at the time be listed exceeds six dollars ($6.00) per share for thirty (30) consecutive trading days and the daily trading volume of the Common Stock is at least twenty thousand (20,000) shares for that same period.

The holders of the Series A Preferred Stock are entitled to a liquidation preference of $3.00 per share of Series A Preferred Stock plus any accrued but unpaid dividends upon the liquidation of the Company. The Series A Preferred Stock may be redeemed by the Company at any time at a redemption price equal to $3.00 plus all accrued but unpaid dividends, and each holder of Series A Preferred Stock may cause the Company to redeem the holder’s Series A Preferred Stock at any time after August 1, 2018 at a redemption price equal to $3.00 plus all accrued but unpaid dividends.

The approval of the holders of at least a majority of the Series A Preferred Stock, voting together as a separate class, is required for the Company to amend the Certificate of Designation, including by merger or otherwise, to as to alter or repeal the preferences, rights, privileges or powers of the Series A Preferred Stock in a manner that would adversely affect the rights of the holders of the Series A Preferred Stock.

A copy of the Certificate of Designation is attached hereto and is incorporated herein by reference.

On April 12, 2018, the Company approved the issuance of 100,000 shares of Series A Preferred to Danny R. Cuzick, a member of the Company’s board of directors, as compensation for services rendered to the Company.

On April 12, 2018, the Board approved, subject to subsequent shareholder approval, the adoption of the EVO Transportation & Energy Services, Inc. 2018 Stock Incentive Plan (the “Plan”), which provides for the grant of options to purchase up to 4,250,000 shares of the Company’s common stock.

Pursuant to the terms and conditions of the Plan, the Board granted 4,000,000 stock options on April 12, 2018. The stock options have an exercise price equal to $2.50 per share, each option shall terminate ten years from the date issued. 25% of the options vested on the grant date, and the remaining options vest in equal annual installments on the first, second and third anniversary of the grant date. However, all unvested options vest immediately upon the Company’s closing on an aggregate of at least $30,000,000 in any combination of public and private equity and debt financings after the grant date.

During February 2018, the Company entered into a management agreement with a third-party to operate Titan Diamond Bar. The Company is currently negotiating with the third party for the sale of station.

EVO TRANSPORTATION & ENERGY SERVICES, INC

Condensed Consolidated Financial Statements

September 30, 2018

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30,	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$1,121,565	$83,867
Accounts receivable, net	3,494,182	150,419
Federal alternative fuels tax credit receivable	580,316	648,029
Inventory	1,643	1,675
Prepaid assets	405,140	-
Total current assets	5,602,846	883,990
Non-current assets
Property, equipment and land, net	7,575,256	7,740,423
Goodwill and intangibles	6,221,248	345,284
Assets available for sale	240,000	240,000
Deposits and other long-term assets	327,053	132,940
Total non-current assets	14,363,557	8,458,647
Total assets	$19,966,403	$9,342,637
Liabilities and Stockholders’ Deficit
Current liabilities
Lines-of-credit	$421,739	$-
Accounts payable	1,181,671	1,784,049
Accounts payable - related party	337,345	409,838
Accrued expenses	3,963,323	1,178,616
Accrued interest - related party	730,000	917,526
Advances from related parties	370,359	370,359
Series A Preferred stock and dividend	311,178	-
Derivative liability	14,728	32,186
Factored accounts receivable	1,710,889	-
Promissory note - stockholder	2,494,870	-
Current portion of long-term debt	997,457	1,093,691
Subordinated convertible senior notes payable to stockholders	-	1,421,556
Working capital notes - related party	-	250,000
Total current liabilities	12,533,559	7,457,821
Non-current liabilities
Convertible promissory notes - related parties, net unamortized discount of $3,905,833 (2018) and $4,257,358 (2017)	5,594,167	5,242,642
Senior promissory note - related party	3,800,000	3,800,000
Promissory note - related party	4,000,000	4,000,000
Secured convertible promissory notes, net unamortized discount of $2,622,106 (2018) and $0 (2017) and debt issuance costs of $481,238 (2018) and $0 (2017)	901,656	-
Long term debt, less current portion	148,293	-
Fuel discount advance	989,076	-
Long term subordinated convertible notes payable to stockholders	-	1,166,373
Convertible promissory notes - related party	-	437,505
Derivative liability, less current portion	-	11,420
Deferred rent	-	2,206
Total non-current liabilities	15,433,192	14,660,146
Total liabilities	27,966,751	22,117,967
Series A Redeemable Preferred stock, $.0001 par value; 10,000,000 shares authorized, 100,000 (2018) and 0 (2017) shares issued and outstanding	10	-
Commitments and contingencies
Stockholders’ deficit
Common stock, $.0001 par value; 100,000,000 shares authorized; 2,758,530 (2018) and 429,308 (2017) shares issued and outstanding	276	43
Additional paid-in capital	11,844,682	1,299,980
Accumulated deficit	(19,845,316)	(14,075,353)
Total stockholders’ deficit	(8,000,358)	(12,775,330)
Total liabilities and stockholders’ deficit	$19,966,403	$9,342,637

See notes to unaudited condensed consolidated financial statements.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue
Trucking	$8,235,295	$-	$10,212,227	$-
CNG	414,609	622,073	1,111,629	1,692,787
Total revenue	8,649,904	622,073	11,323,856	1,692,787

Cost of sales
Trucking	8,586,471	-	10,558,330	-
CNG	340,909	316,433	837,160	870,517
Total cost of goods sold	8,927,380	316,433	11,395,490	870,517

Gross profit	(277,476)	305,640	(71,634)	822,270

Operating expenses
General and administrative	1,571,238	356,666	3,578,960	1,317,993
Depreciation and amortization	100,008	148,353	509,610	499,639
Loss on impairment of fixed assets	-	679,535	-	679,535
Total operating expense	1,671,246	1,184,554	4,088,570	2,497,167

Other expense
Interest expense	(782,944)	(244,721)	(1,553,129)	(879,595)
Realized and unrealized (loss) gain on derivative liability, net	17,327	(30,125)	28,878	47,210
Warrant expense	(198,626)	(77,500)	(589,158)	(77,500)
Gain on extinguishment of related party interest	-	-	157,330	-
Gain on extinguishment of liabilities	-	-	657,498	-
Total other expense	(964,243)	(352,346)	(1,298,581)	(909,885)

Net loss	$(2,912,965)	$(1,231,260)	$(5,458,785)	$(2,584,782)
Series A Redeemable Preferred stock	(300,000)	-	(300,000)	-
Net loss available to stockholders	$(3,212,965)	$(1,231,260)	$(5,758,785)	$(2,584,782)

Basic weighted average common shares outstanding	1,409,249	420,804	1,100,800	420,804
Basic loss per common share	$(2.28)	$(2.93)	$(5.23)	$(6.14)

Diluted weighted average common shares outstanding	1,409,249	420,804	1,100,800	420,804
Diluted loss per share	$(2.28)	$(2.93)	$(5.23)	$(6.14)

See notes to unaudited condensed consolidated financial statements.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,
	2018	2017
Cash flows from operating activities
Net loss	$(5,458,785)	$(2,584,782)
Adjustments to reconcile net loss to net cash used in operating activities
Allowance for doubtful accounts	(37,007)	-
Depreciation and amortization	509,610	499,639
Deferred rent	(2,206)	3,308
Interest expense converted to promissory notes - related party	31,150	-
Loss on impairment of assets	-	679,535
Unrealized loss on derivative liability	20,579	23,677
Realized loss on derivative instrument	(49,457)	(70,887)
Accretion of debt discount	590,611	231,094
Series A Preferred Stock issued for services	300,000	-
Warrant expense	589,158	77,500
Stock based compensation	792,924	-
Amortization of financing costs	43,749	-
Gain on extinguishment of liabilities	(657,498)	-
Gain on extinguishment of related party interest	(157,330)	-
Common stock issued for debt	-	13,187
Changes in assets and liabilities
Accounts receivable	(1,245,242)	(367,057)
Federal alternative fuels tax credit receivable	67,713	13,000
Other assets	(244,065)	(5,358)
Accounts payable	(462,258)	502,919
Accounts payable - related party	(72,493)	149,276
Accrued expenses	1,211,128	50,259
Accrued interest related party	234,691	297,287
	1,463,757	2,097,379
Net cash used in operating activities	(3,995,028)	(487,403)
Cash flows from investing activities
Construction in progress	-	(144,827)
Cash deficit acquired from Thunder Ridge Transport, Inc.	(229,736)	-
Net cash used in investing activities	(229,736)	(144,827)
Cash flows from financing activities
Proceeds from sale of common stock and issuance of warrants	2,500,000	-
Proceeds from secured convertible promissory notes	4,005,000	-
Debt issuance costs	(524,987)	-
Payments on working capital notes - related party	(250,000)	-
Payments of principal on long-term debt	(134,957)	(70,519)
Payments on fuel advance	(7,674)	-
Payments on promissory note - stockholder	(5,130)	-
Payments on promissory note - related party	-	(11,685)
Payments on subordinated convertible senior notes payable to stockholders	(800,000)	-
Advances from factoring	480,210	-
Proceeds from sale of common stock and issuance of warrants	-	310,000
Subordinated convertible senior notes payable to members	-	400,000
Advances from related party	-	70,258
Net cash provided by financing activities	5,262,462	698,054
Net increase in cash and cash equivalents	1,037,698	65,824
Cash and cash equivalents - beginning of year	83,867	24,944
Cash and cash equivalents - end of period	$1,121,565	$90,768

See notes to unaudited condensed consolidated financial statements.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Supplemental disclosure of cash flow information:

Cash paid for interest for the nine months ended September 30, 2018 and 2017 was $428,797 and $363,476, respectively.

Supplemental disclosure of non-cash activity:

On June 1, 2018, the Company acquired Thunder Ridge Transport, Inc. to further its strategy to acquire existing companies with highway contract routes operated for the United States Postal Service (“USPS”). The following is the preliminary allocation of the assets and liabilities as of June 1, 2018:

Cash	(229,736)
Accounts receivable, net	2,061,514
Accounts receivable other	68,074
Prepaids	81,969
Goodwill	6,002,275
Deposits	205,113
Property and equipment	218,132
Lines-of-credit	(421,739)
Accounts payable	(797,578)
Other accrued liabilities	(1,573,579)
Factored accounts receivable	(1,230,679)
Fuel advance	(996,750)
Long-term debt	(187,016)
Promissory note - stockholder	(2,500,000)
Common stock	(700,000)

On February 1, 2017, the Company acquired EVO CNG, LLC to further its business model to acquire existing CNG stations. The following is the allocation of the assets and liabilities as of February 1, 2017:

Prepaids	$32,118
Goodwill	3,993,730
Customer list	220,000
Trade mark	86,000
Favorable lease	307,000
Property, equipment and land	8,154,667
Deposits and other long-term assets	152,117
Derivative liability	(82,632)
Promissory notes - related party	(8,050,000)
Convertible promissory note - related party	(9,500,000)
Debt discount	4,687,000

During the nine months ended September 30, 2018, the Company declared a Series A Redeemable Preferred Stock dividend in the amount of $11,178.

During the nine months ended September 30, 2018, the Company issued Series A Redeemable Preferred Stock that can be redeemed for $300,000.

During the nine months ended September 30, 2018, the Company converted $688,958 of Senior Bridge notes and related interest into 275,583 shares of common stock.

During the nine months ended September 30, 2018, the Company converted $1,363,858 of Junior Bridge notes and related interest into 272,777 shares of common stock.

During the nine months ended September 30, 2018, the Company converted $280,200 of accounts payable into 93,400 shares of common stock.

During the nine months ended September 30, 2018, the Company converted $468,655 of Convertible promissory notes - related party and the related interest into 187,462 shares of common stock.

See notes to unaudited condensed consolidated financial statements.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

Basis of Presentation and Securities Exchange

These financial statements represent the condensed consolidated financial statements of EVO Transportation & Energy Services, Inc., formerly Minn Shares Inc. (“EVO Inc.” or the “Company”), its wholly owned subsidiaries, Titan CNG LLC (“Titan”), Thunder Ridge Transport, Inc. (“Thunder Ridge”) and Environmental Alternative Fuels, LLC (“EAF”), Titan’s wholly-owned subsidiaries, Titan El Toro LLC (“El Toro”), Titan Diamond Bar LLC (“Diamond Bar”), and Titan Blaine, LLC (“Blaine”), Thunder Ridge’s wholly-owned subsidiary, Thunder Ridge Logistics, LLC, and EAF’s wholly-owned subsidiary, EVO CNG, LLC (“EVO CNG”).

The Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets and the Condensed Consolidated Statements of Cash Flows included in this report are unaudited and have been prepared by the Company. In our opinion, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position at September 30, 2018 and results of operations and cash flows for all periods have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These Condensed Consolidated Financial Statements (Unaudited) should be read in conjunction with our financial statements and notes thereto included in our Annual Report on form 10-K for the year ended December 31, 2017. The results of operations for the period ended September 30, 2018 are not necessarily indicative of the operating results for the full year.

On June 1, 2018, the Company entered into an equity purchase agreement (the “Purchase Agreement”) with Billy (Trey) Peck Jr. (“Peck”) pursuant to which the Company acquired all of the issued and outstanding shares (the “TRT Shares”) in Thunder Ridge, a Missouri corporation from Peck, and Thunder Ridge became a wholly-owned subsidiary of the Company. Thunder Ridge is based in Springfield, Missouri and is engaged in the business of fulfilling government contracts for freight trucking services.

Going Concern

The Company is an early stage company in the process of acquiring several businesses with highway contract routes operated for the USPS and CNG fuel stations. As of September 30, 2018, the Company has a working capital deficit of approximately $6.9 million and negative equity of approximately $8.0 million. In addition, the Company is in violation of its bank covenants. Management anticipates rectifying these covenants with additional public and private offerings. Also, the Company is evaluating certain cash flow improvement measures. However, there can be no assurance that the Company will be successful in these efforts.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, the above conditions raise doubt about the Company’s ability to do so. The condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

To meet its current and future obligations, the Company has taken the following steps to capitalize the business and successfully achieve its business plan during 2018:

On March 2, 2018, the Company issued 1,000,000 Units (the “Units”) at a price of $2.50 per Unit for an aggregate purchase price of $2,500,000 pursuant to the terms of a subscription agreement between the Company and an investor. Each Unit consists of (i) one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (ii) a warrant to purchase one share of Common Stock at an exercise price of $2.50 per share exercisable for five years from the date of issuance.

During April 2018, the Company paid the working capital notes - related party of $250,000 in full.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

On April 2, 2018, the Company and a related party note holder agreed to extend the maturity date of the $3,800,000 promissory note through July 2019.

On April 13, 2018, the Company consummated the following transactions:

The Company issued 275,583 common shares in exchange for certain subordinated convertible senior notes payable to stockholders in the aggregate principal and interest amount of approximately $689,000, with the per share price for shares of common stock equal to $2.50.

The Company issued 272,777 common shares in exchange for the subordinated convertible junior notes payable to stockholders in the aggregate principal and interest amount of $1,363,858, with the per share price for shares of common stock equal to $5.00.

On May 14, 2018, the Company issued 93,400 common shares in exchange for accounts payable and related party accounts payable of $280,200, with the per share price of shares of common stock equal to $3.00.

In July 2018, the Company entered into a Secured Convertible Promissory Note Purchase Agreement, pursuant to which the Company sold secured convertible promissory notes in the principal amount of $4,005,000 during July and August 2018.

Thunder Ridge won seven new four-year transportation services contracts with the USPS, under which Thunder Ridge will provide domestic surface transportation services to the USPS at its offices located in Santa Clarita, California, Baton Rouge, Louisiana, Flint, Michigan, Austin, Texas, the Northern Bay in California, Baltimore, Maryland and Pensacola, Florida.

On July 31, 2018, the Company paid approximately $1,072,000 of principal and interest to the subordinated convertible senior notes payable to stockholders.

During August 2018, the Company entered into subscription agreements effective as of July 31, 2018 to issue 187,462 units (the “Units”) at a price of $2.50 per Unit in exchange for the promissory notes – stockholders in the aggregate principal amount of $468,655. Each Unit consists of (i) one share of the Company’s common stock and (ii) a warrant to purchase one share of common stock at an exercise price of $2.50 per share exercisable for ten years from the date of issuance.

Note 1 - Description of Business and Summary of Significant Accounting Policies

The Company is a holding company based in Peoria, Arizona that owns three operating subsidiaries; Titan, Thunder Ridge and EAF, which are in the businesses of compressed natural gas (“CNG”) service stations or fulfilling USPS contracts for freight trucking services.

Titan is the management company that oversees operations of the El Toro, Diamond Bar, and Blaine CNG service stations. Blaine and Diamond Bar were formed in 2015. In March 2016, Diamond Bar began operations of its CNG station under a lease agreement with the State of California South Coast Air Quality Management District (“SCAQMD”) in Diamond Bar, California. As of June 30, 2017, El Toro ceased operations. The Company discontinued construction of Blaine during the fourth quarter of 2017. During February 2018, the Company entered into a management agreement with a third-party to operate Diamond Bar. The Company is currently negotiating with the third party for the sale of the station.

EAF was originally organized on March 28, 2012 under the name Clean-n-Green Alternative Fuels, LLC” in the State of Delaware. Effective May 1, 2012, EAF changed its name to “Environmental Alternative Fuels, LLC.” EVO CNG LLC, EAF’s wholly owned subsidiary, was originally organized in the State of Delaware on April 1, 2013 under the name “EVO Trillium, LLC” and subsequently changed its name to “EVO CNG, LLC” effective March 1, 2016. Together, EAF and EVO CNG LLC operate six compressed natural gas fueling stations located in California, Texas, Arizona and Wisconsin.

Thunder Ridge was founded in Missouri in 2000. Its primary business is interstate highway contract routes operated for the USPS.

EVO, Inc. was incorporated in the State of Delaware on October 22, 2010.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of EVO, Inc. and its subsidiaries Titan, Thunder Ridge, and EAF. Titan’s wholly owned subsidiaries are El Toro, Diamond Bar and Blaine, Thunder Ridge’s wholly owned subsidiary is Thunder Ridge Logistics, LLC and EAF’s wholly owned subsidiary is EVO CNG. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The condensed consolidated financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to revenue recognition, goodwill along with long-lived intangible asset valuations and fixed asset impairment assessments, debt discount, beneficial conversion feature, contingencies, purchase price allocation related to the Thunder Ridge acquisition, and going concern. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of the accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance. For the nine months ended September 30, 2018 and the year ended December 31, 2017, the Company has recorded an allowance of $26,000 and $37,007, respectively.

Federal Alternative Fuels Tax Credit receivable

Federal Alternative Fuels Tax Credit (“AFTC”) (formerly known as Volumetric Excise Tax Credit) receivable are the excise tax refunds to be received from the Federal Government for CNG fuel sales.

For 2017, the AFTC credit was $0.50 per gasoline gallon equivalent of CNG that is sold as a vehicle fuel. This incentive originally expired on December 31, 2016, but was retroactively extended through December 31, 2017 as part of the Bipartisan Budget Act of 2018.

Concentrations of Credit Risk

The Company grants credit in the normal course of business to customers in the United States. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk. As of September 30, 2018, and 2017, one and four customers accounted for 99% and 84% of the Company’s total accounts receivable, and one and four customers accounted for and 98% and 84% of the Company’s total revenues for the nine months ended September 30, 2018 and 2017, respectively.

Thunder Ridge generated revenues from four different contract locations, which represent approximately 33%, 14%, 11% and 11%, respectively, of total revenues for the four months ended September 30, 2018.

For the four months ended September 30, 2018, Thunder Ridge had one vendor accounting for 12% of total accounts payable.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

Prepaid Assets

Prepaid expenses consist primarily of insurance and other expenses paid in advance.

Goodwill and Intangibles

Goodwill

The Company evaluates goodwill on an annual basis in the fourth quarter or more frequently if management believes indicators of impairment exist. Such indicators could include, but are not limited to 1) a significant adverse change in legal factors or in business climate, 2) unanticipated competition, or 3) an adverse action or assessment by a regulator. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If management concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, management conducts a two-step quantitative goodwill impairment test. The first step of the impairment test involves comparing the fair value of the applicable reporting unit with its carrying value. The Company estimates the fair values of its reporting units using a combination of the income or discounted cash flows approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, management performs the second step of the goodwill impairment test. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. The amount by which the carrying value of the goodwill exceeds its implied fair value, if any, is recognized as an impairment loss. For the year ended December 31, 2017 the Company’s evaluation of goodwill resulted in an impairment of $3,993,730. The Company’s evaluation of goodwill for the nine months ended September 30, 2018 resulted in no impairment.

Intangibles

Intangible assets consist of finite lived and indefinite lived intangibles. The Company’s finite lived intangibles include favorable leases, customer relationships, non-compete agreement and the trade names. Finite lived intangibles are amortized over their estimated useful lives. For the Company’s lease related intangibles, the estimated useful life is based on the agreement of a one-time payment of $1 and the term of the mortgages, of the properties owned by the Company of approximately five years. For the Company’s trade names and customer list the estimated lives are based on life cycle of a customer of approximately five years. The Company evaluates the recoverability of the finite lived intangibles whenever an impairment indicator is present. For the year ended December 31, 2017 the test results indicated an impairment of $106,270 to customer lists. The Company’s evaluation of intangibles for the nine months ended September 30, 2018 resulted in no impairment.

Deposits

Deposits consist of security deposits for leases on trucks, trailers and property, repairs and maintenance, and other deposits which are contractually required and of a long-term nature.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

Long-Lived Assets

The Company evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include but, are not limited to (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. The Company assesses the useful lives and possible impairment of the fixed assets or goodwill and intangibles when an event occurs that may trigger such review. Factors considered important which could trigger a review include:

Significant under-performance of the stations or transportation service contracts relative to historical or projected future operating results;

Significant negative economic trends in the CNG industry or freight trucking services industry; and

Identification of other impaired assets within a reporting unit.

During the year ended December 31, 2017, the Company recorded asset impairment charges of $806,217 related to El Toro and $4,100,000 impairment of goodwill and customer lists related to EVO CNG, LLC. No triggering events occurred during the nine months ended September 30, 2018 that required an impairment analysis for long-lived assets. Accordingly, no impairment loss was recorded.

Debt Issuance Costs

Certain fees and costs incurred to obtain long-term financing are capitalized and included as a reduction in the net carrying value of secured convertible promissory notes in the condensed consolidated balance sheet, net of accumulated amortization. These costs are amortized to interest expense over the term of the related debt. When debt is extinguished prior to its maturity date, the amortization of the remaining unamortized debt issuance costs, or pro-rata portion thereof, is charged to loss on extinguishment of debt. Unamortized debt issuance costs were $481,238 and $0 as of September 30, 2018 and 2017, respectively.

Net Loss per Share of Common Stock

Basic net loss per share of common stock attributable to common stockholders is calculated by dividing net loss attributable to common stockholders by the weighted-average shares of common stock outstanding for the period. Potentially dilutive shares, which are based on the weighted-average shares of common stock underlying outstanding stock-based awards, warrants and convertible senior notes using the treasury stock method or the if-converted method, as applicable, are included when calculating diluted net loss per share of common stock attributable to common stockholders when their effect is dilutive.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

The following table presents the potentially dilutive shares that were excluded from the computation of diluted net loss per share of common stock attributable to common stockholders, because their effect was anti-dilutive:

	Three months ended		Nine months ended
	September		September
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Stock-based awards	500,000	-	4,600,000	-
Warrants	617,462	-	3,132,796	103,334
Secured convertible promissory notes	402,000	-	1,602,000	-
Preferred Series A	-	-	100,000	-

Adoption of the New Revenue Recognition

On January 1, 2018, the Company adopted Revenue from Contracts with Customers (Accounting Standards Codification Topic 606) (“Topic 606” or “new guidance”) retrospectively. The adoption of Topic 606 did not have a material impact to our condensed consolidated financial statements. The new guidance has no impact on the timing or classification of the Company’s cash flows as reported in the Condensed Consolidated Statement of Cash Flows and is not expected to have a significant impact on the Company’s Condensed Consolidated Statement of Operations in future periods. The Company did not record any adjustments applying Topic 606.

Revenue Recognition

The Company recognizes revenue for CNG when control of the promised goods is transferred to its customers, in an amount that reflects the consideration to which it expects to be entitled in exchange for the goods. The Company is generally the principal in its customer contracts as it has control over the goods prior to them being transferred to the customer, and as such, revenue is recognized on a gross basis. The Company disaggregates revenue by station, as we believe this best depicts the nature, amount, timing and uncertainty of our revenues and cash flows are affected by economic factors.

A performance obligation is a promise in a contract to transfer a distinct good to the customer and is the unit of account in Topic 606. The performance obligations that comprise a majority of the Company’s total CNG revenue consist of sale of fuel to a customer. The primary method used to estimate the standalone selling price for fuel is observable standalone sales, and is the primary method used to estimate the standalone selling.

The Company’s CNG is sold pursuant to contractual commitments. These contracts typically include a stand-ready obligation to supply natural gas daily. The Company recognizes revenue over time for the fuel sales because the customer receives and consumes the benefits provided by the Company’s performance as the stand-ready obligations are being performed.

Payment terms and conditions vary by contract type. For substantially all the Company’s contracts under which it receives volume-related revenue, the timing of revenue recognition does not differ from the timing of invoicing. As a result, the Company has determined these contracts generally do not include a significant financing component.

There was no impairment loss recognized on any of the CNG receivables arising from customer contracts for the nine months ended September 30, 2018.

Thunder Ridge generates revenue from transportation services under contracts with customers, generally on a rate per mile basis from the point of origin to the destination of the delivery. The Company’s performance obligation arises from the annualized contract to transport a customer’s freight and is satisfied upon delivery. The transaction price is based on the awarded agreement for the multi-year contract that adjusts monthly for fuel pricing indexes. Each delivery represents a distinct service that is a separately identified performance obligation for each contract. The Company often provides additional deliveries for customers outside of the annual contract. That revenue is recognized upon delivery on a rate per mile basis.

Revenues are recognized over time as satisfaction of the promised contractual delivery agreements are completed, in an amount that reflects the rate per mile set in the contract. The revenue recognition methods described align with the recognition of the Company’s associated expenses contained in the statement of operations.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

Based on preliminary analysis there are no major revenue adjustments related to Topic 606, but management is continuing to evaluate the guidance.

Gain on Extinguishment of Liabilities and Related Party Interest

Gain on extinguishment of liabilities consists of the gain the Company recognized on the extinguishments of accounts payable that were incurred for which the Company deemed the probability of collection to be remote or that management has negotiated a settlement. The Company recognized a gain on extinguishments of liabilities and related party interest in the amounts of $657,498 and $157,330, respectively for the nine months ended September 30, 2018.

Income Taxes

The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The Company’s temporary differences result primarily from depreciation and amortization.

The Company evaluates its tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions will more likely than not be sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are not recorded as a tax benefit or expense in the current year. Interest and penalties, if applicable, are recorded in the period assessed as general and administrative expenses. No interest or penalties have been assessed for the nine months ended September 30, 2018 or the year ended December 31, 2017.

Deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities. Deferred taxes are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the enactment.

In evaluating the ultimate realization of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. Management establishes a valuation allowance if it is more likely than not that all or a portion of the deferred income tax assets will not be utilized.  The ultimate realization of deferred income tax assets is dependent on the generation of future taxable income, which must occur prior to the expiration of the net operating loss carryovers.

The Tax Cuts and Jobs Act (“Tax Act”) was signed into law on December 22, 2017. The Tax Act includes significant changes to the U.S. corporate income tax system, including limitations on the deductibility of interest expense and executive compensation, eliminating the corporate alternative minimum tax (“AMT”) and changing how existing AMT credits can be realized, changing the rules related to uses and limitations of net operating loss carryovers created in tax years beginning after December 31, 2017, and the transition of U.S. international taxation from a worldwide tax system to a territorial tax system. The Company’s accounting for the following elements of the Tax Act is incomplete, and it is not yet able to make reasonable estimates of the effects. Therefore, no provisional adjustments were recorded.

The Company must assess whether valuation allowances assessments are affected by various aspects of the Tax Act. Since, as discussed above, the Company has recorded no amounts related to certain portions of the Tax Act, any corresponding determination of the need for or change in a valuation allowance has not been completed and no changes to valuation allowances as a result of the Tax Act have been recorded.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

Recently Issued Accounting Pronouncements

In March 2018, the Financial Accounting Standards Boards (FASB) issued ASU 2018-05, “Income Taxes (Topic 740) which provides for amendments to the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. ASU 2018-05 and SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with ASU 2018-05 and SAB 118, a company must reflect the income tax effects of those aspects of the Tax Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. Management has evaluated the relevant provisions of the Tax Act to the Company and accounted for the federal impacts in the financial statements as of September 30, 2018. The state tax provisional amount is subject to change based on how states conform to the Tax Act, as that information is not readily available for certain states at this time. Any revisions to the estimated impacts of the Tax Act will be recorded quarterly until the computations are complete, which is expected to be no later than the fourth quarter of 2018.

In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-04, Intangibles - Goodwill and Other (Topic 350) (“ASU 2017-04”), Simplifying the Test for Goodwill Impairment. To simplify the subsequent measurement of goodwill, the amendments eliminate Step 2 from the goodwill impairment test. The annual, or interim, goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit should be considered when measuring the goodwill impairment loss, if applicable. The guidance is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019 and early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not plan early adoption of this update and does not expect the adoption of the update to materially change its current accounting methods and therefore the Company does not expect the adoption to have a material impact on its condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases” (“ASU 2016-02”), which will require lessees to recognize a right-of-use asset and a lease liability for all leases that are not short-term in nature. For a lessor, the accounting applied is also largely unchanged from previous guidance. The new rules will be effective for the Company in the first quarter of 2019. The Company is in the process of evaluating the impact the amendment will have on its condensed consolidated financial position or results of operations.

Subsequent Events

The Company has evaluated all subsequent events through the auditors’ report date, which is the date the financial statements were available for issuance. With the exception of those matters discussed in Notes 5 and 13, there were no material subsequent events that required recognition or additional disclosure in these financial statements.

Note 2 - Business Combination

EAF

On February 1, 2017, the Company entered into a securities exchange agreement (the “EAF Exchange Agreement”) with Environmental Alternative Fuels, LLC, a Delaware limited liability company (“EAF”), EVO CNG, LLC, a Delaware limited liability company and a wholly owned subsidiary of EAF, pursuant to which the Company acquired all of the membership interests in EAF (the “EAF Interests”) from the EAF Members. EAF, together with EVO CNG, LLC, is a compressed natural gas fueling station company with six fueling stations in California, Texas, Arizona and Wisconsin. The EAF Exchange Agreement further aligns the Company’s business model to acquire existing CNG stations.

As consideration for the EAF Interests, the Company issued a promissory note to an EAF member in the principal amount of $3.8 million (the “Senior Promissory Note”) that bears interest at 7.5%, with a default interest rate of 12.5% per year and has a maturity date of the earlier of (a) the date that is ten days after the initial closing of a private offering of capital stock of the Company in an amount not less than $10 million (a “Private Offering”); (b) December 31, 2017 or a (c) declaration by the noteholder of an event of default under the Senior Promissory Note. During April 2018 the promissory note’s maturity date was extended through July 2019.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

Also, as consideration for the EAF Interests, the Company issued convertible promissory notes to the EAF Members in the aggregate principal amount of $9.5 million (the “Convertible Notes”). The Convertible Notes bear interest at 1.5% per year and have a maturity date of February 1, 2026.

In connection with the closing of the EAF Exchange Agreement, the Company issued a promissory note to a former EAF Member for $4,000,000 with interest at 7.5%, and maturity during February 2020. The note is guaranteed by substantially all the assets of EAF and guaranteed by EVO Inc.

In connection with the closing of the EAF Exchange Agreement, the Company issued promissory notes to the EAF Members in the aggregate principal amount of $250,000 that bear interest at 6% per annum. During April 2018 the notes were paid in full.

Thunder Ridge

On June 1, 2018, pursuant to the Thunder Ridge Purchase Agreement, The Company acquired all of the issued and outstanding shares of Thunder Ridge for total consideration of $2,826,827 as outlined below. Thunder Ridge is based in Springfield, Missouri and is engaged in the business of fulfilling USPS contracts for freight trucking services and includes operations in Missouri, Kansas, Iowa, Tennessee, New York, Pennsylvania, Maryland and Texas. With the acquisition, Thunder Ridge became a wholly-owned subsidiary of EVO, Inc.

The Company expects the acquisition to increase the Company’s scale and improve margins due to combined revenues and operations, which will produce operational synergies with the CNG stations and the freight trucking services, which is the basis for the acquisition and comprises the resulting recording of goodwill. In addition, acquired intangible assets include customer relationships, the trademark and the non-compete agreement. While the Company expects its financial condition to improve after the acquisition, Thunder Ridge has a history of operating losses as well, and the Company has incurred additional debt for this transaction.

As consideration for the Thunder Ridge shares, the Company issued a promissory note dated June 1, 2018 in the principal amount of $2,500,000 to Peck (the “TR Note”). The TR Note bears interest at 6% per year with a default interest rate of 9% per year and has a maturity date of the earlier of (a) the date the Company raises $40,000,000 in public or private offerings of debt or equity; (b) December 31, 2018 and (c) termination of Peck’s employment with the Company by the Company without cause or by Peck for good reason. The TR Note is secured by all of the assets of Thunder Ridge pursuant to a security agreement dated June 1, 2018 between the Company, Thunder Ridge, and Peck and is also secured by the Thunder Ridge Shares (“TR Shares”).

The Company also agreed to repay the $450,000 lines-of credit on behalf of Thunder Ridge to a bank, Thunder Ridge’s lender, within ten business days following such time as the Company raises at least $40,000,000 in a public or private debt or equity offering. In addition, approximately $2.8 million of Thunder Ridge’s working capital deficit remained outstanding following completion of the transactions contemplated by the Purchase Agreement. The lines-of-credit had a balance of $421,739 on June 1, 2018.

If the Company fails to repay the amounts outstanding under the TR Note or the $450,000 on or before December 31, 2018, Peck has the right to require the Company to return the TR Shares and effectively rescind the sale of the TR Shares to the Company.

As additional consideration for the TR Shares and pursuant to a subscription agreement with Peck, on June 1, 2018, the Company issued to Peck (a) 500,000 shares of common stock, par value $0.0001 per share (“Common Stock”) and (b) the following warrants: (i) a warrant to purchase 333,333 shares of common stock at an exercise price of $3.00 per share (the “$3.00 Warrant”), (ii) a warrant to purchase 333,333 shares of common stock at an exercise price of $5.00 per share (the “$5.00 Warrant”), and (iii) a warrant to purchase 333,333 shares of common stock at an exercise price of $7.00 per share (the “$7.00 Warrant,” and together with the $3.00 Warrant and $5.00 Warrant, the “Warrants”). The Warrants are exercisable as follows: (a) for the $3.00 Warrant, for five years from the first anniversary of the date of issuance, (b) for the $5.00 Warrant, for five years from the second anniversary of the date of issuance, and (c) for the $7.00 Warrant, for five years from the third anniversary of the date of issuance. The common stock issued was valued at $700,000.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

The Company is evaluating whether the goodwill and other intangibles will be deductible for income tax purposes.

The Company has not provided the allocation of intangible assets as required under ASC 805-10-50-2 because the accounting for this business combination was incomplete at the time the financial statements were issued.

The following unaudited table summarizes the preliminary fair value allocation of the assets acquired and liabilities assumed at the acquisition date.

Cash	(229,736)
Accounts receivable, net	2,061,514
Accounts receivable other	68,074
Prepaids	81,969
Goodwill	6,002,275
Deposits	205,113
Property and equipment	218,132
Lines-of-credit	(421,739)
Accounts payable	(797,578)
Other accrued liabilities	(1,573,579)
Factored accounts receivable	(1,230,679)
Fuel advance	(996,750)
Long-term debt	(187,016)
Promissory note – stockholder	(2,500,000)
Common stock	(700,000)

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

The following unaudited pro forma summary presents condensed consolidated information of the Company as if the business combination had occurred on January 1, 2017. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition been consummated as of that time or that may result in the future.

	Three months ended		Nine months ended
	September		September
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue
As reported	$8,649,904	$622,073	$11,323,856	$1,692,787
Proforma	$8,649,904	$8,857,370	$21,645,575	$14,008,982

Net loss
As reported	$(2,912,965)	$(1,231,260)	$(5,458,785)	$(2,584,782)
Proforma	$(2,912,965)	$(1,916,429)	$(6,511,020)	$(3,556,105)

Basic loss per share
As reported	$(2.28)	$(2.93)	$(5.23)	$(6.14)
Proforma	$(2.28)	$(4.55)	$(5.91)	$(8.45)

Note 3 - Balance Sheet Disclosures

Accounts receivable are summarized as follows:

	(Unaudited)
	September 30,	December 31,
	2018	2017
Accounts receivable	$3,520,182	$187,426
Allowance for doubtful accounts	(26,000)	(37,007)
	$3,494,182	$150,419

Property, equipment and land are summarized as follows:

	(Unaudited)
	September 30,	December 31,
	2018	2017
Buildings	$3,849,312	$3,849,312
Equipment	3,329,456	3,329,456
Land	975,899	975,899
Transportation equipment	217,200	-
Computer equipment	37,627	37,627
Field equipment	932	-
	8,410,426	8,192,294
Less accumulated depreciation	(835,170)	(451,871)
	$7,575,256	$7,740,423

Depreciation expense for the nine months ended September 30, 2018 and 2017 was $383,299 and $415,639, respectively.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

Intangible assets consist of the following:

	(Unaudited)
	September 30,	December 31,
	2018	2017
Goodwill	$9,996,005	$3,993,730
Customer relationships	113,730	113,730
Trade names	86,000	86,000
Favorable leases	307,000	307,000
	10,502,735	4,500,460
Less impairment	(4,100,000)	(4,100,000)
Less amortization	(181,487)	(55,176)
	$6,221,248	$345,284

Amortization expense for the nine months ended September 30, 2018 and 2017 was $126,311 and $84,000, respectively. Future amortization expense will be approximately as follows:

at September 30,
2018 (remainder of the year)	$37,950
2019	111,100
2020	106,000
2021	10,200
$165,250

Accrued expenses consist of the following:

	(Unaudited)
	September 30,	December 31,
	2018	2017
Subcontractor	$1,635,226	$-
Compensation, benefits and related payroll taxes	822,293	72,420
Federal alternative fuels tax credit	507,007	562,513
Professional fees	357,831	479,890
Interest	234,026	9,895
Credit cards	190,127	12,527
Operating expenses	149,269	-
Excise taxes	29,012	-
Other	27,763	28,138
Deferred rent	10,769	13,233
	$3,963,323	$1,178,616

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

Note 4 - Related Party Transactions

Accounts Payable - Related Party

The Company’s accounts payable - related party consist of guaranteed payments and expense reimbursement to members. Accounts payable - related party was $337,345 and $409,838 for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively.

Advances from Related Parties

During the nine months ended September 30, 2018 and the year ended December 31, 2017, an EVO CNG member advanced $332,859 to the Company

During the nine months ended September 30, 2018 and the year ended December 31, 2017, a Titan member advanced $2,000 to the Company.

During the nine months ended September 30, 2018 and the year ended December 31, 2017an El Toro member advanced $35,500 to the Company.

Accrued Interest - Related Party

The Company’s accrued interest - related party is the accrued interest payments on stockholders’ and related party debt. Accrued interest - related party was $730,000 and $917,526 at September 30, 2018 and December 31, 2017, respectively. During April 2018, the Company converted subordinated convertible junior and senior notes payable to stockholders and related interest of $2,052,816 into 548,360 shares of common stock. As a result of the conversion, the Company realized a gain on the extinguishments of accrued interest of $157,330, which was recognized the nine months ended September 30, 2018.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

Note 5 - Segment Reporting

The Company’s two reportable segments are Trucking and CNG Fueling Stations.

Trucking. Trucking is comprised of domestic freight trucking and surface transportation services to the USPS. The USPS grants four-year contracts through a bid process. The Company has 16 contracts in 12 states.

CNG Fueling Stations. The Company operates six CNG fueling stations located in California, Texas, Arizona and Wisconsin. Revenue is derived from agreements with high-volume fleet operators. In most instances each station has a principal customer.

In determining its reportable segments, the Company’s management focuses on financial information, such as operating revenue, operating expense categories, operating ratios and operating income, as well as on key operating statistics, to make operating decisions.

The following table below summarizes operating revenue, operating loss, and depreciation and amortization by segment.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Operating revenue
Trucking operating revenue	$8,235,295	$-	$10,212,227	$-

CNG operating revenue	414,609	622,073	1,111,629	1,692,787

Total operating revenue	$8,649,904	$622,073	$11,323,856	$1,692,787

Operating income (loss)
Trucking	$(775,657)	$-	$(1,073,125)	$-

CNG	(251,510)	(878,914)	(464,475)	$(1,674,897)

Total operating loss	$(1,027,167)	$(878,914)	$(1,537,600)	$(1,674,897)

Depreciation and amortization
Trucking	$14,037	$-	$18,716	$-

CNG	85,971	148,353	490,894	499,639

Total depreciation and amortization	$100,008	$148,353	$509,610	$499,639

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

Note 6 - Fuel Advance

The Company signed an agreement with a supplier on August 31, 2017 in which $1,000,000 was advanced to the Company during 2017. The advance bears interest at 8.5% and is collateralized by substantially all of the Company’s assets. As the Company purchases fuel from the supplier’s station, the Company reduces its fuel advance liability by $0.25 per gallon. Purchases made during the nine months ended September 30, 2018 and the year ended December 31, 2017 were nominal. With the Thunder Ridge acquisition, the agreement terms were extended from December 31, 2018 to June 2021.

Note 7 - Factoring

Thunder Ridge has entered into an agreement to factor a portion of its accounts receivable. This agreement allows the Company, from time to time, to pledge accounts receivable in an aggregate amount not to exceed $2,000,000. This agreement provides the Company an initial advance of ninety-five percent of the gross amount of each receivable pledged. Upon collection of the receivable, the Company receives an additional residual payment net of fixed and variable financing charges. The Company has $1,710,889 of its accounts receivable pledged that remained uncollected for the nine months ended September 30, 2018. Subsequent to September 30, 2018, the factoring agreement was increased to $3,500,000.

Note 8 - Lines-of-Credit

For the nine months ended September 30, 2018, the Company had two line-of-credit agreements with a bank that provided for a borrowing capacity of approximately $425,000. Amounts outstanding bear interest at 6.75% and are secured by equipment. As of September 30, 2018, the outstanding balance was $421,739. Subsequent to September 30, 2018, the Company paid the $100,000 line-of-credit in full and extended the $321,739 line-of-credit’s maturity to April 2019.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

Note 9 - Long-Term Debt

Long-term debt consists of:

	(Unaudited)
	September 30,	December 31,
	2018	2017

$1,300,000 SBA note payable issued December 31, 2014, with interest at 5.5% for the first five years, then adjusted to the SBA LIBOR base rate, plus 2.35% for the remaining five years. The note required interest only payments for the first twelve months and commencing during January 2016 calls for monthly principle and interest payments of $15,288. The note matures March 2024, is secured by substantially all of Titan’s assets and is personally guaranteed by certain stockholders. The note is a co-borrower arrangement between Titan and El Toro with the proceeds received by El Toro. The Company issued 35,491 units (equivalent to 31,203 common shares) in Titan as compensation for the guarantee. The Company was in violation of the note’s covenants as of September 30, 2018 and December 31, 2017.	$982,072	$1,093,691

A promissory note to a former EAF member with interest at 7.5%, with an original maturity during December 2017, ten days after the initial closing of a private offering of capital stock of the Company in an amount not less than $10 million or at the discretion of the member. During 2018 the promissory note’s maturity date was extended to July 2019. The promissory note is unsecured.	3,800,000	3,800,000

A promissory note to a former EAF member with interest at 7.5%, with maturity during February 2020. The note is guaranteed by substantially all the assets of EAF and guaranteed by EVO Inc.	4,000,000	4,000,000

Four promissory notes to former EAF members with interest at 1.5%, with maturity during February 2026. The promissory notes are convertible into 1,400,000 shares. These convertible promissory notes are secured by substantially all of the assets of EAF. The Company imputed an interest rate of 5.1% on the promissory notes. The discount is accreted over the period from the date of issuance to the date the promissory notes are due using the effective interest rate method. During the nine months ended September 30, 2018 and the year ended December 31, 2017, the debt discount was $3,905,833 and $4,257,358, respectively.	9,500,000	9,500,000

Five notes payable to banks with interest ranging from 2.99% to 6.92%, with monthly payments of principal and interest ranging between $477 and $1,678, and maturity dates between June 2020 and January 2023. The notes are collateralized by equipment.	163,678	-

$2,500,000 promissory note - stockholder with interest at 6% and a maturity date of the earlier of (a) the date the Company raises $40,000,000 in public or private offerings of debt or equity; (b) December 31, 2018 and (c) termination of Peck’s employment with the Company by the Company without cause or by Peck for good reason. The note is collateralized by all of the assets of Thunder Ridge.	2,494,870	-

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

	(Unaudited)
	September 30,	December 31,
	2018	2017

$4,005,000 Secured Convertible Promissory Notes (“Convertible Notes”). The Company paid commissions of $524,987 in connection with the Convertible Notes. The Convertible Notes bear interest at 9%, compounded quarterly, and have a maturity date two years after issuance. The Convertible Notes are secured by all the assets of the Company. The holder may agree, at its discretion, to add accrued interest to the principal balance of the Convertible Notes on the first day of each calendar quarter. The Convertible Notes may not be prepaid prior to the first anniversary of the date of issuance, but may be prepaid without penalty after the first anniversary of the date of issuance.

The Convertible Notes are convertible into shares (the “Note Shares”) of the Company’s common stock at a conversion rate of $2.50 per share of common stock at the Holder’s option: 1) at any time after the first anniversary of the date of issuance or 2) at any time within 90 days after a “triggering event,” including a sale, reorganization, merger, or similar transaction where the Company is not the surviving entity. The Convertible Notes are also subject to mandatory conversion at any time after the first anniversary of the date of issuance if the average volume of shares of common stock traded on the Nasdaq Capital Market, NYSE American Market or a higher tier of either exchange is 100,000 or more for the 10 trading days prior to the applicable date.

The Convertible Notes also provide that the Company will prepare and file with the Securities and Exchange Commission (“SEC”), as promptly as reasonably practical following the issuance date of the Convertible Notes, but in no event later than 45 days following the issuance date, a registration statement on Form S-1 (the “Registration Statement”) covering the resale of the common stock and the warrant shares and as soon as reasonably practical thereafter effect such registration. The Company will be required to pay liquidated damages of 1% of the outstanding principal amount of the Convertible Notes each 30 days if the Registration Statement is not declared effective by the SEC within 180 days of the filing date of the Registration Statement.

As additional consideration for the Convertible Notes, the Company issued warrants to the Holders to purchase 1,602,000 shares of common stock at an exercise price of $2.50 per share, exercisable for ten years from the date of issuance. The Company recorded a beneficial conversion feature of $2,861,192. The beneficial conversion feature will be amortized to interest expense through the maturity of the Convertible Notes.

During the nine months ended September 30, 2018 the remaining debt discount was $2,622,106. In addition, during the nine months ended September 30, 2018 the remaining debt issuance costs were $481,238.	4,005,000	-

Six subordinated convertible senior notes payable to stockholders (“Senior Bridge Notes”). During April 2018, $621,556 of the Senior Bridge Notes and related interest of $67,402 were converted into 275,583 shares of common stock, with interest forgiveness of $73,741. On July 31, 2018 the remaining Senior Bridge notes were paid in full.	-	1,421,556

Nine subordinated convertible junior notes payable to stockholders (“Junior Bridge Notes”). During April 2018, $1,166,373 of the Junior Bridge Notes and related interest of $197,485 were converted into 272,777 shares of common stock, with interest forgiveness of $83,589.	-	1,166,373

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

	(Unaudited)
	September 30,	December 31,
	2018	2017

Three convertible promissory notes to stockholders with interest at 12%. In August 2018, these notes and related interest were exchanged for 187,462 units, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock exercisable ten years after issuance.	-	437,505

Four promissory notes to former EAF members paid in full during April 2018.	-	250,000

Debt issuance costs	(481,238)	-

Beneficial conversion feature	(2,622,106)	-

Debt discount	(3,905,833)	(4,257,358)
	17,936,443	17,411,767
Less current portion*	(3,492,327)	(2,765,247)
	$14,444,116	$14,646,520

*	Of our total indebtedness of approximately $25,000,000 as of September 30, 2018, $3,492,327 is classified as current debt. The Company is in violation of the covenants related to the SBA loan. The Company has not received a waiver with respect to those covenant violations for the nine months ended September 30, 2018 or December 31, 2017.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

Maturities of long-term obligations are as follows:

At September 30,	Related Party Notes	Other Notes	Total
2018 remainder of year	$2,494,870	$997,457	$3,492,327
2019	3,800,000	63,551	3,863,551
2020	4,000,000	4,058,213	8,058,213
2021	-	19,615	19,615
2022	-	11,914	11,914
2023	-	-	-
Thereafter	9,500,000	-	9,500,000
	$19,794,870	$5,150,750	$24,945,620

Note 10 - Stockholders’ Equity

On March 2, 2018, the Company issued 1,000,000 Units (the “Units”) at a price of $2.50 per Unit for an aggregate purchase price of $2,500,000 pursuant to the terms of a subscription agreement between the Company and an investor. Each Unit consists of (i) one share of the Company’s common stock, and (ii) a detachable warrant to purchase one share of common stock at an exercise price of $2.50 per share exercisable for five years from the date of issuance. The Company estimated the value of the warrants to be approximately $1,088,000 through the Black Scholes Pricing Model. The Company did not pay any commissions in connection with the sale of these Units.

During March 2018, the Company entered into a Share Escrow Agreement (the “Escrow Agreement”) with certain of the Company’s stockholder’s, including entities affiliated with a director of the Company, and the Company’s former president. Pursuant to the terms of the Escrow Agreement, the stockholders party to the agreement placed an aggregate of 240,000 shares of Common Stock in escrow, to be held by the Company until such time as one or more third parties offer to purchase the escrowed shares and the Company approves such purchase or purchases. Seventy-five percent of the proceeds of the sale or sales of the escrowed shares will be paid to the Company and will be used by the Company first to repay any amounts outstanding under the SBA loan, and the remaining 25% of the proceeds will be paid pro rata to the stockholders party to the Escrow Agreement. In connection with the Escrow Agreement, the Company issued 240,000 warrants to purchase common stock to the stockholders party to the Escrow Agreement, which warrants have an exercise price of $6.11 per share and are exercisable for a period of five years.

On October 9, 2017, management of the Company terminated the employment of the Company’s president. In connection with his termination, the Company and former president entered into a Mutual Separation Agreement dated October 9, 2017 (the “Separation Agreement”). Pursuant to the Separation Agreement, the Company and former president agreed that (i) his last day of employment with the Company was October 9, 2017, (ii) he will be paid an aggregate of $97,069 within ten business days after the Company raises an aggregate of $2 million in any combination of public or private debt or equity securities offerings, and (iii) in satisfaction of $240,276 of deferred compensation, the Company will issue 89,092 shares of its common stock within ten business days after the Company raises an aggregate of $2 million in any combination of public or private debt or equity securities offerings. The $97,069 payment has not been rendered and the stock has not been issued as of September 30, 2018. The balances are included in accounts payable – related party.

Series A Preferred Stock

On April 13, 2018, the Company issued 100,000 shares of Series A Preferred stock (“Preferred Stock”) to a related party in return for advisory services rendered to the Company. The fair value of the services rendered was assessed at $300,000.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

Dividends

Generally, the holders of the Preferred Stock are entitled to receive if, when, and as declared by the board of directors, an annual non-compounding dividend, payable at the rate of 8% and payable quarterly in arrears in cash, or, at the Company’s option, an annual non-compounding dividend 12%, payable quarterly in arrears in the form of shares of Preferred Stock at a rate of $3.00 per share. Such dividends will begin to accrue as of the date on which the Preferred Stock is issued and will accrue whether or not declared and whether or not there will be funds legally available for the payment of dividends. For the nine months ended September 30, 2018, the Company accrued $11,178 in dividends.

Accrued and unpaid dividends upon conversion will automatically be converted into shares of the Company’s common stock, par value $0.0001 per share. An assumed value of $3.00 per share of common stock will be used to determine the number of shares of common stock to be issued for such accrued and unpaid dividends.

Liquidation Preference

In the event of any liquidation the holders of record of shares of Preferred Stock will be entitled to receive, prior and in preference to any distributions of any assets of the Company to the holders of the common stock out of the assets of the Company legally available therefore, $3.00 per share of Preferred Stock, plus accrued and unpaid dividends on each share of Preferred Stock.

Redemption

At the option of the holder and upon written notice to the Company, the Preferred Stock will be redeemable at any time after August 1, 2018 at the liquidation price plus all declared and unpaid dividends. In addition, the Company will have an ongoing right to purchase all or any portion of the outstanding shares of the Preferred Stock.

Voting Rights

Generally, holders of shares of Preferred Stock are entitled to vote with the holders of common stock as a single class on all matters submitted to a vote of the stockholders and are entitled to 15 votes for each share of Preferred Stock held on the record date for the determination of the stockholders entitled to vote or, if no record date is established, on the date the vote is taken.

Conversion Rights

Each share of Preferred Stock will convert to one fully paid and nonassessable share of the Company’s common stock at any time at the option of the holder or the Company, subject to adjustments for stock dividends, splits, combinations and similar events. If the closing price on all domestic securities exchanges on which the Common Stock may at the time be listed exceeds $6.00 per share for 30 consecutive trading days and the daily trading volume of the common stock is at least 20,000 shares for that same period, each share of Preferred Stock will automatically convert to one share of the Company’s common stock. The conversion rights require the Company to present the Preferred Stock in the mezzanine level of the accompanying balance sheet.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

Stock Options

On April 12, 2018, the Company’s board of directors approved the EVO Transportation and Energy Services, Inc. 2018 Stock Incentive Plan (the “2018 Plan”) pursuant to which a total of 4,250,000 shares of common stock have been reserved for issuance to eligible employees, consultants, and directors of the Company. Further, on August 13, 2018, the board of directors approved the Company’s Amended and Restated 2018 Stock Incentive Plan (the “Amended 2018 Plan”), which amends and restates the Company’s 2018 Stock Incentive Plan. The Amended 2018 Plan increased options available for grant to 6,250,000.

The Amended 2018 Plan provides for awards of non-statutory stock options, incentive stock options, and restrictive stock awards within the meaning of Section 422 of the IRC and stock purchase rights to purchase shares of the Company’s common stock.

The Amended 2018 Plan is administered by the board of directors, which has the authority to select the individuals to whom awards will be granted and to determine whether and to what extent stock options and stock purchase rights are to be granted, the number of shares of common stock to be covered by each award, the vesting schedule of stock options (generally straight-line over a period of four years), and all other terms and conditions of each award. Stock options have a maximum term of ten years, and it is the Company’s practice to grant options to employees with exercise prices equal to or greater than the estimated fair market value of its common stock.

The board of directors may suspend or terminate the Amended 2018 Plan or any portion thereof at any time, and may amend the Amended 2018 Plan from time to time in such respects as the board of directors may deem advisable in order that incentive awards under the Amended 2018 Plan will conform to any change in applicable laws or regulations or in any other respect the board of directors may deem to be in the best interests of the Company; provided, however, that no amendments to the Amended 2018 Plan will not be effective without approval of the stockholders of the Company if stockholder approval of the amendment is then required pursuant to Section 422 of the Code or the rules of any stock exchange or Nasdaq or similar regulatory body. No termination, suspension or amendment of the Amended 2018 Plan may adversely affect any outstanding incentive award without the consent of the affected participant.

Restricted stock awards are made by the issuance to the participant of the actual shares represented by that grant. Any shares of restricted stock issued are registered in the name of the participant and bear an appropriate legend referring to the terms, conditions, and restrictions applicable to the award. Shares of restricted stock granted under the Amended 2018 Plan may not be sold, transferred, pledged, or assigned until the termination of the applicable period of restriction. After the last day of the period of restriction, shares of restricted stock become freely transferable by the participant. During the period of restriction, a participant holding shares of restricted stock granted under the Amended 2018 Plan may exercise full voting rights with respect to those shares, unless otherwise specified in the applicable award agreement. As of September 30, 2018, there were no shares of restricted stock outstanding.

The fair value of each award is estimated on the date of grant. Stock option values are estimated using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including the expected term of the option award, expected stock price volatility, and expected dividends. These estimates involve inherent uncertainties and the application of management’s judgment. For purposes of estimating the expected term of options granted, the Company aggregates option recipients into groups that have similar option exercise behavioral traits. Expected volatilities used in the valuation model are based on the average volatility of the Company’s stock. The risk-free rate for the expected term of the option is based on the United States Treasury yield curve in effect at the time of grant. The valuation model assumes no dividends. The forfeiture rate has been estimated at 5%. During the nine months ended September 30, 2018, the Company has recorded stock-based compensation expense of $792,924 associated with stock options. As of September 30, 2018, the Company has estimated approximately $7,400,000 of future compensation costs related to the unvested portions of outstanding stock options.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

The following table presents the activity for options outstanding:

	Incentive	Weighted
	Stock	Average
	Options	Exercise Price
Outstanding - December 31, 2017	-	$-
Granted	4,600,000	2.50
Forfeited/canceled	-	-
Exercised	-	-
Outstanding - September 30, 2018	4,600,000	$2.50

The following table presents the composition of options outstanding and exercisable:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number	Price*	Life*	Number	Price*
$2.50	4,600,000	$2.50	9.67	1,150,000	$2.50
Total - September 30, 2018	4,600,000	$2.50	9.67	1,150,000	$2.50

*	Price and Life reflect the weighted average exercise price and weighted average remaining contractual life, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used:

(Unaudited)
September 30,
2018
Approximate risk-free rate	2.67 - 2.88%
Average expected life	5 years
Dividend yield	-%
Volatility	103.75% - 109.16%
Estimated fair value of total options granted	$8,194,000

Warrants

The fair value of the warrants is estimated on the date of issuance using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the expected term of the warrants, expected stock price volatility, and expected dividends. These estimates involve inherent uncertainties and the application of management’s judgment. Expected volatilities used in the valuation model are based on the average volatility of the Company’s stock. The risk-free rate for the expected term of the warrant is based on the United States Treasury yield curve in effect at the time of grant.

(Unaudited)
September 30,
2018
Approximate risk-free rate	2.67 - 2.98%
Average expected life	5 - 10 years
Dividend yield	-%
Volatility	103.75% - 110.91%
Estimated fair value of total warrants granted	$4,701,498

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

The following table presents the activity for warrants outstanding:

		Weighted
	Number of	Average
	Warrants	Exercise Price
Outstanding - December 31, 2016	-	$-
Issued	103,334	3.00
Forfeited/canceled	-	-
Exercised	-	-
Outstanding - December 31, 2017	103,334	-
Issued	3,057,462	2.79
Forfeited/canceled	-	-
Exercised	-	-
Outstanding - September 30, 2018	3,160,796	$2.79

All of the outstanding warrants are exercisable and have a weighted average remaining contractual life of 9.09.

Note 11 - Commitments and Contingencies

Operating Leases

The Company leased office space in Minnesota on a month to month basis with payments of $977 per month through June 2017.

Titan entered into an operating lease agreement which expires in February 2019, with an option to extend to February 2024. In November 2014, the lease was amended to add El Toro as a co-lessee. The monthly payments range from $10,000 to $11,604. The lease calls for rent increases over the term of the lease. The Company records rent expense on a straight-line basis using average rent for the term of the lease. The excess of the expense over cash rent paid is shown as deferred rent.

Titan rent expense for the months nine ended September 30, 2018 and 2017 was approximately $95,000.

Thunder Ridge leases equipment and vehicles under monthly and non-cancelable operating leases. Payments on these leases range between $50 and $3,000 and mature between 2018 and August 2023. Total lease expense for the four months ending September 30, 2018 was approximately $739,000.

Future minimum lease payments under these leases are approximately as follows:

2018 remainder of the year	$474,750
2019	1,076,000
2020	573,000
2021	130,000
2022	68,000
2023	106,000
$2,427,750

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Notes to Condensed Consolidated Financial Statements

Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

On March 19, 2018, the owners of the property leased by El Toro, initiated a lawsuit in the Superior Court of Orange County, California, related to the lease agreement for the El Toro station. The complaint alleges breach of contract and seeks money damages, costs, attorneys’ fees and other appropriate relief.

Long-Term Take-or-Pay Natural Gas Supply Contracts

 At September 30, 2018, the Company had commitments to purchase CNG on a take-or-pay basis of approximately $545,000. It is anticipated these are normal purchases that will be necessary for sales, and no cash settlements will be made related to the purchase commitments.

Note 12 - Employee Benefit Plan

Thunder Ridge maintains a Health, Welfare, and Pension plan for eligible employees in accordance with the Department of Labor under the Service Contract Act. These payments are earned on all eligible hours up to the maximum of 40 hours per week and are determined based on the hourly rates set by the Department of Labor depending on the employee’s work location and specific vehicle type. Employer contributions for the four months ended September 30, 2018 were approximately $450,000. These amounts are included in cost of goods sold on the condensed consolidated statements of operations.

Note 13 - Subsequent Events

During October 2018, the board of directors authorized 100,000 stock options to a board member.

During October 2018, the board of directors approved that the Convertible promissory notes - related parties converts into 7,000,000 shares of common stock.

URSA MAJOR CORPORATION AND AFFILIATES

Combined Financial Statements

and

Independent Auditors’ Report

December 31, 2017 and 2016

URSA MAJOR CORPORATION AND AFFILIATES

INDEPENDENT AUDITORS’ REPORT

To the Stockholders

Ursa Major Corporation and Affiliates

Waukesha, WI

We have audited the accompanying combined financial statements of Ursa Major Corporation and Affiliates, which are comprised of the combined balance sheets as of December 31, 2017 and 2016, and the related combined statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes to the combined financial statements.

MANAGEMENT’S RESPONSIBILITY FOR THE COMBINED FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS’ RESPONSIBILITY

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

To the Stockholders

Ursa Major Corporation and

Affiliates Page Two

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Ursa Major Corporation and Affiliates as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

EMPHASIS OF OTHER MATTERS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the combined financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Plante & Moran, PLLC

Denver, Colorado
February 8, 2019

URSA MAJOR CORPORATION AND AFFILIATES

Combined Balance Sheets

	December 31,
	2017	2016

Assets

Current assets
Cash	4,924,020	2,718,141
Accounts receivable, net	867,734	1,138,403
Inventories	638,181	647,989
Prepaid expenses and other current assets	900,371	740,593
Total current assets	7,330,306	5,245,126
Non-current assets
Property and equipment, net	14,021,595	17,523,391
Related party note receivable	2,630,849	2,366,259
Intangible assets	29,967	39,657
Total non-current assets	16,682,411	19,929,307

Total assets	$24,012,717	$25,174,433

Liabilities and Stockholders’ (Deficit) Equity

Current liabilities
Current portion of long-term debt	$4,826,479	$4,258,789
Accounts payable	4,674,527	2,864,250
Accrued liabilities	1,422,551	1,795,419
Credit cards payable	557,954	424,324
Total current liabilities	11,481,511	9,342,782

Non-current liabilities
Deferred Tax Liability	831,823	994,255
Long term debt, less current portion	11,051,507	14,162,199
Total non-current liabilities	11,883,330	15,156,454
Total liabilities	23,364,841	24,499,236

Commitments and contingencies
Stockholders’ (deficit) equity
Ursa Major Corporation, no par value, 1,000 shares issued and outstanding	-	-
J.B Lease Corporation, no par value, 1,000 shares issued and outstanding	-	-
Retained (deficit) earnings	647,876	675,197
Total stockholders’ (deficit) equity	647,876	675,197

Total liabilities and stockholders’ (deficit) equity	$24,012,717	$25,174,433

See notes to combined financial statements.

URSA MAJOR CORPORATION AND AFFILIATES

Combined Statements of Operations

	For the Years Ended December 31,
	2017	2016

Net Revenue	$55,933,777	$54,857,129
Operating expenses
Salaries, wages, and benefits	25,490,088	25,339,050
Fuel	8,600,051	7,816,300
Maintenance and supplies	3,707,644	3,788,880
Equipment rent	482,131	1,094,653
Depreciation and amortization	4,839,994	4,815,028
Operating supplies and expense	6,574,865	6,075,151
Purchased transportation	2,553,243	4,329,252
Insurance and claims	2,451,871	1,462,974
General and administrative expense, net of asset disposition	721,336	680,901
Total operating expenses	55,421,223	55,402,189
(Loss) income from operations	512,554	(545,060)
Other income (expense)
Interest expense	(805,359)	(847,845)
Other income - net	110,602	41,632
Total other income (expense)	(694,757)	(806,213)
Loss	(182,203)	(1,351,273)
Income tax expense
Deferred tax benefit (liability) - Federal	212,041	276,814
Deferred tax benefit (liability) - State	(49,609)	72,862
Income taxes - Federal	-	12,871
Income taxes - State	(7,550)	(6,465)
Total income tax expense	154,882	356,082
Net loss	$(27,321)	$(995,191)

See notes to combined financial statements.

URSA MAJOR CORPORATION AND AFFILIATES

Combined Statement of Changes in Stockholders’ Deficit

For the Years Ended December 31, 2017 and 2016

Total Retained
Deficit
Balance - December 31, 2015 (unaudited)	$1,670,388
Net loss	(995,191)
Balance - December 31, 2016	675,197
Net loss	(27,321)
Balance - December 31, 2017	647,876

See notes to combined financial statements.

URSA MAJOR CORPORATION AND AFFILIATES

Combined Statements of Cash Flows

	For the years ended December 31,
	2017	2016

Cash flows from operating activities
Net loss	$(27,321)	$(995,191)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	4,839,993	4,815,028
Gain on sale of property and equipment	(30,414)	(66,661)
Deferred tax benefit	(162,432)	(349,676)
Increase in reserve for obsolete inventory	-	80,000
Increase in allowance for bad debt	(97,705)	521,221
Changes in assets and liabilities
Accounts receivable	368,374	562,748
Inventories	9,808	(196,220)
Prepaid expense and other current assets	(159,778)	(601,366)
Accounts payable	1,810,277	1,324,046
Accrued fuel liability	-	(51,779)
Accrued liabilities	(372,868)	521,982
Credit cards payable	133,630	(215,698)
	6,338,885	6,343,625
Net cash provided by operating activities	6,311,564	5,348,434

Cash flows from investing activities
Purchases of property and equipment	(1,535,716)	(6,484,479)
Proceeds from sale of property and equipment	237,623	255,317
Net cash used in investing activities	(1,298,093)	(6,229,162)

Cash flows from financing activities
Principal payments on long-term debt	(5,368,377)	(3,889,784)
Proceeds from long-term debt	2,825,375	6,135,531
Proceeds from related party notes receivable	(264,590)	(580,967)
Net cash (used in) provided by financing activities	(2,807,592)	1,664,780

Net (decrease) increase in cash	2,205,879	784,052

Cash - beginning of period	2,718,141	1,934,089

Cash - end of period	$4,924,020	$2,718,141

Supplemental disclosure of cash flow information:

Cash paid for interest for the years ended December 31, 2017 and 2016 was $805,359 and $847,845, respectively.

Cash paid for income taxes for the years ended December 31, 2017, and 2016 was $7,550 and $6,465, respectively.

Supplemental disclosure of non-cash activity:

During the year ended December 31, 2016, the Company acquired vehicles in the amount of $77,049 and financed $43,334 related to these purchases.

See notes to combined financial statements.

URSA MAJOR CORPORATION AND AFFILIATES

Notes to Combined Financial Statements

Ursa Major Corporation and Affiliates (the “Company”) are a national carrier specializing in contract transportation for the United States Postal Service (“USPS”). Additionally, the Company provides supply chain solutions for many local and national accounts. The Company operates coast to coast in the lower 48 states with the majority of its customers located in the Upper Midwest. The Company’s drivers are strategically based across the country. The Company also operates multiple truck service centers, which provide maintenance and repairs to outside fleet vehicles as well as its Company-owned fleet. The revenue producing truck centers operate under the name TruckServ with locations in Janesville and Waukesha, Wisconsin. The Company’s corporate offices are located in Oak Creek, Wisconsin.

Principles of Combination

The accompanying combined financial statements include the accounts of Ursa Major Corporation and J.B. Lease Corporation, which are entities under common control. All intercompany accounts and transactions have been eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. As of the balance sheet date, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance. The Company has $415,515 and $513,221 of the allowance for doubtful accounts as of the years ended December 31, 2017 and 2016, respectively.

Concentrations of Credit Risk

The Company grants credit in the normal course of business to customers in the United States. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk. The Company performs ongoing credit evaluations of its customers but generally does not require collateral to support accounts receivable.

URSA MAJOR CORPORATION AND AFFILIATES

Notes to Combined Financial Statements

The Company has one major customer, USPS, which accounted for 87% and 85% of the Company’s sales for the years ended December 31, 2017 and 2016, respectively. The Company has over 40 contracts with this customer that have staggered renewal periods over a four-year period. As December 31, 2017 and 2016, accounts receivable from this customer represented 4% and 14% of total receivables, respectively.

Inventories

Inventories consist of materials, labor, and overhead and are stated at the lower of cost or net realizable value, determined using the first-in, first-out method. Inventory is reported net of a reserve for obsolescence in the amount of $80,000 for the years ended December 31, 2017 and 2016.

Prepaid Expenses

Prepaid expenses consist primarily of insurance, license fees, and other expenses paid in advance.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from three to 20 years, and the shorter of the estimated economic life or related lease terms for leasehold improvements.

Long-Lived Assets

The Company evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.

No triggering events occurred during the years ended December 31, 2017 and 2016, that required an impairment analysis for long-lived assets; accordingly, no impairment loss was recorded.

URSA MAJOR CORPORATION AND AFFILIATES

Notes to Combined Financial Statements

Income Taxes

The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The Company’s temporary differences result primarily from depreciation and prepaid expenses.

The Company evaluates its tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions will more likely than not be sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are not recorded as a tax benefit or expense in the current year. Interest and penalties, if applicable, are recorded in the period assessed as general and administrative expenses. However, no interest or penalties have been assessed as of December 31, 2017 and 2016.

The Tax Cuts and Jobs Act (“Tax Act”) was signed into law on December 22, 2017. The Tax Act includes significant changes to the U.S. corporate income tax system, including limitations on the deductibility of interest expense and executive compensation; eliminating the corporate alternative minimum tax (“AMT”) and changing how existing AMT credits can be realized; changing the rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; and the transition of U.S. international taxation from a worldwide tax system to a territorial tax system.

Fair Value of Financial Instruments

The carrying amounts of financial instruments including cash, accounts receivable, prepaids, accounts payable, accrued liabilities and credit cards payable approximated fair value as of December 31, 2017 and December 31, 2016 because of the relatively short maturity of these instruments.

Fair Value Measurements

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities;

Level 2:	Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or

Level 3:	Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

URSA MAJOR CORPORATION AND AFFILIATES

Notes to Combined Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company recognizes revenue in accordance with the transportation contracts, which is when the mail is delivered to the USPS processing facilities and destination post offices. Truck service sales to customers is recognized at the time the repair is completed.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2017, and 2016 was $92,045 and $93,362, respectively.

Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new standard is effective for private companies with fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the combined financial statements. The Company is evaluating the potential impact on its combined financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which amended revenue recognition guidance to clarify the principles for recognizing revenue from contracts with customers. The guidance requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also requires expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. ASU No. 2014-09 is effective for annual reporting in fiscal years that begin after December 15, 2018. The Company is in the process of evaluating the impact that this new guidance will have on its combined financial statements.

Intangible Assets

No triggering events occurred during the year ended December 31, 2017, that required an impairment testing for intangible assets; accordingly, no impairment loss was recorded in 2017 or 2016. Amortization expense for the years ended December 31, 2017 and 2016 was $9,690 and $9,690. No significant intangible assets balances were noted.

URSA MAJOR CORPORATION AND AFFILIATES

Notes to Combined Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Accrued Liabilities

Accrued liabilities consist primarily of the followings:

	December 31, 2017	December 31, 2016

Payroll & Payroll Liabilities	$1,375,862	$1,714,741
Interest	42,298	51,958
Sales Taxes	3,091	2,968
Other	1,300	25,752
Total	$1,422,551	$1,795,419

Subsequent Events

The Company has evaluated all subsequent events through the auditors’ report date, which is the date these financial statements were available to be issued. With the exception of those matters discussed in Note 10, there were no material subsequent events that required recognition or additional disclosure in these financial statements.

Note 2 - Property and Equipment

Property and equipment consist of the following:

	December 31,
	2017	2016

Transportation equipment	$33,079,969	$32,155,931
Equipment	555,734	382,946
Office furniture and equipment	135,130	133,232
Leasehold improvements	96,225	96,225
	33,867,058	32,768,334
Less accumulated depreciation	(19,845,463)	(15,244,943)
	$14,021,595	$17,523,391

Depreciation expense for the years ended December 31, 2017 and 2016 was $4,830,303 and $4,805,338, respectively.

URSA MAJOR CORPORATION AND AFFILIATES

Notes to Combined Financial Statements

Note 3 - Line-of-Credit

A line-of-credit is available with a bank for $750,000 as of December 31, 2017 and 2016. Interest is paid monthly at a variable rate using an index based on the one-month LIBOR with a minimum rate of 2.25% per annum. Collateral for this note is a commercial security agreement. The line-of-credit is renewable annually on September 30th. As December 31, 2017 and 2016, there was no outstanding balance on the line of credit.

Note 4 - Letter of Credit

The Company has an irrevocable standby letter of credit to secure payment of insurance claims on its self-insured worker’s compensation plan. The letter of credit was at $600,000 as of December 31, 2017 and 2016 and is secured by the general assets of the Company. The letter of credit was renewed on September 5, 2018 and is expected to be renewed annually.

Note 5 - Long-Term Debt

Long-term debt consists of:

	December 31,
	2017	2016

Various notes payable to multiple lenders with interest rates ranging from 3% to 4.99%. The notes call for monthly principal payments ranging from $365 to $28,756 and interest payments and maturity dates ranging from October 2018 to August 2024. Collateralized by transportation equipment and guaranteed by the stockholders of the Company. The note is subject to certain restrictive covenants.	$15,877,986	$18,420,988
	15,877,986	18,420,988
Less current portion	(4,826,479)	(4,258,789)
	$11,051,507	$14,162,199

URSA MAJOR CORPORATION AND AFFILIATES

Notes to Combined Financial Statements

Note 5 - Long-Term Debt (continued)

Maturities of long-term obligations are as follows:

Year Ending December 31,
2018 (three months)	$1,206,620
2019	4,307,306
2020	3,240,259
2021	2,038,894
2022	1,110,648
Thereafter	479,379
$12,383,106

Note 6 - Related Party Transactions

A note receivable from stockholder exists at December 31, 2017, and 2016 for $1,616,203, and $1,448,729, respectively for money advanced to the officer. Additionally, there are notes receivable from Ursa Group, LLC at December 31, 2017 and 2016 for $200,280, and $176,204, respectively, and from Ursa Oak Creek, LLC at December 31, 2017 and 2016 for $814,366, and $741,326, respectively. Interest on the various notes was accrued at 2.25%, and 2.26% for the years ended December 31, 2017 and 2016.

The Company leases a facility from Ursa Oak Creek, LLC, a limited liability corporation owned by the principal stockholders of the Company. Rent paid to this LLC for the years ended December 31, 2017 and 2016 amounted to $146,676 per year. The Company leases the facility under a 5-year lease that expires on December 30, 2020. Monthly rent is $12,223.

The Company also leases a facility from Ursa Group LLC, a limited liability corporation owned by the principal stockholders of the Company. Rents paid to this LLC for the years ended December 31, 2017 and 2016 were $54,890, and $59,880, respectively. The Company leases the facility under a 25-year lease that expires on December 31, 2037. Monthly rent is equal to the lessor’s mortgage loan payments in accordance with SBA loan provisions.

Note 7 - Commitments and Contingencies

Operating Leases

The Company leases facilities, equipment, and vehicles under monthly and non-cancelable operating leases. Payments on these leases range from $1,327 to $12,905 and mature through February 2021. Rent expense for the years ended December 31, 2017 and 2016 was $915,652 and $1,053,536, respectively.

URSA MAJOR CORPORATION AND AFFILIATES

Notes to Combined Financial Statements

Note 7 - Commitments and Contingencies (continued)

Future minimum lease payments under these leases are approximately as follows:

Year Ending December 31,
2018 (three months)	$156,768
2019	559,264
2020	448,214
2021	77,969
2022	59,880
Thereafter	898,200
$2,200,295

Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

Note 8 - Income Taxes

The Company did not provide a current or deferred U.S. federal, state, or foreign income tax provision or benefit for any of the periods presented because it has experienced recurring operating losses. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of the net operating loss, because of uncertainty regarding its reliability.

At September 30, 2018 (unaudited), the Company had net operating losses of approximately $(1,334,582) related to U.S. federal, state, and foreign jurisdictions. Utilization of the net operating losses, which expires at various times starting in , may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under state and foreign tax laws.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are approximately as follows:

	December 31,	December 31,
	2017	2016

Total deferred tax asset - Ursa Major Corporation	$(361,786)	$(373,233)
Total deferred tax liability - J.B. Lease Corporation	1,193,609	1,367,488
Net deferred tax liability	831,823	994,255

URSA MAJOR CORPORATION AND AFFILIATES

Notes to Combined Financial Statements

Note 9 - Self-Funded Workers Compensation Insurance Program

On September 6, 2016, the Company established a self-funded workers’ compensation insurance plan. The plan is a self-insured retention plan in which the Company pays 100% of each claim or occurrence up to $350,000, subject to the aggregate loss limit of $1,000,000. The maximum exposure to the Company is the sum of the total premiums and the $1,000,000 aggregate loss limit. Basic premiums are expected to be $775,692 for each year. The plan administrator is responsible for the approval, processing and payment of claims, after which they bill the Company for reimbursement. The Company is also responsible for a monthly administrative fee. Claims in the amount of $135,810, and $15,286 were incurred for the years ended December 31, 2017 and 2016, respectively.

Note 10 - Subsequent Events

The Company has evaluated all subsequent events through the auditors’ report date, which is the date these financial statements were available to be issued. With the exception of those matters discussed below, there were no material subsequent events that required recognition or additional disclosure in these financial statements.

On December 15, 2018, the equity holders of Ursa Major Corporation entered into an agreement and plan of merger with EVO Transportation & Energy Services, Inc. and the equity holders of JB Lease Corporation entered into a stock purchase agreement with EVO Equipment Leasing, LLC. The parties closed these transactions on February 1, 2019.

Note 11 - Going Concern

For the years ended December 31, 2017 and 2016, the Company has incurred losses of $27,321 and $995,191, and the Company has continued to experience working deficits of $4,151,205 and $4,097,656, respectively, which raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s losses and decreases in working capital and equity, described above, raise substantial doubt about the Company’s ability to continue as a going concern.

With the acquisition, management expects to achieve expense savings from the integration in the form of labor efficiencies and scale economies. Further, management will address the profitability of each individual contract and rebalance the labor model towards less reliance on leased labor. Since management’s aggressive approach to debt pay down has contributed to the working capital deficit, refinancing alternatives are being explored.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above conditions raise substantial doubt about the Company’s ability to do so. The combined financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

URSA MAJOR CORPORATION AND AFFILIATE

Condensed and Combined Financial Statements

September 30, 2018

URSA MAJOR CORPORATION AND AFFILIATE

Condensed Combined Balance Sheets

	(Unaudited) September 30,	December 31,
	2018	2017
Assets
Current assets
Cash	$2,876,989	$4,924,020
Accounts receivable, net	808,239	867,734
Inventories	583,093	638,181
Prepaids and other current assets	927,933	900,371
Total current assets	5,196,254	7,330,306
Non-current assets
Property and equipment, net	10,657,265	14,021,595
Related party notes receivable	2,851,833	2,630,849
Intangible assets	22,667	29,967
Total non-current assets	13,531,765	16,682,411
Total assets	$18,728,019	$24,012,717
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities
Current portion of long-term debt	$4,826,479	$4,826,479
Accounts payable	3,898,110	4,674,527
Accrued liabilities	1,226,350	1,422,551
Credit cards payable	829,877	557,954
Total current liabilities	10,780,816	11,481,511
Non-current liabilities
Deferred Tax Liability	831,823	831,823
Long-term debt, less current portion	7,931,985	11,051,507
Total non-current liabilities	8,763,808	11,883,330
Total liabilities	19,544,624	23,364,841
Commitments and contingencies
Stockholders’ (deficit) equity
Ursa Major Corporation, no par value, 1,000 shares issued and outstanding	-	-
J.B. Lease Corporation, no par value, 1,000 shares issued and outstanding	-	-
Accumulated (deficit) equity	(816,605)	647,876
Total stockholders’ (deficit) equity	(816,605)	647,876
Total liabilities and stockholders’ (deficit) equity	$18,728,019	$24,012,717

See notes to condensed combined financial statements

URSA MAJOR CORPORATION AND AFFILIATE

Condensed Combined Statements of Operations

(Unaudited)

	For the three months ended		For the nine months ended
	2018	2017	2018	2017
Revenue, net	$14,635,711	$13,207,074	$42,430,059	$38,827,452

Operating expenses
Salaries, wages, and benefits	6,501,782	6,225,062	18,593,488	18,754,404
Fuel	2,593,117	2,007,215	7,863,092	6,067,396
Maintenance and supplies	1,218,930	981,539	3,568,596	2,714,936
Operating supplies and expense	1,351,958	1,066,184	3,885,028	3,032,266
Depreciation and amortization	1,183,300	1,139,100	3,535,301	3,424,598
Purchased transportation	1,016,622	659,508	2,881,745	1,945,445
Insurance and claims	649,643	589,391	1,904,844	1,776,814
General and administrative expenses, net of asset, disposition	306,473	218,153	674,491	578,862
Equipment rent	180,511	115,828	462,119	357,767
Total	15,002,336	13,001,989	43,225,748	38,652,488
	(366,625)	205,094	(795,689)	174,964
Operating (loss) income
Other expense
Interest expense	(181,962)	(206,199)	(535,207)	(631,023)
Other income	13,929	5,045	43,925	14,679
Total other expense	(168,033)	(201,154)	(491,282)	(616,344)
(Loss) before income taxes	(534,658)	3,940	(1,426,971)	(441,380)

Income tax (expense) benefit
	(32,894)	-	(37,510)	12
Total income tax (expense) benefit	(32,894)	-	(37,510)	12
	$(567,552)	$3,940	$(1,464,481)	$(441,368)
Net loss

See notes to condensed combined financial statements

URSA MAJOR CORPORATION AND AFFILIATE

Condensed Combined Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2018	2017

Cash flows from operating activities
Net loss	$(1,464,481)	$(441,368)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	3,535,300	3,424,598
Gain on disposal of assets	(42,881)	-
Changes in assets and liabilities
Accounts receivable	59,495	193,039
Inventories	55,088	(15,941)
Prepaids and other current assets	(27,562)	335,188
Accounts payable	(776,417)	(432,362)
Accrued liabilities	(196,201)	(654,574)
Credit cards payable	271,923	237,326
	2,878,745	3,087,274
Net cash provided by operating activities	1,414,264	2,645,906
Cash flows from investing activities
Purchases of property and equipment	(125,011)	(1,332,536)
Proceeds from the sale of property and equipment	4,222	-
Net cash used in investing activities	(120,789)	(1,332,536)
Cash flows from financing activities
Payments of principal on long-term debt	(3,544,501)	(1,384,631)
Proceeds from debt issuance	424,979	-
Advances on stockholders notes receivable	(220,984)	(168,771)
Net cash used in financing activities	(3,340,506)	(1,553,402)
Net decrease in cash and cash equivalents	(2,047,031)	(240,032)
Cash and cash equivalents - beginning of year	4,924,020	2,718,141
Cash and cash equivalents - end of year	$2,876,989	$2,478,109

Supplemental disclosure of cash flow information:

Cash paid for interest for the nine months ended (unaudited) September 30, 2018 and 2017 was $535,207 and $631,023, respectively.

Cash paid for income taxes for the nine months ended (unaudited) September 30, 2018 and 2017 was $37,510 and zero, respectively.

See notes to condensed combined financial statements.

URSA MAJOR CORPORATION AND AFFILIATE

Notes to Condensed Combined Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies

Ursa Major Corporation and Affiliate (the “Company”) are a national carrier specializing in contract transportation for the United States Postal Service (“USPS”). Additionally, the Company provides supply chain solutions for many local and national accounts. The Company operates coast to coast in the lower 48 states with the majority of its customers located in the Upper Midwest. The Company’s drivers are strategically based across the country. The Company also operates multiple truck service centers, which provide maintenance and repairs to outside fleet vehicles as well as its Company-owned fleet. The revenue producing truck centers operate under the name TruckServ with locations in Janesville and Waukesha, Wisconsin. The Company’s corporate offices are located in Oak Creek, Wisconsin.

Principles of Combination

The accompanying combined financial statements include the accounts of Ursa Major Corporation and J.B. Lease Corporation, which are entities under common control. All intercompany accounts and transactions have been eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. As of the balance sheet date, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance. The Company has recorded a $423,515 allowance for doubtful accounts for the nine month periods ended September 30, 2018 and 2017.

Concentrations of Credit Risk

The Company grants credit in the normal course of business to customers in the United States. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk. The Company performs ongoing credit evaluations of its customers but generally does not require collateral to support accounts receivable.

The Company has one major customer, USPS, which accounted for 86% of the Company’s sales for the nine month periods ended September 30, 2018 and 2017. The Company has over 40 contracts with this customer that have staggered renewal periods over a four-year period.

URSA MAJOR CORPORATION AND AFFILIATE

Notes to Condensed Combined Financial Statements

Inventories

Inventories consist of materials, labor, and overhead and are stated at the lower of cost or net realizable value, determined using the first-in, first-out method. Inventory is reported net of a reserve for obsolescence in the amount of $80,000 as of the end of the nine month periods ended September 30, 2018 and 2017.

Prepaid Assets

Prepaid expenses consist primarily of insurance, license fees and other expenses paid in advance.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from three to 20 years, and the shorter of the estimated economic life or related lease terms for leasehold improvements.

Intangibles

No triggering events occurred during the nine month period ended September 30, 2018, that required an impairment testing for intangible assets; accordingly, no impairment loss was recorded for the nine months period ended September 30, 2018 or 2017. Amortization expense for the nine month periods ended September 30, 2018 and 2017 was $7,301.

Long-Lived Assets

The Company evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.

No triggering events occurred during the nine month periods ended September 30, 2018 and 2017 that required an impairment analysis for long-lived assets; accordingly, no impairment loss was recorded.

Income Taxes

The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The Company’s temporary differences result primarily from depreciation and prepaid expenses.

The Company evaluates its tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions will more likely than not be sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are not recorded as a tax benefit or expense in the current year. Interest and penalties, if applicable, are recorded in the period assessed as general and administrative expenses. However, no interest or penalties have been assessed as of September 30, 2018 or 2017.

The Tax Cuts and Jobs Act (“Tax Act”) was signed into law on December 22, 2017. The Tax Act includes significant changes to the U.S. corporate income tax system, including limitations on the deductibility of interest expense and executive compensation; eliminating the corporate alternative minimum tax (“AMT”) and changing how existing AMT credits can be realized; changing the rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; and the transition of U.S. international taxation from a worldwide tax system to a territorial tax system.

URSA MAJOR CORPORATION AND AFFILIATE

Notes to Condensed Combined Financial Statements

Fair Value Measurements

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities;

Level 2:	Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or

Level 3:	Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Fair Value of Financial Instruments

The carrying amounts of financial instruments including cash, accounts receivable, prepaids, accounts payable, accrued liabilities and credit cards payable approximated fair value as of September 30, 2018 and 2017 because of the relatively short maturity of these instruments.

Revenue Recognition

The Company recognizes revenue in accordance with the transportation contracts, which is when the mail is delivered to the USPS processing facilities and destination post offices. Truck service sales to customers are recognized at the time the repair is completed.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the periods ended September 30, 2018 and 2017, was $66,259 and $67,619, respectively.

URSA MAJOR CORPORATION AND AFFILIATE

Notes to Condensed Combined Financial Statements

Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new standard is effective for private companies with fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the combined financial statements. The Company is evaluating the potential impact on its combined financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which amended revenue recognition guidance to clarify the principles for recognizing revenue from contracts with customers. The guidance requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also requires expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. ASU No. 2014-09 is effective for annual reporting in fiscal years that begin after December 15, 2018. The Company is in the process of evaluating the impact that this new guidance will have on its combined financial statements.

Note 2 - Balance Sheet Disclosures

Property and equipment are summarized as follows:

	(Unaudited) September 30, 2018	December 31, 2017
Transportation equipment	$33,212,217	$33,079,969
Shop equipment	569,026	555,734
Office furniture and equipment	159,545	135,130
Leasehold improvements	97,208	96,225
	34,037,996	33,867,058
Less accumulated depreciation	(23,380,731)	(19,845,463)
	$10,657,265	$14,021,595

Depreciation expense for the nine months ended September 30, 2018 and 2017 was $3,520,700 and $3,417,297, respectively.

URSA MAJOR CORPORATION AND AFFILIATE

Notes to Condensed Combined Financial Statements

Accrued liabilities consist of the following:

	(Unaudited) September 30, 2018	December 31, 2017
Payroll and related	$1,180,649	$1,375,862
Interest	42,298	42,298
Sales tax	2,107	3,091
Other	1,296	1,300
	$1,126,350	$1,422,551

Note 3 - Lines-of-Credit

A line-of-credit is available with a bank for $750,000 as of September 30, 2018, and December 31, 2017. Interest is paid monthly at a variable rate using an index based on the one-month LIBOR with a minimum rate of 2.25% per annum. Collateral for this note is a commercial security agreement. The line-of-credit is renewable annually on September 30th. As of September 30, 2018 and December 31, 2017, there was no outstanding balance on the line of credit. The Company received a covenant waiver for the year ending December 31, 2017. The Company was not in compliance with the covenants for the nine months ended September 30, 2018.

Note 4 - Letter of Credit

The Company has an irrevocable standby letter of credit to secure payment of insurance claims on its self-insured worker’s compensation plan. The letter of credit was at $600,000 as of September 30, 2018 and December 31, 2017 and is secured by the general assets of the Company. The letter of credit was renewed on September 5, 2018 and is expected to be renewed annually.

Note 5 - Long-Term Debt

Long-term debt consists of:

	(Unaudited)
	September 30,	December 31,
	2018	2017

Various notes payable to multiple lenders with interest rates ranging from 3% to 4.99%. The notes call for monthly principal payments ranging from $365 to $28,756 and interest payments and maturity dates ranging from October 2018 to August 2024. Collateralized by transportation equipment and guaranteed by the stockholders of the Company. The note is subject to certain restrictive covenants.	$12,758,464	$15,877,986
Less current portion*	(4,826,479)	(4,826,479)

	$7,931,985	$11,051,507

URSA MAJOR CORPORATION AND AFFILIATE

Notes to Condensed Combined Financial Statements

Maturities of long-term obligations are as follows:

At December 31,

2018 (three months)	$1,581,979
2019	4,307,306
2020	3,240,259
2021	2,038,894
2022	1,110,648
Thereafter	479,378
$12,758,464

Note 6 - Related Party Transactions

A note receivable from stockholder exists at September 30, 2018 and December 31, 2017, for $1,719,760 and $1,616,203, respectively for money advanced to the officer. Additionally, there are notes receivable from Ursa Group, LLC at September 30, 2018 and December 31, 2017 for $234,000 and $200,280, respectively, and from Ursa Oak Creek, LLC at September 30, 2018, and December 31, 2017 for $898,073 and $814,366, respectively. Interest on the various notes was accrued at 1.87% and 2.25% for the periods ended September 30, 2018 and 2017.

The Company leases a facility from Ursa Oak Creek, LLC, and a limited liability company owned by the principal stockholders of the Company. Rent paid to this LLC for the nine month periods ended September 30, 2018 and 2017 amounted to $146,676 per year. The Company leases the facility under a 5-year lease that expires on December 30, 2020. Monthly rent is $12,223.

The Company also leases a facility from Ursa Group LLC, a limited liability company owned by the principal stockholders of the Company. Rents paid to this LLC for the nine month periods ended September 30, 2018 and 2017 were approximately $45,000. The Company leases the facility under a 25-year lease that expires on December 31, 2037. Monthly rent is equal to the lessor’s mortgage loan payments in accordance with SBA loan provisions.

Note 7 - Commitments and Contingencies

Operating Leases

The Company leases facilities, equipment, and vehicles under monthly and non-cancelable operating leases. Payments on these leases range from $1,327 to $12,905 and mature through February 2021. Rent expense for the nine months ended September 30, 2018 and 2017, was approximately $690,000 and $588,000, respectively.

Future minimum lease payments under these leases are approximately as follows:

2018 remainder of the year	$188,400
2019	657,000
2020	516,100
2021	115,000
2022	65,300
Thereafter	898,200
$2,440,000

URSA MAJOR CORPORATION AND AFFILIATE

Notes to Condensed Combined Financial Statements

Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

Note 8 - Income Taxes

The Company did not provide a current or deferred U.S. federal, state, or foreign income tax provision or benefit for any of the periods presented because it has experienced recurring operating losses. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of the net operating loss, because of uncertainty regarding its realizability.

At September 30, 2018, the Company had net operating losses of approximately $(1,334,582) related to U.S. federal, state, and foreign jurisdictions. Utilization of the net operating losses, which expires at various times starting in , may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under state and foreign tax laws.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are approximately as follows:

Summary of deferred tax assets and liabilities are as follows:

	(Unaudited) September 30,	December 31,
	2018	2017
Total deferred tax asset - Ursa Major Corporation	$(361,786)	$(361,786)
Total deferred tax liability - J.B. Lease Corporation	1,193,609	1,193,609
Net deferred tax liability	$831,823	$831,823

Note 9 - Self-Funded Workers Compensation Insurance Program

On September 6, 2016, the Company established a self-funded workers’ compensation insurance plan. The plan is a self-insured retention plan in which the Company pays 100% of each claim or occurrence up to $350,000, subject to the aggregate loss limit of $1,000,000. The maximum exposure to the Company is the sum of the total premiums and the $1,000,000 aggregate loss limit. Basic premiums are expected to be $775,692 for each year. The plan administrator is responsible for the approval, processing and payment of claims, after which they bill the Company for reimbursement. The Company is also responsible for a monthly administrative fee. Claims in the amount of approximately $225,000, and $224,000 were incurred for the nine month periods ended September 30, 2018 and 2017, respectively.

Note 10 - Subsequent Events

On December 15, 2018, the equity holders of Ursa Major Corporation entered into an agreement and plan of merger with EVO Transportation & Energy Services, Inc. and the equity holders of J.B. Lease Corporation entered into a stock purchase agreement with EVO Equipment Leasing, LLC. The parties intend to close these transactions on or before January 9, 2019 but, in no event, later than January 31, 2019.

On February 1, 2019 the Company completed the plan of merger with EVO Transportation & Energy Services, Inc. and the equity holders of J.B. Lease Corporation completed the stock purchase agreement with EVO Equipment Leasing, LLC.

Subsequent to December 31, 2018, the Company paid off approximately $1,000,000 in long-term debt.

SHEEHY MAIL CONTRACTORS, INC.

Financial Statements

and

Independent Auditors’ Report

December 31, 2018 and 2017

INDEPENDENT AUDITORS’ REPORT

To the Stockholders

Sheehy Mail Contractors, Inc.

Waterloo, Wisconsin

We have audited the accompanying financial statements of Sheehy Mail Contractors, Inc., which are comprised of the balance sheets as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS’ RESPONSIBILITY

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

The Stockholders

Sheehy Mail Contractors, Inc.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sheehy Mail Contractors, Inc. as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

EMPHASIS OF OTHER MATTERS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has significant working capital deficiencies that raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Plante & Moran, PLLC.

Denver, Colorado

February 8, 2019

We consent to the use, in the registration statement on Form S-1, of EVO Transportation & Energy Services, Inc. of our report dated February 8, 2019 on our audits of the financial statements of Sheehy Mail Contractors, Inc. as of December 31, 2018 and December 31, 2017, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and the reference to us under the caption “Experts”.

Plante & Moran, PLLC

Denver, CO

February 8, 2019

SHEEHY MAIL CONTRACTORS, INC.

Balance Sheets

	December 31,
	2018	2017

Assets
Current assets
Cash	$-	$220,607
Accounts receivable, net	375,951	425,455
Accounts receivable - fuel tax credit	30,397
Inventories	162,456	155,792
Prepaid expenses	302,006	333,313
Total current assets	870,810	1,135,167
Non-current assets
Property and equipment, net	4,128,926	5,607,680
Deposits	853,151	709,366
Advances from related parties	252,058	-
Total non-current assets	5,234,135	6,317,046
Total assets	$6,104,945	$7,452,213

Liabilities and Stockholders’ (Deficit) Equity

Current liabilities
Checks in excess of bank balance	$505,391	$-
Accounts payable	2,402,203	911,122
Accrued expenses	1,207,468	2,031,962
Advances from related parties	-	413,651
Current portion of long-term debt	1,500,125	1,025,644
Current portion of capital lease obligation	485,422	678,516
Total current liabilities	6,100,609	5,060,895

Non-current liabilities
Long term debt, less current portion	650,212	2,122,609
Capital lease obligations, less current portion	562,311	897,188
Total non-current liabilities	1,212,523	3,019,797
Total liabilities	7,313,132	8,080,692

Commitments and contingencies
Stockholders’ (deficit) equity
Common stock	9,000	9,000
Retained (deficit) earnings	(1,217,187)	(637,479)
Total stockholders’ (deficit) equity	(1,208,187)	(628,479)
Total liabilities and stockholders’ (deficit) equity	$6,104,945	$7,452,213

See notes to financial statements

SHEEHY MAIL CONTRACTORS, INC.

Statements of Operations

	For the Years Ended December 31,
	2018	2017
Revenue, net	$30,427,285	$27,931,753
Operating expenses
Payroll, benefits and related	14,891,577	15,248,418
Operating supplies and expenses	4,931,088	3,625,327
Fuel	4,594,491	3,734,480
Maintenance and supplies	1,990,077	1,876,083
Equipment rent	1,597,222	1,679,144
Depreciation and amortization	1,478,754	1,533,105
Insurance	705,323	825,816
General and administrative	559,129	357,121
Total	30,747,661	28,879,494
Gross (loss) profit	(320,376)	(947,741)
Interest expense	(259,332)	(190,832)
Net (loss) income	$(579,708)	$(1,138,573)

See notes to financial statements

SHEEHY MAIL CONTRACTORS, INC.

Statement of Changes in Stockholders’ Deficit
For the Years Ended December 31, 2018 and 2017

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit

Balance - December 31, 2016 (unaudited)	-	$9,000	$200,000	$301,094	$510,094
Net loss	-	-	-	(1,138,573)	(1,138,573)
Balance - December 31, 2017	-	9,000	200,000	(837,479)	(628,479)
Net loss	-	-	-	(579,708)	(1,792,455)
Balance - December 31, 2018	-	$9,000	$200,000	$(1,417,187)	$(1,208,187)

SHEEHY MAIL CONTRACTORS, INC.

Statements of Cash Flows

	For the Years Ended December 31,
	2018	2017
Cash flows from operating activities
Net (loss) income	$(579,708)	$(1,138,573)
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	1,478,754	1,533,105
Changes in assets and liabilities
Accounts receivable	49,504	(792,107)
Accounts receivable - fuel tax credit	(30,397)	1,212,747
Inventory	(6,664)	57,845
Prepaid expenses	31,307	(105,530)
Accounts payable	1,491,081	(279,209)
Accrued expenses	(824,494)	499,414
	2,189,091	2,126,265
Net cash provided by operating activities	1,609,383	987,692
Cash flows from investing activities
Deposits	(143,785)	(81,227)
Purchase of assets	-	(30,121)
Advances to related parties	(538,918)	-
Net cash used in investing activities	(682,703)	(111,348)
Cash flows from financing activities
Line-of-credit, net	-	(1,000)
Checks written in excess of bank balance	505,391	-
Advances to related parties	(126,791)	161,235
Payments of principal on long-term debt	(997,916)	(887,622)
Payments on capital lease obligations	(527,971)	(510,840)
Net cash used in financing activities	(1,147,287)	(1,238,227)
Net decrease in cash	(220,607)	(361,883)
Cash - beginning of year	220,607	582,490
Cash - end of year	$-	$220,607

Supplemental disclosure of cash flow information:

Cash paid for interest for the years ended December 31, 2018 and 2017 was $259,332 and $190,832, respectively.

See notes to financial statements

SHEEHY MAIL CONTRACTORS, INC.

Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies

Sheehy Mail Contractors, Inc. (the “Company”) provides contract long-haul truck services primarily for the U.S. Postal Service (“USPS”) and truckload, less than truckload, and custom transportation services in the Midwest. The Company is a subsidiary of Sheehy Enterprises, Inc. (“SEI”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory obsolescence, depreciation, contingencies, and going concern. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. As of the balance sheet date, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance. As of December 31, 2018, and 2017, the Company has recorded an allowance of $11,354.

Accounts Receivable - Fuel Tax credit

The Company has agreements with certain fuel suppliers for payment of any proceeds received from fuel tax credits generated through the Company’s fuel purchases. The fuel tax credit receivables are expected to be received in the year following the fuel usage after the suppliers file the applicable tax returns.

Concentrations of Credit Risk

The Company grants credit in the normal course of business to customers in the United States. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk. The Company performs ongoing credit evaluations of its customers but generally does not require collateral to support accounts receivable.

SHEEHY MAIL CONTRACTORS, INC.

Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

During the year ended December 31, 2018 and 2017, one customer accounted for 84% and 82% of total revenues. At December 31, 2018 and 2017, four customers accounted for 78% and 77%, respectively, of total accounts receivable.

The Company generated revenues from three different contract locations, which represent approximately 18%, 12% and 11%, respectively, of total revenues for the year ended December 31, 2018. The Company generated revenues from three different contract locations, which represent approximately 21%, 12% and 11%, respectively, of total revenues for the year ended December 31, 2017.

During the year ended December 31, 2018, two vendors accounted for 12% of total expense and two different vendors accounted for 23% and 21% of total accounts payable. During the year ended December 31, 2017, four vendors accounted for 13%, 13%, 12% and 10% of total expense and three different vendors accounted for 32%, 19% and 19% of total accounts payable.

Inventories

Inventory consists of parts and supplies and is stated at the lower of cost or market, determined using the first-in, first-out method.

Prepaid Expenses

Prepaid expenses consist primarily of license and permits and other expenses paid in advance.

Property and Equipment

Property and equipment are stated at cost. Equipment under capital leases is valued at the lower of fair value or net present value of the minimum lease payments at inception of the lease. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from five to 40 years, and the shorter of the estimated economic life or related lease terms for leasehold improvements and vehicles under capital leases.

SHEEHY MAIL CONTRACTORS, INC.

Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Long-Lived Assets

The Company evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.

No triggering events occurred during the year ended December 31, 2018, that required an impairment analysis for long-lived assets; accordingly, no impairment loss was recorded in 2018.

Revenue Recognition

The Company recognizes revenue when the delivery has been completed. The Company recognizes revenue on a gross basis since the Company is the primary obligor, even when other transportation service providers act on the Company’s behalf, since the Company remains responsible to its customer for complete and proper shipment, including risk of physical loss or damage of the goods and cargo claims issues.

The Company recognizes the alternative fuels tax credit (“AFTC”) revenue in the year the federal legislation is enacted. The Company recorded an AFTC credit of $1,212,747 and zero for the years ended December 31,2018 and 2017 respectively. On December 31, 2017, the AFTC tax credit expired and ceased to be available, and it may not be available in any subsequent period.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2018 and 2017 was de minimis.

SHEEHY MAIL CONTRACTORS, INC.

Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Income Taxes

The Company has elected to be treated as an S corporation for income tax purposes. Accordingly, taxable income and losses of the Company are reported on the income tax returns of the Company’s stockholders, and no provision for federal income taxes has been recorded in the accompanying financial statements.

The Company prescribes a more-likely-than-not measurement methodology to reflect the financial statement impact of uncertain tax positions taken or expected to be taken in a tax return. If taxing authorities were to disallow any tax positions taken by the Company, the additional income taxes, if any, would be imposed on the stockholders rather than the Company.

Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. However, no interest or penalties have been assessed as of December 31, 2018 and 2017. The Company’s tax returns subject to examination by tax authorities include 2014 and through the current period for state and federal tax reporting purposes, respectively.

The Tax Cuts and Jobs Act (“Tax Act”) was signed into law on December 22, 2017. The Tax Act includes significant changes to the U.S. corporate income tax system, including limitations on the deductibility of interest expense and executive compensation, eliminating the corporate alternative minimum tax (“AMT”) and changing how existing AMT credits can be realized, changing the rules related to uses and limitations of net operating loss carryovers created in tax years beginning after December 31, 2017, and the transition of U.S. international taxation from a worldwide tax system to a territorial tax system. The Company’s accounting for the following elements of the Tax Act is incomplete, and it is not yet able to make reasonable estimates of the effects. Therefore, no provisional adjustments were recorded.

The Company must assess whether valuation allowances assessments are affected by various aspects of the Tax Act. Since, as discussed above, the Company has recorded no amounts related to certain portions of the Tax Act, any corresponding determination of the need for or change in a valuation allowance has not been completed and no changes to valuation allowances as a result of the Tax Act have been recorded.

Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new standard is effective for private companies with fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is evaluating the potential impact on its financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which amended revenue recognition guidance to clarify the principles for recognizing revenue from contracts with customers. The guidance requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also requires expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. ASU No. 2014-09 is effective for annual reporting in fiscal years that begin after December 15, 2018. The Company is in the process of evaluating the impact that this new guidance will have on its financial statements.

SHEEHY MAIL CONTRACTORS, INC.

Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Subsequent Events

The Company has evaluated all subsequent events through the auditors’ report date, which is the date the financial statements were available for issuance. With the exception of those matters discussed in Note 10, there were no material subsequent events that required recognition or additional disclosure in these financial statements.

Note 2 - Going Concern

As of December 31, 2018, the Company has a working capital deficit of ($5,229,799). The Company’s deficit in working capital, raises substantial doubt about the Company’s ability to continue as a going concern. In addition, the Company is in violation of its bank covenants. Management anticipates rectifying the working capital deficit and the bank covenants through the acquisition by EVO Transportation and Energy Services, Inc. (“EVO”). In addition, the Company is evaluating certain cash flow improvement measures. However, there can be no assurance that the Company will be successful in these efforts.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above conditions raise substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

Note 3 - Balance Sheet Disclosures

Accounts receivable are summarized as follows:

	December 31,
	2018	2017
Accounts receivable	$387,305	$436,809
Allowance for doubtful accounts	(11,354)	(11,354)
	$375,951	$425,455

Inventories is summarized as follows:

	December 31,
	2018	2017
Waterloo, Wisconsin	$74,578	$57,146
Des Moines, Iowa	49,885	52,441
Milwaukee, Wisconsin	37,993	46,205
	$162,456	$155,792

SHEEHY MAIL CONTRACTORS, INC.

Notes to Financial Statements

Note 3 - Balance Sheet Disclosures (continued)

Property and equipment are summarized as follows:

	December 31,
	2018	2017
Vehicles	$6,724,014	$9,720,015
Capital leases	3,023,801	-
Leasehold improvements	348,511	348,511
Office equipment	278,979	278,979
	10,375,305	10,347,505
Less accumulated depreciation and amortization	(6,246,379)	(4,739,825)
	$4,128,926	$5,607,680

Depreciation and amortization expense for the years ended December 31, 2018 and 2017 was $1,478,754 and $1,533,105, respectively.

Accrued expenses consist of the following:

	December 31,
	2018	2017
Wages, payroll taxes and related benefits	$682,354	$631,773
Operating supplies and expenses	393,817	132,111
Subcontractor	61,000	965,552
Insurance	63,875	78,669
Interest	6,422	6,422
Fuel	-	189,196
Tires	-	28,239
	$1,207,468	$2,031,962

SHEEHY MAIL CONTRACTORS, INC.

Notes to Financial Statements

Note 4 - Related Party Transactions

Management Fees

During the years ended December 31, 2018 and 2017, SEI. provided the Company with certain management and administrative services pursuant to a management agreement. Management fees under this agreement totaled $1,286,400 and $1,213,200 for the years ended December 31, 2018 and 2017, respectively. The management agreement is to continue on a month-to-month basis subject to cancellation by either party.

During the years ended December 31, 2018 and 2017, the Company provided certain management and administrative services pursuant to a management agreement to North American Dispatch Systems. Management fees under this agreement totaled $169,200 and $98,700 for the years ended December 31, 2018 and 2017, respectively. The management agreement is to continue on a month-to-month basis subject to cancellation by either party.

Leases

The Company has a related party office lease agreement in Milwaukee and Waterloo, Wisconsin with the stockholders of the Company. The total rent expense for the years ended December 31, 2018 and 2017 was approximately $237,000 and $288,000, respectively. In addition, the Company has tractor leases with SEI.  The total rent expense for the tractor leases for the years ended December 31, 2018 and 2017 was approximately $700,000 and $800,000, respectively.

Related party receivables and (payables) consist of the following:

	December 31,
	2018	2017
Sheehy Enterprises Inc.	$(439,890)	$(412,824)
North American Dispatch Systems	776,948	(827)
Stockholder	(85,000)	-
	$252,058	$(413,651)

SHEEHY MAIL CONTRACTORS, INC.

Notes to Financial Statements

Note 5 - Long-Term Debt

Long-term debt consists of:

	December 31,
	2018	2017

Note payable to a bank with interest of 4.35%. The note calls for monthly principal and interest payments of $10,189 and matures December 2021. Collateralized by substantially all assets of the Company and four 2017 freightliner trucks. The note is subject to certain restrictive covenants. The Company did not a receive covenant waiver for the year ending December 31, 2018.	$464,505	$563,904

Equipment notes payable to various financing institutions. The notes have maturity dates varying from June 2020 to August 2020. Monthly payments ranging from $29,867 to $30,525. Interest rates range from 3.10% to 4.10%. The notes are guaranteed by stockholders and secured by the equipment and a general business security interest.	1,685,832	2,584,349
	2,150,337	3,148,253
Less current portion	(1,500,125)	(1,025,644)

	$650,212	$2,122,609

Maturities of long-term obligations are as follows:

Year Ending December 31,

2019	$1,500,125
2020	650,212

$2,150,337

Note 6 - Capital Leases

The Company has acquired assets under the provisions of long-term leases. For financial reporting purposes, minimum lease payments relating to the assets have been capitalized. The leases expire between October and November 2020. Amortization of the leased property is included in depreciation expense.

The assets under capital lease have cost and accumulated amortization as follows:

	December 31,
	2018	2017
Vehicles	$3,023,801	$3,023,801
Less accumulated depreciation	(1,985,413)	(748,157)

	$1,037,388	$2,275,644

SHEEHY MAIL CONTRACTORS, INC.

Notes to Financial Statements

Note 6 - Capital Leases (continued)

Maturities of capital lease obligations are as follows:

Year Ending December 31,

2019	$509,645
2020	574,580
Total minimum lease payments	1,084,225
Amount representing interest	(36,492)
Present value of net minimum lease payments	1,047,733
Less current portion	(485,422)

Long-term capital lease obligation	$562,311

Note 7 - Commitments and Contingencies

Operating Leases

The Company leases facilities, equipment, and vehicles under non-cancelable operating leases. Rent expense for the years ended December 31, 2018 and 2017 was $2,116,000 and $2,070,000, respectively.

Future minimum lease payments under these leases are approximately as follows:

	Related Party
Year Ending December 31,	Leases	Other Leases	Total
2019	$1,100,000	$623,000	$1,723,000
2020	1,100,000	581,000	1,681,000
2021	1,100,000	379,000	1,479,000

	$3,300,000	$1,583,000	$4,883,000

Fuel Purchase Agreements

The Company has fuel purchase agreements which provide for minimum purchase volumes of CNG at agreed upon prices. With certain agreements, if the Company does not meet minimum purchase requirements, the Company will owe for the shortfall. The agreements have varying expiration dates from September 2019 through March 2020. Management does not believe there will be any significant purchase shortfalls.

SHEEHY MAIL CONTRACTORS, INC.

Notes to Financial Statements

Note 8 - Employee Benefit Plan

The Company has a defined contribution plan in which substantially all employees are eligible to participate. Employer contributions in excess of employee health insurance coverage, fees and reserves are contributed to 401(a) accounts for each eligible employee. The Company contributed approximately $711,000 in 2018 and $687,000 in 2017 to eligible employees’ 401(a) accounts.

Note 9 - Insurance

The Company insures workers compensation, general liability, and certain automotive coverage through a captive insurer in which the company has an ownership interest. The captive insurer is responsible for the claims and related costs up to specified limits. The captive insurer has purchased reinsurance to limit its exposure. The Company maintains a deposit with the captive insurer and makes premium payments on a monthly basis. Each plan year is assessed retrospectively and additional premiums can be charged to the Company or premium refunds can be received by the Company based upon actual to expected claims. As of December 31, 2018 and 2017, the Company recorded a liability of approximately $64,000 and $79,000, respectively, for retrospective premium adjustments for prior plan years. At December 31, 2018 and 2017, classified in other assets on the accompanying consolidated balance sheets, the Company had deposits of approximately $814,000 and $800,000, respectively, to meet reserve requirements of its captive insurer.

Note 10 - Acquisition

On January 2, 2019, EVO Transportation and Energy Services, Inc. (“EVO”) purchased 100% of the outstanding equity interest of the Company for 2,240,000 shares of EVO common stock.

On January 2, 2019, the Company entered into a note receivable with EVO for $400,000 with interest of 5.65%. The note receivable matures in 60 days with an automatic renewal of four times for each 30 days. If the note receivable is not paid in full after the renewals the note value increases to $450,000 and will be converted into EVO common stock at $2.50 per share.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma financial statements have been prepared in accordance with guidelines specified by Article 11 of Regulation S-X. Specifically, the Unaudited Combined Statements of Operations for the twelve months ended December 31, 2017, have been prepared as if the Company had acquired Ursa Major Corporation and Affiliate and Sheehy Mail Contractor, Inc. as of January 1, 2017.

In addition, the following unaudited pro forma financial statements have been prepared in accordance with guidelines specified by Article 11 of Regulation S-X. Specifically, the Unaudited Combined Condensed Balance Sheets and Combined Condensed Statements of Operations for the nine months ended September 30, 2018, have been prepared as if the Company had acquired Ursa Major Corporation and Affiliate and Sheehy Mail Contractor, Inc. as of September 30, 2018.

The transactions are more fully described in Note 1 hereto. The pro forma adjustments are based upon various estimates and assumptions that our management believes are reasonable and appropriate given the currently available information. Use of different estimates and judgments could yield different results.

The unaudited pro forma financial statements do not reflect any future operating efficiencies, associated cost savings or possible integration costs that may occur related to the combination of the Company and Ursa Major. The unaudited pro forma financial statements do not purport to reflect our results of operations or financial position that would have occurred had we operated as a public company or as a group of companies during the periods presented. The unaudited pro forma financial statements should not be relied upon as being indicative of our financial condition or results of operations had the transactions occurred on the date assumed nor as a projection of our results of operations or financial position for any future period or date.

The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and related notes of the Company appearing in the Company’s public filings available on www.sec.gov.and appearing elsewhere in this registration statement and in our Current Report on Form 10-K filed April 17, 2018.

EVO Transportation and Energy Services, Inc.

Unaudited Pro forma Combined Statements of Operation

For the Twelve Months Ended December 31, 2017

	EVO Transportation	Ursa Major	Sheehy Mail	(Unaudited)
	and Energy Services	Corporation and Affiliate	Contractors Inc.	Pro Forma Adjustments		(Unaudited) Pro Forma
Revenue
Trucking, net	$-	$55,933,777	$30,427,285	$-		$86,361,062
CNG Sales, net	1,968,563	-		-		1,968,563
Federal alternative fuels tax credit	128,340	-		-		128,340
Total revenue	2,096,903	55,933,777	30,427,285	-		88,457,965

Operating expenses
Salaries, wages and benefits	-	25,490,088	14,891,577	-		40,381,665
Fuel	-	8,600,051	4,594,491	-		13,194,542
Operating supplies and expenses	-	6,574,865	4,931,088	-		11,505,953
Depreciation and amortization	711,076	4,839,994	1,478,754	489,101	[a]	7,518,925
Maintenance and supplies	-	3,707,644	1,990,077	-		5,697,721
Purchased transportation	-	2,553,243	-	-		2,553,243
Insurance and claims	-	2,451,871	705,323	-		3,157,194
General and administrative expense, net of asset disposition	2,431,916	721,336	559,129	-		3,712,381
Equipment rent		482,131	1,597,222	-		2,079,353
CNG operating supplies and expenses	1,499,876	-	-	-		1,499,876
CNG impairment	4,906,217	-	-	-		4,906,217
Total operating expenses	9,549,085	55,421,223	30,747,661	489,101		96,207,070

(Loss) income from operations	(7,452,182)	512,554	(320,376)	(489,101)		(7,749,105)

Other expense
Interest expense	(1,642,259)	(805,359)	(259,332)	-		(2,706,950)
Other	-	110,602		-		110,602
Realized and unrealized gain on derivative liability, net	(60,246)	-	-	-		(60,246)
Warrant expense	(77,500)	-	-	-		(77,500)
Total other expense	(1,780,005)	(694,757)	(259,332)	-		(2,734,094)

Income tax expense
Deferred tax benefit	71,294	154,882	-	-		226,176

Net loss	$(9,160,893)	$(27,321)	$(579,708)	$(489,101)		$(10,257,023)

Basic weighted average common shares outstanding	396,717	-	-	800,000	[b]	3,436,717
				2,240,000	[c]
Basic loss per common share	$(23.09)	-	-	-		$(2.98)

Diluted weighted average common shares outstanding	396,717	-	-	800,000	[b]	3,436,717
				2,240,000	[c]
Diluted loss per share	$(23.09)	-	-	-		$(2.98)

Note 1 – Basis of Pro Forma Presentation

Ursa Major and Affiliate

For purposes of pro forma presentation, the acquisition date of Ursa Major Corporation and Affiliate (“Ursa”) from the Ursa stockholders (“Equity Holders”), by EVO Transportation and Energy Services, Inc. (“Buyer”) the following is assumed for each of the respective financial statements.

●	Unaudited Condensed Combined Statement of Operations for the twelve months ended December 31, 2017 – Acquisition Date January 1, 2017

In conjunction with the acquisition of Ursa, the following equity and debt instruments were issued:

●	Assumption or payoff by buyer of approximately $12,000,000 of indebtedness.

●	A promissory note in the aggregate amount of the J.B, Lease Loan (estimated at $6,430,000) issued by buyer to the Equity Holders (the “J.B. Lease Note”). The J.B. Lease Note is interest-free until June 1, 2019. In the event the J.B. Lease Note is not paid in full prior to June 1, 2019, the J.B. Lease Note provides for monthly principal and interest payments of $50,000 by buyer to Equity Holders with the first payment due on June 1, 2019, accruing interest of a rate of 9% per annum, which interest is payable monthly in advance. The J.B. Lease Note is secured by a collateral pledge agreement of buyer’s equity interests in J.B. Lease and in Ursa and is due and payable in full by August 31, 2020.

●	Payment of $2,000,000, which was paid to Equity Holders by issuance of the buyer of an aggregate of 800,000 shares of buyer’s common stock, par value $0.0001 per share at a price per share of $2.50.

The unaudited pro forma condensed combined financial statements have been prepared assuming that the acquisition is accounted for using the acquisition method of accounting. Accordingly, the assets acquired and liabilities of the seller have been adjusted to their estimated fair values as of December 31, 2017.

Fair Values as of December 31, 2017

Ursa Major and Affiliate tangible assets	$21,351,901
Ursa Major and Affiliate tangible liabilities	(23,726,627)
Net tangible assets	$(2,374,726)

Cash payment	$2,500,000

Goodwill and intangibles	$8,413,721

Step-up basis on acquisition of fixed assets	$4,891,005

Stock holders’ promissory notes	$6,430,000

Common stock	$2,000,000

The difference between the fair market value of the net tangible assets and the consideration given will be allocated between identifiable intangible assets which will be amortized over their estimated useful lives and goodwill which in accordance with the ASC No. 805 Business Combinations will not be amortized but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. The identifiable intangible assets have not been separately identified as the information is incomplete at the time of this report. The identifiable intangible assets will be included in the Company’s Form 10-Q for the quarter ending March 31, 2019.

Acquisition related costs for Ursa are estimated to be $80,000 for the year ended December 31, 2017.

Sheehy Mail Contractors, Inc.

For purposes of pro forma presentation, the acquisition date of Sheehy Mail Contractors, Inc. (“Sheehy”) from the Sheehy stockholders (“Equity Holders”), by EVO Transportation and Energy Services, Inc. (“Buyer”) the following is assumed for each of the respective financial statements.

●	Unaudited Statement of Operations for the twelve months ended December 31, 2017 – Acquisition Date January 1, 2017

In conjunction with the acquisition of Sheehy, the following equity and debt instruments were issued:

●	Payment of 2,240,000 shares of the buyers’ common stock, par value $0.0001 per share at a price per share of $2.50.

The unaudited pro forma condensed combined financial statements have been prepared assuming that the acquisition is accounted for using the acquisition method of accounting. Accordingly, the assets acquired and liabilities of the seller have been adjusted to their fair values as of December 31, 2017.

Fair Values as of December 31, 2017

Sheehy Mail Contractors, Inc. tangible assets	$6,104,945
Sheehy Mail Contractors, Inc. tangible liabilities	(7,313,132)
Net tangible assets	$(1,208,187)

Common stock payment	$5,600,000

Goodwill and intangibles	$6,808,187

The difference between the fair market value of the net tangible assets and the consideration given have been allocated between identifiable intangible assets which will be amortized over the useful lives and goodwill which in accordance with the ASC No. 805 Business Combinations will not be amortized but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. The identifiable intangible assets of the trademarks and customer relationships have not been separately identified as the information is incomplete at the time of this report. The identifiable intangible assets will be included in the Company’s Form 10-Q for the quarter ending March 31, 2019.

Acquisition related costs for Sheehy are estimated to be $45,000 for the year ended December 31, 2017.

Note 2 – Pro Forma Presentation Adjustments and Assumptions

The adjustments included in the column under the heading “Pro Forma Adjustments” in the unaudited pro forma condensed combined financial statements are as follows:

Pro Forma Adjustments to the Condensed Combined Statements of Operations

[a] To record one year of depreciation on the step-up value of the Ursa assets.

[b] To record the issuance of 800,000 shares of common stock to the Ursa seller.

[c] To record the issuance of 2,240,000 shares of common stock to the Sheehy seller.

EVO Transportation and Energy Services, Inc.

Unaudited Pro forma Combined Balance Sheets

As of September 30, 2018

	(Unaudited) EVO Transportation and Energy Services, Inc.	(Unaudited) Ursa Major Corporation and Affiliate	(Unaudited) Sheehy Mail Contractors, Inc.	(Unaudited) Pro Forma Adjustments		(Unaudited) Pro Forma

Assets

Current assets
Cash and cash equivalents	$1,121,565	$2,876,989	$-	(2,500,000)[a]		$1,498,554
Accounts receivable, net	3,494,182	808,239	638,346	-		4,940,767
Inventories	1,643	583,093	184,340	-		769,076
Alternative fuels tax credit receivable	580,316	-	162,404	-		742,720
Other assets	405,140	927,933	83,000	-		1,416,073
Total current assets	5,602,846	5,196,254	1,068,090	(2,500,000)		9,367,190

Non-current assets
Property, equipment and land, net	7,575,256	10,657,265	4,462,350	4,891,005	[b]	27,585,876
Assets available for sale	240,000	-	-	-		240,000
Intangibles	6,221,248	22,667	-	(22,667)[c]		23,258,618
	-	-	-	10,091,886	[d]
	-	-	-	6,945,484	[e]
Advances from related parties	-	-	342,946	-		342,946
Related party note receivable	-	2,851,833	-	(2,851,833)[f]		-
Deposits and other long-term assets	327,053	-	853,151	-		1,180,204
Total non-current assets	14,363,557	13,531,765	5,658,447	19,053,875		52,607,644

Total assets	$19,966,403	$18,728,019	$6,726,537	$16,553,875		$61,974,834

Liabilities and Stockholders’ Deficit

Current liabilities
Checks in excess of bank balance	$-	$-	$507,955	$-		$507,955
Line-of-credit	421,739	-	2,265,677	-		2,687,416
Accounts payable	1,181,671	3,898,110	744,087	-		5,823,868
Accounts payable - related party	337,345	-	-	-		337,345
Advances from related party	370,359	-	-	-		370,359
Accrued in interest - related party	730,000	-	-	-		730,000
Accrued expenses	3,963,323	1,226,350	1,054,546	-		6,244,219
Credit cards payable	-	829,877	-	-		829,877
Derivative liability	14,728	-	-	-		14,728
Series A Preferred stock and dividend	311,178	-	-	-		311,178
Factored accounts receivable	1,710,889	-	-	-		1,710,889
Promissory note - stock holder	-	-	-	6,430,000	[g]	6,430,000
Current portion of capital lease obligation	-	-	678,516	-		678,516
Promissory notes - stockholder	2,494,870	-	-	-		2,494,870
Current portion of long-term debt	997,457	4,826,479	1,025,644	-		6,849,580
Total current liabilities	12,533,559	10,780,816	6,276,425	6,430,000		36,020,800
		’
Convertible promissory notes - related parties, less unamortized discount of $3,905,833	5,594,167	-	-	-		5,594,167
Senior promissory note - related party	3,800,000	-	-	-		3,800,000
Promissory note - related party	4,000,000	-	-			4,000,000
Secured convertible promissory notes, net unamortized discount of $2,622,106 and debt issuance costs $481,238	901,656	-	-	-		901,656
Capital lease obligations, less current portion	-	-	502,847	-		502,847
Long term debt, less current portion	148,293	7,931,985	1,292,749	-		9,373,027
Deferred tax liability	-	831,823	-	361,786	[h]	1,193,609
Fuel advance	989,076	-	-	-		989,076
Total non-current liabilities	15,433,192	8,763,808	1,795,596	6,791,786		32,784,382
Total liabilities	27,966,751	19,544,624	8,072,021	6,791,786		62,375,182

Series A Redeemable Preferred stock, $.0001 par value; 100,000 shares authorized 100,000 shares issued and outstanding	10	-	-	-		10

Commitment and contingencies

Stockholders’ deficit and members’ deficit
Common stock, $.0001 par value; 100,000,000 shares authorized; 429,308 (2017) shares issued and outstanding	276	-	-	80	[i]	580
				224	[j]
Ursa Major Corporation, no par value, 1,000 shares issued and outstanding	-	-	-
J.B. Lease Corporation, no par value, 1,000 shares issued and outstanding	-	-	-
Sheehy common stock	-	-	9,000	(9,000)[k]		-
Additional paid-in capital	11,844,682	-	-	1,999,920	[i]	19,444,378
				5,599,776	[j]
Accumulated deficit	(19,845,316)	(816,605)	(1,354,484)	816,605	[l]	(19,845,316)
				1,354,484	[m]
Total stockholders’ deficit	(8,000,358)	(816,605)	(1,345,484)	9,762,089		(400,358)
Total liabilities and stock holders’ deficit	$19,966,403	$18,728,019	$6,726,537	$16,553,875		$61,974,834

EVO Transportation and Energy Services, Inc.

Unaudited Pro forma Combined Statements of Operation

For the Nine Months Ended September 30, 2018

	(Unaudited)		(Unaudited)
	EVO Transportation	(Unaudited) Ursa Major	Sheehy Mail	(Unaudited)
	and Energy Services	Corporation and Affiliate	Contractors, Inc.	Pro Forma Adjustments		(Unaudited) Pro Forma
Revenue
Trucking, net	$10,212,227	$42,430,059	$21,111,978	$-		$73,754,264
CNG Sales, net	1,111,629	-		-		1,111,629
Total revenue	11,323,856	42,430,059	21,111,978	-		74,865,893

Operating expenses
Salaries, wages and benefits	3,443,780	18,593,488	11,117,931	-		33,155,199
Fuel	1,124,246	7,863,092	3,477,145	-		12,464,483
Operating supplies and expenses	102,489	3,568,596	2,514,948	-		6,186,033
Depreciation and amortization	509,610	3,885,028	1,148,580	366,826	[a]	5,910,044
Maintenance and supplies	195,357	3,528,001	1,409,116	-		5,132,474
Purchased transportation	4,136,889	2,881,745	-	-		7,018,634
Insurance and claims	395,378	1,904,844	523,102	-		2,823,324
General and administrative expense, net of asset disposition	3,120,645	557,464	357,098	-		4,035,207
Equipment rent	1,618,506	443,490	1,166,703	-		3,228,699
CNG operating supplies and expenses	837,160	-	-	-		837,160
Total operating expenses	15,484,060	43,225,748	21,714,623	366,826		80,791,257

(Loss) income from operations	(4,160,204)	(602,645)	(602,645)	(366,826)		(5,925,364)

Other expense
Interest expense	(1,553,129)	(535,207)	(114,359)	-		(2,202,695)
Other	-	43,925		-		43,925
Realized and unrealized gain on derivative liability, net	28,878	-		-		28,878
Warrant expense	(589,158)	-	-	-		(589,158)
Gain on extinguishment of related party interest	157,330	-	-	-		157,330
Gain on extinguishment of liabilities	657,498	-	-	-		657,498
Total other expense	(1,298,581)	(491,282)	(114,359)	-		(1,904,222)

Income tax expense
Deferred tax benefit	-	(177,510)		-		(177,510)

Net loss	$(5,458,785)	$(1,464,481)	$(717,006)	$(366,826)		$(8,007,096)

Series A Redeemable Preferred stock	(300,000)					(300,000)

Net loss available to stockholders	$(5,758,785)					$(8,307,096)

Basic weighted average common shares outstanding	1,100,800	-	-	800,000	[b]	4,140,800
				2,240,000	[c]
Basic loss per common share	$(5.23)					$(2.01)

Diluted weighted average common shares outstanding	1,100,800			800,000	[b]	4,140,800
				2,240,000	[c]
Diluted loss per share	$(5.23)					$(2.01)

Note 1 – Basis of Pro Forma Presentation

Ursa Major and Affiliate

For purposes of pro forma presentation, the acquisition date of Ursa Major and Affiliate (“Ursa”) from the Ursa stockholders (‘Equity Holders”), by EVO Transportation and Energy Services, Inc. (“Buyer”) the following is assumed for each of the respective financial statements.

●	Unaudited Condensed Combined Statement of Operations for the nine months ended September 30, 2018 – Acquisition Date January 1, 2018

●	Unaudited Condensed Combined Balance sheet as of September 31, 2018 - Acquisition date January 1, 2018

In conjunction with the acquisition of Ursa, the following equity and debt instruments were issued:

●	Assumption or payoff by buyer of approximately $12,000,000 of indebtedness.

●

A promissory note in the aggregate amount of the J.B, Lease Loan (estimated at $6,430,000) issued by buyer to the Equity Holders (the “J.B. Lease Note”). The J.B. Lease Note is interest-free until June 1, 2019. In the event the J.B. Lease Note is not paid in full prior to June 1, 2019, the J.B. Lease Note provides for monthly principal and interest payments of $50,000 by buyer to Equity Holders with the first payment due on June 1, 2019, accruing interest of a rate of 9% per annum, which interest is payable monthly in advance. The J.B. Lease Note is secured by a collateral pledge agreement of buyer’s equity interests in J.B. Lease and in Ursa and is due and payable in full by August 31, 2020.

●

Payment of $2,000,000, which shall be paid to Equity Holders by issuance of the buyer of an aggregate of 800,000 shares of buyer’s common stock, par value $0.0001 per share at a price per share of $2.50.

The unaudited pro forma condensed combined financial statements have been prepared assuming that the acquisition is accounted for using the acquisition method of accounting. Accordingly, the assets acquired and liabilities of the seller have been adjusted to their estimated fair values as of September 30, 2018

Fair Values as of September 30, 2018

Ursa Major and Affiliate tangible assets	$15,853,519
Ursa Major and Affiliate tangible liabilities	(19,906,410)
Net tangible assets	$(4,052,891)

Cash payment	$2,500,000

Goodwill and intangibles	$10,091,886

Step-up basis on acquisition of fixed assets	$4,891,005

Stock holders’ promissory notes	$6,430,000

Common stock	$2,000,000	$

The difference between the fair market value of the net tangible assets and the consideration given have been allocated between identifiable intangible assets which will be amortized over their useful lives and goodwill which in accordance with the ASC No. 805 Business Combinations will not be amortized but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. The identifiable intangible assets have not been separately identified as the information is incomplete at the time of this report. The identifiable intangible assets will be included in the Company’s Form 10-Q for the quarter ending March 31, 2019.

Acquisition related costs for Ursa are estimated to be $80,000 for the year ended December 31, 2018.

Sheehy Mail Contractors, Inc.

For purposes of pro forma presentation, the acquisition date of Sheehy Mail Contractors, Inc. (“Sheehy”) from the Equity Holders, the following is assumed for each of the respective financial statements.

●	Unaudited Statement of Operations for the nine months ended September 30, 2018 – Acquisition Date January 1, 2018

●	Unaudited Balance Sheet as of December 31, 2018 - Acquisition date January 1, 2018. In conjunction with the acquisition of Sheehy, the following equity and debt instruments were issued:

●	Payment of 2,240,000 shares of the buyers’ common stock, par value $0.0001 per share at a price Per share of $2.50.

The unaudited pro forma condensed combined financial statements have been prepared assuming that the acquisition is accounted for using the acquisition method of accounting. Accordingly, the assets acquired and liabilities of the seller have been adjusted to their estimated fair values as of September 30, 2018.

Fair Values as of September 30, 2018

Sheehy Mail Contractors, Inc. tangible assets	$6,726,537
Sheehy Mail Contractors, Inc. tangible liabilities	(8,072,021)
Net tangible assets	$(1,345,484)

Common stock payment	$5,600,000

Goodwill and intangibles	$6,945,484

The difference between the fair market value of the net tangible assets and the consideration given have been allocated between identifiable intangible assets which will be amortized over their useful lives and goodwill which in accordance with the ASC No. 805 Business Combinations will not be amortized but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. The identifiable intangible assets have not been separately identified as the information is incomplete at the time of this report. The identifiable intangible assets will be included in the Company’s Form 10-Q for the quarter ending March 31, 2019.

Acquisition related costs for Sheehy are estimated to be $45,000 for the year ended December 31, 2018.

Note 2 – Pro Forma Presentation Adjustments and Assumptions

The adjustments included in the column under the heading “Pro Forma Adjustments” in the unaudited pro forma condensed combined financial statements are as follows:

Pro Forma Adjustments to the Condensed Combined Balance Sheet

[a] To record the $2,500,000 Ursa payment to the seller.

[b] To record the appraised value of the Ursa assets purchased in the acquisition.

[c] To eliminate Ursa’s intangible assets.

[d] To record identifiable intangible assets and goodwill associated with the acquisition of Ursa.

[e] To record identifiable intangible assets and goodwill associated with the acquisition of Sheehy.

[f] To eliminate Ursa related party notes receivable.

[g] To record the issuance of the Ursa stockholder’s promissory notes.

[h] To eliminate Ursa’s deferred tax asset.

[i] To record the issuance of 800,000 shares of common stock to the Ursa seller.

[j] To record the issuance of 2,240,000 shares of common stock to the Sheehy seller.

[k] To eliminate Sheehy’s common stock.

[l] To eliminate Ursa’s accumulated deficit.

[m] To eliminated Sheehy’s accumulated deficit.

Pro Forma Adjustments to the Condensed Combined Statements of Operations

[a] To record nine months of depreciation on the step-up value of the Ursa assets.

[b] To record the issuance of 800,000 shares of common stock to the Ursa seller.

[c] To record the issuance of 2,240,000 shares of common stock to the Sheehy seller.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Expense		Amount to be Paid
SEC registration fee		$2,858.32
Printing expenses	$	[●]
Legal fees and expenses		$75,000
Accounting fees and expenses	$	[●]
TOTAL	$	[●]

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Our certificate of incorporation provides that we will indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants the Corporation the power to indemnify. Additionally, the indemnification provided by the DGCL and our certificate of incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled by any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Finally, we have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity arising out of his or her status as such, whether or not we would have the power to indemnify him or her against such liability.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act of 1933.

Item 15.	Recent Sales of Unregistered Securities.

The following summarizes all issuances of unregistered securities by the Company within the past three years.

On January 1, 2016, Titan CNG issued 64,387 Class A Membership Units and Junior Bridge Notes in the aggregate principal amount of approximately $942,000 to eight accredited investors in exchange for mezzanine debt in El Toro plus approximately 80% of the membership interest in El Toro. Titan CNG issued an additional Junior Bridge Note to a ninth accredited investor on January 1, 2016 for approximately $56,000 to evidence pre-existing indebtedness. The Junior Bridge Notes bear interest at the annual rate of 12% and mature on December 31, 2020. The Junior Bridge Notes are secured by a subordinate security interest on substantially all of Titan CNG’s assets, including accounts receivable and rights to payment, which will remain in effect until such notes are repaid. The holders of the Junior Bridge Notes were the Alpeter Family Limited Partnership, Brian and Renae Clark, Falcon Capital LLC, Honour Capital LP, James Jackson, John Honour, Keith and Janice Clark, and Stephen and Jayne Clark. The Company did not pay any commissions in connection with the issuance of these Junior Bridge Notes and Units.

On February 29, 2016, Titan CNG issued five promissory notes payable to Red Ocean Consulting, LLC, the Thomas J. Abood Revocable Trust U/A dated 8/17/2012, James Jackson, Alpeter Family Limited Partnership, and David M. Leavenworth (the “Senior Bridge Notes”) with an original maturity date of June 28, 2016 for approximately $672,000, as well as 16,791 (equivalent to 14,762 common shares) Class A Membership Units. The Company did not pay any commissions in connection with the issuance of these Senior Bridge Notes and Units.

On July 26, 2016, Titan CNG issued an additional Senior Bridge Note to Bonita Beach Blues, Inc. for $200,000 with 16% interest and an original maturity date of October 2016. The Company did not pay any commissions in connection with the issuance of this Senior Bridge Note.

On September 26, 2016, Titan CNG issued an additional Senior Bridge Note to Red Ocean Consulting, LLC for $150,000 with 16% interest and an original maturity date of January 2017. The Company did not pay any commissions in connection with the issuance of this Senior Bridge Note.

On October 1, 2016 we issued 139,839 Class A Membership Units to existing members for no consideration to reconcile the number of Class A Membership Units outstanding with our records. The Company did not pay any commissions in connection with the issuance of these units.

On November 22, 2016, EVO, Inc. issued Minn Shares Notes in the aggregate principal amount of $463,928 to Joseph H. Whitney, The Globe Resources Group, LLC and Richard E. Gilbert. The Company did not pay any commissions in connection with the issuance of these notes.

On November 22, 2016, in connection with the Titan Securities Exchange, the Company issued 12,424,058 shares of Company common stock to the former members of Titan CNG in exchange for all of the outstanding membership interests of Titan CNG. The Company did not pay any commissions in connection with the issuance of these shares.

On November 23, 2016, the Company issued 2,244,936 shares of Company common stock to John Yeros, Kirk Honour and Randy Gilbert pursuant to the Shock Merger agreement. The Company did not pay any commissions in connection with the issuance of these shares.

On January 31, 2017, Titan CNG issued an additional Senior Bridge Note in the principal amount of $400,000 to the Richard H. Enrico Revocable Trust dated June 9, 1998.  The Company did not pay any commissions in connection with the issuance of this Senior Bridge Note.

In connection with the closing of the EAF Exchange Agreement, on February 1, 2017, EVO, Inc. issued a Senior Promissory Note in the principal amount of $3.8 million to Danny Cuzick and Convertible Notes in the aggregate principal amount of $9.5 million to the EAF Members. The Company did not pay any commissions in connection with the issuance of this Senior Promissory Note.

Also in connection with the closing of the EAF Exchange Agreement, on February 1, 2017, the Company issued promissory notes to the EAF Members in the aggregate principal amount of $250,000 that bear interest at 6% per annum. The Company did not pay any commissions in connection with the issuance of these notes.

Also in connection with the closing of the EAF Exchange Agreement, on February 1, 2017, the Company guaranteed a note from EAF to an EAF member dated January 30, 2017 in the principal amount of $4 million with an annual interest rate of 7.5%. The Company did not pay any commissions in connection with the issuance of this EAF Note.

On May 31, 2017, the Company sold Units (the “Units”) at a price of $3.00 per Unit pursuant to the terms of a subscription agreement with certain accredited investors. Each Unit consists of (i) one share of Common Stock, and (ii) a warrant to purchase one share of Common Stock at an exercise price of $5.00 per share exercisable for five years from the date of issuance. The Company sold a total of 103,334 Units for aggregate gross proceeds of $309,999. The Company paid commissions of $30,000 in connection with the sale of these Units.

On March 2, 2018, the Company issued 1,000,000 Units (the “Units”) at a price of $2.50 per Unit for an aggregate purchase price of $2,500,000 pursuant to the terms of a subscription agreement between the Company and Jerry Moyes. Each Unit consists of (i) one share of Common Stock and (ii) a warrant to purchase one share of Common Stock at an exercise price of $2.50 per share exercisable for ten years from the date of issuance. The Company did not pay any commissions in connection with the sale of these Units.

During March 2018, the Company entered into a Share Escrow Agreement (the “Escrow Agreement”) with certain of the Company’s stockholder’s, including entities affiliated with a director of the Company, and the Company’s former president. Pursuant to the terms of the Escrow Agreement, the stockholders party to the agreement placed an aggregate of 240,000 shares of Common Stock in escrow, to be held by the Company until such time as one or more third parties offer to purchase the escrowed shares and the Company approves such purchase or purchases. 75% of the proceeds of the sale or sales of the escrowed shares will be paid to the Company and will be used by the Company first to repay any amounts outstanding under the SBA loan, and the remaining 25% of the proceeds will be paid pro rata to the stockholders party to the Escrow Agreement. In connection with the Escrow Agreement, the Company issued 240,000 warrants to purchase Common Stock to the stockholders party to the Escrow Agreement, which warrants have an exercise price of $6.11 per share and are exercisable for a period of five years. The Company did not pay any commissions in connection with the issuance of these warrants.

On April 12, 2018, the Company granted an aggregate of 4,100,000 10-year non-qualified stock options to purchase shares of the Company’s common stock at an exercise price of $2.50 per share pursuant to the 2018 Plan to Damon Cuzick, John Yeros, Danny Cuzick, Tim Gorry, Scott Honour, and Tom Abood. The Company did not pay any commissions in connection with the issuance of these options.

On April 13, 2018, the Company issued 275,583 shares of Common Stock in exchange for the Senior Bridge Note issued on July 26, 2016 and four of the Senior Bridge Notes issued on February 29, 2016 to the Thomas J. Abood Revocable Trust U/A dated 8/17/2012, James Jackson, Alpeter Family Limited Partnership, and David M. Leavenworth in the aggregate principal amount of approximately $689,000, with the per share price for shares of Common Stock equal to $2.50. The Company did not pay any commissions in connection with the issuance of these shares.

On April 13, 2018, the Company issued 272,777 shares of Common Stock in exchange for the Junior Bridge Notes in the aggregate principal amount of approximately $1,363,858, with the per share price for shares of Common Stock equal to $5.00. The Company did not pay any commissions in connection with the issuance of these shares.

On April 13, 2018, the Company issued 100,000 shares of Series A Preferred Stock to Danny Cuzick for advisory services rendered to the Company. The fair value of the services rendered was assessed at $300,000. The Company did not pay any commissions in connection with the issuance of these shares.

On May 14, 2018, the Company issued 93,400 shares of Common Stock to Ann Eldridge, Barbara Coy, John Yeros, and Randy Gilbert in exchange for accounts payable and related party accounts payable of approximately $280,200, with the per share price of shares of Common Stock equal to $3.00. The Company did not pay any commissions in connection with the sale of these shares.

On June 1, 2018, as part of the acquisition of Thunder Ridge, the Company issued a $2,500,000 promissory note with an annual interest rate of 6% to Billy (Trey) Peck Jr.  The note is collateralized by all of the assets of Thunder Ridge. The Company did not pay any commissions in connection with the issuance of this note.

On July 20, 2018, the Company entered into a Secured Convertible Promissory Note Purchase Agreement (the “Note Purchase Agreement”) with Dan Thompson II LLC (the “Holder”), pursuant to which the Company sold a secured convertible promissory note in the principal amount of $3,000,000 and warrants to purchase up to 1,200,000 Common Shares to the Holder. The Company paid commissions of $375,856 to Northland Securities, Inc. in connection with the Purchase Agreement and sale of the Note.

On August 13, 2018, in connection with their appointment to serve as members of the Company’s board of directors, the Company granted an aggregate of 300,000 10-year non-qualified stock options to purchase shares of the Company’s common stock at an exercise price of $2.50 per share pursuant to the Amended 2018 Plan to Arthur Laffer, Ph.D., R. Scott Wheeler, and Scott Smith. The Company did not pay any commissions in connection with the issuance of these options.

During August 2018, the Company entered into subscription agreements effective as of July 31, 2018 to issue 187,462 units (the “Units”) at a price of $2.50 per Unit in exchange for the Company’s promissory notes – stockholders in the aggregate principal amount of $468,655. Each Unit consists of (i) one share of the Company’s common stock and (ii) a warrant to purchase one share of common stock at an exercise price of $2.50 per share exercisable for ten years from the date of issuance.

On August 30, 2018, the Company issued additional convertible promissory notes in the aggregate principal amount of $1,005,000 and warrants to purchase up to an aggregate of 402,000 shares of Common Stock to Eric Bunting, Dane Capital Fund LP, J. Scott Liolios, Monsin Y. Meghji, R. Scott Wheeler, The Stadlin Trust dated 5/25/01, Daniel Shribman, Michael Phillips, and Robert J. Mendola pursuant to the terms of the Note Purchase Agreement. The Company paid commissions of $105,000 to Northland Securities, Inc. in connection with the sale of these notes.

On January 4, 2019 but effective January 2, 2019, as part of the acquisition of Sheehy Mail, the Company issued 2,240,000 shares of Common Stock to Sheehy Enterprises, Inc.

On February 1, 2019, as part of the acquisition of Ursa Major, the Company issued 800,000 to John Lampsa and Ursula Lampsa.

The foregoing issuances were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, because the issuances did not involve a public offering, the recipients took the securities issued for investment and not resale and the Company took appropriate measures to restrict transfer.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index immediately following the signature page to this prospectus, which is incorporated herein by reference.

(b) Financial Statement Schedules.

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

Date: February 11, 2019	By:	/s/ John P. Yeros
John P. Yeros
Chief Executive Officer
Principal Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John P. Yeros as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the SEC any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John P. Yeros	Chief Executive Officer	February 11, 2019
John P. Yeros

/s/ Michael Zientek	Chief Financial Officer	February 11, 2019
Michael Zientek

/s/ Scott M. Honour	Director	February 11, 2019
Scott M. Honour

/s/ Danny R. Cuzick	Director	February 11, 2019
Danny R. Cuzick

/s/ Thomas J. Abood	Director	February 11, 2019
Thomas J. Abood

/s/ Arthur B. Laffer, Ph.D.	Director	February 11, 2019
Arthur B. Laffer, Ph.D.

/s/ R. Scott Wheeler	Director	February 11, 2019
R. Scott Wheeler

/s/ Scott Smith	Director	February 11, 2019
Scott Smith

/s/ Mark Anderson	Director	February 11, 2019
Mark Anderson

EXHIBIT INDEX

The exhibits listed below are included with this prospectus or incorporated herein by reference. Certain exhibits and schedules to the documents listed below have been omitted pursuant to Item 601 of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any omitted exhibits and schedules upon request to the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 for any exhibits or schedules so furnished.

Exhibit	Description
2.1	Articles of Merger of Minn Shares Inc. (a Minnesota corporation) and Minn Shares Inc. (a Delaware corporation) (1)
2.2	Certificate of Merger of Minn Shares Inc. (a Minnesota corporation) into Minn Shares Inc. (a Delaware corporation) (1)
2.3	Agreement and Plan of Securities Exchange, dated November 22, 2016, by and among Minn Shares Inc., Titan CNG LLC and the members of Titan CNG LLC (2)
2.4	Agreement and Plan of Merger, dated November 23, 2016, by and between Shock, Inc. and Minn Shares Inc. (2)
2.5	Agreement and Plan of Securities Exchange, dated January 11, 2017, by and among EVO CNG, LLC, Environmental Alternative Fuels, LLC, Danny R. Cuzick, Damon R. Cuzick, Theril H. Lund, Thomas J. Kiley and Minn Shares Inc. (3)
2.6	Equity Purchase Agreement dated June 1, 2018 between EVO Transportation & Energy Services, Inc. and Billy (Trey) Peck Jr. (13)
2.7	Acquisition Option Agreement dated September 5, 2018 between EVO Transportation & Energy Services, Inc., Sheehy Enterprises, Inc., Sheehy Mail Contractors, Inc., John Sheehy, and Robert Sheehy (19)
2.8	Agreement and Plan of Merger dated December 15, 2018 between EVO Transportation & Energy Services, Inc., Ursa Major Corporation, EVO Merger Sub, Inc., John Lampsa and Ursula Lampsa (20)
2.9	Stock Purchase Agreement dated December 15, 2018 between EVO Equipment Leasing, LLC, John Lampsa and Ursula Lampsa (20)
3.1	Certificate of Incorporation (1)
3.2	Certificate of Amendment to Certificate of Incorporation (8)
3.3	Certificate of Amendment to Certificate of Incorporation (10)
3.4	Certificate of Designation of Rights and Preferences of Series A Preferred Stock of EVO Transportation & Energy Services, Inc. (15)
3.5	Bylaws (1)
4.1	Loan Agreement, dated as of December 31, 2014, by and between Titan El Toro, LLC and FirstCNG LLC and Tradition Capital Bank (2)
4.2	Junior Bridge Note, dated January 1, 2016, by Titan CNG LLC in favor of the Alpeter Family Limited Partnership (2)
4.3	Junior Bridge Note, dated January 1, 2016, by Titan CNG LLC in favor of Brian and Renae Clark (2)
4.4	Junior Bridge Note, dated January 1, 2016, by Titan CNG LLC in favor of Falcon Capital LLC (2)
4.5	Junior Bridge Note, dated January 1, 2016, by Titan CNG LLC in favor of Honour Capital LP (2)
4.6	Junior Bridge Note, dated January 1, 2016, by Titan CNG LLC in favor of James Jackson (2)
4.7	Junior Bridge Note, dated January 1, 2016, by Titan CNG LLC in favor of John Honour (2)
4.8	Junior Bridge Note, dated January 1, 2016, by Titan CNG LLC in favor of Keith and Janice Clark (2)
4.9	Junior Bridge Note, dated January 1, 2016, by Titan CNG LLC in favor of Kirk Honour (2)
4.10	Junior Bridge Note, dated January 1, 2016, by Titan CNG LLC in favor of Stephen and Jayne Clark (2)
4.11	Secured Bridge Note, dated February 29, 2016, by Titan CNG LLC in favor of Red Ocean Consulting, LLC (2)
4.12	Secured Bridge Note, dated February 29, 2016, by Titan CNG LLC in favor of Thomas J. Abood Revocable Trust u/a dated August 17, 2012 (2)
4.13	Secured Bridge Note, dated February 29, 2016, by Titan CNG LLC in favor of James Jackson (2)
4.14	Secured Bridge Note, dated February 29, 2016, by Titan CNG LLC in favor of Alpeter Family Limited Partnership (2)
4.15	Secured Bridge Note, dated February 29, 2016, by Titan CNG LLC in favor of David M. Leavenworth (2)
4.16	Secured Bridge Note, dated September 26, 2016, by Titan CNG LLC in favor of Red Ocean Consulting, LLC (2)

4.17	First Amendment to Senior Bridge Loan Documents, dated July 26, 2016, by and among Titan CNG LLC, Titan Blaine, LLC, Titan El Toro, LLC, Titan Diamond Bar, LLC, Thomas J. Abood Revocable Trust U/A Dated August 17, 2012 As Amended, James Jackson, David M. Leavenworth, Alpeter Family Limited Partnership, Bonita Beach Blues, Inc., Red Ocean Consulting, LLC, Scott Honour and Kirk Honour(2)
4.18	Secured Bridge Note, dated July 26, 2016, by Titan CNG LLC in favor of Bonita Beach Blues, Inc. (2)
4.19	Second Amendment to Senior Bridge Loan Documents, dated September 26, 2016, by and among Titan CNG LLC, Titan Blaine, LLC, Titan El Toro, LLC, Titan Diamond Bar, LLC, Thomas J. Abood Revocable Trust U/A Dated August 17, 2012 As Amended, James Jackson, David M. Leavenworth, Alpeter Family Limited Partnership, Bonita Beach Blues, Inc., Red Ocean Consulting, LLC, Scott Honour and Kirk Honour (2)
4.20	Convertible Promissory Note, dated November 22, 2016, by Minn Shares Inc. in favor of Joseph H. Whitney (2)
4.21	Convertible Promissory Note, dated November 22, 2016, by Minn Shares Inc. in favor of The Globe Resources Group, LLC (2)
4.22	Convertible Promissory Note, dated November 22, 2016, by Minn Shares Inc. in favor of Richard E. Gilbert (2)
4.23	Secured Bridge Note, dated January 31, 2017, by Titan CNG LLC in favor of the Richard H. Enrico Revocable Trust Dated June 9, 1998 (4)
4.24	Convertible Promissory Note, dated February 1, 2017, by Minn Shares Inc. in favor of Danny R. Cuzick (4)
4.25	Convertible Promissory Note, dated February 1, 2017, by Minn Shares Inc. in favor of Damon R. Cuzick (4)
4.26	Convertible Promissory Note, dated February 1, 2017, by Minn Shares Inc. in favor of Theril H. Lund (4)
4.27	Convertible Promissory Note, dated February 1, 2017, by Minn Shares Inc. in favor of Thomas J. Kiley (4)
4.28	Senior Promissory Note, dated February 1, 2017, by Minn Shares Inc. in favor of Danny R. Cuzick (4)
4.29	Working Capital Note, dated February 1, 2017, by Minn Shares in favor of Danny R. Cuzick (4)
4.30	Working Capital Note, dated February 1, 2017, by Minn Shares in favor of Damon R. Cuzick (4)
4.31	Working Capital Note, dated February 1, 2017, by Minn Shares in favor of Theril H. Lund (4)
4.32	Working Capital Note, dated February 1, 2017, by Minn Shares in favor of Thomas J. Kiley (4)
4.33	Promissory Note, dated February 1, 2017, by Environmental Alternative Fuels, LLC in favor of Danny R. Cuzick (4)
4.34	Amendment to Promissory Note, dated April 2, 2018, between EVO Transportation & Energy Services, Inc. and Danny R. Cuzick (15)
5.1	Opinion of Fredrikson & Byron, P.A. as to the legality of the securities being registered.**
10.1+	Employment Agreement, dated November 1, 2016, between Minn Shares Inc. (as successor in interest to Shock Inc.) and John Yeros (2)
10.2+	Employment Agreement, dated February 1, 2017, between Minn Shares Inc. and Damon R. Cuzick (4)
10.3	Compressed Natural Gas Fuel Station Agreement, dated June 28, 2016, by and between Titan Blaine, LLC, Walters’ Recycling & Refuse, Inc. and Walters’ Investments, LLC (2)
10.4	Lease Agreement, dated February 24, 2014, between Grace Whisler Trust and Whisler Holdings LLC and FirstCNG LLC (2)
10.5	First Amendment to Lease, dated June 9, 2014, between Grace Whisler Trust and Whisler Holdings LLC and FirstCNG LLC (2)
10.6	Lease Contract, effective December 19, 2015, between South Coast Air Quality Management District and Titan Diamond Bar LLC (2)
10.7	Lease Agreement, dated December 20, 2013, between Central Freight Lines and EVO CNG, LLC. (8)
10.8	Amended and Restated Limited Liability Company Agreement of Titan CNG LLC, effective as of January 1, 2016 (2)
10.9	Limited Liability Company Agreement of Environmental Alternative Fuels, LLC dated May 3, 2012 (8)
10.10	Line Extension Contract, dated April 3, 2014, between Southern California Gas Company and EVO CNG, LLC (8)
10.11	Fuel Purchase Agreement, dated April 12, 2013, between Environmental Alternative Fuels, LLC and Central Freight Lines, Inc. (8)

10.12	Incremental Natural Gas Facilities Agreement, dated February 24, 2014, between Southwest Gas Corporation and Environmental Alternative Fuels, LLC(8)
10.13	Service Agreement for Transportation of Customer Secured Natural Gas dated October 2, 2014 by and between Southwest Gas Corporation and Environmental Alternative Fuels, LLC(8)
10.14	Fuel Purchase Agreement, dated January 11, 2013, between Environmental Alternative Fuels, LLC and Sheehy Mail Contractors, Inc. (8)
10.15	Master Retail Gas Sales Agreement, dated November 1, 2013, between Integrys Energy Services – Natural Gas, LLC and EVO CNG, LLC (8)
10.16	Fuel Purchase Agreement, dated October 1, 2013, between EAF and Central Freight Lines, Inc. (8)
10.17	Natural Gas Service and Pipeline Agreement, dated November 12, 2014, between EAF and LDC, llc (8)
10.18	Form of Subscription Agreement (9)
10.19	Form of Warrant (9)
10.20	Separation Agreement, dated October 9, 2017, between EVO Transportation & Energy Services, Inc. and Kirk Honour (11)
10.21	Form of Junior Bridge Note Conversion Subscription Agreement (12)
10.22	Subscription Agreement, dated March 2, 2018, between EVO Transportation & Energy Services, Inc. and Jerry Moyes (15)
10.23	Form of Senior Bridge Note Conversion Subscription Agreement (15)
10.24	Share Escrow Agreement, dated March 20, 2018, between EVO Transportation & Energy Services, Inc. and the shareholders party thereto (15)
10.25	EVO Transportation & Energy Services, Inc. 2018 Stock Incentive Plan (15)
10.26	Form of EVO Transportation & Energy Services, Inc. Option Agreement (15)
10.27	Promissory Note dated June 1, 2018 between EVO Transportation & Energy Services, Inc. and Billy (Trey) Peck Jr. (13)
10.28	Stock Pledge Agreement dated June 1, 2018 between EVO Transportation & Energy Services, Inc. and Billy (Trey) Peck Jr. (13)
10.29	Security Agreement dated June 1, 2018 between EVO Transportation & Energy Services, Inc., Thunder Ridge Transport, Inc., and Billy (Trey) Peck Jr. (13)
10.30	Employment Agreement dated June 1, 2018 between EVO Transportation & Energy Services, Inc. and Billy (Trey) Peck Jr. (13)
10.31	Subscription Agreement dated June 1, 2018 between EVO Transportation & Energy Services, Inc. and Billy (Trey) Peck Jr. (13)
10.32	Warrant dated June 1, 2018 issued to Billy (Trey) Peck Jr. ($3.00) (13)
10.33	Warrant dated June 1, 2018 issued to Billy (Trey) Peck Jr. ($5.00) (13)
10.34	Warrant dated June 1, 2018 issued to Billy (Trey) Peck Jr. ($7.00) (13)
10.35	Confidential Settlement Agreement and Mutual Release dated July 31, 2018 by and among Red Ocean Consulting, LLC, Brenton Hayden, Richard H. Enrico Revocable Trust dated June 9, 1998, Richard H. Enrico, Titan CNG, LLC, Titan El Toro, LLC, Titan Diamond Bar, LLC, Titan Blaine, LLC, Kirk Honour, Scott Honour, and EVO Transportation & Energy Services, Inc. (14)
10.36	Note Purchase Agreement dated July 20, 2018 between EVO Transportation & Energy Services, Inc. and Dan Thompson II LLC. (14)
10.37	Security Agreement dated June 1, 2018 between EVO Transportation & Energy Services, Inc. and Dan Thompson II LLC. (14)
10.38	Warrant dated July 20, 2018 issued to Dan Thompson II LLC ($2.50) (14)
10.39+	Employment Agreement dated July 25, 2018 between EVO Transportation & Energy Services, Inc. and Michael Zientek. (14)
10.40	Form of Subscription Agreement (16)
10.41	Form of EVO Transportation & Energy Services, Inc. Option Agreement (17)
10.42	EVO Transportation & Energy Services, Inc. 2018 Stock Incentive Plan (17)
10.43	Transportation Services Proposal & Contract for Regular Service (Contract No. 430Q8) between Thunder Ridge Transport Inc. and United States Postal Service. (18)
10.44	Transportation Services Proposal & Contract for Regular Service (Contract No. 913A7) between Thunder Ridge Transport Inc. and United States Postal Service. (18)
10.45	Transportation Services Proposal & Contract for Regular Service (Contract No. 995L2) between Thunder Ridge Transport Inc. and United States Postal Service. (18)
10.46	Transportation Services Proposal & Contract for Regular Service (Contract No. 995L3) between Thunder Ridge Transport Inc. and United States Postal Service. (18)
10.47	Transportation Services Proposal & Contract for Regular Service (Contract No. 945L3) between Thunder Ridge Transport Inc. and United States Postal Service. (18)

10.48	Equipment Lease Agreement dated January 2, 2019 between Sheehy Enterprises, Inc. and Sheehy Mail, Inc. (21)
10.49	Subscription Agreement dated January 2, 2019 between EVO Transportation & Energy Services, Inc. and Sheehy Enterprises, Inc. (21)
10.50+	Employment Agreement dated January 2, 2019 between EVO Transportation & Energy Services, Inc. and John Sheehy (21)
14.1	Code of Conduct for Officers and Directors (5)
16.1	Letter from Lurie, LLP to the Securities and Exchange Commission dated February 7, 2017 (6)
16.2	Letter from Lurie, LLP to the Securities and Exchange Commission dated April 17, 2017 (7)
21.1	Subsidiaries of EVO Transportation & Energy Services, Inc. (15)
23.1	Consent of Plante & Moran PLLC *
23.2	Consent of EKS&H LLLP*
23.3	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)**
24.1	Power of Attorney (included on the signature page)*
101.INS	XBRL INSTANCE DOCUMENT
101.SCH	XBRL TAXONOMY EXTENSION SCHEMA DOCUMENT
101.CAL	XBRL TAXONOMY CALCULATION LINKBASE DOCUMENT
101.LAB	XBRL TAXONOMY LABEL LINKBASE DOCUMENT
101.PRE	XBRL TAXONOMY PRESENTATION LINKBASE DOCUMENT

*	Filed herewith
**	To be filed by amendment
+	Management contract or compensatory plan or arrangement.

(1)	Filed as an exhibit to the Company’s registration statement on Form 10, as filed with the SEC on December 10, 2010 and incorporated herein by this reference.
(2)	Filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on November 29, 2016 and incorporated herein by reference.
(3)	Filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on January 18, 2017 and incorporated herein by reference.
(4)	Filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on February 6, 2017 and incorporated herein by reference.
(5)	Filed as an exhibit to the Company’s annual report on Form 10-K filed with the SEC on March 28, 2011 and incorporated herein by this reference.
(6)	Filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on February 8, 2017 and incorporated herein by reference.
(7)	Filed as an exhibit to the Company’s amended current report on Form 8-K filed with the SEC on April 18, 2017 and incorporated herein by reference.
(8)	Filed as an exhibit to the Company’s annual report on Form 10-K filed with the SEC on April 18, 2017 and incorporated herein by reference.
(9)	Filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on June 7, 2017 and incorporated herein by reference.
(10)	Filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on September 1, 2017 and incorporated herein by reference.
(11)	Filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on October 13, 2017 and incorporated herein by reference.
(12)	Filed as an exhibit to the Company’s quarterly report on Form 10-Q filed with the SEC on November 20, 2017 and incorporated herein by reference.
(13)	Filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on June 7, 2018 and incorporated herein by reference.
(14)	Filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on August 6, 2018 and incorporated herein by reference.
(15)	Filed as an exhibit to the Company’s annual report on Form 10-K filed with the SEC on April 17, 2018 and incorporated herein by reference.
(16)	Filed as an exhibit to the Company’s quarterly report on Form 10-Q filed with the SEC on May 18, 2018 and incorporated herein by reference.
(17)	Filed as an exhibit to the Company’s quarterly report on Form 10-Q filed with the SEC on August 24, 2018 and incorporated herein by reference.
(18)	Filed as an exhibit to the Company’s quarterly report on Form 10-Q filed with the SEC on November 15, 2018 and incorporated herein by reference.
(19)	Filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on September 17, 2018 and incorporated herein by reference.
(20)	Filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on December 20, 2018 and incorporated herein by reference.
(21)	Filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on January 10, 2019 and incorporated herein by reference.